As filed with the Securities and Exchange Commission on July 30, 2020.
Registration No. 333- 235693

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HF ENTERPRISES INC.
(Exact name of registrant as specified in its charter)

Delaware	6799	83-1079861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

HF Enterprises Inc.
4800 Montgomery Lane, Suite 210
Bethesda, Maryland 20814
 (301) 971-3940
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chan Heng Fai
Chairman and Chief Executive Officer
HF Enterprises Inc.
4800 Montgomery Lane, Suite 210
Bethesda, Maryland 20814
 (301) 971-3940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Spencer G. Feldman, Esq.	Thomas Poletti, Esq.
Olshan Frome Wolosky LLP	Katherine J. Blair, Esq.
1325 Avenue of the Americas, 15th Floor	Manatt, Phelps & Phillips, LLP
New York, New York 10019	695 Town Center Drive, 14th Floor
Tel.: (212) 451-2300	Costa Mesa, California 92626
Fax: (212) 451-2222	Tel.: (714) 371-2501
Email: sfeldman@olshanlaw.com	Fax: (714) 371-2551

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒ Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common Stock, par value $0.001 per share (“Common Stock”)	$20,930,000	$2,716.71
Underwriter Warrant	-	(3)
Common Stock underlying Underwriter Warrant (4)	$2,184,000	$283.48
Total	23,114,000	$3,000.19(5)

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(0) under the Securities Act of 1933, as amended.
(2)
Includes shares the underwriter has the option to purchase to cover over-allotments, if any.
(3)
No fee pursuant to Rule 457(g) under the Securities Act.
(4)
We have agreed to issue to the underwriter or its designees a warrant to purchase an aggregate number of shares of our common stock equal to 10% of the number of shares of common stock issued in this offering, at an exercise price per share equal to 120% of the initial public offering price
(5)
A registration filing fee of $3,428.80 has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 30, 2020
PRELIMINARY PROSPECTUS

2,600,000 Shares

HF ENTERPRISES INC.
Common Stock

This is the initial public offering of shares of common stock of HF Enterprises Inc. Prior to this offering, no public market has existed for our common stock. We are offering 2,600,000 shares. We currently estimate that the initial public offering price will be between $6.00 and $7.00 per share. We intend to list our shares of common stock for trading on the Nasdaq Capital Market under the symbol HFEN.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$
__________________
(1)
Please see the section of this prospectus entitled “Underwriting” for additional information regarding underwriter compensation.

We have granted the underwriter the right to purchase up to 390,000 additional shares of common stock from us at the initial public offering price less underwriting discounts and commissions to cover over-allotments, if any. The underwriter can exercise this option within 60 days after the date of this prospectus.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements after this offering.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of our common stock to purchasers on or about _______, 2020.

WestPark Capital, Inc.

The date of this prospectus is                 , 2020

About this Prospectus

Neither we nor the underwriter has authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriter are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriter has done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States. See “Underwriting.”

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth under the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto, in each case included in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context requires otherwise, the words “we,” “us,” “our,” “our company,” "the Company" and “our business” refer to HF Enterprises Inc., a Delaware corporation, and its consolidated subsidiaries.

Our Company

HF Enterprises Inc. is a diversified holding company principally engaged through its subsidiaries in property development, digital transformation technology and biohealth activities with operations in the United States, Singapore, Hong Kong, Australia and South Korea. We manage our three principal businesses primarily through our subsidiary, Singapore eDevelopment Limited, a public company traded on the Singapore Stock Exchange. Through this subsidiary (and indirectly, through other public and private U.S. and Asian subsidiaries), we are actively developing two significant real estate projects near Houston, Texas and in Frederick, Maryland in our property development segment. We have designed applications for enterprise messaging and e-commerce software platforms in the United States and Asia in our digital transformation technology business unit. Our recent foray into the biohealth segment includes research to treat neurological and immune-related diseases, nutritional chemistry to create a natural sugar alternative, research regarding innovative products to slow the spread of disease, and natural foods and supplements.

We opportunistically identify global businesses for acquisition, incubation and corporate advisory services, primarily related to our existing operating business segments. We also have ownership interests outside of Singapore eDevelopment, including an indirect 16.8% equity interest in Holista CollTech Limited, a public Australian company that produces natural food ingredients, and an indirect 13.1% equity interest in Vivacitas Oncology Inc., a U.S.-based biopharmaceutical company, but neither of which company has material asset value relative to our principal businesses. Under the guidance of Chan Heng Fai, our founder, Chairman and Chief Executive Officer, who is also our largest stockholder, we have positioned ourselves as a participant in these key markets through a series of strategic transactions. Our growth strategy is both to pursue acquisition opportunities that we can leverage on our global network using our capital and management resources and to accelerate the expansion of our organic businesses. From a geographical perspective, we recognized 100% and 98% of our total revenue in the years ended December 31, 2019 and 2018 in the United States, respectively, and expect that our future revenue will continue to be concentrated in the United States.

We generally acquire majority and/or control stakes in innovative and promising businesses that are expected to appreciate in value over time. We have historically favored businesses that improve an individual’s quality of life or that improve the efficiency of businesses through technology in various industries. Our involvement in various companies can usually be characterized in one of three ways: (i) businesses (typically ones that we have either created or acquired in their early stages) that we directly manage, while maintaining a majority ownership position; (ii) businesses where we hold a significant ownership position, and share management with our partners; and (iii) businesses that we acquire and hold a minority stake in, and where we do not manage such entity (although an affiliate of our company may serve on the board of directors), but where we view the financial stake as contributing to the strategic goals of our other businesses. For example, in our real estate business, which makes up the majority of our assets, our company’s leadership is engaged in all aspects of the management of our projects, and intends to remain so engaged in the future. In our biohealth segment, we are more likely to work with partners who will play a significant role in management. At the present time, we do not anticipate that passive investments, where we neither participate in management nor view the ownership position as adding particular strategic value to other businesses, will represent a significant portion of our company’s assets in the future.

Our focus is on businesses where our engagement will be particularly significant for that entity’s growth prospects. Our emphasis is on building businesses in industries where our management team has in-depth knowledge and experience, or where our management can provide value by advising on new markets and expansion. We have at times provided a range of global capital and management services to these companies in order to gain access to Asian markets. We believe our capital and management services provide us with a competitive advantage in the selection of strategic acquisitions which creates and adds value for our company and our stockholders.

Our Current Operations

Chan Heng Fai has led our Singapore eDevelopment subsidiary since 2014. In March 2018, Chan Heng Fai formed our company and subsequently assigned his equity interests in several companies, including Singapore eDevelopment and its subsidiaries, to us for further expansion in the United States. Chan Heng Fai has more than 40 years of experience serving as a chief executive officer, director and private equity investor in more than 35 private and publicly-held early-stage and growth companies in the United States, Singapore and other countries. We currently have 20 employees across four countries. We are a global company with our corporate headquarters located in Bethesda, Maryland and additional offices in Singapore, Magnolia, Texas, South Korea and Hong Kong. Below is a description of our three principal businesses.

Property Development Business. We initially began our real estate business in 2014, when our 49.1%-owned subsidiary Singapore eDevelopment started developing property projects and participating in third-party property development projects. LiquidValue Development, a 99.9%-owned subsidiary of Singapore eDevelopment, owns, operates and manages real estate development projects with a focus on land subdivision developments. Development activities are generally contracted out, including planning, design and construction, as well as other work with engineers, surveyors, architects and general contractors. The developed lots are then sold to builders for the construction of new homes. LiquidValue Development’s main assets are two subdivision development projects, one near Houston, Texas, known as Black Oak, consisting of 162 acres and currently projected to have approximately 550 to 600 units, and one in Frederick, Maryland, known as Ballenger Run, consisting of 197 acres where we intend to have 689 units. We consider projects in diverse regions across the United States and maintain longstanding relationships with local owners, brokers, attorneys and lenders to source projects. LiquidValue Development will continue to focus on off-market deals and raise appropriate financing for development activities. We intend to embark on residential construction activities in partnership with U.S. homebuilders and have commenced discussions to acquire smaller U.S. residential construction projects. These projects may be within both the for-sale and for-rent markets. We believe these initiatives will provide a set of solutions to stabilize the long-term revenue associated with property development in the United States and create ancillary service opportunities and revenue from this business.

Digital Transformation Technology Business. Our digital transformation technology business unit is committed to enabling enterprises to engage in a digital transformation by providing consulting, implementation and development services with various technologies, including instant messaging, blockchain, e-commerce, social media and payment solutions. Our digital transformation technology business is involved in mobile application product development and other businesses, providing information technology services to end-users, service providers and other commercial users through multiple platforms. Our technology platform consists of instant messaging systems, social media, e-commerce and payment systems, direct marketing platforms, e-real estate, brand protection and counterfeit and fraud detection. HotApp Blockchain Inc., a 99.9%-owned subsidiary of Singapore eDevelopment, focuses on business-to-business solutions such as enterprise messaging and workflow. Through HotApp, we have successfully implemented several strategic platform developments for clients, including a mobile front-end solution for network marketing, a hotel e-commerce platform for Asia and a real estate agent management platform in China. We have also enhanced our technological capability from mobile application development to include blockchain architectural design, allowing mobile-friendly front-end solutions to integrate with blockchain platforms.

Biohealth Business. Our biohealth business is committed to both funding research and developing and selling products that promote a healthy lifestyle. Since Singapore eDevelopment became involved in the biomedical and healthcare market through its biohealth division – Global BioMedical Pte. Ltd. – we have successfully formed new ventures with biomedical companies and made headway with our research. A subsidiary of Global BioMedical Pte. Ltd. is presently one of three shareholders in an operating entity named Global BioLife, Inc. The other shareholders of Global BioLife include Holista CollTech (we indirectly own 16.8% of Holista CollTech) and an entity owned by the chief scientist overseeing Global BioLife’s projects. Global BioLife is a company devoted to research in three main areas: (i) the “Linebacker” project, which aims to develop a universal therapeutic drug platform, (ii) a new sugar substitute called “Laetose,” and (iii) a multi-use fragrance called “3F” (Functional Fragrance Formulation). Global BioLife has formed a working collaboration with Chemia Corporation, a specialty manufacturer specializing in high quality, cost effective fragrances. Together with Chemia, we are attempting to license 3F. We have engaged a consulting firm in the biopharmaceutical and life sciences industry, to assist in our goal of licensing each of Linebacker, Laetose and 3F.

Through our indirect 16.8% interest in Holista CollTech, we have collaborative biotech operations in Australia and Malaysia, operating in three segments – healthy food ingredients, dietary supplements and collagen. Holista CollTech researches, develops, markets and distributes health-oriented products to address the growing need for natural medicine. It offers a suite of food ingredients including low-glycemic index baked goods, low sodium salt, low-fat fried foods and low-calorie and low-GI sugars. Holista CollTech produces cosmetic-grade sheep (ovine) collagen using patented extraction methods from Australia. Through Singapore eDevelopment, we also own 53% of iGalen International Inc., a distributor of supplements and other health products. The remaining equity interests in iGalen International Inc. are owned by the founder of Holista CollTech.

              Other Business Activities. While we have identified certain main areas of focus, we will not be limited to these three principal businesses. Along with our ownership stakes, we provide corporate strategy and business development services. We also provide asset management services and corporate restructuring and leveraged buy-out expertise. These service offerings build relationships with promising companies for potential future collaboration and expansion. We intend at all times to operate our business in a manner as to not become inadvertently subject to the regulatory requirements under the Investment Company Act of 1940 or the Investment Advisers Act of 1940.

Our Market Opportunity

In each of our businesses, we intend to focus on solid, growing markets and capitalize on positive demographic and market trends. In our property development business, we intend to develop residential real estate properties in strategic markets where we will be able to subdivide lots for development to meet expanding needs for housing. In addition, we are exploring the potential to expand our set of solutions for property development in the United States, and we may engage in financing, home management, realtor services, insurance and home title validation. We also intend to embark on homebuilding activities in partnership with U.S. homebuilders in the for-sale and for-rent sectors, and have commenced discussions to acquire small U.S. homebuilding projects (although no such agreements are currently in place). We believe these initiatives have the opportunity to provide us with further revenue streams. In our digital transformation technology business, in response to the growth of internet technologies, we are being increasingly called upon to provide software and services to manage large amounts of personal data, prevent the unauthorized access of such data and maintain and improve easily accessible and navigable IT systems for firms and individuals. In the field of biohealth, advances in neuroscience and molecular biology are resulting in new generations of pharmaceutical products to treat neurological and inflammatory-derived diseases. Through our ownership interests in Global Biomedical Pte. Ltd. and Holista CollTech, we intend to continue to seek ways to leverage our biomedical research.

Our Growth Strategy and Competitive Advantages

Our goal is to develop or acquire ownership interest in companies that possess high-growth potential, and to provide those companies with capital markets and management services that will help them grow. Although we are aware of other, mostly larger companies that have utilized comparable structures to achieve their business objectives and will compete with us for not only promising acquisition targets but also investor capital, we believe our services that extend from the United States into Asian markets provide us competitive advantages. We also believe that we can build a brand that is synonymous with integrity, strong corporate governance and transparency with an emphasis on social responsibility. Key elements of our growth strategy and competitive advantages include:

Accretive acquisitions and strategic relationships at each level of our company. We intend to continue to pursue acquisitions in the United States and internationally that consolidate market share, expand our geographical footprint and further our position as a participant in each of our three principal businesses. In addition, we regularly engage in negotiations with potential acquisition targets seeking capital and management services. We seek to identify and partner with companies with complementary technology and where our management’s access to business extension opportunities in Asia could be commercially beneficial to them.

Diverse and competitive positioning of our companies. Our three principal businesses operate in highly competitive but diverse markets which we believe balance the risk profile of our company. We have positioned ourselves over the past five years as a participant in these markets through a series of strategic acquisitions, following a business philosophy implemented by Chan Heng Fai, our founder, Chairman, Chief Executive Officer and largest stockholder. Our business has historically focused on property development and digital transformation technology. We have more recently entered into the biohealth business, a space which we believe has significant growth potential. We believe the diverse and competitive positioning in these markets of our companies serves as a competitive strength.

Operations strategically located in key markets. By maintaining multiple offices in Singapore, Magnolia, Texas, South Korea and Hong Kong, together with our Bethesda, Maryland corporate headquarters, we are not dependent on a single economic climate to ensure that our business continues to grow. We have the financial and organizational resources to support opportunistic business development on a global scale, and we are highly experienced in expanding into new geographical regions and markets. Additionally, we maintain strategic alliances within each of our businesses affording us additional scalability. We continually evaluate opportunities to expand our businesses in key markets.

Aided by an international distribution network. The strength of our global network provides us with the unique opportunity to target multiple client sectors simultaneously, rather than remain constrained to isolated regional markets. Our management team has extensive global experience and deep relationships in each of our operating markets, particularly in Asia. By leveraging the reach of our international distribution network across each of our three principal businesses, our products and services reach a broad client base.

Central capital and management support for all companies. Our “hands-on” management team provides centralized capital and management oversight across our three principal businesses. We believe we can improve the margins by controlling costs at our businesses as we centralize business practices in functional areas including financing, accounting, human resources, back-office administration, information technology and risk management. These margin improvements can be accomplished through leveraging our central capital and management capabilities to allow our businesses to better focus their efforts on revenue generation and product enhancement. In addition, we seek to increase revenue for each of our majority-owned and/or controlled operating subsidiaries by cross-selling the complementary technical services and distribution network of each company, particularly utilizing the resources of our digital transformation technology business unit. Also, capital and management oversight connect our businesses under a uniform company culture of fairness, integrity, adaptability and results orientation.

Strong alignment of interests through founder’s ownership. We believe a strong alignment of interests with stockholders and investors exists through the ownership of a significant percentage of our outstanding shares by Chan Heng Fai, our founder, Chairman and Chief Executive Officer. Chan Heng Fai has led Singapore eDevelopment since 2014 and has led our company since its inception. By providing structural and economic alignment with the performance of our company, Chan Heng Fai’s continuing controlling interest is directly aligned with those of our investors. We believe the combination of these characteristics has promoted long-term planning, an enhanced culture among all of our group of companies, strategic partners and employees, and ultimately the creation of value for our company and our stockholders.

Selected Risks Associated with Our Business

Our business and prospects may be limited by a number of risks and uncertainties that we currently face, including the following:

●
We operate in the intensely competitive property development, digital transformation technology and biohealth markets against a number of large, well-known companies in each of those markets.

●
We and our majority-owned and/or controlled operating subsidiaries have a limited operating history and we cannot ensure the long-term successful operation of all of our businesses.

●
We had net losses of $8,053,428 and $7,490,568 for the years ended December 31, 2019 and 2018, respectively. Although we had net income of $2,214,999 for the three months ended March 31, 2020, no assurance can be given we will continue to be profitable.

●
We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our U.S. and foreign company ownership interests. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations and make capital expenditures.

●
There is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully develop and integrate the businesses to realize their full benefits.

●
Our business depends on the availability to us of Chan Heng Fai, our founder, Chairman and Chief Executive Officer, who has developed and implemented our business philosophy and who would be extremely difficult to replace, and our business would be materially and adversely affected if his services were to become unavailable to us.

●
We are vulnerable to adverse changes in the economic environment in the United States, Singapore, Hong Kong, Australia and South Korea, particularly with respect to increases in wages for professionals, fluctuation in the value of foreign currencies and governmental trade policies between nations.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our common stock.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●
are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●
are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●
are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●
are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●
may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●
are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. Please see “Risk Factors” on page 24 (“We are an ‘emerging growth company’. . . .”).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Status as a Controlled Company

Upon the completion of this offering, we expect to be considered a “controlled company” within the meaning of the listing standards of Nasdaq. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirement to have a board that is composed of a majority of independent directors. We intend to take advantage of these exemptions following the completion of this offering. These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable time frame. For more information, please see “Management – Status as a Controlled Company.”

Organizational Background and Corporate Information

HF Enterprises Inc. was incorporated in the State of Delaware on March 7, 2018. The following chart illustrates the current corporate structure of our key operating entities:

HFE Holdings Limited (Hong Kong)
100%
HF Enterprises Inc. (DE)
100%
100%
100%
Hengfai International Pte. Ltd. (Singapore)
Global eHealth Limited (Hong Kong)
Heng Fai Enterprises Pte. Ltd. (Singapore)
100%
Hengfai Business Development Pte. Ltd. (Singapore)
49.1%
Singapore eDevelopment Limited (Singapore)
99.85%
HotApp BlockChain Inc. (DE)
100%
BMI Capital Partners International Ltd. (Hong Kong)
63.64%
Global BioLife, Inc. (NV)
53%
iGalen International Inc. (DE)
82%
LiquidValue Asset Management Pte. Ltd. (Singapore)
99.99%
LiquidValue Development Inc. (formerly SeD Intelligent Home Inc.) (NV)
Indirect
Direct

The percentages in the chart above indicate the ownership of such entities. The indirect ownership omits 100% owned intermediate holding companies. Our consolidated financial statements include the financial results of all the entities listed except for Holista CollTech Limited and Vivacitas Oncology Inc., for which we own only a minority interest. As of July 30, 2020, we own 49.1% of Singapore eDevelopment Limited; however, following the exercise of certain warrants to purchase shares of Singapore eDevelopment scheduled for August 17, 2020, we anticipate that we will own at least 50.1% of Singapore eDevelopment as of such date. Accordingly, we refer to Singapore eDevelopment and its consolidated subsidiaries as our subsidiaries. Our founder, Chairman, and Chief Executive Officer, Chan Heng Fai, agreed to loan us $1,200,000 Singapore Dollars (approximately $900,000 U.S. Dollars), which we will use to exercise warrants to purchase 30,000,000 shares of Singapore eDevelopment. We will issue our founder a two-year, interest-free promissory note for such loan.

This prospectus gives effect to the following internal restructuring transactions, completed on October 1, 2018, by which we issued a total of 10,000,000 shares of our common stock to HFE Holdings Limited:

●
100% of the ownership interest in Hengfai International Pte. Ltd. was transferred from Chan Heng Fai (an officer and director of our company) to HF Enterprises Inc. in exchange for 8,500,000 shares of our common stock to be held by HFE Holdings Limited. Hengfai International Pte. Ltd., a Singapore limited company, is the sole stockholder of Hengfai Business Development Pte. Ltd., which is the owner of 761,150,294 ordinary shares of Singapore eDevelopment Limited and warrants to purchase 359,834,471 ordinary shares of Singapore eDevelopment Limited.

●
100% of the ownership interest in Global eHealth Limited was transferred from Chan Heng Fai to HF Enterprises Inc. in exchange for 1,000,000 shares of our common stock to be held by HFE Holdings Limited. Global eHealth Limited, a Hong Kong company, is the owner of 46,226,673 ordinary shares of Holista CollTech Limited.

●
100% of the ownership interest in Heng Fai Enterprises Pte. Ltd. was transferred from Chan Heng Fai to HF Enterprises Inc. in exchange for 500,000 shares of our common stock to be held by HFE Holdings Limited. Heng Fai Enterprises Pte. Ltd., a Singapore limited company, owns 2,480,000 shares of common stock of Vivacitas Oncology Inc.

Pursuant to an agreement entered into by us on June 24, 2020 with our stockholders HFE Holdings Limited and Chan Heng Fai, HFE Holdings Limited surrendered 3,600,000 shares of our common stock to the treasury of our company, and Chan Heng Fai surrendered 1,000 shares of our common stock to the treasury of our company, and all such shares were cancelled. As a result, the total number of outstanding shares of our common stock before this offering was reduced to 6,400,000 shares from 10,001,000 shares.

In addition to the named companies referenced in the chart above, we own a number of companies that serve only to hold other entities or are intended to hold businesses that we plan to develop at a later date.

Our principal executive offices are located at 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814, telephone (301) 971-3940. We also maintain offices in Singapore, Magnolia, Texas, South Korea and Hong Kong. We maintain a corporate website at http://www.hfenterp.com. Information on our website, and any downloadable files found there, are not part of this prospectus and should not be relied upon with respect to this offering.

Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, http://www.hfenterp.com, and press releases.

THE OFFERING The summary below describes the principal terms of this offering. The “Description of Capital Stock” section of this prospectus contains a more detailed description of our common stock.
Common stock offered by us	2,600,000 shares

Underwriter’s over-allotment option
We have granted the underwriter a 60-day option to purchase up to an additional 390,000 shares of our common stock from us at the initial public offering price less underwriting discounts and commissions, to cover over-allotments, if any.

Common stock to be outstanding after this offering	9,000,000 shares.(1)

Use of proceeds after expenses
We estimate that the net proceeds of the sale of our common stock in this offering will be approximately $13,958,600 (or approximately $16,164,050 if the underwriter exercises its option in full to purchase additional shares of our common stock), based on an assumed initial public offering price of $6.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering (i) to fund possible acquisitions of new companies and additional properties, and (ii) for working capital and general corporate purposes. See “Use of Proceeds” for more information.

Dividend policy
We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Accordingly, we do not expect to pay cash dividends on our common stock in the foreseeable future.

Controlled company
Chan Heng Fai, through HFE Holdings Limited, controls a majority of the combined voting power of all classes of our voting stock. As a result, we qualify as a “controlled company” within the meaning of the listing standards of Nasdaq. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirement to have a board that is composed of a majority of independent directors. We have elected to take advantage of these exemptions.

Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	HFEN (2)

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(1)
In this prospectus, except as otherwise indicated, the number of shares of our common stock that will be outstanding immediately after this offering and the other information based thereon:

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assumes an initial public offering price of $6.50 per share of common stock, which is the midpoint of the range set forth on the cover page of this prospectus;

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excludes 500,000 shares of our common stock reserved for future issuance under our 2018 Incentive Compensation Plan; and

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no exercise of the underwriter’s option to purchase up to 390,000 additional shares from us in this offering to cover over-allotments, if any.

(2)
We have reserved the trading symbol HFEN in connection with our application to have our common stock listed for trading on the Nasdaq Capital Market.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated statements of operations data for the years ended December 31, 2019 and 2018 from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations for the three months ended March 31, 2020 and 2019 and the summary consolidated balance sheet data as of March 31, 2020 are derived from our unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements and include, in our opinion, all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. This summary of historical financial data should be read together with the financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Three Months ended March 31,		Years ended December 31,
Consolidated Statements of Operations Data:	2020	2019	2019	2018
	(unaudited)
Revenues	$ 2,965,171	$ 11,771,320	$ 24,257,953	$ 20,380,940
Operating expenses	3,305,836	12,103,338	31,724,155	24,611,252
Loss from operations	(340,665)	(332,018)	(7,466,202)	(4,230,312)
Net income (loss) attributable to common shareholders	1,571,860	344,151	(5,230,465)	(4,989,870)
Income (loss) per share – basic and diluted	0.16	0.03	(0.52)	(0.51)
Weighted average common shares outstanding – basic and diluted	10,001,000	10,001,000	10,001,000	10,001,000

The following table summarizes our consolidated balance sheet data as of March 31, 2020, on an actual basis and on an as adjusted basis, to give effect to the net proceeds from the sale of 2,600,000 shares of our common stock in this offering at an assumed initial public offering price of $6.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the exercise of the over-allotment option held by the underwriter with respect to this offering, as if the offering had occurred on March 31, 2020.

	As of March 31, 2020
Consolidated Balance Sheet Data:	Actual	As Adjusted
		(unaudited)
Cash and restricted cash	$ 7,089,645	$ 21,048,245
Working capital	4,293,415	18,252,015
Total assets	35,910,943	49,869,543
Total indebtedness*	6,133,378	6,133,378
Total liabilities	13,351,633	13,351,633
Total stockholders’ equity	22,559,310	36,517,910

*Total indebtedness= Notes Payable + Accrued Interest

Pursuant to an agreement entered into by us on June 24, 2020 with our stockholders HFE Holdings Limited and Chan Heng Fai, HFE Holdings Limited surrendered 3,600,000 shares of our common stock to the treasury of our company, and Chan Heng Fai surrendered 1,000 shares of our common stock to the treasury of our company, and all such shares were cancelled. As a result, the total number of outstanding shares of our common stock before this offering was reduced to 6,400,000 shares from 10,001,000 shares. Income (loss) per share –basic and diluted would have been $0.25, $0.05, $(0.82), and $(0.78) for the three months ended March 31, 2020 and 2019 and the years ended December 31, 2019 and 2018, respectively.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our common stock. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-looking Statements” in this prospectus. In assessing the risks below, you should also refer to the other information contained in this prospectus, including the financial statements and the related notes, before deciding to purchase any shares of our common stock.

Risks Relating to Our Business

We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives.

Our property development and digital transformation technology businesses were started in 2014 and 2015, respectively, and our biohealth business was started in 2017. Our limited operating history makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment. For the three months ended March 31, 2020 and years ended December 31, 2019 and 2018, we had revenue of $2,965,171, $24,257,953 and $20,380,940, net income of $2,214,999 in the three months ended March 31, 2020 and net losses of $8,053,428 and $7,490,568 in the years ended December 31, 2019 and 2018, respectively. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to achieve, sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our properties, products and services may decrease, which would reduce our revenues and harm our business. If we are unable to sell our properties, products and services at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products or services from which we can derive additional revenues, our financial results will suffer.

We and our subsidiaries have limited operating histories and therefore we cannot ensure the long-term successful operation of our business or the execution of our growth strategy.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets. We must meet many challenges including:

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establishing and maintaining broad market acceptance of our products and services and converting that acceptance into direct and indirect sources of revenue;

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establishing and maintaining adoption of our technology on a wide variety of platforms and devices;

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timely and successfully developing new products and services and increasing the features of existing products and services;

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developing products and services that result in high degrees of customer satisfaction and high levels of customer usage;

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successfully responding to competition, including competition from emerging technologies and solutions;

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developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our products and services; and

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identifying, attracting and retaining talented technical and sales services staff at reasonable market compensation rates in the markets in which we operate.

Our growth strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

We have a holding company ownership structure and will depend on distributions from our majority-owned and/or controlled operating subsidiaries to meet our obligations. Contractual or legal restrictions applicable to our subsidiaries could limit payments or distributions from them.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our U.S. and foreign subsidiaries, some of which are publicly held and traded. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations and make capital expenditures. Provisions of U.S. and foreign corporate and tax law, like those requiring that dividends are paid only out of surplus, and provisions of any future indebtedness, may limit the ability of our subsidiaries to make payments or other distributions to us. Certain of our subsidiaries are minority owned and the assets of these companies are not included in our consolidated balance sheets. Additionally, in the event of the liquidation, dissolution or winding up of any of our subsidiaries, creditors of that subsidiary (including trade creditors) will generally be entitled to payment from the assets of that subsidiary before those assets can be distributed to us.

Our significant ownership interests in public companies listed on limited public trading markets subjects us to risks relating to the sale of their shares and the fluctuations in their stock prices.

We own indirect interests in several publicly traded companies – most significantly, Singapore eDevelopment Limited, whose shares are listed on the Singapore Stock Exchange, and Holista CollTech Limited, whose shares are listed on the Australian Stock Exchange (LiquidValue Development Inc. and HotApp Blockchain Inc. are not currently traded on any exchange). Although the publicly traded shares of Singapore eDevelopment and Holista CollTech Limited are quoted on a trading market, the average trading volume of the public shares is limited in each case. In view of the limited public trading markets for these shares, there can be no assurance that we would succeed in obtaining a price for these shares equal to the price quoted for such shares in their respective trading markets at the time of sale or that we would not incur a loss on our shares should we determine to dispose of them in any of these companies in the future. Additionally, on an ongoing basis, fluctuations in the stock prices of these companies are likely to be reflected in the market price of our common stock. Given the limited public trading markets of these public companies, stock price fluctuations in our price may be significant.

General political, social and economic conditions can adversely affect our business.

Demand for our products and services depends, to a significant degree, on general political, social and economic conditions in our markets. Worsening economic and market conditions, downside shocks, or a return to recessionary economic conditions could serve to reduce demand for our products and services and adversely affect our operating results. In addition, an economic downturn could impact the valuation and collectability of certain long-term receivables held by us. We could also be adversely affected by such factors as changes in foreign currency rates and weak economic and political conditions in each of the countries in which we operate.

The coronavirus or other adverse public health developments could have a material and adverse effect on our business operations, financial condition and results of operations.

In December 2019, a novel strain of coronavirus (COVID-19) was first identified in Wuhan, Hubei Province, China, and has since spread to a number of other countries, including the United States. The coronavirus, or other adverse public health developments, could have a material and adverse effect on our business operations. The coronavirus’ far-reaching impact on the global economy could negatively affect various aspects of our business, including demand for real estate. In addition, the coronavirus could directly impact the ability of our staff and contractors to continue to work, and our ability to conduct our operations in a prompt and efficient manner. The coronavirus may adversely impact the timeliness of local government in granting required approvals. Accordingly, the coronavirus may cause the completion of important stages in our projects to be delayed. The extent to which the coronavirus may impact our business will depend on future developments, which are highly uncertain and cannot be predicted. For more information on this matter, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations- Financial Impact of the COVID-19 Pandemic.”

We have made and expect to continue to make acquisitions as a primary component of our growth strategy. We may not be able to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, which could disrupt our operations and adversely impact our business and operating results.

A primary component of our growth strategy has been to acquire complementary businesses to grow our company. We intend to continue to pursue acquisitions of complementary technologies, products and businesses as a primary component of our growth strategy to expand our operations and customer base and provide access to new markets and increase benefits of scale. Acquisitions involve certain known and unknown risks that could cause our actual growth or operating results to differ from our expectations. For example:

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we may not be able to identify suitable acquisition candidates or to consummate acquisitions on acceptable terms;

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we may pursue international acquisitions, which inherently pose more risks than domestic acquisitions;

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we compete with others to acquire complementary products, technologies and businesses, which may result in decreased availability of, or increased price for, suitable acquisition candidates;

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we may not be able to obtain the necessary financing, on favorable terms or at all, to finance any or all of our potential acquisitions; and

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we may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a technology, product or business.

We may be unable to successfully integrate acquisitions, which may adversely impact our operations.

Acquired technologies, products or businesses may not perform as we expect and we may fail to realize anticipated revenue and profits. In addition, our acquisition strategy may divert management’s attention away from our existing business, resulting in the loss of key customers or employees, and expose us to unanticipated problems or legal liabilities, including responsibility as a successor for undisclosed or contingent liabilities of acquired businesses or assets.

If we fail to conduct due diligence on our potential targets effectively, we may, for example, not identify problems at target companies or fail to recognize incompatibilities or other obstacles to successful integration. Our inability to successfully integrate future acquisitions could impede us from realizing all of the benefits of those acquisitions and could severely weaken our business operations. The integration process may disrupt our business and, if new technologies, products or businesses are not implemented effectively, may preclude the realization of the full benefits expected by us and could harm our results of operations. In addition, the overall integration of new technologies, products or businesses may result in unanticipated problems, expenses, liabilities and competitive responses. The difficulties integrating an acquisition include, among other things:

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issues in integrating the target company’s technologies, products or businesses with ours;

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incompatibility of marketing and administration methods;

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maintaining employee morale and retaining key employees;

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integrating the cultures of our companies;

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preserving important strategic customer relationships;

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consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

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coordinating and integrating geographically separate organizations.

In addition, even if the operations of an acquisition are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, cost savings or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all.

Acquisitions which we complete may have an adverse impact on our results of operations.

Acquisitions may cause us to:

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issue common stock that would dilute our current stockholders’ ownership percentage;

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use a substantial portion of our cash resources;

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increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

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assume liabilities for which we do not have indemnification from the former owners; further, indemnification obligations may be subject to dispute or concerns regarding the creditworthiness of the former owners;

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record goodwill and non-amortizable intangible assets that are subject to impairment testing and potential impairment charges;

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experience volatility in earnings due to changes in contingent consideration related to acquisition earn-out liability estimates;

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incur amortization expenses related to certain intangible assets;

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lose existing or potential contracts as a result of conflict of interest issues;

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become subject to adverse tax consequences or deferred compensation charges;

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incur large and immediate write-offs; or

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become subject to litigation.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing and sales. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. There may be greater strain on our systems as we acquire new businesses, requiring us to devote significant management time and expense to the ongoing integration and alignment of management, systems, controls and marketing. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to design and produce our products and services or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

Our international operations are subject to increased risks which could harm our business, operating results and financial condition.

In addition to uncertainty about our ability to expand our international market position, there are risks inherent in doing business internationally, including:

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trade barriers, tariffs and changes in trade regulations;

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difficulties in developing, staffing and simultaneously managing a large number of varying foreign operations as a result of distance, language and cultural differences;

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the need to comply with varied local laws and regulations;

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longer payment cycles;

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possible credit risk and higher levels of payment fraud;

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profit repatriation restrictions and foreign currency exchange restrictions;

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political or social unrest, economic instability or human rights issues;

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geopolitical events, including acts of war and terrorism;

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import or export regulations;

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compliance with U.S. laws (such as the Foreign Corrupt Practices Act), and local laws prohibiting corrupt payments to government officials;

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laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses; and

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different and more stringent data protection, privacy and other laws.

Our failure to manage any of these risks successfully could harm our international operations and our overall business, and results of our operations.

If we are unable to retain the services of Chan Heng Fai or if we are unable to successfully recruit qualified personnel, we may not be able to continue operations.

Our success depends to a significant extent upon the continued service of Chan Heng Fai, our founder, Chairman and Chief Executive Officer. The loss of the services of Chan Heng Fai could have a material adverse effect on our growth, revenues and prospective business. If Chan Heng Fai was to resign or we are unable to retain his services, the loss could result in loss of sales, delays in new product development and diversion of management resources. We could face high costs and substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. Chan Heng Fai has committed that the majority of his time will be devoted to managing the affairs of our company; however, Chan Heng Fai may engage in other business ventures, including other technology-related businesses.

In order to successfully implement and manage our businesses, we are also dependent upon successfully recruiting qualified personnel. In particular, we must hire and retain experienced management personnel to help us continue to grow and manage each business, and skilled engineering, product development, marketing and sales personnel to further our research and product development efforts. Competition for qualified personnel is intense. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

If we do not successfully develop new products and services, our business may be harmed.

Our business and operating results may be harmed if we fail to expand our various product and service offerings (either through internal product or capability development initiatives or through partnerships and acquisitions) in such a way that achieves widespread market acceptance or that generates significant revenue and gross profits to offset our operating and other costs. We may not successfully identify, develop and market new product and service offerings in a timely manner. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability. Competitive or technological developments may require us to make substantial, unanticipated capital expenditures in new products and technologies or in new strategic partnerships, and we may not have sufficient resources to make these expenditures. Because the markets for many of our products and services are subject to rapid change, we may need to expand and/or evolve our product and service offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements and harm our business and operating results.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we or our majority-owned and/or controlled operating subsidiaries become an unregistered investment company, then we would need to modify our business philosophy and/or make other changes to our asset composition.

Neither we nor any of our majority-owned and/or controlled subsidiaries intends to register as an investment company under the Investment Company Act of 1940. If we or our subsidiaries were obligated to register as investment companies, then we would have to comply with a variety of regulatory requirements under the Investment Company Act that impose, among other things:

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limitations on capital structure;

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restrictions on specified investments;

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prohibitions on transactions with affiliates; and

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compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

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pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

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pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% asset test”). “Investment securities” exclude United States government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

Neither we nor any of our majority-owned and/or controlled subsidiaries should be required to register as an investment company under either of the tests above. With respect to the 40% asset test, most of the entities through which we and our majority-owned and/or controlled subsidiaries will own assets will in turn be majority-owned and/or controlled subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

With respect to the primarily engaged test, we, together with our majority-owned and/or controlled subsidiaries, are a holding company and do not intend to invest or trade in securities. Rather, through our majority-owned and/or controlled subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries, namely, property development, digital transformation technology and biohealth.

To maintain compliance with the Investment Company Act, our majority-owned and/or controlled operating subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to buy minority equity interests that we would otherwise want them to make and would be important to our business philosophy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our asset composition. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our current business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of our company and liquidate our business.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We rely on and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as patent, trademark, copyright and trade secret protection laws, to protect our intellectual property and proprietary rights. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially harm our operations and financial condition.

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

We spend a significant amount of resources to enforce our patent assets. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office (the “USPTO”), any state or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue and any reductions in the funding of the USPTO could negatively impact the value of our assets.

A number of states have adopted or are considering legislation to make the patent enforcement process more difficult for non-practicing entities, such as allowing such entities to be sued in state court and setting higher standards of proof for infringement claims. We cannot predict what, if any, impact these state initiatives will have on the operation of our enforcement business. However, such legislation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition.

In addition, the U.S. Department of Justice has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the Department of Justice could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Finally, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact any revenue we might derive from such enforcement actions.

Recently enacted tax legislation in the United States may impact our business.

We are subject to taxation in the United States, as well as in a number of foreign jurisdictions. The recently enacted Tax Cuts and Jobs Act (the “Tax Act”) provided for significant and wide-ranging changes to the U.S. Internal Revenue Code. The implications most relevant to our company include (a) a reduction in the U.S. federal corporate income tax rate from 35% to 21%, with various “base erosion” rules that may effectively limit the tax deductibility of certain payments made by U.S. entities to non-U.S. affiliates and additional limitations on deductions attributable to interest expense, and (b) adopting elements of a territorial tax system. To transition into the territorial tax system, the Tax Act includes a one-time tax on cumulative retained earnings of U.S.-owned foreign subsidiaries, at a rate of 15.5% for earnings represented by cash or cash equivalents and 8.0% for the balance of such earnings. Taxpayers may make an election to pay this tax over eight years. These tax reforms will give rise to significant consequences, both immediately in terms of one-off impacts relating to the transition tax and the measurement of deferred tax assets and liabilities and going forward in terms of the company’s taxation expense. An initial review and estimate have been undertaken by us. The Tax Act could be subject to potential amendments and technical corrections, any of which could lessen or increase adverse impacts of the law. The final transitional impact of the Tax Act may differ from the estimates provided in this prospectus, due to, among other things, changes in interpretations of the Tax Act, any legislative action to address questions that arise because of the Tax Act, any changes in accounting standards for income taxes or related interpretations in response to the Tax Act, or any updates or changes to estimates we utilized to calculate the transitional impacts, including impacts related to changes to current year earnings estimates and the amount of the repatriation tax. Given the unpredictability of these and other tax laws and related regulations, and their potential interdependency, it is difficult to currently assess the overall effect of such changes. Nonetheless, any material negative effect of such changes to our earnings and cash flow could adversely impact our financial results.

For our property development business, the market for real estate is subject to fluctuations that may impact the value of the land or housing inventory that we hold, which may impact the price of our common stock.

Investors should be aware that the value of any real estate we own may fluctuate from time to time in connection with broader market conditions and regulatory issues, which we cannot predict or control, including interest rates, the availability of credit, the tax benefits of homeownership and wage growth, unemployment and demographic trends in the regions in which we may conduct business. Should the price of real estate decline in the areas in which we have purchased land, the price at which we will be able to sell lots to home builders, or if we build houses, the price at which we can sell such houses to buyers, will decline.

Zoning and land use regulations impacting the land development and homebuilding industries may limit our activities and increase our expenses, which would adversely affect our financial results.

We must comply with zoning and land use regulations impacting the land development and home building industries. We will need to obtain the approval of various government agencies to expand our operations into new areas and to commence the building of homes. Our ability to gain the necessary approvals is not certain, and the expense and timing of approval processes may increase in ways that adversely impact our profits.

Health and safety incidents that occur in connection with our potential expansion into the homebuilding business could be costly with uninsured losses.

If we commence operations in the homebuilding business, we will be exposed to the danger of health and safety risks to our employees and contractors. Health and safety incidents could result in the loss of the services of valued employees and contractors and expose us to significant litigation and fines. Insurance may not cover, or may be insufficient to cover, such losses, and premiums may rise.

Adverse weather conditions, natural disasters and man-made disasters may delay our real estate development projects or cause additional expenses.

The land development operations which we currently conduct and the construction projects which we may become involved in at a later date may be adversely impacted by unexpected weather and natural disasters, including storms, hurricanes, tornados, floods, blizzards, fires and earthquakes. Man-made disasters including terrorist attacks, electrical outages and cyber-security incidents may also impact the costs and timing of the completion of our projects. Cyber-security incidents, including those that result in the loss of financial or other personal data, could expose us to litigation and reputational damage. If insurance is unavailable to us on acceptable terms, or if our insurance is not adequate to cover business interruptions and losses from the conditions described above and similar incidents, our results of operations will be adversely affected. In addition, damage to new homes caused by these conditions may cause our insurance costs to increase.

We have a concentration of revenue and credit risk with one customer.

In our property development segment, we have been highly dependent on the sales of residential lots to NVR Inc. (“NVR”), a NYSE publicly-traded U.S. homebuilding and mortgage company. Pursuant to agreements between NVR and our subsidiary SeD Maryland Development, LLC, NVR is the sole purchaser of 479 residential lots at our Ballenger project. During the three months ended March 31, 2020 and 2019, we earned approximately $3.0 million and $5.1 million in cash from lot sales to NVR, respectively. During 2019 and 2018, we earned $15.9 million and $12.0 million in cash from lot sales to NVR, respectively. Therefore, at the present time, a significant portion of our business depends largely on NVR’s continued relationship with us. A decision by NVR to discontinue or limit its relationship with us could have a material adverse impact on our property development business and our entire company overall.

We may face liability for information displayed on or accessible via our website, and for other content and commerce-related activities, which could reduce our net worth and working capital and increase our operating losses.

We could face claims for errors, defamation, negligence or copyright or trademark infringement based on the nature and content of information displayed on or accessible via our website, which could adversely affect our financial condition. Even to the extent that claims made against us do not result in liability, we may incur substantial costs in investigating and defending such claims.

Our insurance, if any, may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liabilities that may be exposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would reduce our net worth and working capital and increase our operating losses.

Any failure of our network could lead to significant disruptions in our businesses, which could damage our reputation, reduce our revenues or otherwise harm our businesses.

All of our businesses and, in particular, our digital transformation technology business unit, are dependent upon providing our customers with fast, efficient and reliable services. A reduction in the performance, reliability or availability of our network infrastructure may harm our ability to distribute our products and services to our customers, as well as our reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by outages caused by fire, flood, power loss, telecommunications failure, Internet or mobile network breakdown, earthquakes and similar events. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems and network communications, and our systems could be subject to greater vulnerability in periods of high employee turnover. A sudden and significant increase in traffic on our customers’ websites or demand from mobile users could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our failure to protect our network against damage from any of these events could harm our business.

Public scrutiny of internet privacy and security issues may result in increased regulation and different industry standards, which could deter or prevent us from providing our current products and solutions to our members and customers, thereby harming our business.

The regulatory framework for privacy and security issues worldwide is evolving and is likely to remain in flux for the foreseeable future. Practices regarding the collection, use, storage, display, processing, transmission and security of personal information by companies offering online services have recently come under increased public scrutiny. The U.S. government, including the White House, the Federal Trade Commission, the Department of Commerce and many state governments, are reviewing the need for greater regulation of the collection, use and storage of information concerning consumer behavior with respect to online services, including regulation aimed at restricting certain targeted advertising practices and collection and use of data from mobile devices. The Federal Trade Commission in particular has approved consent decrees resolving complaints and their resulting investigations into the privacy and security practices of a number of online, social media companies. Similar actions may also impact us directly.

Our business, including our ability to operate and expand internationally or on new technology platforms, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices that may require changes to these practices, the design of our websites, mobile applications, products, features or our privacy policy. In particular, the success of our business is expected to be driven by our ability to responsibly use the data that our members share with us. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry standards or practices regarding the storage, use or disclosure of data our members choose to share with us, or regarding the manner in which the express or implied consent of consumers for such use and disclosure is obtained. Such changes may require us to modify our products and features, possibly in a material manner, and may limit our ability to develop new products and features that make use of the data that we collect about our members.

 Particularly with regard to our biohealth business, product reliability, safety and effectiveness concerns can have significant negative impacts on sales and results of operations, lead to litigation and cause reputational damage.

Concerns about product safety, whether raised internally or by litigants, regulators or consumer advocates, and whether or not based on scientific evidence, can result in safety alerts, product recalls, governmental investigations, regulatory action on the part of the FDA (or its counterpart in other countries), private claims and lawsuits, payment of fines and settlements, declining sales and reputational damage. These circumstances can also result in damage to brand image, brand equity and consumer trust in our products. Product recalls could in the future prompt government investigations and inspections, the shutdown of manufacturing facilities, continued product shortages and related sales declines, significant remediation costs, reputational damage, possible civil penalties and criminal prosecution.

Significant challenges or delays in our innovation and development of new products, technologies and indications could have an adverse impact on our long-term success.

Our continued growth and success depend on our ability to innovate and develop new and differentiated products and services that address the evolving health care needs of patients, providers and consumers. Development of successful products and technologies is also necessary to offset revenue losses when our existing products lose market share due to various factors such as competition and loss of patent exclusivity. We cannot be certain when or whether we will be able to develop, license or otherwise acquire companies, products and technologies, whether particular product candidates will be granted regulatory approval, and, if approved, whether the products will be commercially successful.

We pursue product development through internal research and development as well as through collaborations, acquisitions, joint ventures and licensing or other arrangements with third parties. In all of these contexts, developing new products, particularly biotechnology products, requires a significant commitment of resources over many years. Only a very few biopharmaceutical research and development programs result in commercially viable products. The process depends on many factors, including the ability to discern patients’ and healthcare providers’ future needs; develop new compounds, strategies and technologies; achieve successful clinical trial results; secure effective intellectual property protection; obtain regulatory approvals on a timely basis; and, if and when they reach the market, successfully differentiate our products from competing products and approaches to treatment. New products or enhancements to existing products may not be accepted quickly or significantly in the marketplace for healthcare providers, and there may be uncertainty over third-party reimbursement. Even following initial regulatory approval, the success of a product can be adversely impacted by safety and efficacy findings in larger real world patient populations, as well as market entry of competitive products.

Our competitors may have greater financial and other resources than we do and those advantages could make it difficult for us to compete with them.

Our three principal businesses, property development, digital transformation technology and biohealth activities are each highly competitive and constantly changing. We expect that competition will continue to intensify. Increased competition may result in price reductions, reduced margins, loss of customers, and changes in our business and marketing strategies, any of which could harm our business. Current and potential competitors may have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services may enter the market at any time. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology. Price concessions or the emergence of other pricing, licensing and distribution strategies or technology solutions of competitors may reduce our revenue, margins or market share, any of which will harm our business. Other changes we have to make in response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, or release products and enhancements before they are thoroughly tested, any of which could harm our operating results and stock price.

Since some members of our board of directors are not residents of the United States and certain of our assets are located outside of the United States, you may not be able to enforce a U.S. judgment for claims you may bring against such directors or assets.

Several members of our senior management team, including Chan Heng Fai, have their primary residences and business offices in Asia, and a portion of our assets and a substantial portion of the assets of these directors are located outside the United States. As a result, it may be more difficult for you to enforce a lawsuit within the United States against these non-U.S. residents than if they were residents of the United States. Also, it may be more difficult for you to enforce any judgment obtained in the United States against our assets or the assets of our non-U.S. resident management located outside the United States than if these assets were located within the United States. We cannot assure you that foreign courts would enforce liabilities predicated on U.S. federal securities laws in original actions commenced in such foreign jurisdiction, or judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws.

We may be required to record a significant charge to earnings if our real estate property become impaired.

Our policy is to obtain an independent third-party valuation for each major project in the United States to identify triggering events for impairment. Our management may use a market comparison method to value other relatively small projects, such as the project in Perth, Australia. In addition to the annual assessment of potential triggering events in accordance with ASC 360 – Property Plant and Equipment (“ASC 360”), we apply a fair value based impairment test to the net book value assets on an annual basis and on an interim basis if certain events or circumstances indicate that an impairment loss may have occurred.

On October 12, 2018, 150 CCM Black Oak, Ltd. entered into an Amended and Restated Purchase and Sale Agreement for 124 lots. Pursuant to the Amended and Restated Purchase and Sale Agreement, the purchase price remained $6,175,000. 150 CCM Black Oak, Ltd. was required to meet certain closing conditions and the timing for the closing was extended. On January 18, 2019, the sale of 124 lots at our Black Oak project in Magnolia, Texas was completed. After allocating costs of revenue to this sale, we incurred a loss of approximately $1.5 million from this sale and recognized a real estate impairment of approximately $1.5 million for the year ended December 31, 2018. On June 30, 2019, the Company recorded approximately $3.9 million of impairment on the Black Oak project based on discounted estimated future cash flows after updating the projection of market value of the project. On December 31, 2019, the Company recorded approximately $1.3 million of additional impairment on the Black Oak project based on discounted estimated future cash flows after updating the projected cost of the project. There can be no assurance that we will not record additional impairment charges in the future.

Fluctuations in foreign currency exchange rates affect our operating results in U.S. dollar terms.

A portion of our revenues arises from international operations. Revenues generated and expenses incurred by our international subsidiaries are often denominated in the currencies of the local countries. As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as the financial results of our international subsidiaries are translated from local currencies into U.S. dollars. In addition, our financial results are subject to changes in exchange rates that impact the settlement of transactions in non-local currencies.

The effect of foreign exchange rate changes on the intercompany loans (under ASC 830), which mostly consist of loans from Singapore to the United States and which were approximately $35.5 million, $35.8 million and $41.1 million on March 31, 2020, December 31, 2019 and 2018, respectively, are the reason for the significant fluctuation of foreign currency transaction Gain or Loss on the Consolidated Statements of Operations and Other Comprehensive Income. Because the intercompany loan balances between Singapore and United States will remain at approximately $40 million over the next year, we expect this fluctuation of foreign exchange rates to still significantly impact the results of operations in 2020 and 2021, especially given that the foreign exchange rate may and is expected to be volatile. If the amount of intercompany loans is lowered in the future, the effect will also be reduced. However, at this moment, we do not expect to repay the intercompany loans in the short term.

Our international operations expose us to additional legal and regulatory risks, which could have a material adverse effect on our business, results of operations and financial conditions.

At the present time, the majority of our activities are conducted in the United States (particularly with regard to our real estate operations). However, we also have operations worldwide through employees, contractors and agents, as well as those companies to which we outsource certain of our business operations. Compliance with foreign and U.S. laws and regulations that apply to our international operations increase our cost of doing business. These numerous and sometimes conflicting laws and regulations include, among others, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, data privacy requirements, export requirements, and anti-bribery and anti-corruption laws.

Our business activities currently are subject to no particular regulation by governmental agencies in the United States or the other countries in which we operate other than that routinely imposed on corporate businesses, and no such regulation is currently anticipated. As our operations expand, we anticipate that we will need to comply with laws and regulations in additional jurisdictions.

There is a risk that we may inadvertently breach some provisions which apply to us at the present time or which may apply to us in the future. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of our business. Violations of laws and regulations also could result in prohibitions on our ability to operate in one or more countries and could materially damage our reputation, our ability to attract and retain employees, or our business, results of operations and financial condition.

If tariffs or other restrictions are placed on foreign imports or any related counter-measures are taken by other countries, our business and results of operations could be harmed.

At the present time, we do not sell any products produced in China and have no plans to commence manufacturing in China; however, this may change at some point in the future. The Trump administration has put into place tariffs and other trade restrictions and signaled that it may additionally alter trade agreements and terms between the United States and China, among other countries, including limiting trade and/or imposing tariffs on imports from such countries. In addition, China, among others, has either threatened or put into place retaliatory tariffs of their own. Should we commence manufacturing in China, and if tariffs or other restrictions are placed on foreign imports, including on any of our products manufactured overseas for sale in the United States, or any related counter-measures are taken by other countries, our business and results of operations may be materially harmed.

These tariffs have the potential to significantly raise the cost of any products we may manufacture in China. In such a case, there can be no assurance that we will be able to shift manufacturing and supply agreements to non-impacted countries, including the United States, to reduce the effects of the tariffs. As a result, we may suffer margin erosion or be required to raise our prices, which may result in the loss of customers, negatively impact our results of operations, or otherwise harm our business. Additionally, the imposition of tariffs on products that we export to international markets could make such products more expensive compared to those of our competitors if we pass related additional costs on to our customers, which may also result in the loss of customers, negatively impact our results of operations, or otherwise harm our business.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our consolidated financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our shares may be less attractive to investors.

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

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are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

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are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

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are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

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are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

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may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

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are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our shares less attractive due to our reliance on these exemptions. If investors were to find our shares less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

We will incur increased costs as a result of being a U.S. public company, and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq Capital Market listing requirements and other applicable securities rules and regulations impose various requirements on public companies. Our management and administrative staff will need to devote a substantial amount of time to comply with these requirements. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing periodic and current public reports in compliance with our obligations under the securities laws. We intend to commit resources to comply with evolving laws, regulations and standards, and this commitment will result in increased general and administrative expenses and may divert management’s time and attention away from product development activities. If for any reason our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Additionally, in order to comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of our periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate consolidated financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, and we may not be able to remain listed on the Nasdaq Capital Market.

We are not currently required to comply with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting. We will also need to continue to improve our control processes as appropriate, validate through testing that our controls are functioning as documented and implement a continuous reporting and improvement process for our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

If we are unable to address the weaknesses in our internal control over financial reporting, investors may lose confidence in our company.

We have identified material weaknesses in our internal control over financial reporting, which resulted in the need to restate our consolidated financial statements. If we do not remediate the material weaknesses in our internal control over financial reporting, we may not be able to accurately report our financial results or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in the market price of our common stock.

Our business is subject to reporting requirements that continue to evolve and change, which could continue to require significant compliance effort and resources.

Because our common stock will be publicly traded, we will be subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board (PCAOB), the SEC and the Nasdaq Capital Market (assuming our common stock has been approved for listing), periodically issue new requirements and regulations and legislative bodies also review and revise applicable laws. As interpretation and implementation of these laws and rules and promulgation of new regulations continues, we will continue to be required to commit significant financial and managerial resources and incur additional expenses to address such laws, rules and regulations, which could in turn reduce our financial flexibility and create distractions for management.

Any of these events, in combination or individually, could disrupt our business and adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Ownership of Our Common Stock and this Offering

Our stock price may be volatile and your investment could decline in value.

The market price of our common stock following this offering may fluctuate substantially as a result of many factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of the value of your investment in our common stock. Factors that could cause fluctuations in the market price of our common stock include the following:

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quarterly variations in our results of operations;

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results of operations that vary from the expectations of securities analysts and investors;

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results of operations that vary from those of our competitors;

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changes in expectations as to our future financial performance, including financial estimates by securities analysts;

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publication of research reports about us or the industries in which we participate;

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announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

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announcements by third parties of significant legal claims or proceedings against us;

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changes affecting the availability of financing for smaller publicly traded companies like us;

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regulatory developments in the property development, digital transformation technology or biohealth businesses;

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significant future sales of our common stock, and additions or departures of key personnel;

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the realization of any of the other risk factors presented in this prospectus; and

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general economic, market and currency factors and conditions unrelated to our performance.

In addition, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance of individual companies. These broad market factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against us could result in significant liabilities and, regardless of the outcome, could result in substantial costs and the diversion of our management’s attention and resources.

Our common stock has no prior market and our stock price may decline after the offering.

Before this offering, there has been no public market for shares of our common stock. Although we have applied to have our common stock listed for trading on the Nasdaq Capital Market, an active trading market for our common stock may not develop or, if it develops, may not be sustained after this offering. Our company and the underwriters will negotiate to determine the initial public offering price. The initial public offering price may be higher than the market price of our common stock after the offering and you may not be able to sell your shares of our common stock at or above the price you paid in the offering. As a result, you could lose all or part of your investment.

Investors purchasing common stock in this offering will experience immediate dilution.

The initial public offering price of shares of our common stock is higher than the pro forma as adjusted net tangible book value per outstanding share of our common stock. You will incur immediate dilution of $4.55 per share in the pro forma as adjusted net tangible book value of shares of our common stock, based on an assumed initial public offering price of $6.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus. To the extent stock options are issued pursuant to our 2018 Incentive Compensation Plan in the future and ultimately exercised, there will be further dilution of the common stock sold in this offering.

Future sales, or the perception of future sales, of a substantial amount of our shares of common stock could depress the trading price of our common stock.

If we or our stockholders sell substantial amounts of our shares of common stock in the public market following this offering or if the market perceives that these sales could occur, the market price of shares of our common stock could decline. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

Immediately upon completion of this offering, based on the number of shares outstanding as of July 30, 2020, we will have 20,000,000 shares of common stock authorized and 9,000,000 shares of common stock outstanding. Of these shares, the 2,600,000 shares to be sold in this offering (assuming the underwriter does not exercise its option to purchase additional shares in this offering to cover over-allotments, if any) will be freely tradable. We, our executive officers and directors, and our stockholder have entered into agreements with the underwriter not to sell or otherwise dispose of shares of our common stock for a period of nine months following the effectiveness of this prospectus, with certain exceptions. Immediately upon the expiration of this lock-up period, 6,400,000 shares will be eligible for resale pursuant to Rule 144 under the Securities Act, subject to the volume, manner of sale, holding period and other limitations of Rule 144.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, or if our actual results differ significantly from our guidance, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In addition, from time to time, we may release earnings guidance or other forward-looking statements in our earnings releases, earnings conference calls or otherwise regarding our future performance that represent our management’s estimates as of the date of release. Some or all of the assumptions of any future guidance that we furnish may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts’ expectations could have a material adverse effect on the trading price or volume of our stock.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our corporate documents and the Delaware General Corporation Law contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions include:

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authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to help defend against a takeover attempt;

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establish that advance notice requirements for nominating directors and proposing matters to be voted on by stockholders at stockholder meetings will be as provided in the bylaws; and

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provide that stockholders are only entitled to call a special meeting upon written request by 33.3% of the outstanding common stock.

In addition, Delaware law prohibits large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or consolidating with us except under certain circumstances. These provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

Concentration of ownership of our common stock by our principal stockholder will limit new investors from influencing significant corporate decisions.

Upon completion of this offering, our principal stockholder Chan Heng Fai will own approximately 90% of our outstanding shares of common stock. He will be able to make decisions such as (i) making amendments to our certificate of incorporation and bylaws, (ii) whether to issue additional shares of common stock and preferred stock, including to himself, (iii) employment decisions, including compensation arrangements, (iv) whether to enter into material transactions with related parties, (v) election and removal of directors and (vi) any merger or other significant corporate transactions. The interests of Chan Heng Fai may not coincide with our interests or the interests of other stockholders.

We expect to be a “controlled company” within the meaning of the listing standards of Nasdaq and, as a result, we will qualify for exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Chan Heng Fai, through HFE Holdings Limited, controls a majority of the combined voting power of all classes of our voting stock. As a result, we qualify as a “controlled company” within the meaning of the listing standards of Nasdaq, and we have elected not to comply with certain Nasdaq corporate governance requirements. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirement that we have a majority of independent directors on our board of directors. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

We do not expect to pay any dividends on our common stock for the foreseeable future.

We currently expect to retain all future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends to holders of our common stock for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

We have 5,000,000 authorized unissued shares of preferred stock, and our board has the ability to designate the rights and preferences of this preferred stock without your vote.

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further stockholder approval. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. As indicated in the preceding risk factor, the ability to issue preferred stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of our company thereby discouraging, delaying or preventing a change in control of our company. We currently have no outstanding shares of preferred stock, or plans to issue any such shares in the future.

We may utilize the proceeds of this offering in ways with which you may not agree or in ways that may not yield a return.

Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. Until the net proceeds are used, they may be placed in capital preservation investments that do not produce significant income or that may lose value.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided that these provisions of our certificate of incorporation will not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Further, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “aim,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

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our future financial performance, including our revenue, costs of revenue, operating expenses and profitability;

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the sufficiency of our cash and cash equivalents to meet our liquidity needs;

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our predictions about the property development, digital transformation technology and biohealth businesses and their respective market trends;

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our ability to attract and retain customers in all our business segments to purchase our products and services;

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the availability of financing for smaller publicly-traded companies like us;

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our ability to successfully expand in our three principal business markets and into new markets and industry verticals;

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our ability to effectively manage our growth and future expenses; and

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our ability to respond to the potential risks resulting from the spread of the COVID-19 pandemic, and its potential impact on our operations.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain.

You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result, of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $13,958,600 (or approximately $16,164,050 if the underwriter exercises its option in full to purchase additional shares of our common stock), based upon an assumed initial public offering price of $6.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds approximately as follows:

Application of Proceeds	Approximate Dollar Amount	Approximate Percentage of Net Proceeds
Fund acquisitions of new companies and properties	$12,562,740	90%
Working capital and general corporate purposes	1,395,860	10%
Total	$13,958,600	100%

A significant portion of the net proceeds of this offering will be used to fund possible acquisitions of new companies in the markets in which we operate, or may operate in the future, and to acquire additional real estate development properties. We intend to acquire all or substantially all of an acquisition target’s voting stock and only in limited cases acquire less than 51% of the voting stock. We have no such acquisition agreements or commitments in place at this time.

We will use the remainder of the net proceeds from this offering for working capital and general corporate purposes, including amounts required to pay officers’ salaries, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses, including interest and overhead.

Working capital may also include up to approximately $312,100 which may be used for our sales and marketing and/or product enhancement efforts. We do not currently intend to make any additional equity investments in subsidiary companies, unless we are requested to participate in an arm’s-length, unaffiliated third party-led investment transaction or otherwise required to participate in order to maintain our majority ownership and/or control in any such company.

The expected use of net proceeds from this offering represents our intention based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term, interest-bearing, investment-grade securities.

 DIVIDEND POLICY

Our board of directors will determine our future dividend policy based on our result of operations, financial condition, capital requirements and other circumstances. We have not previously declared or paid any cash dividends on our common stock. We anticipate that we will retain earnings to support operations and finance the growth of our business, as described in this prospectus. Accordingly, it is not anticipated that any cash dividends will be paid on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of March 31, 2020:

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on an actual basis; and

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on an as adjusted basis reflecting the receipt by us of the net proceeds from the sale of 2,600,000 shares of common stock in this offering at an assumed initial public offering price of $6.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the exercise of the over-allotment option held by the underwriter with respect to this offering, as if the offering had occurred on March 31, 2020.

The following information is illustrative only of our cash and cash equivalents and capitalization following the completion of this offering and will change based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing in this prospectus.

	As of March 31, 2020
	Actual	As Adjusted
	(Unaudited)	(Unaudited)
Cash and restricted cash	$ 7,089,645	$ 21,048,245
Debt, net of debt discount	6,133,378*	6,133,378*
Long-term debt, net of current portion	4,731,607	4,731,607
Stockholders’ equity:

Common stock, $0.001 par value	10,001	12,601
Additional paid-in capital	54,266,987	68,222,987
Accumulated deficit	(38,922,255)	(38,922,255)
Accumulated Other Comprehensive Income	365,219	365,219
Stockholders’ equity	15,719,952	29,678,552
Non-controlling interests	6,839,358	6,839,358
Total stockholders’ equity	$ 22,559,310	$ 36,517,910
Total capitalization	$ 27,290,917**	$ 41,249,517**

*Debt, net of debt discount = Notes Payable + Accrued Interest
**Total capitalization = Long-term debt + Total stockholders’ equity

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma, as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of common stock.

As of March 31, 2020, we had a net tangible book value of $15,719,952 or $2.46 per share of common stock (calculated based on 6,400,000 outstanding shares after stock cancellation on June 24, 2020). Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of March 31, 2020.

Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the issuance and sale of 2,600,000 shares of our common stock in this offering at an assumed initial public offering price of $6.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020, would have been approximately $29,678,552 or $3.30 per share of common stock. This represents an immediate increase in the pro forma net tangible book value of $0.84 per share to existing stockholders and an immediate dilution of $3.20 per share to investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution on a per share basis:

Amount
Assumed initial public offering price	$6.50
Pro forma net tangible book value before offering	2.46
Increase in pro forma net tangible book value attributable to new investors	0.84
Pro forma as adjusted net tangible book value after offering	$3.30
Dilution in pro forma net tangible book value to new investors	$3.20

Each $1.00 increase (decrease) in the assumed initial public offering price of $6.50 per share would increase (decrease) the pro forma as adjusted dilution to new investors to $0.75 per share, assuming that the number of shares offered, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses. Similarly, each increase of 100,000 shares in the number of shares of common stock offered would increase the as further adjusted net tangible book value, as adjusted to give effect to this offering, to approximately $0.03 per share and decrease the dilution to new investors to $0.02 per share, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. Each decrease of 100,000 shares in the number of shares of common stock offered would decrease the as adjusted net tangible book value, as adjusted to give effect to this offering, to approximately $0.03 per share and increase the dilution to new investors to $0.02 per share, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriter exercises its over-allotment option in full to purchase 390,000 additional shares of common stock from us in this offering to cover over-allotments, if any, the pro forma as adjusted net tangible book value per share after the offering would be $3.40 per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $0.94 per share and the dilution per share to new investors purchasing common stock in this offering would be $3.10 per share.

The following table illustrates, on an as adjusted basis as of March 31, 2020, the differences between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and new investors purchasing shares of our common stock in this offering based on an assumed initial public offering price of $6.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders	6,400,000	71.1%	$ 15,719,952	48.2%	$ 2.46
New investors	2,600,000	28.9%	$ 16,900,000	51.8%	$ 6.50
Total	9,000,000	100.0%	$ 32,619,952	100.0%

The number of shares of common stock shown above to be outstanding after this offering is based on 6,400,000 shares of our common stock outstanding as of March 31, 2020, and excludes an additional 500,000 shares of our common stock reserved for future issuance under our 2018 Incentive Compensation Plan.

In addition, if the underwriter exercises its over-allotment option to purchase additional shares in full, the number of shares held by new investors would increase to 2,990,000, or 31.8% of the total number of shares of our common stock outstanding after this offering.

To the extent that stock options are exercised, new options are issued under our 2018 Incentive Compensation Plan or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The tables and calculations above are based on 6,400,000 shares of common stock outstanding as of March 31, 2020, which excludes:

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500,000 shares of our common stock reserved for future issuance pursuant to the exercise of stock options or other equity-based awards under our 2018 Incentive Compensation Plan; and

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390,000 common stock issuable upon exercise of underwriter’s over-allotment option.

 To the extent that options are issued and exercised, new investors will experience further dilution.

Pursuant to an agreement entered into by us on June 24, 2020 with our stockholders HFE Holdings Limited and Chan Heng Fai, HFE Holdings Limited surrendered 3,600,000 shares of our common stock to the treasury of our company, and Chan Heng Fai surrendered 1,000 shares of our common stock to the treasury of our company, and all such shares were cancelled. No consideration was exchanged in connection with the surrender of the shares. As a result, the total number of outstanding shares of our common stock before this offering was reduced to 6,400,000 shares from 10,001,000 shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors” and “Business.” It contains forward-looking statements that involve risks and uncertainties, and is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Our actual results could differ materially from those anticipated by our management in these forward-looking statements as a result of various factors, including those discussed below and in this prospectus, particularly under the heading “Risk Factors.”

Business Overview

We are a diversified holding company principally engaged through our subsidiaries in property development, digital transformation technology and biohealth activities with operations in the United States, Singapore, Hong Kong, Australia and South Korea. We manage our three principal businesses primarily through our 49.1%-owned subsidiary, Singapore eDevelopment Limited, a public company traded on the Singapore Stock Exchange. Through this subsidiary (and indirectly, through other public and private U.S. and Asian subsidiaries), we are actively developing two significant real estate projects near Houston, Texas and in Frederick, Maryland in our property development segment. We have designed applications for enterprise messaging and e-commerce software platforms in the United States and Asia in our digital transformation technology business unit. Our recent foray into the biohealth segment includes research to treat neurological and immune-related diseases, nutritional chemistry to create a natural sugar alternative, research regarding innovative products to slow the spread of disease, and natural foods and supplements.

We opportunistically identify global businesses for acquisition, incubation and corporate advisory services, primarily related to our existing operating business segments. We also have ownership interests outside of Singapore eDevelopment, including an indirect 16.8% equity interest in Holista CollTech Limited, a public Australian company that produces natural food ingredients, and an indirect 13.1% equity interest in Vivacitas Oncology Inc., a U.S.-based biopharmaceutical company, but neither of which company has material asset value relative to our principal businesses. Under the guidance of Chan Heng Fai, our founder, Chairman and Chief Executive Officer, who is also our largest stockholder, we have positioned ourselves as a participant in these key markets through a series of strategic transactions. Our growth strategy is both to pursue acquisition opportunities that we can leverage on our global network using our capital and management resources and to accelerate the expansion of our organic businesses.

We generally acquire majority and/or control stakes in innovative and promising businesses that are expected to appreciate in value over time. Our emphasis is on building businesses in industries where our management team has in-depth knowledge and experience, or where our management can provide value by advising on new markets and expansion. We have at times provided a range of global capital and management services to these companies in order to gain access to Asian markets. We have historically favored businesses that improve an individual’s quality of life or that improve the efficiency of businesses through technology in various industries. We believe our capital and management services provide us with a competitive advantage in the selection of strategic acquisitions, which creates and adds value for our company and our stockholders.

Our Revenue Model

Our total revenue for the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018 were $2,965,171, $24,257,953 and $20,380,940, respectively. Our net income for the three months ended March 31, 2020 was $2,214,999 and net losses for the years ended December 31, 2019 and 2018 were $8,053,428 and $7,490,568, respectively.

We currently recognize revenue from the sale of our subdivision development properties, the sale of our biohealth products and the rendering of digital transformation technology services through consulting fees. Sales of real properties accounted for approximately 100%of our total revenue in the first three months of 2020, sales of properties accounted for approximately 94%, sales of biohealth products accounted for approximately 6% and digital transformation technology consulting fees accounted for 0% of our total revenue in 2019. Sales of properties accounted for approximately 87%, sales of biohealth products accounted for approximately 12%, digital transformation technology consulting fees accounted for approximately 1% of our total revenue in 2018.

From a geographical perspective, we recognized 100%, 100% and 98% of our total revenue in the first three months of 2020 and the years ended December 31, 2019 and 2018, respectively, in the United States.

We believe that, on an ongoing basis, revenue generated from our property development business will decline as a percentage of our total revenue as we expect to experience greater revenue contribution from our digital transformation technology, biohealth businesses and future business acquisitions.

Financial Impact of the COVID-19 Pandemic

Real Estate Projects

The extent to which the COVID-19 pandemic may impact our business will depend on future developments, which are highly uncertain and cannot be predicted. The COVID-19 pandemic’s far-reaching impact on the global economy could negatively affect various aspects of our business, including demand for real estate. From March through June 2020, we continued to sell lots at our Ballenger Run project (in Maryland) for the construction of town homes to NVR. To date, sales of such town homes by NVR are up in 2020 compared to the first half of 2019. Such town homes are often a first home that generally did not require buyers to sell an existing home. We believe low interest rates have encouraged home sales. Many buyers opted to see home models at the project virtually. This technology allowed them to ask questions of sales staff and see the town homes. Home closings were able to occur electronically.

We have received strong indications that buyers and renters across the country are expressing interest in moving from more densely populated urban areas to the suburbs. We believe that our Ballenger Run project is well suited and positioned to accommodate those buyers. Our latest phase for sale at Ballenger Run, involving single-family homes, has seen a high number of interested potential buyers signing up for additional information and updates on home availability.

The COVID-19 pandemic could impact the ability of our staff and contractors to continue to work, and our ability to conduct our operations in a prompt and efficient manner. To date, we have experienced a slowdown in the planned construction of a clubhouse at the Ballenger Run project. We believe this delay was largely caused in part by policies requiring lower numbers of contractors working in indoor spaces. To date, this aspect of the project has fallen behind schedule by approximately one to two weeks.

The COVID-19 pandemic may adversely impact the timeliness of local government in granting required approvals. Accordingly, COVID-19 may cause the completion of important stages in our real estate projects to be delayed.

At our Black Oak project in Texas, we have strategically redesigned the lots over the past year for a smaller “starter home” products that we believe will be more resilient in fluctuating markets. Should we initiate sales at Black Oak, we believe the same implications described above regarding our Ballenger Run project may apply to our Black Oak project (including the general trend of customers’ interest shifting from urban to suburban areas). In addition, Houston and its surrounding areas have been economically impacted by the decline in energy prices in 2020. Unlike our Ballenger Run project, our Black Oak project may include our involvement in single family rental home development.

On April 6, 2020, SeD Development Management LLC, one of our subsidiaries, entered into a term note with M&T Bank with a principal amount of $68,502 pursuant to the Paycheck Protection Program (“PPP Term Note”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan is evidenced by a promissory note. The PPP Term Note bears interest at a fixed annual rate of 1.00%, with the first six months of principal and interest deferred. Beginning in November 2020, SeD Development Management LLC will make 18 equal monthly payments of principal and interest with the final payment due in April 2022. The PPP Term Note may be accelerated upon the occurrence of an event of default.

The PPP Term Note is unsecured and guaranteed by the United States Small Business Administration. SeD Development Management LLC may apply to M&T Bank for forgiveness of the PPP Term Note, with the amount which may be forgiven equal to the sum of payroll costs, covered rent and mortgage obligations, and covered utility payments incurred by SeD Development Management LLC during the eight-week period beginning upon receipt of PPP Term Note funds, calculated in accordance with the terms of the CARES Act. During the relevant eight-week term, our payroll did not experience any material change from prior periods.

On June 18, 2020, Alset iHome Inc. (formerly known as SeD Home Inc. and then SeD Home & REITs Inc.) entered into a Loan Agreement with M&T Bank. Pursuant to this Loan Agreement, M&T Bank provided a non-revolving loan to Alset iHome Inc. in an aggregate amount of up to $2,990,000, as described in “Liquidity and Capital Resources” below. It is intended that this loan will be utilized to commence our residential initiatives.

Our subsidiaries are reviewing plans for potential additional fundraising to fund single family rental operations and the acquisition of additional real estate projects.

Other Business Activities

The COVID-19 pandemic may adversely impact our potential to expand our business activities in ways that are difficult to assess or predict. The COVID-19 pandemic continues to evolve. The COVID-19 pandemic has impacted, and may continue to impact, the global supply of certain goods and services in ways that may impact the sale of products to consumers that we, or companies we may invest in or partner with, will attempt to make. The COVID-19 pandemic may prevent us from pursuing otherwise attractive opportunities.

Impact on Staff

Most of our U.S. staff works out of our Bethesda, Maryland office. At our office in Texas, we received a 50% rent abatement for the month of May 2020.

Our U.S. staff has shifted to mostly working from home since March 2020, but this has had minimal impact on our operations to date. Our staff in Singapore and Hong Kong has been able to work from home when needed with minimal impact on our operations, however our staff’s ability to travel between our Hong Kong and Singapore offices has been significantly limited, and our staff’s travel between the U.S. and non-U.S. offices has been suspended since March 2020. The COVID-19 pandemic has also impacted the frequency with which our management would otherwise travel to the Black Oaks project; however, we have a contractor in Texas providing supervision of the project. Management continues to regularly supervise the Ballenger Run project. Limitations on the mobility of our management and staff may slow down our ability to enter into new transactions and expand existing projects.

We have not reduced our staff in connection with the COVID-19 pandemic. To date, we did not have to expend significant resources related to employee health and safety matters related to the COVID-19 pandemic. We have a small staff, however, and the inability of any significant number of our staff to work due to illness or the illness of a family member could adversely impact our operations.

Matters that May or Are Currently Affecting Our Business

In addition to the matters described above, the primary challenges and trends that could affect or are affecting our financial results include:

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Our ability to improve our revenue through cross-selling and revenue-sharing arrangements among our diverse group of companies;

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Our ability to identify complementary businesses for acquisition, obtain additional financing for these acquisitions, if and when needed, and profitably integrate them into our existing operation;

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Our ability to attract competent, skilled technical and sales personnel for each of our businesses at acceptable prices to manage our overhead; and

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Our ability to control our operating expenses as we expand each of our businesses and product and service offerings.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Common Control Transactions resulted in the following basis of accounting for the financial reporting periods: The acquisitions of Heng Fai Enterprises and Global eHealth were accounted for prospectively as of October 1, 2018 and they did not represent a change in reporting entity.

ASC 805-50-45 defines the transfer of a business among entities under common control at carrying amount with retrospective adjustment of prior period financial statements when reporting entity is changed. ASC 250 defines a change in the reporting entity as a change that results in financial statements that, in effect, are those of a different reporting entity. Our management believed that the acquisitions of Hengfai International and LVAM led to change in the reporting entities and the acquisitions of Heng Fai Enterprises and Global eHealth did not.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include all accounts of the Company and its majority owned and controlled subsidiaries. The Company consolidates entities in which it owns more than 50% of the voting common stock and controls operations. All intercompany transactions and balances among consolidated subsidiaries have been eliminated.

Use of Estimates and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, allowance for doubtful accounts, recoverability and useful lives of property, plant and equipment, valuation of real estate assets, allocation of development costs and capitalized interest to sold lots, the valuation allowance of deferred taxes, contingencies and equity compensation. Actual results could differ from those estimates.

Revenue Recognition and Cost of Sales

The following represents a disaggregation of our revenue recognition policies by segment:

Property Development

              ● Property Sales. The Company's main business is land development. The Company purchases land and develops it into residential communities. The developed lots are sold to builders (customers) for the construction of new homes. The builders enter a sales contract with the Company before they take the lots. The prices and timeline are determined and agreed upon in the contract. The builders do the inspections to make sure all conditions and requirements in contracts are met before purchasing the lots. A detailed breakdown of the five-step process for the revenue recognition of the Ballenger and Black Oak projects, which represented approximately 94% and 85% of the Company’s revenue in the years ended on December 31, 2019 and 2018, respectively, is as follows:
Identify the contract with a customer. The Company has signed agreements with the builders for developing the raw land to ready to build lots. The contract has agreed upon prices, timelines, and specifications for what is to be provided.

Identify the performance obligations in the contract. Performance obligations of the Company include delivering developed lots to the customer, which are required to meet certain specifications that are outlined in the contract. The customer inspects all lots prior to accepting title to ensure all specifications are met.

Determine the transaction price. The transaction price per lot is fixed and specified in the contract. Any subsequent change orders or price changes are required to be approved by both parties.

Allocate the transaction price to performance obligations in the contract. Each lot is considered to be a separate performance obligation, for which the specified price in the contract is allocated to.

Recognize revenue when (or as) the entity satisfies a performance obligation. The builders do the inspections to make sure all conditions/requirements are met before taking title of lots. The Company recognizes revenue at a point in time when title is transferred. The Company does not have further performance obligations or continuing involvement once title is transferred.

● Sale of the Front Foot Benefit Assessments. We have established a front foot benefit (“FFB”) assessment on all of the NVR lots. This is a 30-year annual assessment allowed in Frederick County which requires homeowners to reimburse the developer for the costs of installing public water and sewer to the lots. These assessments become effective as homes are settled, at which time we can sell the collection rights to investors who will pay an upfront lump sum, enabling us to more quickly realize the revenue. The selling prices range from $3,000 to $4,500 per home depending the type of the home. Our total revenue from the front foot benefit assessment is approximately $1 million. To recognize revenue of the FFB assessment, both our and NVR’s performance obligations have to be satisfied. Our performance obligation is completed once we complete the construction of water and sewer facilities and close the lot sales with NVR, which inspects these water and sewer facilities prior to the close of lot sales to ensure all specifications are met. NVR’s performance obligation is to sell homes they build to homeowners. Our FFB revenue is recognized upon NVR’s sales of homes to homeowners.

● Cost of Sales. Land acquisition costs are allocated to each lot based on the area method, the size of the lot comparing to the total size of all lots in the project. Development costs and capitalized interest are allocated to lots sold based on the total expected development and interest costs of the completed project and allocating a percentage of those costs based on the selling price of the sold lot compared to the expected sales values of all lots in the project.

If allocation of development costs and capitalized interest based on the projection and relative expected sales value is impracticable, those costs could also be allocated based on an area method, which uses the size of the lots compared to the total project area and allocates costs based on their size.

Digital Transformation Technology

● Software Development Income. Revenue is recognized when (or as) the Company transfers promised goods or services to its customers in amounts that reflect the consideration to which the Company expects to be entitled to in exchange for those goods or services, which occurs when (or as) the Company satisfies its contractual obligations and transfers over control of the promised goods or services to its customers. We generate revenue from a project involving provision of services and web/software development for customers. In respect to the provision of services, the agreements are less than one year with a cancellation clause and customers are typically billed on a monthly basis.

Biohealth

● Product Direct Sales. The Company’s net sales consist of product sales. The Company's performance obligation is to transfer its products to its third-party independent distributors (“Distributors”). The Company generally recognizes revenue when product is shipped to its Distributors.

The Company’s Distributors may receive distributor allowances, which are comprised of discounts, rebates and wholesale commission payments from the Company. Distributor allowances resulting from the Company’s sales of its products to its Distributors are recorded against net sales because the distributor allowances represent discounts from the suggested retail price.

  In addition to distributor allowances, the Company compensates its sales leader Distributors with leadership incentives for services rendered, relating to the development, retention, and management of their sales organizations. Leadership Incentives are payable based on achieved sales volume, which are recorded in general and administrative expenses. The Company recognizes revenue when it ships products. The Company receives the net sales price in cash or through credit card payments at the point of sale.

If a Distributor returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. In addition, the Company maintains a buyback program pursuant to which it will repurchase products sold to a Distributor who has decided to leave the business. Allowances for product returns, primarily in connection with the Company’s buyback program, are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale.

● Annual Membership. The Company collects an annual membership fee from its Distributors. The fee is fixed, paid in full at the time joining the membership and not refundable. The Company’s performance obligation is to provide members to purchase products, access to certain back office services, receive commissions and attend corporate events. The obligation is satisfied over time. The Company recognizes revenue associated with the membership over the one-year period of the membership. Before the membership fee is recognized as revenue, it is recorded as deferred revenue.

Real Estate Assets

Real estate assets are recorded at cost, except when acquired real estate assets meet the definition of a business combination in accordance with ASC 805, “Business Combinations,” which are recorded at fair value. Interest, property taxes, insurance and other incremental costs (including salaries) directly related to a project are capitalized during the construction period of major facilities and land improvements. The capitalization period begins when activities to develop the parcel commence and ends when the asset constructed is completed. The capitalized costs are recorded as part of the asset to which they relate and are reduced when lots are sold.

We capitalized interest from the third-party borrowings of $526,297 and $415,844 and capitalized construction costs of $8,483,030 and $8,262,297 for the years ended December 31, 2019 and 2018, respectively.

For the three months ended March 31, 2020 and 2019, we capitalized interest from the third-party borrowings of $0 and $43,454 and capitalized construction costs of $2,366,908 and $1,206,008, respectively.

On December 31, 2019, total real estate property under development was $23.9 million, including:

●      land held for development in the amount of $14.3 million (consisting of $6.9 million for Black Oak, $6.9 million for Ballenger Run and $0.5 million for our Perth project);

●      capitalized development costs in the amount of $5.7 million (consisting of $0.3 million for Black Oak and $5.4 million for Ballenger Run); and

●      capitalized finance costs were $3.9 million.

On March 31, 2020, total real estate property under development was $23.9 million, including:

●      land held for development in the amount of $13.8 million (consisting of $6.9 million for Black Oak, $6.4 million for Ballenger Run and $0.5 million for our Perth project);

●      capitalized development costs in the amount of $6.1 million (consisting of $0.7 million for Black Oak and $5.4 million for Ballenger Run); and

●      capitalized finance costs were $4 million.

For the year ended December 31, 2018, Black Oak project recognized a real estate impairment of approximately $1.5 million from the sale of 124 lots to Houston LD, LLC.

On June 30, 2019, the Company recorded approximately $3.9 million of impairment on the Black Oak project.

On December 31, 2019, Black Oak recognized additional real estate impairment of approximately $1.3 million.

On March 31, 2020, the capitalized construction costs were as follows:

	Ballenger Run	Black Oak	Perth Project	Total
Land held for development	$ 6,458,177	$ 6,886,937	$ 446,895	$ 13,792,009
Capitalized development Costs
Hard Construction Costs	20,466,423	8,620,370		29,086,793
Engineering	2,993,909	1,777,554		4,771,463,
Consultation	389,278	141,287		530,565
Project Management	3,202,550	800,505		4,003,055
Legal	335,106	235,961		571,067
Taxes	1,105,291	556,789		1,662,080
Other Services	520,544	138,042	45,550	704,136
BAN reimbursement		(5,230,828)		(5,230,828)
Impairment Reserve		(4,988,461)		(4,988,461)
Construction - Sold Lots	(23,604,274)	(1,364,805)		(24,969,079)
Total capitalized development costs	$ 5,408,827	$ 686,414	$ 45,550	$ 6,140,791

Capitalized finance costs				$ 3,967,856

Total property under development				$ 23,900,656

On December 31, 2019, the capitalized construction costs were as follows:

	Ballenger Run	Black Oak	Perth Project	Total
Land held for development	$ 6,886,163	$ 6,886,937	$ 510,241	$ 14,283,341
Capitalized construction Costs
Hard construction costs	18,857,552	8,354,986		27,212,538
Engineering	2,890,373	1,804,034		4,694,407
Consultation	330,387	105,267		435,654
Project management	3,042,600	800,505		3,843,105
Legal	327,011	234,106		561,117
Taxes	1,092,247	556,194		1,648,441
Other services	488,717	29,398	48,874	566,989
BAN reimbursement		(5,230,828)		(5,230,828)
Impairment reserve		(4,988,461)		(4,988,461)
Construction - Sold Lots	(21,713,668)	(1,364,805)		(23,078,473)
Total capitalized development costs	$ 5,315,220	$ 300,395	$ 48,874	$ 5,664,489

Capitalized finance costs				$ 3,936,874

Total property under development				$ 23,884,704

Through March 31, 2020, there were no sales from the Perth project. In addition, no sales agreement had been signed for this project.

On January 18, 2019, Black Oak sold 124 lots based on its Purchase and Sale Agreement with Houston LD, LLC signed on July 3, 2018. The purchase price was $6,175,000. An impairment of real estate of approximately $1.5 million related to this sale was recorded on December 31, 2018. The revenue was recognized in January 2019, when the sale was closed, and the margin was 0% as a result of the impairment recorded in FY 2018.

On June 30, 2019, the Company recorded approximately $3.9 million of impairment on the Black Oak project.

During the year ended December 31, 2019, Black Oak recognized an additional real estate impairment of approximately $1.3 million.

Results of Operations

Summary of Statements of Operations for the Three Months Ended March 31, 2020 and 2019

	Three Months Ended
	March 31, 2020	March 31, 2019
Revenue	$ 2,965,171	$ 11,771,320
Operating Expenses	3,305,836	12,103,338
Other Income	2,555,664	730,647
Net Income	2,214,999	394,917

Revenue

The following table sets forth period-over-period changes in revenues for each of our reporting segments:

	Three Months Ended March 31,		Change
	2020	2019	Dollars	Percentage
Property development	$ 2,954,389	$ 11,318,595	(8,364,206)	-74%
Biohealth	10,782	445,093	(434,311)	-98%
Digital transformation technology	-	-	-	-
Other	-	7,632	(7,632)	-100%
Total revenue	$ 2,965,171	$ 11,771,320	(8,806,149)	-75%

Revenue was $2,965,171 for the three months ended March 31, 2020, compared to $11,771,320 for the three months ended March 31, 2019. An increase in property sales from the Ballenger Project and first sale of a section of Black Oak Project in the first three months of 2019 contributed to higher revenue in that period. Pursuant to a lot purchase agreement dated July 3, 2018, 150 CCM Black Oak Ltd sold 124 lots located in the Company’s Black Oak project to Houston LD, LLC for a total purchase price of $6,175,000. As for our Ballenger Project, builders are required to purchase a minimum number of lots based on their applicable sale agreements. We collect revenue only from the sale of lots to builders. We are not involved in the construction of homes at the present time.

Revenues from our biohealth segment come from the direct sales by iGalen Inc. (formerly known as iGalen USA, LLC), which is 100% owned by iGalen International Inc., Singapore eDevelopment’s 53%-owned subsidiary. During the three months ended March 31, 2020 and 2019, the revenues from iGalen Inc. were $10,782 and $445,093, respectively. The decrease was mainly due to the slow sales of current products and delay of the new product’s promotion.

The category described as “Other” includes corporate and financial services and new venture businesses. "Other" includes certain costs that are not allocated to the reportable segments, primarily consisting of unallocated corporate overhead costs, including administrative functions not allocated to the reportable segments from global functional expenses.

The financial services and new venture businesses are small and diversified, and accordingly they are not separately addressed as one independent category. In the three months ended March 31, 2020 and 2019, the revenue from other businesses was $0 and $7,632, respectively, generated by fund management services.

Operating Expenses

The following table sets forth period-over-period changes in cost of sales for each of our reporting segments:

	Three Months Ended March 31,		Change
	2020	2019	Dollars	Percentage
Property development	$ 2,380,820	$ 10,438,253	(8,057,433)	-77%
Biohealth	2,883	120,548	(117,665)	-98%
Digital transformation technology	-	-	-	-
Other	-	-	-	-
Total cost of sales	$ 2,383,703	$ 10,558,801	(8,175,098)	-77%

Cost of sales decreased from $10,558,801 in the three months ended March 31, 2019 to $2,383,701 in the three months ended March 31, 2020, as a result of the decrease in sales in the Ballenger Run and Black Oak projects. Capitalized construction expenses, finance costs and land costs are allocated to sales. We anticipate the total cost of sales to increase as revenue increases.

The gross margin decreased from $1,212,519 to $581,468 in the three months ended March 31, 2019 and 2020, respectively. Our Ballenger Run project gross margin decreased from $710,716 to $458,015 in the three months ended March 31, 2019 and 2020, respectively, due to the decrease in the sales. The gross margin from sale of Black Oak section one lots was approximately $0 after real estate impairment of $1.5 million was recorded in 2018.

The following table sets forth period-over-period changes in operating expenses for each of our reporting segments

	Three Months Ended March 31,		Change
	2020	2019	Dollars	Percentage
Property development	$ 277,056	$ 238,006	39,050	16%
Biohealth	132,791	526,001	(393,210)	-75%
Digital transformation technology	18,228	96,652	(78,424)	-81%
Other	494,058	683,878	(189,820)	-28%
Total operating expenses	$ 922,133	$ 1,544,537	(622,404)	-40%

Other Income (Expense)

In the three months ended March 31, 2020, the Company had other income of $2,555,664 compared to other income of $730,647 in the three months ended March 31, 2019. The change from unrealized gain (loss) on securities investment and foreign exchange transactions explained the volatility in these two periods. In the three months ended March 31, 2020 and 2019, the unrealized gain on securities investment was $484,362 and $734,599, respectively. Foreign exchange transaction gain was $2,118,952 in the three months ended March 31, 2020, compared to $211,998 loss in the three months ended March 31, 2019.

Net Income (Loss)

In the three months ended March 31, 2020, the Company had net income of $2,214,999 compared to net income of $394,917 in the three months ended March 31, 2019.

Liquidity and Capital Resources

Our real estate assets have increased to $23,900,656 as of March 31, 2020 from $23,884,704 as of December 31, 2019. This increase primarily reflects a higher increase in the capitalized costs related to the construction in progress and impairment recorded on the Black Oak project than in the cost of sales. Our cash has decreased from $2,883,318 as of December 31, 2019 to $2,178,577 as of March 31, 2020. Our liabilities declined from $13,649,449 at December 31, 2019 to $13,351,633 at March 31, 2020. Our total assets have increased to $35,910,943 as of March 31, 2020 from $35,872,780 as of December 31, 2019 due to the increase in restricted cash and note receivables.

On November 23, 2015, SeD Maryland Development, LLC and Union Bank (formerly Xenith Bank and The Bank of Hampton Roads) entered into a Construction Loan Agreement, as amended by the Loan Modification Commitment Letter, as further amended by the Loan Modification Commitment Letter, dated as of August 30, 2017 and as further amended by the Third Loan Modification Agreement, dated as of September 18, 2017 (the “Union Bank Revolving Loan”). The Union Bank Revolving Loan had a balance of approximately $13,899 and the credit limit of $11 million as of December 31, 2018. At December 31, 2017, the Union Bank Revolving Loan balance was approximately $8.3 million and credit limit was $11.0 million. As a condition of the Union Bank Revolving Loan, we were required to maintain a minimum of $2,600,000 in an interest-bearing account maintained by the lender as additional security for the loans. The loan from Union Bank was repaid in January 2019 and the agreement between Union Bank and SeD Maryland Development was terminated on April 17, 2019.

On April 17, 2019, SeD Maryland Development LLC entered into a Development Loan Agreement with Manufacturers and Traders Trust Company (“M&T Bank”) in the principal amount not to exceed at any one time outstanding the sum of $8,000,000, with a cumulative loan advance amount of $18,500,000. The line of credit bears interest rate on LIBOR plus 375 basis points. SeD Maryland Development LLC was also provided with a Letter of Credit (“L/C”) Facility in an aggregate amount of up to $900,000. The L/C commission will be 1.5% per annum on the face amount of the L/C. Other standard lender fees will apply in the event the L/C is drawn down. The loan is a revolving line of credit. The L/C Facility is not a revolving loan, and amounts advanced and repaid may not be re-borrowed. Repayment of the Loan Agreement is secured by a $2,600,000 collateral fund and a Deed of Trust issued to the Lender on the property owned by SeD Maryland.

On June 18, 2020, Alset iHome Inc. (previously known as SeD Home Inc. and then SeD Home & REITs Inc.), entered into a Loan Agreement with M&T Bank. Pursuant to this Loan Agreement, M&T Bank provided a non-revolving loan to Alset iHome Inc. in an aggregate amount of up to $2,990,000. Repayment of this loan is secured by a deed of trust issued to the Lender on the property owned by certain subsidiaries of Alset iHome Inc. The maturity date of this loan is May 1, 2022. Certain subsidiaries of our company are the guarantors of this loan.

Currently the Black Oak project does not have any financing from third parties. On July 20, 2018, 150 CCM Black Oak Ltd. was reimbursed $4,592,079 from the Harris County Improvement District No. 17 for previous expenses incurred by 150 CCM Black Oak Ltd. in the development and installation of infrastructure within the Black Oak project. The future development timeline of Black Oak project is based on multiple limiting conditions, such as the amount of the funds raised from capital market, the loans from third party financial institutions, and the government reimbursements. The development proceed in stages and expenses will be contingent on the amount of funding we will receive.

On November 29, 2016, Alset iHome Inc. entered into three $500,000 bonds for a total of $1.5 million that were to incur annual interest at 8% and the principal was paid in full on November 29, 2019.

During the year ended on December 31, 2017, Chan Heng Fai provided non-interest loans of $7,156,680 for the general operations of the Company. The loans are interest free, not tradable, unsecured, and repayable on demand. On October 15, 2018, a formal lending agreement between the Singapore eDevelopment Ltd and Chan Heng Fai was executed. Under the agreement, Chan Heng Fai provides a lending credit limit of approximately $10 million for Singapore eDevelopment Ltd with an interest rate of 6% per annum for the outstanding borrowed amount, which commenced retroactively from January 1, 2018. The loans are still not tradable, unsecured and repayable on demand. As of March 31, 2020 and December 31, 2019, the outstanding principal balance of the Related Party Loan was $4,006,810 and $4,246,604, respectively. Chan Heng Fai confirmed through a letter that he would not demand the repayment within a year. Interest started to accrue on January 1, 2018 at 6% per annum. During the three months ended March 31, 2020 and 2019, the interest expenses were $61,841 and $104,769, respectively. As of March 31, 2020 and December 31, 2019, the accrued interest total was $831,816 and $822,405, respectively.

On May 1, 2018, Rajen Manicka, CEO and one of the directors of iGalen International Inc. which holds 100% of iGalen Inc., provided a loan of approximately $367,246 to iGalen Inc. (the “2018 Related Party Loan”). The term of this loan is ten years. The 2018 Related Party Loan has an interest rate of 4.7% per annum. On March 8 and March 27, 2019, iGalen borrowed an additional $150,000 and $30,000, respectively, from Rajen Manicka (the “2019 March Related Party Loan”), with the same terms as the 2018 Related Party Loan. As of March 31, 2020 and December 31, 2019, the total outstanding principal balance of the 2018 and 2019 March Related Party Loans was $546,397 and $546,397, respectively, and was included in the Notes Payable – Related Parties balance on the Company’s Consolidated Balance Sheets. During the three months ended March 31, 2020 and 2019, the Company incurred $3,850 and $4,086 of interest expense, respectively.

On August 13, 2019, iGalen International Inc., which holds 100% of iGalen Inc., borrowed $250,000 from Decentralized Sharing Services, Inc., a company whose sole shareholder and director is Chan Heng Fai, our CEO. The term of the loan is 12 months, with an interest rate of 10% per annum. In addition, Decentralized Sharing Services, Inc. received the right to receive 3% of any revenue received by iGalen International Inc. for 99 years.  During the three months ended March 31, 2020, the Company incurred $6,164 of interest expense and $0 from the right to receive 3% of revenue. The amount outstanding on the loan as of March 31, 2020 and December 31, 2019 was $250,000 and $250,000, respectively. The accrued interest was $15,822 and $9,589 as of March 31, 2020 and December 31, 2019. The loan principal of $250,000 was paid off in June 2020.

On November 3, 2019, iGalen Inc. borrowed $160,000 from iGalen Funding Inc., a company whose directors and shareholders include two members of the Board of iGalen Inc. The term of the loan was 6 months, with an interest rate of 10% per annum. During the three months ended March 31, 2020, the Company incurred $3,945 of interest expense. The amount outstanding on the loan as of March 31, 2020 and December 31, 2019 was $160,000 and $160,000, respectively. The accrued interest was $6,532 as of March 31, 2020 and $2,542 as of December 31, 2019. The expiration date was extended to November 3, 2020 after 6 months.

From January to March 2020, the Company sold 10,000 shares of HotApp Blockchain to international investors for a total of $5,000, which was booked as additional paid-in capital. The Company held 500,821,889 shares of the total outstanding shares of 506,898,576 before the sale. After the sale, the Company still owns approximately 99% of HotApp Blockchain’s total outstanding shares.

Summary of Statements of Operations for the Year ended December 31, 2019 and 2018

	Year ended December 31,
	2019	2018
Revenue	$ 24,257,953	$ 20,380,940
Operating Expenses	31,724,155	24,611,252
Other Expense	(152,126)	(3,163,507)
Net Loss	8,053,428	(7,490,568)

Revenue

The following table sets forth period-over-period changes in revenues for each of our reporting segments:

	Years ended December 31,		Change
	2019	2018	Dollars	Percentage
Property development	$ 22,855,446	$ 17,675,034	$ 5,180,412	29%
Biohealth	1,371,298	2,532,852	(1,161,554)	-46%
Digital transformation technology	-	140,652	(140,652)	-100%
Other	31,209	32,402	(1,193)	-4%
Total revenue	$ 24,257,953	$ 20,380,940	$ 3,877,013	19%

Revenue was $24,257,953 for the year ended December 31, 2019, compared to $20,380,940 for the year ended December 31, 2018. This increase in revenue was primarily attributable to the property development segment, specifically, an increase in property sales from the Ballenger Project and the first sale in Black Oak Project. Property sales were $22,855,446 in the year ended December 31, 2019 and $17,675,034 in the year ended December 31, 2018. Revenue from biohealth, digital transformation technology and other businesses collectively decreased by approximately $1.3 million in the year ended December 31, 2019 over the year ended December 31, 2018.

Operating Expenses

The following table sets forth period-over-period changes in cost of sales for each of our reporting segments:

	Years ended December 31,		Change
	2019	2018	Dollars	Percentage
Property development	$ 19,510,275	$ 14,777,546	$ 4,732,729	32%
Biohealth	458,482	682,026	(223,544)	-33%
Digital transformation technology	-	74,129	(74,129)	-100%
Other	-	-	-	-
Total cost of sales	$ 19,968,757	$ 15,533,701	$ 4,435,056	29%

Cost of sales increased to $19,968,757 for the year ended December 31, 2019 from $15,533,701 for the year ended December 31, 2018. This change was primarily driven by the property development segment, specifically, due to the increase in sales from the Ballenger Run project and Black Oak project. Capitalized construction expenses are allocated to the sales. We anticipate that the total cost of sales will increase as revenue increases.

The following table sets forth period-over-period changes in operating expenses for each of our reporting segments:

	Years ended December 31,		Change
	2019	2018	Dollars	Percentage
Property development	$ 6,064,563	$ 2,206,093	$ 3,858,470	175%
Biohealth	2,791,963	2,846,048	(54,085)	-2%
Digital transformation technology	284,158	518,175	(234,017)	-45%
Other	2,614,714	3,507,235	(892,521)	-25%
Total operating expenses	$ 11,755,398	$ 9,077,551	$ 2,677,847	29%

Operating expenses increased to $11,755,398 for the year ended December 31, 2019 from $9,077,551 for the year ended December 31, 2018. This change was largely caused by an impairment reserve of approximately $1.5 million for Black Oak section one sale, mainly due to several factors, such as high finance costs from the third-party financial institution for the development of section one, high closing costs, oversight and management fees for section one and high accumulated internal interest from years 2014 to 2016. At the same time, the biohealth operating expenses remained on a similar level and digital transformation technology decreased.

Other Income (Expense)

In the years ended December 31, 2019 and 2018, the Company had other expense of $152,126 and $3,163,507, respectively. In 2018, the unrealized loss of $3,366,958 on investment in securities at fair value was the major contributor to this expense. In 2019, the unrealized gain of $320,032 in investment on securities at fair value was recorded in Other Comprehensive Income. The other expenses in 2019 primarily consisted of the foreign exchange transactions loss of $341,415. The Company had foreign exchange transaction gain of $691,099 in 2018. The effect of foreign exchange rate changes on the intercompany loans, which mostly consist of loans from Singapore to the United States, is the reason for the significant fluctuation of foreign exchange transaction Gain or Loss.

During 2019, the interest expense of $358,203 from the loan Chan Heng Fai made to the Company was the main contributor to the total interest expense. Chan Heng Fai’s loan started to accrue interest on January 1, 2018 but has not been paid off yet. In 2017, Chan Heng Fai’s loan was interest free.

Net Loss

Net loss increased from $7,490,568 in the year ended December 31, 2018 to $8,049,716 in the year ended December 31, 2019. Approximately $5.2 million of impairment recorded on Black Oak project is the major reason for this increased loss in 2019.

Liquidity and Capital Resources

Our real estate assets have decreased to $23,884,704 as of December 31, 2019 from $38,911,184 as of December 31, 2018. This decrease primarily reflects a higher increase in the cost of sales than in the capitalized costs related to the construction in progress. Our cash has increased from $1,387,209 as of December 31, 2018 to $2,883,318 as of December 31, 2019. Our liabilities declined from $19,500,842 at December 31, 2018 to $13,649,449 at December 31, 2019. Our total assets have decreased to $35,872,780 as of December 31, 2019 from $48,702,456 as of December 31, 2018.

Summary of Cash Flows for the Three Months Ended March 31, 2020 and 2019

Three Months Ended March 31,
	2020	2019
Net cash (used in) provided by operating activities	$ (129,004)	$ 5,937,581
Net cash provided by investing activities	$ 101,963	$ -
Net cash used in financing activities	$ (174,899)	$ (1,818,880)

Cash Flows from Operating Activities

Net cash used in operating activities was $129,004 in the first three months of 2020, as compared to net cash provided by operating activities of $5,937,581 in the year 2019. The lower sales and more property development expenses explain the increased cash flow used in operating activities. We received approximately $3 million from sales in the Ballenger Run project and invested approximately $2.4 million in land development projects of both Ballenger Run and Black Oak during the three months ended March 31, 2020.

 Cash Flows from Investing Activities

In 2020, we received $303,349 from the liquidation of Global Opportunity Fund. We also invested $200,000 on a promissory party note of a related party.

Cash Flows from Financing Activities

Net cash used in financing activities was $174,899 and $1,818,880 for the three months ended March 31, 2020 and 2019, respectively. During the three months ended March 31, 2020, we received cash proceeds of $5,000 from the sale of our HotApp shares to individual investors. The Company also distributed $197,400 to one minority interest investor and borrowed $17,501 from related party. During three months ended March 31, 2019, we received cash proceeds of $184,500 from the sale of our HotApp shares to individual investors, repaid remaining $13,899 back to the Union Bank loan and repaid approximately $2 million of related party loans.

Summary of Cash Flows for the Years ended December 31, 2019 and 2018

	2019	2018
Net cash provided by operating activities	$ 5,958,434	$ 8,025,640
Net cash used in investing activities	$ (130,632)	$ (85,645)
Net cash used in financing activities	$ (3,986,857)	$ (6,593,932)

Cash Flows from Operating Activities

Net cash provided by operating activities was $8.0 million in 2018, as compared to $6.0 million provided in 2019. This decrease was primarily due to the cash reimbursement of $4.6 million we received in 2018 from district for Black Oak previous construction costs. Cash spending on real estate construction were $8.4 and $8.6 during years ended December 31, 2019 and 2018, respectively. With the partial completion of phase one of the Black Oak project, development speed was adjusted with the market need and development costs decreased as well. Cash used in biohealth segment operating activities were $1.2 million and $1.6 million during the years ended December 31, 2019 and 2018, respectively. Cash spending on other businesses was similar in both periods.

 Cash Flows from Investing Activities

In 2018, we invested $55,000 in a joint venture called Sweet Sense Inc. for the development, manufacture, and global distribution of the new sugar substitute. In 2019, our investment in the joint venture was $36,000 and we spent $91,000 to acquire this joint venture.

Cash Flows from Financing Activities

Net cash used in financing activities was $6.6 million in 2018, as compared to net cash of $4 million used in 2019. In 2018, we borrowed $1.6 million from a related party for operations and at the same time, repaid $8.3 million of the Union Bank Revolving Loan. In 2019 we repaid $3.6 million of related party loan, distributed $1.1 million to one minority investor and repaid $1.5 million of bonds. Additionally, we received $1.9 million from issuance of common shares.

Real Property Financing Arrangements

Through Singapore eDevelopment, we have three property development projects. Ballenger Run and Black Oak projects are the major projects. The following tables show our forecasts of the phases of the developments and costs for each phase of development:

Ballenger Run	Estimated Construction Costs	Expected Completion Date
Phase 1	$13,786,000	Completed
Phase 2	10,210,000	Completed
Phase 3	10,170,000	December 2020
Phase 4	3,460,000	July 2021
Phase 5	1,690,000	December 2021
Total	$39,316,000

Black Oak	Estimated Construction Costs	Expected Completion Date
Phase 1	$ 7,080,000	Completed
Phase 2	330,671	November 2020
Phase 3	422,331	March 2021
Phase 4	142,788	March 2022
Phase 5	3,293,000	January 2021
Total	$ 11,268,790

The timing set forth above reflects our current plan for the development of our Black Oak project; however, we are presently exploring alternate plans for Black Oak, which could lead to an expansion of the depth and breadth of our involvement in this project, depending on market interest, the outcome of discussions with potential partners and the availability of capital. Should we expand or otherwise alter our plans at the Black Oak project, the later stages of such project may have different time frames and costs.

Our Perth project in Australia is relatively small, representing approximately 2% of our total projects included in the estimated property costs and forecasted revenue, and the development plan of this project is contingent on the local market. We have been monitoring the local market, which has seen no significant improvement to date, and we will consider development once it is more confident in the market.

Black Oak

Black Oak is a 162-acre land infrastructure and subdivision project situated in Magnolia, Texas, north of Houston. This project is owned by certain subsidiaries of Singapore eDevelopment.

On July 20, 2018, 150 CCM Black Oak Ltd received $4,592,079 in reimbursement for previous construction costs incurred in the land development. Of this amount, $1,650,000 will remain on deposit in the District's Capital Projects Fund for the benefit of 150 CCM Black Oak Ltd and will be released upon receipt of the evidence of (a) execution of a purchase agreement between 150 CCM Black Oak Ltd and a home builder with respect to the Black Oak development and (b) completion, finishing and making ready for home construction of at least 105 unfinished lots in the Black Oak development. In 2019, $1,112,861 was released to reimburse the construction costs leaving a balance of $90,394 on December 31, 2019. In the first three months of 2020, the remaining balance was released leaving $0 on March 31, 2020.

Ballenger Run

In November 2015, through LiquidValue Development, we completed the $15.65 million acquisition of Ballenger Run, a 197-acre land subdivision development located in Frederick County, Maryland. Previously, on May 28, 2014, the RBG Family, LLC entered into the Assignable Real Estate Sales Contract with NVR, Inc. (“NVR”) by which RBG Family, LLC would sell the 197 acres for $15 million to NVR. On December 10, 2014, NVR assigned this contract to SeD Maryland Development, LLC in the Assignment and Assumption Agreement and entered into a series of Lot Purchase Agreements by which NVR would purchase subdivided lots from SeD Maryland Development, LLC (the “Lot Purchase Agreements”).

On November 23, 2015, SeD Maryland Development, LLC and Union Bank (formerly Xenith Bank and The Bank of Hampton Roads) entered into a Construction Loan Agreement, as amended by the Loan Modification Commitment Letter, as further amended by the Loan Modification Commitment Letter, dated as of August 30, 2017 and as further amended by the Third Loan Modification Agreement, dated as of September 18, 2017 (the “Union Bank Revolving Loan”). The Union Bank Revolving Loan closed simultaneous with the settlement on the land on November 23, 2015, and provided (i) for a maximum of $11 million outstanding; (ii) maturity on December 31, 2019; and (iii) an $800,000 letter of credit facility, with an annual rate of 15% on all issued letters of credit. On March 31, 2020 and 2019, the principal balances were $0 and $13,899, respectively. As part of the transaction, we incurred loan origination fees and closing fees, totaling $480,947, which were recorded as debt discount and were amortized over the life of the loan. The unamortized debt discounts were $0 on both March 31, 2020 and December 31, 2019.

                The loan was secured by a deed of trust on the property, a minimum $2,600,000 of collateral cash, and a Limited Guaranty Agreement with SeD Ballenger. In September 2017, SeD Maryland Development, LLC and the Union Bank modified the related Revolving Credit Note, which increased the original principal amount from $8,000,000 to $11,000,000 and extended the maturity date of the loan and letter of credit to December 31, 2019.

The Union Bank Revolving Loan was intended to fund the development of the first 276 lots, the multi-family parcel and senior living parcel, the amenities associated with these phases, and certain road improvements. The Union Bank Revolving Loan was repaid in January 2019. On April 17, 2019, SeD Maryland Development LLC and Union Bank terminated the agreement.

On April 17, 2019, SeD Maryland Development LLC entered into a Development Loan Agreement with Manufacturers and Traders Trust Company (“M&T Bank”) in the principal amount not to exceed at any one time outstanding the sum of $8,000,000, with a cumulative loan advance amount of $18,500,000. The line of credit bears interest of LIBOR plus 375 basis points. SeD Maryland Development LLC was also provided with a Letter of Credit (“L/C”) Facility in an aggregate amount of $900,000. The L/C commission is 1.5% per annum on the face amount of the L/C. Other standard lender fees will apply in the event the L/C is drawn down. The L/C Facility is not a revolving loan, and amounts advanced and repaid may not be re-borrowed. Repayment of the Loan Agreement is secured by $2.6 million collateral fund and a Deed of Trust issued to the Lender on the property owned by SeD Maryland.

LIBOR is expected to be discontinued after 2021. Our line of credit agreement provides procedures for determining a replacement or alternative rate in the event that LIBOR is unavailable. However, there can be no assurances as to whether such replacement or alternative rate will be more or less favorable than LIBOR. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2021 and will work with our lenders to ensure any transition away from LIBOR will have minimal impact on our financial condition. We, however, can provide no assurances regarding the impact of the discontinuation of LIBOR on the interest rate that we would be required to pay or on our financial condition.

As of March 31, 2020 and December 31, 2019, the principal balance of the loan was $0. During 2019, as part of the transaction, the Company incurred loan origination fees and closing fees in the amount of $381,823 and capitalized them into construction in process.

Equity Security Investments

Investment Securities at Fair Value

The Company commonly holds investments in equity securities with readily determinable fair values, equity investments without readily determinable fair values, investments accounted for under the equity method, and investments at cost. Certain of the Company’s investments in marketable equity securities and other securities are long-term, strategic investments in companies that are in various stages of development.

Prior to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, investments in equity securities were classified as either 1) available-for-sale securities, stated at fair value, and unrealized holding gains and losses, net of related tax effects, were recorded directly to accumulated other comprehensive income (loss) or 2) trading securities, stated at fair value, and unrealized holding gains and losses, net of related tax benefits, were recorded directly to net income (loss). With the adoption of ASU 2016-01, investments in equity securities are still stated at fair value, quoted by market prices, but all unrealized holding gains and losses are credited or charged to net income (loss) based on fair value measurement as the respective reporting date.

The Company accounts for certain of its investments in equity securities in accordance with ASU 2016-01 Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). In accordance with ASU 2016-01, the Company records all equity investments with readily determinable fair values at fair value and has elected the Fair Value Option (“FVO”) for certain of its equity investments without readily determinable fair values, utilizing a Black Scholes model for valuation. Unrealized holding gains and losses in fair value are recognized as Other Non-Operating Income, net in the Company’s Consolidated Statements of Operation and Comprehensive Income.

Determining the appropriate fair-value model and calculating the fair values of the Company’s investments in equity securities requires considerable judgment. Any change in the estimates used may cause their values to be higher or lower than that reported. The assumptions used in the model require significant judgment by management and include the following: volatility, expected term, risk-free interest rate, and dividends.

Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

The Company has significant influence over Document Security Systems, Inc. (“DSS”) as our Chief Executive Officer is the beneficial owner of approximately 18.3% of the outstanding shares of DSS and is the Chairman of the Board of Directors of DSS. The Company did not have a controlling interest and therefore the Company’s investment would be accounted for under equity method accounting or could elect the fair value option accounting.

The Company had significant influence over Amarantus BioScience Holdings (“AMBS”) as the Company is the beneficial owner of approximately 19.5% of the common stock of AMBS. The Company did not have a controlling interest and therefore the Company’s investment would be accounted for under equity method accounting or could elect the fair value option accounting.

The Company had significant influence over Holista CollTech Limited (“Holista”) as the Company and its CEO are the beneficial owner of approximately 16.8% of the outstanding shares of Holista and our CEO has a position on the Board of Directors of Holista. The Company did not have a controlling interest and therefore the Company’s investment would be accounted for under equity method accounting or could elect the fair value option accounting.

The Company has elected the fair value options for the equity securities noted above that would otherwise be accounted for under the equity method of accounting to better match the measurement of assets and liabilities in the Consolidated Statements of Operations. AMBS, Holista and DSS are publicly traded companies and fair value of these equity investments is determined by the quoted stock prices. On March 31, 2020 and December 31, 2019, the fair value (calculated by market trading prices on the end dates of the periods) of total held equity stock of Amarantus, Holista and DSS were $3,455,658 and $2,973,582, respectively.

The Company accounts for certain of its investments in real estate funds without readily determinable fair values in accordance with ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (“ASC 820”). As of March 31, 2020 and December 31, 2019 the Company maintains an investment in a real estate fund, The Global Opportunity Fund. This fund invests primarily in the U.S. and met the criteria within ASC 820. Chan Heng Fai, the Chairman and CEO of the Company, is also one of the directors of the Global Opportunity Fund. The fair values of the investments in this class have been estimated using the net asset value of the Company’s ownership interest in Global Opportunity Fund. The fund was closed during November 2019 and is being liquidated. As of December 31, 2019, the Company recorded a receivable $307,944 from the Global Opportunity Fund. These monies were received on January 23, 2020.

The Company invested $50,000 in a convertible promissory note of Sharing Services, Inc. (“Sharing Services Convertible Note”), a company quoted on the US OTC market. The value of the convertible note was estimated by management using a Black-Scholes valuation model.

On March 2, 2020, the Company received warrants to purchase shares of American Medical REIT Inc. (“AMRE”), a related party private startup company, after lent $200,000 loan by a promissory note. The Company holds a stock option to purchase 250,000 shares of Vivacitas’ common stock at $1 per share at any time prior to the date of public offering. As of March 31, 2020 and December 31, 2019, both AMRE and Vivacitas were private companies. Based on the management’s analysis, the fair value of the warrants and the stock option was de minimis as of March 31, 2020 and December 31, 2019.

The changes in the fair values of the investment were recorded directly to accumulated other comprehensive income (loss). Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

Investment Securities at Cost

The Company has a holding of 13.1% in Vivacitas Oncology Inc. (“Vivacitas”), a private company that is currently not listed on an exchange, with a purchase cost of $200,128. Vivacitas was acquired after the adoption of ASU 2016-01. The Company applied ASC 321 and elected the measurement alternative for equity investments that do not have readily determinable fair values and do not qualify for the practical expedient in ASC 820 to estimate fair value using the NAV per share. Under the alternative, they measure Vivacitas at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer.

There has been no indication of impairment or changes in observable prices via transactions of similar securities and is still carried at a cost.

Investment Securities under Equity Method Accounting

Sweet Sense Inc.

On April 25, 2018, BioLife Sugar, Inc. ("BioLife"), a subsidiary consolidated under Singapore eDevelopment, entered into joint venture agreement with Quality Ingredients, LLC ("QI"). The agreement created an entity called Sweet Sense, Inc. ("Sweet Sense"), which was 50% owned by BioLife and 50% owned by QI. Management believes its investment of 50% represents significant influence over Sweet Sense and accounts for the investment under the equity method of accounting. As of December 31, 2018, BioLife had contributed $55,000 to the joint venture and recorded its proportionate share losses totaling $49,687 recorded as loss on investment in security by equity method in the Condensed Consolidated Statements of Operations and Other Comprehensive Loss. As of September 30, 2019, the total investment in joint venture was equal to $91,000 and the proportionate losses totaled $76,118. During the nine months ended September 30, 2019, the Company recorded its proportionate share of losses of $30,166 as loss on investment in security by equity method in the Condensed Consolidated Statements of Operations and Other Comprehensive Loss.

As of November 8, 2019, the total investment in joint venture was equal to $91,000 and the proportionate losses totaled $90,001. On November 8, 2019, Impact BioMedical Inc., one of our subsidiaries, purchased 50% of Sweet Sense from QI for $91,000. Consequently, Sweet Sense is now a 53.5%-owned subsidiary of our company, and therefore, is now consolidated into the consolidated financial statements.

VeganBurg International Pte. Ltd.

On February 5, 2020, SeD Capital Pte Ltd, a subsidiary of the Company, invested $2,133 in VeganBurg International Pte. Ltd. (“VeganBurg International”), a related party company, in exchange for 30% ownership of such company. Chan Heng Fai, our founder, Chairman and Chief Executive Officer, is a member of the Board of Directors of VeganBurg International and has significant influence on such company. VeganBurg International is focused on promoting environmentally friendly, healthy plant-based burgers in the Asian market.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the three months ended March 31, 2020 or the years ended December 31, 2019 and 2018. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Impact of Foreign Exchange Rates

The effect of foreign exchange rate changes on the intercompany loans (under ASC 830), which mostly consist of loans from Singapore to the United States and which were approximately $35.5 million, $35.8 million and $41.1 million on March 31, 2020, December 31, 2019 and 2018, respectively, are the reason for the significant fluctuation of foreign currency transaction Gain or Loss on the Consolidated Statements of Operations and Other Comprehensive Income. Because the intercompany loan balances between Singapore and United States will remain at approximately $40 million over the next year, we expect this fluctuation of foreign exchange rates to still significantly impact the results of operations in 2020, especially given that the foreign exchange rate may and is expected to be volatile. If the amount of intercompany loan is lowered in the future, the effect will also be reduced. However, at this moment, we do not expect to repay the intercompany loans in the short term.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of these exemptions until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Management is responsible for the preparation and fair presentation of the financial statements included in this prospectus. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management’s judgment and estimates concerning effects of events and transactions that are accounted for or disclosed.

Management is also responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting includes those policies and procedures that pertain to our ability to record, process, summarize and report reliable data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement presentation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

In order to ensure that our internal control over financial reporting is effective, management regularly assesses controls and did so most recently for its financial reporting as of December 31, 2019. This assessment was based on criteria for effective internal control over financial reporting described in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. In connection with management’s evaluation of the effectiveness of our company’s internal control over financial reporting as of December 31, 2019, management determined that our company did not maintain effective controls over financial reporting due to having a limited staff with U.S. GAAP and SEC reporting experience. Management determined that the ineffective controls over financial reporting constitute a material weakness. To remediate such weaknesses, we plan to appoint additional qualified personnel with financial accounting, GAAP and SEC experience.

This prospectus does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this prospectus.

  BUSINESS

Our Company

We are a diversified holding company principally engaged through its subsidiaries in property development, digital transformation technology and biohealth activities with operations in the United States, Singapore, Hong Kong, Australia and South Korea. We manage our three principal businesses primarily through our 49.1%-owned subsidiary, Singapore eDevelopment Limited, a public company traded on the Singapore Stock Exchange. Through this subsidiary (and indirectly, through other public and private U.S. and Asian subsidiaries), we are actively developing two significant real estate projects near Houston, Texas and in Frederick, Maryland in our property development segment. We have designed applications for enterprise messaging and e-commerce software platforms in the United States and Asia in our digital transformation technology business unit. Our recent foray into the biohealth segment includes research to treat neurological and immune-related diseases, nutritional chemistry to create a natural sugar alternative, research regarding innovative products to slow the spread of disease, and natural foods and supplements. We opportunistically identify global businesses for acquisition, incubation and corporate advisory services, primarily related to our operating business segments. We also have ownership interests outside of Singapore eDevelopment, including an indirect 16.8% equity interest in Holista CollTech Limited, a public Australian company that produces natural food ingredients, and an indirect 13.1% equity interest in Vivacitas Oncology Inc., a U.S.-based biopharmaceutical company but neither of which company has material asset value relative to our principal businesses. Under the guidance of Chan Heng Fai, our founder, Chairman and Chief Executive Officer, who is also our largest stockholder, we have positioned ourselves as a participant in these key markets through a series of strategic transactions. Our growth strategy is both to pursue acquisition opportunities that we can leverage on our global network using our capital and management resources and to accelerate the expansion of our organic businesses.

We generally acquire majority and/or control stakes in innovative and promising businesses that are expected to appreciate in value over time. Our emphasis is on building businesses in industries where our management team has in-depth knowledge and experience, or where our management can provide value by advising on new markets and expansion. We have at times provided a range of global capital and management services to these companies in order to gain access to Asian markets. We have historically favored businesses that improve an individual’s quality of life or that improve the efficiency of businesses through technology in various industries. We believe our capital and management services provide us with a competitive advantage in the selection of strategic acquisitions, which creates and adds value for our company and our stockholders.

We intend at all times to operate our business in a manner as to not become inadvertently subject to the regulatory requirements under the Investment Company Act by, among other things, (i) utilizing the net proceeds of this offering to purchase all or substantially all of an acquisition target’s voting stock, and only in limited cases purchase less than 51% of the voting stock; (ii) monitoring our operations and our assets on an ongoing basis in order to ensure that we own no less than a majority, or other control, of Singapore eDevelopment and that Singapore eDevelopment, in turn, owns no less than a majority, or other control, of LiquidValue Development and other such subsidiaries with significant assets and operations; and (iii) limiting additional equity investments from the net proceeds of this offering into affiliated companies including our majority-owned and/or controlled operating subsidiaries, except in special limited circumstances. Additionally, we will continue to hire in-house management personnel and employees with industry background and experience, rather than retaining traditional investment portfolio managers to oversee our group of companies.

Our Current Operations

Property Development Business

Our real estate business is primarily conducted through our indirect subsidiary, LiquidValue Development Inc., a 99.9%-owned U.S. subsidiary of Singapore eDevelopment, which owns, operates and manages real estate development projects with a focus on land subdivision developments (LiquidValue Development was formerly known as “SeD Intelligent Home Inc.”). We generally contract out all real estate development activities, working with engineers, surveyors, architects and general contractors through each phase, including planning, design and construction. Once the contractors complete the land development, we then sell the developed lots to builders for the construction of new homes. Where possible, we attempt to pre-sell these lots before they are fully developed. LiquidValue Development’s main assets are two such subdivision development projects, one near Houston, Texas (known as Black Oak), and one in Frederick, Maryland (known as Ballenger Run).

Houston, Texas Property. Black Oak is a land infrastructure and subdivision development project consisting of 162 acres, currently projected to have approximately 550 to 600 units, as we are presently attempting to revise the site plan at Black Oak to allow for such number of residential lots. Through a partnership with 150 CCM Black Oak, Ltd., we had contracts to purchase seven contiguous parcels of land. Our initial equity ownership in 150 CCM Black Oak, Ltd. was $4.3 million for 60% ownership in the partnership. Since then we have increased our ownership to 100%. We are presently in negotiations with multiple builders, and we anticipate that our involvement in this project will take approximately three to five additional years to complete. On January 18, 2019, the first sale of lots at Black Oak was completed and 124 lots were sold.

The site plan at Black Oak is being revised to allow for approximately 550 to 600 residential lots of varying sizes. Since February 2015, we have completed several important phases of the project, including property clearing, grading, pavement of roads and compliance with the local improvement district to ensure reimbursement of these costs. In addition to the recent sale of 124 lots, we are presently in negotiations with multiple builders for lot takedowns or, in some cases, entire phases of the project.

The estimated construction costs and completion date for each phase are as follows:

Black Oak	Estimated Construction Costs	Expected Completion Date
Phase 1	$ 7,080,000	Completed
Phase 2	330,671	November 2020
Phase 3	422,331	March 2021
Phase 4	142,788	April 2022
Phase 5	3,268,790	January 2021
Total	$ 11,268,790

The timing set forth above reflects our current plan for the development of our Black Oak project; however, we are presently exploring alternate plans for Black Oak, which could lead to an expansion of the depth and breadth of our involvement in this project, depending on market interest, the outcome of discussions with potential partners and the availability of capital. Should we expand or otherwise alter our plans at the Black Oak project, the later stages of such project may have different time frames and costs.

On July 3, 2018, 150 CCM Black Oak Ltd. entered into a Purchase and Sale Agreement with Houston LD, LLC for the sale of 124 lots within the Black Oak project (the “Black Oak Purchase Agreement”). Pursuant to the Black Oak Purchase Agreement, it was agreed that 124 lots would be sold for a range of prices based on the lot type. In addition, Houston LD, LLC agreed to contribute a “community enhancement fee” for each lot, collectively totaling $310,000, which is held in escrow. 150 CCM Black Oak, Ltd. will apply these funds exclusively towards an amenity package on the property. The closing of the transactions contemplated by the Black Oak Purchase Agreement was subject to Houston LD, LLC completing due diligence to its satisfaction.

On October 12, 2018, 150 CCM Black Oak, Ltd. entered into an Amended and Restated Purchase and Sale Agreement (the “Amended and Restated Black Oak Purchase Agreement”) for these 124 lots. Pursuant to the Amended and Restated Black Oak Purchase Agreement, the purchase price remained at $6,175,000. 150 CCM Black Oak, Ltd. was required to meet certain closing conditions and the timing for the closing was extended.

On January 18, 2019, the sale of 124 lots at Black Oak project was completed for $6,175,000 and the community enhancement fee equal to $310,000 was delivered to escrow account. An impairment of real estate of approximately $1.5 million related to this sale was recorded on December 31, 2018. The revenue was recognized in January, 2019, when the sale was closed, and no gain or loss was recognized in January, 2019.

On June 30, 2019, the Company recorded approximately $3.9 million of impairment on the Black Oak project based on discounted estimated future cash flows after updating the projection of market value of the project.

On December 31, 2019, the Company recorded approximately $1.3 million of additional impairment on the Black Oak project based on discounted estimated future cash flows after updating the projected cost of the project.

The Black Oak project has applied for reimbursement of certain costs for construction of roads, sewers, water and other basic requirements. While we may be entitled to reimbursements from a local improvement district, the amount and timing of such payments is uncertain. The timing of such potential reimbursements will be impacted by certain bond sales by the Harris County Improvement District No.17 from time to time.

On July 20, 2018, 150 CCM Black Oak Ltd received $4,592,079 in reimbursement for previous construction costs incurred in the land development. Of this amount, $1,650,000 will remain on deposit in the District's Capital Projects Fund for the benefit of 150 CCM Black Oak Ltd and will be released upon receipt of the evidence of (a) execution of a purchase agreement between 150 CCM Black Oak Ltd and a home builder with respect to the Black Oak development and (b) completion, finishing and making ready for home construction of at least 105 unfinished lots in the Black Oak development. In 2019, $1,112,861 was released to reimburse the construction costs leaving a balance of $90,394 on December 31, 2019. In the first three months of 2020, the remaining balance was released, leaving $0 as of March 31, 2020.

Frederick, Maryland Property. In November 2015, through LiquidValue Development, we acquired Ballenger Run, a land subdivision development consisting of 197 acres, for $15.65 million. This property is presently zoned for 479 entitled residential lots and 210 entitled multi-family units. We anticipate that our involvement in this project will take approximately three years from the date of this prospectus. We expect to generate approximately $69 million (prior to costs) in revenue from Ballenger Run through the sale of the developed lots based on current sales agreements. However, there can be no assurance that this level of revenue will be attained, should we fail to attain certain goals, to meet certain conditions or if market prices for this development unexpectedly begin to drop.

On May 28, 2014, the RBG Family, LLC entered into an Assignable Real Estate Sales Contract with NVR, Inc. (“NVR”) by which RBG Family, LLC would sell the 197 acres for $15 million to NVR. On December 10, 2014, NVR assigned this contract to SeD Maryland Development, LLC (“SeD Maryland”) in the Assignment and Assumption Agreement and entered into a series of Lot Purchase Agreements by which NVR would purchase subdivided lots from SeD Maryland (the “Lot Purchase Agreements”).

SeD Maryland’s acquisition of the 197 acres was funded in part from a $5.6 million deposit from NVR. The balance of $10.05 million was derived from a total equity contribution of $15.2 million by SeD Ballenger, LLC (“SeD Ballenger”) and CNQC Maryland Development LLC (a unit of Qingjian International Group Co, Ltd, China, “CNQC”). The project is owned by SeD. SeD Maryland is 83.55% owned by SeD Ballenger and 16.45% by CNQC.

Our indirect subsidiary SeD Development Management, LLC is the manager of Ballenger Run pursuant to a Management Agreement dated as of July 15, 2015, by and between SeD Maryland and SeD Development Management, LLC (the “Management Agreement”). Under the Management Agreement, SeD Development Management, LLC manages, operates and administers SeD Maryland’s day-to-day operations, business and affairs, subject to the supervision of SeD Maryland, and shall have only such functions and authority as SeD Maryland may delegate to it. For performing these services, SeD Development Management, LLC is entitled to a base management fee of five percent of the gross revenue (including reimbursements) of Ballenger Run. The base management fee is earned and paid in monthly installments of $38,650, subject to adjustment after gross revenue is determined. SeD Development Management, LLC may also earn incentive compensation of 20% of any profit distributions to SeD Maryland above a 30% pre-tax internal rate of return.

SeD Maryland entered into a Project Development and Management Agreement for Ballenger Run with MacKenzie Development Company, LLC and Cavalier Development Group, LLC on February 25, 2015 (the “Project Development and Management Agreement”). Pursuant to that agreement, MacKenzie Development Company, LLC assigned its rights and obligations to this agreement to Adams Aumiller Properties, LLC on September 9, 2017. Pursuant to the Project Development and Management Agreement, Adams Aumiller, LLC and Cavalier Development Group, LLC coordinate and manage the construction, financing, and development of Ballenger Run. SeD Maryland compensates Adams Aumiller LLC and Cavalier Development Group, LLC with a monthly aggregate fee of $14,667 until all single family and townhome lots have been sold. The monthly aggregate fee will then adjust to $11,000, which will continue for approximately eight months to allow all close out items to be finished, including the release of guarantees and securities as required by the government authorities. The Project Development and Management Agreement for Ballenger Run also requires SeD Maryland to pay a fee of $1,200 and $500 for each single-family and townhome, respectively, sold to a third party. Finally, SeD Maryland will also pay a fee of $50,000 upon the sale of certain portions of the parcel.

We anticipate that the completion of our involvement in this project will take approximately three years from the date of this prospectus.

Revenue from Ballenger Run is anticipated to come from three main sources:

●
sale of 479 entitled and constructed residential lots to NVR;

●
sale of the lot for the 210 entitled multi-family units; and

●
sale of 479 front foot benefit assessments.

The estimated construction costs and completion date for each phase are as follows:

Ballenger Run	Estimated Construction Costs	Expected Completion Date
Phase 1	$13,786,000	Completed
Phase 2	10,210,000	Completed
Phase 3	10,170,000	December 2020
Phase 4	3,460,000	July 2021
Phase 5	1,690,000	December 2021
Total	$39,316,000

On November 23, 2015, SeD Maryland and Union Bank (formerly Xenith Bank and The Bank of Hampton Roads) entered into a Construction Loan Agreement, as amended by the Loan Modification Commitment Letter, as further amended by the Loan Modification Commitment Letter, dated as of August 30, 2017 and as further amended by the Third Loan Modification Agreement, dated as of September 18, 2017 (the “Union Bank Revolving Loan”). The Union Bank Revolving Loan closed simultaneous with the settlement on the land on November 23, 2015, and provided (i) for a maximum of $11 million outstanding; (ii) maturity on December 31, 2019; and (iii) an $800,000 letter of credit facility, with an annual rate of 15% on all issued letters of credit. On March 31, 2020 and 2019, the principal balances were $0 and $13,899, respectively. As part of the transaction, we incurred loan origination fees and closing fees, totaling $480,947, which were recorded as debt discount and were amortized over the life of the loan. The unamortized debt discounts were $0 on both March 31, 2020 and December 31, 2019.

The loan was secured by a deed of trust on the property, $2,600,000 of collateral cash, and a Limited Guaranty Agreement with SeD Ballenger. In September 2017, SeD Maryland and the Union Bank modified the related Revolving Credit Note, which increased the original principal amount from $8,000,000 to $11,000,000 and extended the maturity date of the loan and letter of credit to December 31, 2019.

The Union Bank Revolving Loan was intended to fund the development of the first 276 lots, the multi-family parcel and senior living parcel, the amenities associated with these phases, and certain road improvements. The Union Bank Revolving Loan was repaid in January 2019.

On April 17, 2019, SeD Maryland Development LLC and Union Bank terminated the Revolving Credit Note. After termination, Union Bank still held $602,150 as collateral for current outstanding Letters of Credit (L/C). The L/C collateral was released in June, 2019, when all L/Cs were transferred to the M&T Bank L/C Facility.

On April 17, 2019, SeD Maryland Development LLC entered into a Development Loan Agreement with Manufacturers and Traders Trust Company (“M&T Bank”) in the principal amount not to exceed at any one time outstanding the sum of $8,000,000, with a cumulative loan advance amount of $18,500,000. The line of credit bears interest of LIBOR plus 375 basis points. SeD Maryland Development LLC was also provided with a L/C Facility in an aggregate amount of $900,000. The L/C commission will be 1.5% per annum on the face amount of the L/C. Other standard lender fees will apply in the event L/C is drawn down. The loan is a revolving line of credit. The L/C Facility is not a revolving loan, and amounts advanced and repaid may not be re-borrowed. Repayment of the Loan Agreement is secured by $2.6 million collateral fund and a Deed of Trust issued to the Lender on the property owned by SeD Maryland.

As of March 31, 2020 and December 31, 2019, the principal balance of the loan was $0, respectively. As part of the transaction during 2019, we incurred loan origination fees and closing fees in the amount of $381,823 and capitalized them into construction in process.

The proceeds from the Land Development Loan and Letter of Credit Facility will be used in connection with the Ballenger Run project, including the development of certain single-family lots. The Loan Agreement contains standard representations and warranties. LiquidValue Development Inc. will serve as the guarantor to the Land Development Loan and Letter of Credit Facility and has executed an Environmental Indemnification Agreement in favor of the Lender.

Expenses from Ballenger Run include costs associated with land prices, closing costs, hard development costs, cost in lieu of construction, soft development costs and interest costs. We presently estimate these costs to be between $55 and $56 million. We may also encounter expenses which we have not anticipated, or which are higher than presently anticipated.

We are currently in the third of five phases for completion of this project.

Sale of Residential Lots to NVR

The residential lots were contracted for sale under the Lot Purchase Agreements with NVR. NVR is a home builder engaged in the construction and sale of single-family detached homes, townhouses and condominium buildings. It also operates a mortgage banking and title services business. Under the Lot Purchase Agreements, NVR provided Alset iHome Inc. with an upfront deposit of $5.6 million and has agreed to purchase the lots at a range of prices. The lot types and quantities to be sold to NVR under the Lot Purchase Agreements include the following:

Lot Type	Quantity
Single Family Detached Large	85
Single Family Detached Small	89
Single Family Detached Neo Traditional	33
Single Family Attached 28’ Villa	121
Single Family Attached 20’ End Unit	46
Single Family Attached 16’ Internal Unit	105
Total	479

There are five different types of Lot Purchase Agreements, which have generally the same terms except for the price and unit details for each type of lot. Under the Lot Purchase Agreements, NVR has agreed to purchase 30 available lots per quarter. The Lot Purchase Agreements provide several conditions related to preparation of the lots which must be met so that a lot can be made available for sale to NVR. SeD Maryland is to provide customary lot preparation including survey, grading, utilities installation, paving, and other infrastructure and engineering. The sale of 13 model lots to NVR began in May 2017. NVR has begun marketing lots and has commenced sales. In the event NVR does not purchase the lots under the Lot Purchase Agreements, SeD Maryland would be entitled to keep the NVR deposit and terminate the Lot Purchase Agreements. Should SeD Maryland breach a Lot Purchase Agreement, it would have to return the remainder of the NVR deposit that has not already been credited to NVR for any sales of lots under the Lot Purchase Agreements, and NVR would be able to seek specific performance of the Lot Purchase Agreements, as well as any other rights available at law or in equity. 27 lots were sold in the three months ended March 31, 2020, compared to 123 lots sold in the year ended December 31, 2019.

On December 31, 2018, SeD Maryland entered into the Third Amendment to the Lot Purchase Agreement (the “Third Amendment”) for Ballenger Run with NVR. Pursuant to the Third Amendment, SeD Maryland and NVR agreed that the number of certain lots that SeD Maryland will sell to NVR (the 28 feet wide villa lots) would be increased from the previously agreed 85 lots to a total of 121 lots. This property was previously zoned for 443 entitled residential lots, 210 entitled multi-family units and 200 entitled continuing care retirement community units approved for 20 years from the date of a Developers Rights and Responsibilities Agreement, dated as of October 8, 2014, as amended on September 6, 2016. SeD Maryland received the required zoning approval to change the number of lots in July 2019. As a result of this Third Amendment and the receipt of the required government approval, we now plan to develop 479 entitled residential lots, 210 entitled multi-family units and no continuing care retirement community units at the Ballenger location.

SeD Maryland and NVR agreed that NVR would pay SeD Maryland a $100,000 increase in the current deposit for the purchase of lots within five business days of the Third Amendment, and that an additional increase in the deposit in the amount of $220,000 would be made once the needed approvals are received. The required approvals was submitted to NVR in April, 2020 and the deposit was received. Such deposits are non-refundable.

Sale of Lots for the Multi-Family Units

In June 2016, SeD Maryland entered into a lot purchase agreement with Orchard Development Corporation relating to the sale of 210 multifamily units in the Ballenger Run Project for a total purchase price of $5,250,000, which closed on August 7, 2018.

Sale of the Front Foot Benefit Assessments

Through LiquidValue Development and its subsidiaries, we have established a front foot benefit assessment on all of the lots sold to NVR. This is a 30-year annual assessment allowed in Frederick County which requires homeowners to reimburse the developer for the costs of installing public water and sewer to the lots. These assessments will become effective as homes are settled, at which time we can sell the collection rights to investors who will pay an upfront lump sum, enabling us to more quickly realize the revenue. Front foot benefit assessments are subject to amendment by regulatory agencies, legislative bodies, and court rulings, and any changes to front foot benefit assessments could cause us to reassess these projections.

Wetland Impact Permit

The Ballenger Run project required a joint wetland impact permit, which requires the review of several state and federal agencies, including the U.S. Army Corps of Engineers and Maryland Department of the Environment. The permit is primarily required for Phase 3 of construction but it also affects a pedestrian trail at the Ballenger Run project and the multi-family sewer connection. The U.S. Army Corps of Engineers allowed us to proceed with construction on Phase 1 but required archeological testing. In November 2018, the archeological testing was completed with no further recommendations on Phase 1 of the project. Required architectural studies on the final phase of development will likely result in the loss of only one lot, however, we cannot be certain of future reviews and their impact on the project.  The U.S. Army Corps of Engineers and Maryland Department of the Environment permits were issued in June 2019. A modification to the permit for a temporary stream crossing was also issued in October 2019 allowing for the commencement of construction on Phase 3.

K-6 Grade School Site

In connection with getting the necessary approvals for the Ballenger Project, we agreed to transfer 30 acres of land that abut the development for the construction of a local K-6 grade school. We will not be involved in the construction of the school.

  Potential Future Projects

In addition to these two main projects, we are embarking on residential construction activities in partnership with U.S. homebuilders, and have commenced discussions to acquire smaller U.S. residential construction projects. These projects may be within both the for-sale and for-rent markets. We consider projects in diverse regions across the United States, and maintain longstanding relationships with local owners, brokers, attorneys and lenders to source projects. We will continue to focus on off-market deals and raise appropriate financing for attractive development opportunities. We believe these initiatives will provide a set of solutions to stabilize the long term revenue associated with property development in the United States and create new ancillary service opportunities and revenue from this business.

Our property development business is headquartered in Bethesda, Maryland. For the three months ended March 31, 2020 and years ended December 31, 2019 and 2018, our property development business accounted for 100%, 94% and 87% of our total revenues, respectively.

American Medical REIT Inc.

In addition to our majority-owned and/or controlled real estate projects, we have recently been involved in the creation of a real estate company in which we will hold a minority position. On March 3, 2020, our subsidiary LiquidValue Asset Management Pte Ltd. (“LVAM”) entered into a binding term sheet with DSS Securities Inc., AMRE Asset Management, Inc. (“AAMI”) and American Medical REIT Inc. (“AMRE”). It was agreed that LVAM would acquire a 35% ownership interest in AAMI. DSS Securities Inc. agreed to acquire 52.5% of AAMI. AMRE Tennessee, LLC, an entity controlled by an officer and director of AAMI, will own 12.5% of the remaining outstanding shares of AAMI. LVAM is a Singapore limited company. LVAM is an 82% owned subsidiary of Singapore eDevelopment Limited. DSS Securities Inc. is a subsidiary of Document Security Systems, Inc. Chan Heng Fai is the Chairman of the Board of Document Security Systems, Inc. and its largest shareholder, with shares owned both personally and through our company’s subsidiaries.

AAMI currently has a 93% equity interest in AMRE. AAMI is a real estate investment trust management company that advises AMRE in its financing strategies, policy-making, and capital structure. AMRE provides financing solutions to market-dominant medical operators through acquisition and lease-back of their licensed patient treatment facilities. AMRE targets hospitals (both critical access and specialty surgical), Physician Group Practices, Ambulatory Surgical Centers, and other licensed medical treatment facilities. AMRE intends to qualify as a “real estate investment trust” for federal income tax purposes. As of March 31, 2020 AMRE had not acquired any real estate or other non-cash assets.

In connection with the term sheet, on March 3, 2020, DSS Securities Inc. entered into a Promissory Note whereby DSS Securities Inc. lent AMRE the principal amount of $800,000 (the “DSS Securities Note”). The DSS Securities Note matures on March 3, 2022 and accrues interest at the rate of 8.0% per annum. The DSS Securities Note also provides DSS Securities Inc. an option to provide AMRE with an additional $800,000 on the same terms and conditions as the DSS Securities Note, including the issuance of warrants as described below.

Also, in connection with the term sheet, on March 3, 2020, LVAM entered into a Promissory Note whereby LVAM lent AMRE the principal amount of $200,000 (the “LVAM Note”). The LVAM Note matures on March 3, 2022 and accrues interest at the rate of 8.0% per annum. The LVAM Note also provides LVAM an option to provide AMRE with an additional $200,000 on the same terms and conditions as the LVAM Note, including the issuance of warrants as described below.

As further incentive to enter into the promissory notes, AMRE issued DSS Securities Inc. warrants to purchase 160,000 shares of AMRE common stock (the “DSS Securities Warrants”). The DSS Securities Warrants have an exercise price of $5.00 per share, subject to adjustment as set forth in the DSS Securities Warrants, and expire on March 3, 2024. Similarly, AMRE issued LVAM warrants to purchase 20,000 shares of AMRE common stock (the “LVAM Warrants”). The LVAM Warrants have an exercise price of $5.00 per share, subject to adjustment as set forth in the LVAM Warrants, and expire on March 3, 2024.

Pursuant to the DSS Securities Warrants and the LVAM Warrants, if AMRE files a registration statement with the Securities and Exchange Commission for an initial public offering of AMRE’s common stock and the price per share offered to the public is less than $10.00 per share, the exercise price of the DSS Securities Warrants and the LVAM Warrants will be adjusted downward to 50% of the initial public offering price. These warrants also grant piggyback registration rights as set forth in the respective warrant.

The AAMI shareholders, LVAM, DSS Securities Inc. and AMRE Tennessee, also entered into a stockholders’ agreement dated as of March 3, 2020 (the “AAMI Stockholders’ Agreement”), regarding their ownership of AAMI’s common stock to govern certain aspects of the relationship between the stockholders and provide for certain rights and obligations with respect to such ownership. Pursuant to the AAMI Stockholders’ Agreement, the portion of the Subscription Shares issued to AMRE Tennessee, LLC (the “Tennessee Shares”) are subject to forfeiture, such that if a specified employee of AMRE is separated from employment with AMRE within three years of the date of the AAMI Stockholders’ Agreement, the Tennessee Shares will be returned to AAMI’s treasury; if such employee remains employed with AMRE at such anniversary, the Tennessee Shares will no longer be subject to forfeiture. The AAMI Stockholders’ Agreement also provides for certain distributions to the parties.

We anticipate that AAMI’s 93% equity interest in AMRE will be reduced in the near future as AMRE raises funds to implement its business plans.

The Board of Directors and management of each of AMRE and AAMI includes several individuals affiliated with our company, including our Chief Executive Officer Chan Heng Fai, who serves as a member of the Board of each of AMRE and AAMI. The Board of Directors of AAMI also includes Lui Wai Leung Alan, our Co-Chief Financial Officer, and an additional employee of Singapore eDevelopment. Rongguo Wei, our other Co-Chief Financial Officer, serves as Treasurer of AAMI.

In addition, Chan Tung Moe serves as AAMI’s Vice President, as well as a member of its Board and as Director of Corporate Development and a member of the Board of AMRE. Chan Tung Moe is Co-Chief Executive Officer and a member of the Board of LiquidValue Development Inc., as well as serving as Chief Executive Officer- International and a member of the Board of Alset iHome Inc. Chan Tung Moe is the son of our Chief Executive Officer, Chan Heng Fai. Conn Flannigan, serves as Secretary and General Counsel and as a member of the Board of AMRE and Secretary of AAMI. Conn Flannigan is a member of the Boards of certain of our subsidiaries, including LiquidValue Development Inc. and Alset iHome Inc., and has previously served as an officer of several of our subsidiaries. Chan Tung Moe and Conn Flannigan will each be compensated at a rate of $120,000 per annum for their services to AMRE, however they will initially only be paid at a rate of $90,000 per annum until such time as AMRE raises additional funds, at which time they will be paid the deferred portion of their compensation.

Digital Transformation Technology

Our digital transformation technology business unit is committed to enabling enterprises to engage in a digital transformation by providing consulting, implementation and development services with various technologies including blockchain, e-commerce, social media and payment solutions. We commenced our technology business in 2015 through HotApp Blockchain, Inc., a 99.9% owned subsidiary of Singapore eDevelopment. Its technology platform focuses on business-to-business, or B2B, solutions, such as communications and workflow, through instant messaging, international calling, social media, e-commerce and payment systems and direct marketing. Using its platform, consumers can discover and build their own communities based on interests, location or their existing networks. The HotApp platform tools empower these communities to share their ideas and information across the multiple channels. As these communities grow, they provide the critical mass that attracts enterprises. The system is designed to ultimately help enterprises and community users to transform their business models in a more effective manner.

HotApp Blockchain Subsidiary. Through HotApp, we have successfully implemented several strategic platform developments for clients, including a mobile front-end solution for network marketing, a hotel e-commerce platform for a company in Asia and a real estate agent management platform in China. We have also enhanced our technological capability from mobile application development to include architectural design, allowing mobile-friendly front-end solutions to integrate with software platforms. HotApp’s main digital assets at the present time are its applications. HotApp’s emphasis will be on developing solutions and providing services.

In February 2017, HotApp entered into a revenue-sharing agreement with iGalen Inc. Under the agreement, HotApp customized a secure app for iGalen Inc.’s communication and management system. The app enables mobile friendly backend access for iGalen Inc. members, among other functions. HotApp is continuing to improve this secure app. In particular, HotApp intends to utilize blockchain supply logistics to improve its functions (the original iGalen app did not utilize the latest distributed ledger technology). Once the improvements to this technology are completed, and initially utilized by iGalen, HotApp intends to then attempt to sell similar services to other companies engaged in network marketing. This app can be modified to meet the specific needs of any network marketing company. We believe that these technologies will, among other benefits, make it easier for network marketing companies to securely and effectively manage their systems of compensation. Our current plan is to commence sales of this technology in the first quarter of 2021.

In addition to the development of technology for sales purposes, HotApp also recently launched a new enterprise and intends to expand its activities to include the development and commercialization of other blockchain-related technologies. One area we are presently exploring is providing technology consulting for security token offerings (“STO”). Such services, which have not yet commenced commercially, would include STO white paper development, technology design and web development. HotApp has no plans to launch its own token offering, but rather may develop technologies that could facilitate such offerings by other companies.

We believe that the increasing acceptance of distributed ledger technologies by potential customers will benefit us. The growth of network marketing throughout the world would impact our technologies that target that industry. In this rapidly evolving field, however, technology is advancing quickly and it is possible that our competitors could create products that gain market acceptance before our products.

Biohealth Business

With populations aging and a growing focus on healthcare issues, biohealth science has become increasingly vital. We recently entered the biomedical and healthcare market by forming our biohealth division, which is engaged in developing, researching, testing, manufacturing, licensing and distributing (through retail, direct selling, network marketing and e-commerce) biohealth products and services. We strive to leverage our scientific know-how and intellectual property rights to provide solutions to pending healthcare issues. By tapping into the scientific expertise of our subsidiaries and collaborating partners, we are undertaking a concerted effort in the research and development, drug discovery and development for the prevention, inhibition and treatment of neurological, oncology and immune-related diseases.

Global BioLife Inc. Our indirect subsidiary Global BioLife Inc. has biomedical intellectual property which was assigned to it by one of the other shareholders in Global BioLife (such other shareholder is owned by the chief scientist for the project). Most significantly, this intellectual property portfolio includes patents for our universal therapeutic drug platform, “Linebacker,” which has demonstrated promising results in treating a range of diseases including neurological, anti-microbial, anti-viral and oncology diseases. Unlike the traditional approach to treat individual diseases with specific drugs, the Linebacker platform seeks to offer a breakthrough therapeutic option for multiple diseases. Linebacker is designed to work by inhibiting a cascade of inflammatory responses responsible for many diseases. Its design is in direct contrast to the traditional approach of targeting individual diseases with specific drugs. Charles River Laboratories International, Inc., which an independent company that provides services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe, has performed the studies needed for our Linebacker research and drug development efforts. Linebacker is presently in the development phase.

Through Global BioLife, we have established a collaboration with U.S.-based Chemia Corporation to develop specialized fragrances to counter mosquito-borne diseases such as Zika and Dengue, among other medical applications. The 3F mosquito fragrance product, which is made from specialized oils sourced from botanicals that mosquitos avoid, has shown promising results in repelling mosquitos in laboratory testing. Global BioLife is seeking to commercialize this product. In addition to the 3F mosquito fragrance, Global BioLife is working with Chemia to develop additional 3F functional fragrances for other applications.

We have also developed a low-calorie, low glycemic level, natural modified sugar through Global BioLife. The product, “Laetose,” is a functional sugar with from 30% to 50% lower calorie count than regular sugar, possesses low glycemic properties, and also mitigates inflammation. This product is at the commercialization stage. We are presently seeking to license Laetose.

Planned Reorganization of Certain Biohealth Activities

On March 12, 2020, two of Singapore eDevelopment’s subsidiaries, Global BioMedical Pte Ltd, a Singapore corporation (“GBM”), and Impact BioMedical Inc., a Nevada corporation and wholly owned subsidiary of GBM (“Impact BioMedical”), entered into a binding term sheet (the “Impact Term Sheet”) with Document Security Systems, Inc. (“DSS”) and DSS BioHealth Security, Inc., a wholly owned subsidiary of DSS (“DBHS”). Pursuant to the Impact Term Sheet, DBHS will acquire Impact BioMedical. Impact BioMedical owns 90.9% of Global BioMedical, Inc., which in turn owns 70% of Global BioLife Inc., our main biohealth entity, which holds our company’s interests in the Linebacker, 3F and Laetose projects. Upon the completion of this transaction, our ownership interest in these biohealth projects will be reduced, and our ownership interest in DSS will be increased.

On April 27, 2020, Singapore eDevelopment, GBM, DSS and DBHS entered into a share exchange agreement (the “DSS Share Exchange Agreement”) that provided further details regarding this planned transaction in which DBHS will acquire all of the outstanding capital stock of Impact BioMedical (the “Impact Shares”) through a share exchange, with Impact BioMedical becoming a direct wholly owned subsidiary of DBHS.

The aggregate consideration for the Impact Shares to be issued to GBM by DSS will be the following: (i) 14,500,000 newly issued shares of the common stock of DSS (the “DSS Common Stock”), nominally valued at $3,132,000, or $0.216 per share; and (ii) 46,868 newly issued shares of the convertible preferred stock of DSS (“DSS Convertible Preferred Stock”) with a stated value of $46,868,000, or $1,000 per share, for a total consideration valued at $50 million. The DSS Convertible Preferred Stock will be convertible into shares of common stock of DSS, subject to a 19.9% beneficial ownership conversion limitation (“blocker”) based on the total outstanding shares of common stock of DSS beneficially owned by GBM. Holders of the DSS Convertible Preferred Stock will have no voting rights, except as required by applicable law, and no dividends will accrue or be payable on the DSS Convertible Preferred Stock. The holders of DSS Convertible Preferred Stock will be entitled to a liquidation preference at a liquidation value of $1,000 per share, and DSS will have the right to redeem all or any portion of the then outstanding shares of DSS Convertible Preferred Stock, pro rata among all holders, at a redemption price per share equal to such liquidation value per share.

Prior to the execution of the Share Exchange Agreement, Impact BioMedical’s ownership of a suite of antiviral and medical technologies was valued through an independent valuation that was completed by Destum Partners. Because the valuation was higher than the previously agreed value, the Purchase Price was capped at a value of $50 million.

The closing of the purchase and sale of the Impact Shares contemplated under the DSS Share Exchange Agreement is subject to a number of conditions, including both DSS and Singapore eDevelopment having obtained approvals from their respective shareholders and receipt by DSS of audited financial statements of Impact BioMedical, which were included in DSS’s proxy statement soliciting the vote of its shareholders.

On June 26, 2020, the shareholders of Singapore eDevelopment approved this transaction.

A special meeting of the stockholders of DSS will be held on Monday, August 10, 2020 to approve the issuance of shares of DSS Common Stock and DSS Convertible Preferred Stock in connection with the acquisition of Impact BioMedical, pursuant to the DSS Share Exchange Agreement.

The Share Exchange Agreement contains customary representations, warranties and covenants of the parties, as well as certain indemnification provisions.

The Share Exchange Agreement may be terminated prior to the closing on certain conditions, including by mutual written consent of the parties; by one party in the event of breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the counterparties that would give rise to the failure of the conditions precedent to closing that has not been cured after written notice to the counterparties; or if certain other conditions as set forth in the Share Exchange Agreement shall not have been, or it becomes apparent that any of such conditions will not be, fulfilled by the date that is 180 days after the date of the Share Exchange Agreement; or in the event that (i) any law that makes consummation of the transactions contemplated by Share Exchange Agreement illegal or otherwise prohibited or (ii) a government authority issues an order restraining or enjoining the transactions contemplated by the Share Exchange Agreement, and such order becomes final and non-appealable.

DSS owns 9.25% of the issued and outstanding stock of Singapore eDevelopment.

DSS is a global company involved in the development and delivery of better products and technology to individuals and industry. DSS operates nine business lines through subsidiaries located around the globe. Of the nine business lines, four have historically been the core business lines of DSS:

●
Premier Packaging Corporation (included in its DSS Packaging and Printing Group) operates in the paper board folding carton, smart packaging and document security printing markets.

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Plastic Printing Professionals, Inc. (included in its DSS Plastics Group) operates in the security printing and plastic ID systems market.

 These two companies develop, manufacture and sell paper and plastic products designed to protect valuable information from counterfeit, unauthorized scanning, copying, and digital imaging, and to provide intelligent, interactive, augmented packaging for the consumer.

●
DSS Digital Inc. (included in its DSS Digital Group) researches, develops, markets and sells DSS’s digital products worldwide; their primary product is AuthentiGuard®, which is a brand authentication application that integrates DSS’s counterfeit deterrent technologies with proprietary digital data security-based solutions.

●
DSS Technology Management, Inc. (included in its DSS Technology Management) manages, licenses and acquires intellectual property, or IP, assets for the purpose of monetizing these assets through a variety of value-enhancing initiatives, including, but not limited to, investments in the development and commercialization of patented technologies, licensing, strategic partnerships and commercial litigation.

In addition to these four core business lines, DSS established five new wholly owned subsidiaries in 2019 and early 2020:

1.
DSS Blockchain Security, Inc. intends to specialize in the development of blockchain security technologies for tracking and tracing solutions for supply chain logistics and cyber securities across global markets.

2.
Decentralized Sharing Systems, Inc. seeks to provide services to assist companies in the new business model of the peer-to-peer decentralized sharing marketplaces and direct marketing. Direct marketing or network marketing is designed to sell products or services directly to the public through independent distributors, rather than selling through the traditional retail market.

3.
DSS Securities, Inc. has been established to develop or to acquire assets in the securities trading or management arena, and to pursue two parallel streams of digital asset exchanges in multiple jurisdictions: (i) securitized token exchanges, focusing on digitized assets from different vertical industries; and (ii) utilities token exchanges, focusing on “blue-chip” utility tokens from solid businesses.

4.
DSS BioHealth Security, Inc. will seek to invest in or to acquire companies related to the biohealth and biomedical field, including businesses focused on the research to advance drug discovery and development for the prevention, inhibition, and treatment of neurological, oncological and immuno-related diseases. This new division will place special focus on open-air defense initiatives, which curb transmission of air-borne infectious diseases such as tuberculosis and influenza, among others.

5.
DSS Secure Living, Inc. intends to develop top of the line advanced technology for energy efficiency, high quality of life living environments and home security for everyone, for new construction and renovations of residential single and multifamily living facilities.

Aside from Decentralized Sharing Systems, Inc., the activities in these newly created subsidiaries have been minimal or in various start-up or organizational phases.

iGalen International and Holista CollTech. In connection with our expansion into biohealth activities, we formed iGalen International Inc., in which we own a 53% ownership stake and acquired a 16.8% ownership interest in Holista CollTech, both of which companies source and distribute patented dietary supplements and other health products. Holista CollTech focuses on providing customers with scientifically enhanced, engineered and tested natural health supplements and consumer products. With business primarily in Australia and Malaysia, Holista CollTech operates in three consumer segments – healthy food ingredients, dietary supplements and collagen. We research, develop, market and distribute health-oriented products to address the growing needs of natural medicine. We offer a suite of food ingredients including low-glycemic index baked goods, low sodium salt, low-fat fried foods and low-calorie and low-GI sugars. Holista CollTech produces cosmetic-grade sheep (ovine) collagen using patented extraction methods from Australia. In addition, iGalen Inc. has a longstanding agreement with Holista CollTech to source all of its products exclusively from Holista CollTech. iGalen Inc.’s primary product, Uncarb is a natural carbohydrate optimizer that is intended to remove excess carbohydrates, thereby improving blood sugar regulation and achieving better blood lipid profiles and sustained weight loss.

Recently, we expanded our biohealth segment to the Korean market through one of the subsidiaries of Health Wealth Happiness Pte. Ltd., HWH World Inc (“HWH World”). HWH World, similar to iGalen Inc., will operate based on a direct sale model of health supplements.

Holista CollTech also recently launched its new low-glycemic index (GI) bread and noodle products. The product’s main ingredients are locally sourced and blended according to halal and kosher standards. The noodle product is supported by Diabetes Canada, with a GI of 38, well below the usual 60 to 65 for noodles. The product stems from our support for fighting diabetes and obesity, particularly in Asia.

Vivacitas Oncology. We have an indirect equity interest of 13.1% at December 31, 2019 and March 31, 2020, in Vivacitas Oncology Inc., which focuses on developing medications for cancer patients. We have a close partnership with Vivacitas and its management, an experienced research team and a distinguished medical advisory board. Vivacitas seeks to bring more effective and less toxic chemotherapies to the market for treatment of the most aggressive and intractable cancers. At the present time, Vivacitas has three programs: (i) one program has completed three clinical studies, including two Phase I and one Phase II studies; (ii) one program for a potential palliative treatment has completed three Phase III studies; and (iii) one program is in the planning stages of a 2b/3 clinical study.

Our financial statements do not consolidate Holista CollTech and Vivacitas Oncology, and we do not manage their operations.

Other Business Activities

In addition to our three principal business activities, we generally oversee several smaller other business activities at the present time which we believe complement our three principal businesses.

               LiquidValue Asset Management Pte. Ltd. ("LVAM") managed investments in the Global Systematic Multi-Strategy Fund (the "GSMS Fund") and Global Opportunity Fund. LVAM is a registered fund management company regulated by the Monetary Authority of Singapore. Launched in June 2016, the GSMS Fund adopts an "all-weather" strategy that seeks to produce consistent risk-adjusted returns regardless of market volatility. It employs a systematic approach focusing on liquid exchange traded securities that are diversified across asset classes, geographical regions and time frames. On February 1, 2017, LVAM invested $300,000 in Global Opportunity Fund, a mutual fund registered in the Cayman Islands. Both funds ceased operation in October 2019. LVAM also invested in AMRE and AAMI. See additional details in “American Medical REIT, Inc.” in Potential Future Projects.

BMI Capital Partners. Singapore eDevelopment's wholly-owned Hong Kong subsidiary, BMI Capital Partners International Limited is a boutique consultancy with a special focus on grooming clients to become eligible to seek a stock exchange listing and offers debt restructuring services. We have also been in negotiations with various potential clients seeking business incubation, including capital market opportunities in China. Recently, for example, we have secured projects which include a feasibility study for a Hong Kong firm to explore capital market options such as a potential public listing on the Hong Kong Stock Exchange and a consultancy contract to restructure a U.S. OTC-listed medical company.

As of March 31, 2020 and December 31, 2019 and 2018, the value of our interests in the other business activities described above represented less than 15% of the value of our total assets.

Sales and Marketing

We focus our corporate marketing efforts on increasing brand awareness, communicating the advantages of our various platforms and generating qualified leads for our sales team. Our corporate marketing plan is designed to continually elevate awareness of our brand and generate demand for our offerings. We rely on a number of channels in this area, including digital advertising, email marketing, social media, affiliate marketing and broad-based media, as well as through various strategic partnerships. We maintain our website at http://www.hfenterp.com, and our various operating subsidiaries maintain individual websites, many of which are accessible through our main website.

Each of our businesses has developed a field sales force in their geographic markets. These sales force teams are responsible for identifying and managing individual sales opportunities in their respective regions.

Competition

The businesses in which we participate, property development, digital transformation technology and biohealth, are each highly competitive. Competition is based upon several factors, including price, reputation, quality and brand recognition. Existing and future competitors may introduce products and services in the same markets we serve, and competing products or services may have better performance, lower prices, better functionality and broader acceptance than our products. Our competitors may also add features to their products or services similar to features that presently differentiate our product and service offerings from theirs. This competition could result in increased sales and marketing expenses, thereby materially reducing our operating margins, and could harm our ability to increase, or cause us to lose, market share. Some of our competitors and potential competitors supply a wide variety of products and services, and have well-established relationships with our current and prospective customers.

Most, if not all, of our current and potential competitors may have significantly greater resources or better competitive positions in certain product segments, geographic regions or user demographics than we do. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market conditions. By way of example, in our property development business, some of our competitors already have the advantage of having created vertically integrated businesses, while other competitors have broader and deeper relationships with sources of financing.  Other competitors in our property development business may have more substantial ties and experience in geographical areas in which we operate.

Our competitors may develop products, features or services that are similar to ours or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. This is particularly relevant for our digital transformation technology business. Certain competitors could use strong or dominant positions in one or more markets to gain competitive advantage against us in our target market or markets. As a result, our competitors may acquire and engage customers or generate revenue at the expense of our own efforts.

Protection of Proprietary Technology

We rely on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our proprietary information, technology and brands.

We protect our proprietary information and technology, in part, by generally requiring our employees to enter into agreements providing for the maintenance of confidentiality and the assignment of rights to inventions made by them while employed by us. We also may enter into non-disclosure and invention assignment agreements with certain of our technical consultants to protect our confidential and proprietary information and technology. We cannot assure you that our confidentiality agreements with our employees and consultants will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach of these agreements, or that our trade secrets and other proprietary information and technology will not be disclosed or will otherwise be protected.

We also rely on contractual and license agreements with third parties in connection with their use of our technology and services. There is no guarantee that such parties will abide by the terms of such agreements or that we will be able to adequately enforce our rights. Protection of confidential information, trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. We cannot completely prevent the unauthorized use or infringement of our confidential information or intellectual property rights as such prevention is inherently difficult. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and intellectual property protection.

Government Regulation

Like many similarly diversified companies, our operations are subject to routine regulation by governmental agencies. Much of this regulation will affect us indirectly, inasmuch as, and to the extent that, it affects our customers more directly. A summary of the laws and regulations that might affect our customers is set forth below.

Property Development Business. The development of our real estate projects will require us to comply with federal, state and local environmental regulations. In connection with this compliance, our real estate acquisition and development projects will require environmental studies. To date, we have spent approximately $42,356 on environmental studies and compliance. Such costs are reflected in construction progress costs in our financial statements.

The cost of complying with governmental regulations is significant and will increase if we add additional real estate projects, become involved in homebuilding in the future and are required to comply with certain due diligence procedures related to third party lenders.

At the present time, we believe that we have all of the material government approvals that we need to conduct our business as currently conducted. We are subject to periodic local permitting that must be addressed, but we do not anticipate that such requirements for government approval will have a material impact on our business as presently conducted. We are required to comply with government regulations and to make filings from time to time with various government entities. Such work is typically handled by outside contractors we retain.

Digital Transformation Technology Business. Companies conducting business on the internet are subject to a number of foreign and domestic laws and regulations. In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world. Online businesses face risks from some of the proposed legislation that could be passed in the future.

The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting internet neutrality, could decrease the demand for our services and increase our cost of doing business. As we expand internationally, government regulation concerning the internet, and in particular, network neutrality, may be nascent or non-existent. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

In the United States, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for libel, slander, invasion of privacy and other tort claims, unlawful activity, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content generated by users. Certain foreign jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our licensees’ businesses, and thus, indirectly, our business.

Biohealth Business. Our businesses are subject to varying degrees of governmental regulation in the countries in which operations are conducted, and the general trend is toward increasingly stringent regulation. In the United States, the drug, device and cosmetic industries have long been subject to regulation by various federal and state agencies, primarily as to product safety, efficacy, manufacturing, advertising, labeling and safety reporting. The exercise of broad regulatory powers by the U.S. Food and Drug Administration, or FDA, continues to result in increases in the amounts of testing and documentation required for FDA approval of new drugs and devices and a corresponding increase in the expense of product introduction. Similar trends are also evident in major markets outside of the United States. The new medical device regulatory framework and the new privacy regulations in Europe are examples of such increased regulation.

The costs of human health care have been and continue to be a subject of study, investigation and regulation by governmental agencies and legislative bodies around the world. In the United States, attention has been focused on drug prices and profits and programs that encourage doctors to write prescriptions for particular drugs, or to recommend, use or purchase particular medical devices. Payers have become a more potent force in the market place and increased attention is being paid to drug and medical device pricing, appropriate drug and medical device utilization and the quality and costs of health care generally. The regulatory agencies under whose purview we operate have administrative powers that may subject it to actions such as product withdrawals, recalls, seizure of products and other civil and criminal sanctions. In some cases, our subsidiaries may deem it advisable to initiate product recalls.

In addition, business practices in the health care industry have come under increased scrutiny, particularly in the United States, by government agencies and state attorneys general, and resulting investigations and prosecutions carry the risk of significant civil and criminal penalties.

Further, we rely on global supply chains, and production and distribution processes, that are complex, are subject to increasing regulatory requirements, and may be faced with unexpected changes that may affect sourcing, supply and pricing of materials used in our products. These processes also are subject to lengthy regulatory approvals.

As described above, certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to, among other things, disclosure and the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or damage our reputation. Our businesses have operated for many years within a legal framework that requires us to monitor and comply with a broad range of legal and regulatory developments that affect our activities. However, additional legislation, changes in rules promulgated by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability.

Rigorous legal and compliance analysis of our businesses is endemic to our culture and risk management. Management of each of our businesses supervise our compliance personnel, who are responsible for addressing all regulatory and compliance matters that affect our activities. We strive to maintain a culture of compliance through the use of policies and procedures, including a code of ethics, electronic compliance systems, testing and monitoring, communication of compliance guidance and employee education and training. Our compliance policies and procedures address a variety of regulatory and compliance matters such as the handling of material non-public information, personal securities trading, marketing practices, gifts and entertainment, valuation of investments, recordkeeping, potential conflicts of interest, the allocation of corporate opportunities, collection of fees and expense allocation.

We also monitor the information barriers that we maintain between the public and private sides of our businesses. We believe that our various businesses’ access to the intellectual knowledge and contacts and relationships that reside throughout our firm benefits all of our businesses. To maximize that access without compromising compliance with our legal and contractual obligations, our compliance group oversees and monitors the communications between groups that are on the private side of our information barrier and groups that are on the public side, as well as between different public side groups. Our compliance group also monitors contractual obligations that may be impacted and potential conflicts that may arise in connection with these inter-group discussions.

Facilities

We manage our worldwide business from our principal executive offices located in Bethesda, Maryland, in a leased space of approximately 2,059 square feet, under a lease expiring in December 2020. We also maintain offices in Singapore, Magnolia, Texas and Hong Kong through leased spaces aggregating approximately 7,529 square feet, under leases expiring on various dates from October 2020 to May 2021. We have temporary office space in South Korea. The leases have rental rates ranging from $2,409 to $10,814 per month. Our total rent expense under these office leases was approximately $293,486 and $315,426 in 2019 and 2018, respectively. We expect total rent expense to be approximately $290,152 under office leases in 2020. We believe our present office space and locations are adequate for our current operations and for near-term planned expansion.

Employees

As of July 30, 2020, we had a total of 20 full-time employees. In addition to our full-time employees, we occasionally hire part-time employees and independent contractors to assist us in various operations, including property development, research and product development and production.

Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and sales personnel for whom competition is intense. Our employees are not represented by any collective bargaining unit. We believe our relations with employees and contractors are good.

Legal Proceedings

On September 27, 2019, iGalen International Inc., one of our majority-owned subsidiaries, and iGalen Inc., its wholly-owned subsidiary, filed a complaint in the Superior Court of the State of California, County of San Diego, Central Division, against Gara Group, Inc., a Delaware corporation, and certain affiliated or related entities, including the Chief Executive Officer of the Gara Group (collectively these entities are referred to herein as the “Gara Group”). A similar complaint had been filed in Utah on September 26, 2019, but subsequently re-filed in California. The complaint, as amended on October 24, 2019, enumerates causes of action for breach of contract, breach of covenant of good faith and fair dealing and intentional interference with economic relations.

iGalen Inc. and Gara Group are parties to a Specialized Services Agreement, dated March 29, 2017 (the “Specialized Services Agreement”). iGalen Inc. contracted with Gara Group to provide for services that include, among other things, (i) product fulfillment; (ii) software development and maintenance of an onsite “Platform,” which includes a company website and interactive portal referred to as the “Back Office”; and (iii) managing iGalen’s social media sites. The Gara Group had previously claimed that iGalen Inc. owed Gara Group certain amounts, including (i) $125,000 for “Back Office Fees”; (ii) $150,000 for “Speaking Fees”; and (iii) $67,299 for services related to iGalen’s merchant account, back office, and shipping fulfillment, invoiced on August 28 and 31, and September 15, 2019. iGalen Inc.’s amended complaint notes that no provision in the Specialized Services Agreement allows for the particular “Back Office Fees” of $125,000 and that no provision in the Specialized Services Agreement allows for the so-called “Speaking Fees” of $150,000. Gara Group cut off services to iGalen following iGalen’s indication that it was disputing the amounts owed. iGalen’s amended complaint notes that the actions of Gara Group and Mr. Gara have caused, and continue to cause, iGalen to suffer substantial harm by, among other things, making it so iGalen was unable to communicate with distributors via its website and Back Office, fulfill orders made by distributors, or pay commission to distributors. iGalen is seeking damages.

On October 10, 2019, Gara Group filed a complaint in the Superior Court of the State of California, County of San Diego, Central Division against iGalen International Inc., iGalen Inc., Singapore eDevelopment Limited, Chan Heng Fai, Dr. Rajen Manicka and David Price, an executive of iGalen Inc. Gara Group’s complaint for damages asserts that the Gara Group is entitled to general damages of $9,000,000 and liquidated damages of $50,000,000. iGalen Inc. intends to vigorously contest this matter. No trial date has been set as of the date of this prospectus.

In addition, from time to time, during the normal course of our businesses, we may be subject to various litigation claims and legal disputes, including in the area of intellectual property (e.g., trademarks, copyrights and patents). Our intellectual property rights extend to our technology, business processes and the content on our website. We use the intellectual property of third parties in marketing and providing our services through contractual and other rights. Despite our efforts, from time to time, third parties may allege that we have violated their intellectual property rights.

Although the results of claims, lawsuits and proceedings in which we may be involved cannot be predicted with certainty, we do not currently believe that the final outcome of the matters discussed above will have a material adverse effect on our business, financial condition or results of operations. However, defending and prosecuting any such claims is costly and may impose a significant burden on our management and employees. In addition, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. With regard to intellectual property matters which may arise, if we are unable to obtain an outcome which sufficiently protects our rights, successfully defends our use or allows us time to develop non-infringing technology and content or to otherwise alter our business practices on a timely basis in response to the claims against us, our business, prospects and competitive position may be adversely affected.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth the names and ages of our executive officers, directors, director nominees and key employees, and their positions with us, as of July 30, 2020:

Name	Age	Position(s)
Chan Heng Fai	75	Founder, Chairman of the Board and Chief Executive Officer
Lui Wai Leung Alan	49	Co-Chief Financial Officer
Rongguo Wei	48	Co-Chief Financial Officer
Ang Hay Kim Aileen	60	Executive Director
Wong Tat Keung	49	Director Nominee
Charles MacKenzie	49	Chief Development Officer and Director Nominee
John Thatch	58	Director Nominee
Robert Trapp	65	Director Nominee
Michael Gershon	48	Chief Legal Officer

The principal occupations for the past five years of each of our executive officers, directors, director nominees and key employees are as follows:

Executive Officers and Directors

Chan Heng Fai founded HF Enterprises Inc. and has served as our Chairman of the Board and Chief Executive Officer since inception. Mr. Chan is an expert in banking and finance, with 45 years of experience in these industries. He has restructured numerous companies in various industries and countries during the past 40 years. Mr. Chan has served as the Chief Executive Officer of our subsidiary Singapore eDevelopment Limited since April 2014. Mr. Chan joined the Board of Directors of Singapore eDevelopment Limited in May 2013. From 1995 to 2015, Mr. Chan served as Managing Chairman of Hong Kong-listed Zensen Enterprises Limited (formerly Heng Fai Enterprises Limited), an investment holding company. Mr. Chan had previously served as a member of the Board of Zensen Enterprises Limited since September 1992. Mr. Chan was formerly the Managing Director of SingHaiyi Group Ltd., a public Singapore property development, investment and management company (“SingHaiyi”), from March 2003 to September 2013, and the Executive Chairman of China Gas Holdings Limited, an investor and operator of the city gas pipeline infrastructure in China from 1997 to 2002.

Mr. Chan has served as a non-executive director of Document Security Systems, Inc. since January 2017 and as Chairman of the Board since March 2019. Mr. Chan has served as a member of the Board of Directors of OptimumBank Holdings, Inc. since June 2018. He has also served as a non-executive director of our indirect subsidiary LiquidValue Development since January 2017. Mr. Chan has also served as a non-executive director of Holista CollTech Ltd., since July 2013. Mr. Chan has served as a non-executive director of Singapore eDevelopment’s 99.98%-owned subsidiary HotApp Blockchain Inc. since October 2014.

Mr. Chan was formerly a director of Global Medical REIT Inc., a healthcare facility real estate company, from December 2013 to July 2015. He also served as a director of Skywest Ltd., a public Australian airline company from 2005 to 2006. Additionally, from November 2003 to September 2013, he was a Director of SingHaiyi. Mr. Chan served as a member of the Board of Directors of RSI International Systems, Inc., the developer of RoomKeyPMS, a web-based property management system, from June 2014 to February 2019.

Mr. Chan has committed that the majority of his time will be devoted to managing the affairs of our company; however, Mr. Chan may engage in other business ventures, including other technology-related businesses.

As the founder, Chairman, Chief Executive Officer and our largest stockholder, Mr. Chan leads the board and guides our company. Mr. Chan brings extensive property development and digital transformation technology knowledge to our company and a deep background in growth companies, emerging markets, mergers and acquisitions, and capital market activities. His service as Chairman and Chief Executive Officers creates a critical link between management and the board.

Lui Wai Leung Alan has been our Co-Chief Financial Officer since March 2018. Mr. Lui has been the Chief Financial Officer of Singapore eDevelopment since November 2016 and served as its Acting Chief Financial Officer since June 2016. Mr. Lui has served as an Executive Director of Singapore eDevlopment since July 2020. Mr. Lui has served as a director of BMI Capital Partners International Ltd, a Hong Kong investment consulting company, since October 2016. He has also served as a director of LiquidValue Asset Management Pte Limited, a Singapore fund management company, since April 2018. Both companies are wholly owned subsidiaries of Singapore eDevelopment. Mr. Lui has served as the Co-Chief Financial Officer of LiquidValue Development since December 2017 and has served as the Co-Chief Financial Officer of Alset iHome Inc. since October 2017. Mr. Lui has served as Chief Financial Officer of HotApp Blockchain Inc. since May 2016 and has served as a director of one of HotApp’s subsidiaries since July 2016. From June 1997 through March 2016, Mr. Lui served in various executive roles at Zensen Enterprises Limited (formerly known as Heng Fai Enterprises Limited), a Hong Kong-listed company, including as Financial Controller. Mr. Lui oversaw the financial and management reporting and focusing on its financing operations, treasury investment and management. He has extensive experience in financial reporting, taxation and financial consultancy and management. Mr. Lui is a certified practicing accountant in Australia and received a Bachelor’s degree in Business Administration from the Hong Kong Baptist University.

Rongguo Wei has been our Co-Chief Financial Officer since March 2018. Mr. Wei has served as the Chief Financial Officer of LiquidValue Development since March 2017. Mr. Wei is a finance professional with more than 15 years of experience working in public and private corporations in the United States. As the Chief Financial Officer of SeD Development Management LLC, Mr. Wei is responsible for oversight of all finance, accounting, reporting and taxation activities for that company. Prior to joining SeD Development Management LLC in August 2016, Mr. Wei worked for several different U.S. multinational and private companies including serving as Controller at American Silk Mill, LLC, a textile manufacturing and distribution company, from August 2014 to July 2016, serving as a Senior Financial Analyst at Air Products & Chemicals, Inc., a manufacturing company, from January 2013 to June 2014, and serving as a Financial/Accounting Analyst at First Quality Enterprise, Inc., a personal products company, from 2011 to 2012. Mr. Wei served as a member of the Board Directors of Amarantus Bioscience Holdings, Inc., a biotech company, from February to May 2017, and has served as Chief Financial Officer of that company from February 2017 until November 2017. Before Mr. Wei came to the United States, he worked as an equity analyst at Hong Yuan Securities, an investment bank in Beijing, China, concentrating on industrial and public company research and analysis. Mr. Wei is a certified public accountant and received his Master of Business Administration from the University of Maryland and a Master of Business Taxation from the University of Minnesota. Mr. Wei also holds a Master in Business degree from Tsinghua University and a Bachelor’s degree from Beihang University.

Ang Hay Kim Aileen has been our Executive Director since March 2018. Ms. Ang has more than 20 years of experience in finance and treasury, legal, human resources and office administration. She is the Senior Vice President, Corporate Services of Singapore eDevelopment, a position she has held since 2013 and a director of various indirect subsidiaries of our company. She also holds a Cert-in-CEHA (Singapore real estate industry certificate) and operates her own real estate business, Ideal Realty Pte Ltd., since 2015. Ms. Ang was General Manager, Corporate Services of Singapore Exchange listed Singxpress Ltd. (now known as SingHaiyi Group Ltd.) from 2002 to 2013. She was Senior Sales Director, Resale Division with DTZ Property Network Pte. Ltd., a Singapore real estate company, from 2005 to 2011.

Ms. Ang’s day-to-day operational leadership of our various businesses and her knowledge of property development and the real estate business make her well-qualified as a member of the Board.

Wong Tat Keung has agreed to join the Board of Directors of our company upon the closing of this offering. Since 2010, Mr. Wong has served as the director of Aston Wong CPA Limited. He has been an independent non-executive director of Singapore eDevelopment since January 2017. Mr. Wong has been an independent non-executive director of Roma Group Limited, a valuation and technical advisory firm, since March 2016, and has served as an independent non-executive director of Lerthai Group Limited, a property, investment, management and development company, since December 2018. Previously, he served as the director and sole proprietor of Aston Wong & Co., a registered certified public accounting firm, from January 2006 to February 2010. From January 2005 to December 2005, he was a Partner at Aston Wong, Chan & Co., Certified Public Accountants. From April 2003 to December 2004, he served at Gary Cheng & Co., Certified Public Accountants as Audit Senior. He served as an Audit Junior to Supervisor of Hui Sik Wing & Co., certified public accountants from April 1993 to December 1999. He served as an independent non-executive director of SingHaiyi from July 2009 to July 2013 and ZH Holdings from December 2009 to July 2015. Mr. Wong is a Certified Public Accountant admitted to practice in Hong Kong. He is a Fellow Member of Association of Chartered Certified Accountants and an Associate Member of the Hong Kong Institute of Certified Public Accountants. He holds a Master in Business Administration degree (financial services) from the University of Greenwich, London, England.

Mr. Wong demonstrates extensive knowledge of complex, cross-border financial, accounting and tax matters highly relevant to our business, as well as working experience in internal corporate controls, making him well-qualified to serve as an independent member of the board.

Charles MacKenzie has agreed to join the Board of Directors of our company upon the closing of this offering. Mr. MacKenzie was appointed our Chief Development Officer in December 2019. Mr. MacKenzie has served as a member of the Board of Directors of LiquidValue Development since December 2017. He has served as Chief Executive Officer-United States of Alset iHome Inc. since April 2020 and has served as the Chief Development Officer for SeD Development Management, a subsidiary of Alset iHome Inc., since July 2015. Mr. MacKenzie also serves as a member of the Board of Directors of Alset iHome Inc. since October 2017. He was previously the Chief Development Officer for Inter-American Development (IAD), a subsidiary of Heng Fai Enterprises Limited (now known as Zensen Enterprises Limited) from April 2014 to June 2015. Mr. MacKenzie was the owner of Smartbox Portable Storage, a residential moving and storage company, from October 2006 to a successful sale in February 2017. Mr. MacKenzie focuses on acquisitions and development of residential and mixed-use projects within the United States. Mr. MacKenzie specializes in site selection, contract negotiations, marketing and feasibility analysis, construction and management oversight, building design and investor relations. Mr. MacKenzie received a B.A. and graduate degree from St. Lawrence University, where he served on Board of Trustees from 2003 to 2007.

  Mr. MacKenzie’s extensive knowledge of real estate and ability to assist our company in expanding its business qualify him to serve as a member of the Board.

John "JT" Thatch has agreed to join the Board of Directors of our company upon the closing of this offering. Mr. Thatch is an accomplished entrepreneur who has started, owned and operated several businesses in various industries, public and private. The companies include a wide variety of sectors including retail, wholesale, educational services, finance, real estate management and technology companies. Currently, Mr. Thatch is the Chief Executive Officer and a director of Sharing Services Global Corporation, a publicly traded holding company focused in the direct selling and marketing industry. He has served in this role since March 2018. He is also a principal of Superior Wine & Spirits, LLC, a Florida-based company that imports, wholesales and distributes wine and liquor, a position he has held since February 2016. Mr. Thatch served as Chief Executive Officer of Universal Education Strategies, Inc. from January 2009 until December 2015, an organization consisting of six companies that specialized in the development and sales of educational online products and services. From 2000 to 2005, he was the Chief Executive Officer of Onscreen Technologies, Inc., currently listed on Nasdaq as CUI Global, Inc., a developer of cutting-edge thermal management technologies for integrated LED technologies, circuits and superconductors. Mr. Thatch was responsible for all aspects of the company including board and shareholder communications, public reporting and compliance with Sarbanes-Oxley, structuring and managing the firm’s financial operations, and expansion initiatives for all corporate products and services. He also currently serves as the lead independent board member of Document Security Systems Inc., a NYSE-listed company.  He has had this position since May 2019 and serves on several of that company’s committees.

Mr. Thatch’s public company financial and management experience in the strategic growth and development of various companies qualify him to serve as a member of the Board. Mr. Thatch will be an independent director.

Robert Trapp has agreed to join the Board of Directors of our company upon the closing of this offering. Mr. Trapp has 36 years of cross-cultural business experience with both public and privately-owned companies in Asia, the United States and Canada, in a diverse range of industries including hospitality, finance, property, mining, software, biotech and consumer goods. Mr. Trapp is the Chief Executive Officer of BMI Capital International LLC, a FINRA broker-dealer, a position he has held since June 2015. Mr. Trapp also served as General Manager of SeD Development Management LLC, a subsidiary of Singapore eDevelopment, a position he held from September 2015 to February 2018. In addition, Mr. Trapp presently serves on the Board of Directors of several of the subsidiaries of Singapore eDevelopment. Mr. Trapp has served on the Board of Directors of Avant Diagnostics Inc., since November 2017. Previously, Mr. Trapp served on the Board of Directors of Amarantus Bioscience Holdings Inc. from February 2017 until May 2017 and on the Board of Directors of HotApp International Inc. from December 2014 until June 2015. Mr. Trapp served as President and Director at Master of Real Estate LLC, a subsidiary of Zensen Enterprises Limited (formerly known as Heng Fai Enterprises Limited), a company listed on the Hong Kong Stock Exchange, from August 2014 to August 2015 and served as Senior Vice-President with Inter-American Management LLC, a property management subsidiary of Zensen Enterprises Limited, from October 2013 to August 2015. Mr. Trapp served as a Director of eBanker USA.com, a subsidiary of Zensen Enterprises Limited, from August 1998 to August 2015, and served as General Manager and Rep Director with Hotel Plaza Miyazaki, a subsidiary of eBanker USA.com, from September 2009 to May 2013. Mr. Trapp holds a Bachelor of Commerce degree from the University of Calgary and a Bachelor of Applied Arts in Hospitality & Tourism Management from Ryerson University in Toronto, Canada.

Mr. Trapp’s hands-on experience in operational management, administration, financial management, marketing, and regulatory compliance in diverse industries qualifies him to serve as a member of the Board.

Key Employees

Michael Gershon has been our Chief Legal Officer since October 2018. Mr. Gershon has served as Chief Legal Officer of our subsidiary SeD Development Management LLC since April 2019 and from February 2017 until April 2019 served as Associate Corporate Counsel of that subsidiary. Prior to joining our company, Mr. Gershon served as an attorney adviser with the Division of Corporation Finance at the U.S. Securities and Exchange Commission from November 2015 until November 2016 and served as an associate at the law firm of Wuersch & Gering LLP from August 2004 until January 2015. Mr. Gershon received a B.A. degree in economics from Boston College and a J.D. from Georgetown University Law Center.

Status as a Controlled Company

Chan Heng Fai, through HFE Holdings Limited controls a majority of the combined voting power of all classes of our voting stock. As a result, we qualify as a “controlled company” within the meaning of the listing standards of Nasdaq, and we have elected not to comply with certain Nasdaq corporate governance requirements. Therefore, we do not have a majority of independent directors serving on our board and have individuals serving on our compensation committee that do not qualify as independent according to Nasdaq listing standards and the rules and regulations of the SEC. Following this offering, we intend to utilize certain of these exemptions. As a result, we will not have a majority of independent directors on our board of directors.

The “controlled company” exemption does not modify the independence requirements for the audit committee, and we will comply with the requirements of the SEC and Nasdaq Marketplace Rules requiring that our audit committee be composed exclusively of independent directors, subject to the phase-in provisions of the applicable listing requirements and the SEC’s rules, which permit up to one committee member that does not satisfy the applicable independence requirements for up to one year after the date of the offering. Nominations and corporate governance functions will initially be managed by our full Board.

Our board of directors has determined that Mr. Wong and Mr. Thatch are independent within the meaning of Nasdaq Rule 5605(a)(2).

We are in the process of identifying other qualified independent directors.

Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above.

The Board of Directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the Board of Directors uses the Nasdaq Marketplace Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

The Board of Directors has determined that, of our director nominees, only Mr. Wong and Mr. Thatch are independent within the meaning of the Nasdaq Marketplace Rule cited above. Each of Chan Heng Fai, Ms. Ang, Mr. MacKenzie and Mr. Trapp are either current or former officers or employees of our company or its subsidiaries, together with Mr. Chan’s beneficial ownership of more than 10% of our outstanding common stock, preclude them from being considered independent within the meaning of the Nasdaq Listing Rule.

Board Committees

Upon the closing of this offering, our Board of Directors will have an Audit Committee and Compensation Committee. The Audit Committee will be initially composed of Mr. Wong (as Chairman), and Mr. Thatch.

Our Audit Committee and Compensation Committee will each comply with the listing requirements of the Nasdaq Marketplace Rules. At least one member of the Audit Committee will be an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and each member will be “independent” as that term is defined in Rule 5605(a) of the Nasdaq Marketplace Rules. Our Board of Directors has determined that each of Mr. Wong and Mr. Thatch are independent.

Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the Nasdaq Capital Market and the SEC. Prior to the closing of this offering, we will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our company website.

Conflicts of Interest

We comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. Upon the closing of this offering, we intend to maintain a Board of Directors consisting of a majority of independent directors.

Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he or she was a party, he or she is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interests and must not have been adjudged liable to us, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him or her in such capacity arising out of his or her status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of our company during the years ended December 31, 2019 and 2018; and (ii) each other individual that served as an executive officer of our company at the conclusion of the years ended December 31, 2019 and 2018 and who received more than $100,000 in the form of salary and bonus during such year. While our company was not incorporated until March 7, 2018, we have included the information for certain individuals who were employed and compensated by Singapore eDevelopment or its subsidiaries. Such compensation was paid solely for services rendered to such subsidiary. For purposes of this prospectus, these individuals are collectively the “named executive officers” of our company.

Name and Position	Years	Salary ($)	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Chan Heng Fai	2019	0	-	-	-	-	-	-	0
Chairman and Chief Executive Officer	2018	77,793	-	-	-	-	-	-	77,793
Lui Wai Leung Alan	2019	119,666	-	-	-	-	-	-	119,666
Co-Chief Financial Officer	2018	113,422	-	-	-	-	-	-	113,422
Rongguo Wei	2019	118,800	-	-	-	-	-	-	118,800
Co-Chief Financial Officer	2018	118,800	-	-	-	-	-	-	118,800
Charles MacKenzie	2019	-	-	-	-	-	-	240,000(1)	240,000(1)
Chief Development Officer	2018	-	-	-	-	-	-	240,000(1)	240,000(1)
_____________
(1) Our Chief Development Officer and director nominee Charles MacKenzie is compensated by a subsidiary of our company pursuant to a consulting agreement in connection with our subsidiary’s real estate projects. Mr. MacKenzie has served as our Chief Development Officer since December of 2019.

Employment and Consulting Agreements

We have not entered into any written employment or consulting agreements with any officer, director, employee or consultant, but expect to do so prior to the closing of this offering.

Outstanding Equity Awards at Fiscal Year End

No stock options or other equity awards were granted to any of our named executive officers during the year ended December 31, 2019.

2018 Incentive Compensation Plan

Under our 2018 Incentive Compensation Plan (the “Plan”), adopted by our board of directors and holders of a majority of our outstanding shares of common stock in September 2018, 500,000 shares of common stock (subject to certain adjustments) are reserved for issuance upon exercise of stock options and grants of other equity awards. The Plan is designed to serve as an incentive for attracting and retaining qualified and motivated employees, officers, directors, consultants and other persons who provide services to us. The compensation committee of our board of directors administers and interprets the Plan and is authorized to grant stock options and other equity awards thereunder to all eligible employees of our company, including non-employee consultants to our company and directors.

The Plan provides for the granting of “incentive stock options” (as defined in Section 422 of the Code), non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Options may be granted under the Plan on such terms and at such prices as determined by the compensation committee of the board, except that the per share exercise price of the stock options cannot be less than the fair market value of our common stock on the date of the grant. Each option will be exercisable after the period or periods specified in the stock option agreement, but all stock options must be exercised within ten years from the date of grant. Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. The compensation committee of the board has the authority to amend or terminate the Plan, provided that no amendment shall be made without stockholder approval if such stockholder approval is necessary to comply with any tax or regulatory requirement. Unless terminated sooner, the Plan will terminate ten years from its effective date. The Plan also provides that no participant may receive stock options or other awards under the Plan that in the aggregate equal more than 30% of all options or awards issued over the life of the Plan. To date, we have not issued any stock options to officers, directors or employees. The compensation committee intends to grant stock options to key employees and non-executive directors of our company.

Director Compensation

Following the closing of this offering, we intend to compensate each non-employee director through annual stock option grants and by paying a quarterly cash fee. Currently, our directors do not receive salaries or fees for serving on our board of directors, nor do they receive any compensation for serving on committees. Chan Heng Fai has been compensated by our subsidiary, Singapore eDevelopment, for his services as an officer and director of that company and Aileen Ang has been compensated by Singapore eDevelopment for her services as an officer. Our director nominee Wong Tat Keung is currently compensated by Singapore eDevelopment for his services as a director of that company. Our Chief Development Officer and director nominee Charles MacKenzie is compensated by a subsidiary of our company pursuant to a consulting agreement in connection with our subsidiary’s real estate projects. Our board of directors will review director compensation annually and adjust it according to then current market conditions and good business practices.

  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Our board of directors intends to adopt a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. Related persons include any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons. Related person transactions refer to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which (i) we were or are to be a participant, (ii) the amount involved exceeds $120,000, and (iii) a related person had or will have a direct or indirect material interest. Related person transactions include, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person, in each case subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.

We expect that the policy will provide that in any related person transaction, our audit committee and board of directors will consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related persons; in the event the related person is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available. After considering all such facts and circumstances, our audit committee and board of directors will determine whether approval or ratification of the related person transaction is in our best interests. For example, if our audit committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, once we become a public company, if a related person transaction will compromise the independence of one of our directors, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or Nasdaq listing requirements.

Each transaction described in “Certain Relationships and Related Party Transactions” was entered into prior to the adoption of our audit committee charter and the foregoing policy proposal.

Transactions and Relationships with Directors, Officers and 5% Stockholders

100% of the ownership interest in Hengfai International Pte. Ltd. was transferred from Chan Heng Fai (an officer and director of our company) to HF Enterprises Inc. in exchange for 8,500,000 shares of our common stock to be held by HFE Holdings Limited. Hengfai International Pte. Ltd., a Singapore limited company, is the sole stockholder of Hengfai Business Development Pte. Ltd., which is the owner of 761,150,294 ordinary shares of Singapore eDevelopment Ltd. and warrants to purchase 359,834,471 ordinary shares of Singapore eDevelopment Ltd.

Chan Heng Fai transferred 100% of the ownership interest in Global eHealth Limited to HF Enterprises Inc. in exchange for 1,000,000 shares of our common stock to be held by HFE Holdings Limited. Global eHealth Limited, a Hong Kong company, is the owner of 46,226,673 ordinary shares, or 16.8%, of Holista CollTech Limited.

Chan Heng Fai transferred 100% of the ownership interest in Heng Fai Enterprises Pte. Ltd.to HF Enterprises Inc. in exchange for 500,000 shares of our common stock to be held by HFE Holdings Limited. Heng Fai Enterprises Pte. Ltd., a Singapore limited company, owns 2,480,000 shares of common stock or 13.1% at December 31, 2019 and March 31, 2020, of Vivacitas Oncology Inc.

In addition to the 10,000,000 shares issued as described above, 1,000 shares of our common stock were initially issued at our incorporation.  Pursuant to an agreement entered into by us on June 24, 2020 with our stockholders HFE Holdings Limited and Chan Heng Fai, HFE Holdings Limited surrendered 3,600,000 shares of our common stock to the treasury of our company, and Chan Heng Fai surrendered 1,000 shares of our common stock to the treasury of our company, and all such shares were cancelled. No consideration was exchanged in connection with the surrender of the shares. As a result, the total number of outstanding shares of our common stock before this offering was reduced to 6,400,000 shares from 10,001,000 shares.

Loan from Chan Heng Fai

On July 27, 2020, our founder, Chairman, and Chief Executive Officer, Chan Heng Fai, agreed to loan us $1,200,000 Singapore Dollars (approximately $900,000 U.S. Dollars), which we will use to exercise warrants to purchase 30,000,000 shares of Singapore eDevelopment. We will issue our founder a two-year, interest-free promissory note for such loan.

Personal Guarantees by Directors

On December 31, 2017, certain directors of Singapore eDevelopment provided personal guarantees amounting to approximately $5,500,000 to secure external loans and borrowings from financial institutions for Singapore eDevelopment.

Compensation of Key Management Personnel - Directors’ Interests in Employee Share Option Plan

During 2018, options to purchase 530,667 shares of Singapore eDevelopment were forfeited due to the resignation of two directors of Singapore eDevelopment. As of December 31, 2019 and 2018, options to purchase 1,061,333 shares of Singapore eDevelopment were outstanding, respectively.

LiquidValue Asset Management Pte. Ltd. Sale of Shares

On May 8, 2019, SeD Capital Pte. Ltd. entered into a sale and purchase agreement to sell 522,000 ordinary shares (representing approximately 18% of the ownership) in LiquidValue Asset Management Pte. Ltd. to LiquidValue Development Pte. Ltd. (“LVD”) for a cash of $46,190. Chan Heng Fai is the owner of LVD. $29,329 was recorded as additional paid-in-capital.

Revenue from a Related Party

On March 1, 2018, the Company’s subsidiary HotApp International Ltd. entered into an Outsource Technology Development Agreement with Document Security Systems, Inc. (“DSS”) which could be terminated by either party on 30-days’ notice. The purpose of such agreement was to facilitate DSS’ development of a software application to be included as part of DSS’ AuthentiGuard® Technology suite. Under this agreement, DSS agreed to pay $23,000 per month for access to HotApp International Ltd.’s software programmers. This agreement was terminated on July 31, 2018. Chan Heng Fai is a member of our Board of Directors and, through his control of our majority stockholder, the beneficial owner of a majority of our common stock. Chan Heng Fai is also the Chairman of the Board of DSS and a stockholder of DSS.

Sale of HotApp Blockchain to DSS Asia

On October 25, 2018, HIP, a wholly owned subsidiary of HotApp Blockchain, entered into an equity purchase agreement (the “HotApps Purchase Agreement”) with DSS Asia, a Hong Kong subsidiary of DSS International, pursuant to which HIP agreed to sell to DSS Asia all of the issued and outstanding shares of HotApps Information Technology Co. Ltd., also known as Guangzhou HotApps, a wholly owned subsidiary of HIP. Guangzhou HotApps is primarily engaged in engineering work for software development, as well as, a number of outsourcing projects related to real estate and lighting. Chan Heng Fai is the CEO of DSS Asia and DSS International.

iGalen Inc. Affiliates

iGalen Philippines and iGalen SDN are related party entities which are owned by Dr. Rajen Manicka and are not owned by our company. iGalen Inc. provides use of its platform to collect sale revenue and payment of expenses for these entities without service fees. iGalen SDN has a consulting agreement to provide accounting, administration and other logistic services to iGalen with a monthly fee $4,000. The Company incurred expenses of $12,000 for the three months ended March 31, 2020 and 2019. During the years ended on December 31, 2019 and 2018, the Company incurred $48,000, respectively. On March 31, 2020 and December 31, 2019, iGalen owed $375,548 and $416,812, respectively to iGalen Philippines and iGalen SDN.

Medi Botanics Sdn Bhd, a subsidiary of Holista CollTech, is only raw material and product suppliers of iGalen. Dr. Rajen Manicka is the controlling shareholder and a director of both Medi Botanics Sdn Bhd and Holista CollTech. Medi Botanics Sdn Bhd supplied $0 and $31,886 raw materials and products to iGalen in the three months ended March 31, 2020 and 2019, respectively. Medi Botanics Sdn Bhd supplied $480,821 and $758,888 raw materials and products to iGalen in the years ended December 31, 2019 and 2018, respectively. On both, March 31, 2020 and December 31, 2019, iGalen owed $956,300 to this entity.

Investment in the Global Opportunity Fund

On February 1, 2017, the Company invested $300,000 in Global Opportunity Fund, a mutual fund registered in the Cayman Islands. Chan Heng Fai is one of the directors of this fund. LiquidValue Asset Management Pte. Ltd., one of the subsidiaries of our company, is the investment manager of the fund and receives a management fee from the fund at 2% per annum of the aggregated net asset value of the investments and a performance fee of 20%. As of December 31, 2019, the Company recorded a receivable $307,944 from the Global Opportunity Fund. In the three months ended on March 31, 2020 and 2019, the management fee and performance fee charged to the Fund were $0 and $3,150, respectively. On March 31, 2020 and December 31, 2019, the Fund owed accrued management and performance fee receivable $0 and $15,484 respectively.  On January 23, 2020, we received $307,944 as a result of the liquidation of Global Opportunity Fund.

Management Fees

150 CCM Black Oak Ltd was obligated under the Limited Partnership Agreement (as amended) to pay a $6,500 per month management fee to Arete Real Estate and Development Company (Arete), a related party through common ownership and $2,000 per month to American Real Estate Investments LLC (AREI), a related party through common ownership. Arete is also entitled to a developer fee of 3% of all development costs excluding certain costs. The fees were to be accrued until $1,000,000 is received in revenue and/or builder deposits relating to the Black Oak Project.

As of January 1, 2018, outstanding management fees payable to Arete and AREI are $314,630 and $48,000, respectively and included in Accounts Payable and Accrued Expenses. On April 26, 2018, SeD Development USA, Arete and AREI reached an agreement to terminate the terms related to management fees and developer fees in the Limited Partnership Agreement. In July 2018, per the terms of the termination agreement, 150 CCM Black Oak Ltd paid Arete $300,000 and AREI $30,000 to fulfil the commitments.

MacKenzie Equity Partners, owned by Charles MacKenzie, who serves as our Chief Development Officer, a director of LiquidValue Development, an officer of certain of our subsidiaries, and is a nominee to join our Board, has had a consulting agreement with Singapore eDevelopment via SeD Development Management since 2015. Pursuant to the terms of the agreement, as amended on January 1, 2018, SeD Development Management paid a monthly fee of $15,000 with an additional $5,000 per month to be paid when the property development cash flow milestones have been met. Since January 2019, SeD Development Management has paid a monthly consulting fee of $20,000. Singapore eDevelopment incurred expenses of $60,000 and $60,000 for the three months ended March 31, 2020 and 2019, respectively, which were capitalized as part of Real Estate on the balance sheet as the services relate to property and project management. As of March 31, 2020 and December 31, 2019, there was no outstanding balance due to this entity.

Consulting Services

A law firm owned by Conn Flanigan, a director of LiquidValue Development, a 99.99%-owned subsidiary of Singapore eDevelopment, performs consulting services for that company. Singapore eDevelopment incurred expenses of $0 and $5,799 for the three months ended March 31, 2020 and 2019, respectively. As of March 31, 2020 and December 31, 2019, there was no outstanding balance due to this entity.

Rajen Manicka, the Chief Executive Officer of Holista CollTech and Co-founder of iGalen International Inc., performs consulting services for iGalen Inc. iGalen Inc. incurred expenses of $0 and $60,000 for the three months ended March 31, 2020 and 2019, respectively. On both, March 31, 2020 and December 31, 2019, iGalen owed this related party fees for consulting services in the amount of $671,403. The consulting services from Rajen Manicka were terminated on December 31, 2019.

Notes Payable

During the year ended on December 31, 2017, a director of the Company lent non-interest loans of $7,156,680, for the general operations of Singapore eDevelopment. The loans are interest free, not tradable, unsecured, and repayable on demand. On October 15, 2018, a formal lending agreement between Singapore eDevelopment Ltd and Chan Heng Fai was executed. Under the agreement, Chan Heng Fai provides a lending credit limit of approximately $10 million for Singapore eDevelopment Ltd with an interest rate of 6% per annum for the outstanding borrowed amount, which commenced retroactively from January 1, 2018. The loans are still not tradable, unsecured and repayable on demand. As of March 31, 2020 and December 31, 2019 the outstanding principal balance of the loan is $4,006,810 and $4,246,604, respectively. Chan Heng Fai confirmed through a letter that he would not demand the repayment within a year. Interest started to accrue on January 1, 2018 at 6% per annum. During the three months ended on March 31, 2020 and 2019, the interest expenses were $61,841 and $104,769, respectively. During the years ended December 31, 2019 and 2018, the interest expenses were $358,203 and $357,048, respectively. As of March 31, 2020 and December 31, 2019, the accrued interest total was $831,816 and $822,405, respectively.

Prior to this offering, Chan Heng Fai also provided an interest free short-term loan to our company for general operations. As of March 31, 2020 and December 31, 2019, the loan balance was $178,400.

On May 1, 2018, Rajen Manicka, CEO and one of the directors of iGalen International Inc. which holds 100% of iGalen LLC, provided a loan of approximately $367,246 to iGalen LLC (the “2018 Rajen Loan”). The term of this loan is ten years. The Loan has an interest rate of 4.7% per annum. On March 8, March 27 and April 23, 2019, iGalen borrowed an additional $150,000, $30,000 and $50,000 respectively, from Rajen Manicka, totaling $230,000 (the “2019 Rajen Loan”). The 2019 Rajen Loan is interest free, not tradable, unsecured, and repayable on demand. As of March 31, 2020 and December 31, 2019, the total outstanding principal balance of the 2018 and 2019 March Rajen Loan were $546,397 and $546,397 respectively, and included in the Notes Payable – Related Parties balance on our Consolidated Balance Sheets. During the three months ended March 31, 2020 and 2019, we incurred $3,850 and $4,086 of interest expense, respectively. During the years ended December 31, 2019 and 2018, the Company incurred $14,550 and $15,560 of interest expense, respectively.

On August 13, 2019, iGalen International Inc., which holds 100% of iGalen Inc., borrowed $250,000 from Decentralized Sharing Services, Inc., a company whose sole shareholder and director is Chan Heng Fai, our CEO. The term of the loan is 12 months, with an interest rate of 10% per annum. In addition, Decentralized Sharing Services, Inc. received the right to receive 3% of any revenue received by iGalen International Inc. for 99 years.  During the three months ended March 31, 2020, we incurred $6,164 of interest expense and $0 from the right to receive 3% of revenue. During the year ended December 31, 2019 the Company incurred $9,589 of interest expense and $0 from the right to receive 3% of revenue. The amount outstanding on the loan as of March 31, 2020 and December 31, 2019 was $250,000 and $250,000, respectively. The accrued interest was $15,822 and $9,589 as of March 31, 2020 and December 31, 2019. The principal of the loan of $250,000 was paid off in June 2020.

On November 3, 2019, iGalen Inc. borrowed $160,000 from iGalen Funding Inc., a company whose directors and shareholders include two members of the Board of iGalen Inc. The term of the loan is 6 months, with an interest rate of 10% per annum. During the three months ended March 31, 2020 the Company incurred $3,945 of interest expense. During the year ended December 31, 2019 the Company incurred $2,542 of interest expense. The amount outstanding on the loan as of March 31, 2020 and December 31, 2019 was $160,000 and $160,000, respectively. The accrued interest was $6,532 and $2,542 as of March 31, 2020 and December 31, 2019. The expiration date was extended to November 3, 2020 after 6 months.

Note Receivable from a related party company

On March 2, 2020, LiquivdValue Asset Management Pte. Ltd. (“LiquidValue”) received a $200,000 Promissory Note from American Medical REIT Inc. (“AMRE”), a company which is 36.1% owned by LiquidValue. Chan Heng Fai and Alan Lui from Singapore eDevelopment Limited are directors of AMRE. The note carries interest of 8% and is payable in two years. LiquidValue also received warrants to purchase AMRE shares at the exercise price $5.00 per share. The amount of the warrants equals to the note principle divided by the exercise price. If AMRE conducts initial public offering in the future and the IPO price is less than $10.00 per share, the exercise price shall be adjusted downward to 50% of the IPO price. As of March 31, 2020, the fair market value of the warrants was $0.

AMRE and AAMI

On March 3, 2020, our subsidiary LiquidValue Asset Management Pte Ltd. (“LVAM”) entered into a binding term sheet with DSS Securities Inc., AMRE Asset Management, Inc. (“AAMI”) and American Medical REIT Inc. (“AMRE”). It was agreed that LVAM would acquire a 35% ownership interest in AAMI. DSS Securities Inc. agreed to acquire 52.5% of AAMI. AMRE Tennessee, LLC, an entity controlled by an officer and director of AAMI, will own 12.5% of the remaining outstanding shares of AAMI. LVAM is a Singapore limited company. LVAM is an 82% owned subsidiary of Singapore eDevelopment Limited. DSS Securities Inc. is a subsidiary of Document Security Systems, Inc. Chan Heng Fai is the Chairman of the Board of Document Security Systems, Inc. and its largest shareholder, with shares owned both personally and through our company’s subsidiaries. AAMI currently has a 93% equity interest in AMRE.

In connection with the term sheet, on March 3, 2020, DSS Securities Inc. entered into Promissory Notes whereby DSS Securities Inc. lent AMRE the principal amount of $800,000 and LVAM lent AMRE the principal amount of $200,000. These notes matures on March 3, 2022 and each accrues interest at the rate of 8.0% per annum. For additional information on this investment, see the description of American Medical REIT Inc. on page 61.

The Board of Directors and management of each of AMRE and AAMI includes several individuals affiliated with our company, including our Chief Executive Officer Chan Heng Fai, who serves as a member of the Board of each of AMRE and AAMI. The Board of Directors of AAMI also includes Lui Wai Leung Alan, our Co-Chief Financial Officer, and an additional employee of Singapore eDevelopment. Rongguo Wei, our other Co-Chief Financial Officer, serves as Treasurer of AAMI.

In addition, Chan Tung Moe serves as AAMI’s Vice President, as well as serving as a member of its Board and as Director of Corporate Development and a member of the Board of AMRE. Chan Tung Moe is Co-Chief Executive Officer and a member of the Board of LiquidValue Development Inc., as well as serving as Chief Executive Officer- International and a member of the Board of Alset iHome Inc. Chan Tung Moe is the son of our Chief Executive Officer, Chan Heng Fai. Conn Flannigan, serves as Secretary and General Counsel and as a member of the Board of AMRE and Secretary of AAMI. Conn Flannigan is a member of the Boards of certain of our subsidiaries, including LiquidValue Development Inc. and Alset iHome Inc., and has previously served as an officer of several of our subsidiaries. Chan Tung Moe and Conn Flannigan will each be compensated at a rate of $120,000 per annum for their services to AMRE, however they will initially only be paid at a rate of $90,000 per annum until such time as AMRE raises additional funds, at which time they will be paid the deferred portion of their compensation.

Planned Reorganization of Certain Biohealth Activities

On March 12, 2020, two of Singapore eDevelopment’s subsidiaries, Global BioMedical Pte Ltd, a Singapore corporation (“GBM”), and Impact BioMedical Inc., a Nevada corporation and wholly owned subsidiary of GBM (“Impact BioMedical”), entered into a binding term sheet (the “Impact Term Sheet”) with Document Security Systems, Inc. (“DSS”) and DSS BioHealth Security, Inc., a wholly owned subsidiary of DSS (“DBHS”). Pursuant to the Impact Term Sheet, DBHS will acquire Impact BioMedical. Impact BioMedical owns 90.9% of Global BioMedical, Inc., which in turn owns 70% of Global BioLife Inc., our main biohealth entity, which holds our company’s interests in the Linebacker, 3F and Laetose projects. Upon the completion of this transaction, our ownership interest in these biohealth projects will be reduced, and our ownership interest in DSS will be increased.

On April 27, 2020, Singapore eDevelopment, GBM, DSS and DBHS entered into a share exchange agreement that provided further details regarding this planned transaction in which DBHS will acquire all of the outstanding capital stock of Impact BioMedical through a share exchange, with Impact BioMedical becoming a direct wholly owned subsidiary of DBHS.

Our Chief Executive Officer Chan Heng Fai is also the Chairman of the Board of Document Security Systems, Inc. and its largest shareholder, with shares owned both personally and through our company’s subsidiaries.

See “Planned Reorganization of Certain Biohealth Activities” on page 64 for additional details related to this planned transaction.

Indemnification Agreements

We intend to enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Management – Indemnification of Directors and Executive Officers.”

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common stock as of July 30, 2020, referred to in the table below as the “Beneficial Ownership Date,” and as adjusted to reflect the sale of shares of our common stock offered by this prospectus, by:

●
each person who is known to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

●
each member of our board of directors, director nominees and each of our named executive officers individually; and

●
all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date and shares of restricted stock subject to vesting until the occurrence of certain events, including the closing of this offering, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person (however, neither the stockholder nor the directors and officers listed below own any stock options or warrants to purchase shares of our common stock at the present time). The percentages of beneficial ownership are based on 6,400,000 shares of common stock outstanding as of the Beneficial Ownership Date and 9,000,000 shares of common stock outstanding immediately after this offering, assuming that the underwriter will not exercise its option to purchase up to 390,000 additional shares of our common stock from us in full.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o HF Enterprises Inc., 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814.

	Shares of Common Stock Beneficially Owned Immediately Before this Offering		Shares of Common Stock Beneficially Owned Immediately After this Offering
Name and Address of Beneficial Owner	Number of Shares	Percentage	Number of Shares	Percentage

Directors and Executive Officers

Chan Heng Fai (1)	6,400,000	100%	6,400,000	100%
Lui Wai Leung Alan	-	-	-	-
Rongguo Wei	-	-	-	-
Ang Hay Kim Aileen	-	-	-	-
Wong Tat Keung	-	-	-	-
Charles MacKenzie	-	-	-	-
John “JT” Thatch	-	-	-	-
Robert Trapp	-	-	-	-

All directors, director nominees and executive officers as a group (8 persons)	6,400,000	100%	6,400,000	100%
 ______________
(1)
Represents shares of common stock owned of record by HFE Holdings Limited, of which Chan Heng Fai has sole voting and investment power with respect to such shares.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. For a complete description, you should refer to our certificate of incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware law. References to our certificate of incorporation and bylaws are to our certificate of incorporation and our bylaws, respectively, each of which will become effective upon completion of this offering.

General

Our authorized capital stock consists of 20,000,000 shares of common stock with a $0.001 par value per share, and 5,000,000 shares of preferred stock with a $0.001 par value per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of July 30, 2020, there were 6,400,000 shares of common stock issued and outstanding, held of record by one stockholder, HFE Holdings Limited (an entity beneficially owned by Chan Heng Fai) and no shares of preferred stock were issued or outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

●
restricting dividends on the common stock;

●
diluting the voting power of the common stock;

●
impairing the liquidation rights of the common stock; or

●
delaying or preventing changes in control or management of our company.

We have no present plans to issue any shares of preferred stock.

Effect of Certain Provisions of our Charter and Bylaws and the Delaware Anti-Takeover Statute

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws prohibit cumulative voting in the election of directors.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Calling of special meetings of stockholders

Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors, chairman of the board of directors or chief executive officer or upon the written request of stockholders owning at least 33.3% of the outstanding common stock. Stockholders owning less than such required amount may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●
before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●
at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided that these provisions of our certificate of incorporation will not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum.

Limitations of Liability and Indemnification

See “Certain Relationships and Related Party Transactions - Indemnification Agreements.”

Exchange Listing

We intend to list our common stock for trading on the Nasdaq Capital Market under the symbol HFEN.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Direct Transfer, Raleigh, North Carolina.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of options which may be granted, in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

We will have 9,000,000 shares of common stock outstanding immediately after the completion of this offering based on the number of shares outstanding on July 30, 2020 and assuming no exercise of options after such date (or 9,390,000 shares if the underwriter exercises its over-allotment option to purchase additional shares in full). Of those shares, the 2,600,000 shares of common stock sold in the offering (or 2,990,000 shares if the underwriter exercises its over-allotment option to purchase additional shares in full) will be freely transferable without restriction, unless purchased by persons deemed to be our “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Securities Act. The remaining 6,400,000 shares of common stock to be outstanding immediately following the completion of this offering are “restricted,” which means they were originally sold in offerings that were not registered under the Securities Act. Restricted shares may be sold through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144, which rules are summarized below. Taking into account the lock-up agreements described below, and assuming the underwriter does not release any stockholders from the lock-up agreements, the restricted shares of our common stock will be available for sale in the public market as follows:

●
2,600,000 shares will be eligible for sale immediately upon completion of this offering; and

●
6,400,000 shares will become eligible for sale, subject to the provisions of Rule 144 or Rule 701, upon the expiration of lock-up agreements not to sell such shares entered into between the underwriter and such stockholders beginning six months after the effectiveness of this prospectus.

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted stock for at least three months, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

●
1% of the number of shares of common stock then outstanding (90,000 shares immediately after this offering or 93,900 shares if the underwriter’s over-allotment option to purchase additional shares is exercised in full); or

●
the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC.

Subject to the lock-up agreements described above, our affiliates who have beneficially owned shares of our common stock for at least nine months, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

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1% of the number of shares of our common stock then outstanding, which will equal approximately 90,000 shares immediately after this offering; and

●
the average weekly trading volume in our common stock on Nasdaq during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to be an affiliate of ours for 90 days preceding a sale, and who has beneficially owned restricted stock for at least one year is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Rule 144 will not be available to any stockholders until we have been subject to the reporting requirements of the Exchange Act for 90 days.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resale of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock up agreements as described below and under the section “Underwriting” included in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

Our directors, executive officers and holders of 5% or more of our outstanding shares following this offering will enter into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities will agree not to sell or otherwise dispose of any common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of six months after the effectiveness of this prospectus, subject to certain exceptions. See “Underwriting” for a description of these lock-up provisions.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters named below, for whom WestPark Capital is acting as the representative (the “Representative”), we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares of our common stock listed next to its name in the following table:

Underwriter	Number of Shares
WestPark Capital

Total	2,600,000

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus (other than the shares subject to the underwriters’ option to purchase additional shares), if the underwriters buy any of such shares. The underwriters’ obligation to purchase the shares is subject to satisfaction of certain conditions, including, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus.

The underwriters initially propose to offer the common stock directly to the public at the public offering price set forth on the front cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $____ per share. After the initial public offering of the shares of our common stock, the offering price and other selling terms may be changed by the underwriters.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to 390,000 additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option in whole or in part at any time within 60 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriters’ initial commitment as indicated in the table at the beginning of this section plus, in the event that any underwriter defaults in its obligation to purchase shares under the underwriting agreement, certain additional shares.

Underwriting Commissions and Discounts and Expenses

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:	$	$	$
Total	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1,140,829, including a 3% unaccountable expense allowance. We have agreed to reimburse the underwriters for certain of their expenses, including fees of counsel in connection with filing with FINRA, in an amount not to exceed $75,000. A non-refundable retainer of $50,000 has been previously paid to the representative.

As additional compensation to the underwriter, upon consummation of this offering, we will issue to the underwriter or its designees a warrant to purchase an aggregate number of shares of our common stock equal to 10% of the number of shares of common stock issued in this offering, at an exercise price per share equal to 120% of the initial public offering price (the “Underwriter Warrant”). The Underwriter Warrant and the underlying shares of common stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter Warrant by any person for a period of 180 days from the effective date of the registration statement for this offering in accordance with FINRA Rule 5110.  The Underwriter Warrant will expire on the third anniversary of the effective date of the registration statement for this offering.

Right of First Refusal

In connection with this offering, we granted the Representative a right of first refusal for a period of three years following the closing of this offering or until an offering occurs which the Representative declined, to effect a proposed U.S. public offering of any debt or equity securities (other than bank debt or similar financing) by us or any of our majority owned or controlled U.S. subsidiaries, on terms as favorable as previously offered in writing by a reputable investment banker, subject to certain exceptions.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

●
Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

●	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

●
Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

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In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the Representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Discretionary Accounts

The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

IPO Pricing

Prior to the completion of this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between us and the Representative. Among the factors considered in these negotiations are: the history of, and prospects for, us and the industry in which we compete; our past and present financial performance; an assessment of our management; the present state of our development; the prospects for our future earnings; the prevailing conditions of the applicable United States securities market at the time of this offering; previous trading prices for our common stock in the private market and market valuations of publicly traded companies that we and the Representative believe to be comparable to us.

Lock-Up Agreements

We have agreed that for a period of six months after the date of the effectiveness of this prospectus, we will not, without the prior written consent of the Representative, which may be withheld or delayed in its sole discretion:

●
offer, pledge, sell, contract to sell, contract to purchase, or purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or file any registration statement under the Securities Act with respect to any of the foregoing; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our common stock,

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. The prior sentence will not apply to (i) the shares to be sold pursuant to the underwriting agreement, (ii) any shares of our common stock issued by us upon the exercise of an option or other security outstanding on the date hereof, (iii) such issuances of options or grants of restricted stock or other equity-based awards under our 2018 Incentive Compensation Plan and the issuance of shares issuable upon exercise of any such equity-based awards, and (iv) the filing by us of registration statements on Form S-8.

Each of our stockholders, directors and our executive officers has agreed that for a period ending six months after the date of the effective of this prospectus, none of them will, without the prior written consent of the Representative which may be withheld or delayed in the Representative’s sole discretion:

●
offer, pledge, sell, contract to sell, contract to purchase, or purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock owned directly by such director or executive officer or with respect to which such director or executive officer has beneficial ownership; or

●
enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock, whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

Notwithstanding the prior sentence, subject to applicable securities laws and the restrictions contained in our charter, our directors and executive officers may transfer our securities: (i) pursuant to the exercise or conversion of our securities, including, without limitation, options and warrants; (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth above; (iii) to any trust for the direct or indirect benefit of such director or executive officer or the immediate family of such director or executive officer, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth above; (iv) pursuant to any transfer required under any benefit plans or our charter or bylaws; (v) as required by participants in our 2018 Incentive Compensation Plan stock incentive plan in order to reimburse or pay federal income tax and withholding obligations in connection with vesting of restricted stock grants or the exercise of stock options or warrants; or (vi) in or in connection with any merger, consolidation, combination or sale of all or substantially all of our assets or in connection with any tender offer or other offer to purchase at least 50% of our common stock.

 Notwithstanding the foregoing, nothing shall prevent our directors or executive officers from, or restrict their ability to, (i) purchase our securities in a public or private transaction, or (ii) exercise or convert any options, warrants or other convertible securities issued to or held by such director or executive officer, including those granted under our 2018 Incentive Compensation Plan.

Other Relationships

WestPark Capital may in the future provide us and our affiliates with investment banking and financial advisory services for which Westpark Capital may in the future receive customary fees. WestPark Capital, as the Representative, may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The Representative may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representative on the same basis as other allocations.

Listing

In connection with this offering, we intend to apply to have our common stock listed on the Nasdaq Capital Market under the symbol HFEN. There is no assurance, however, that our common stock will be listed on the Nasdaq Capital Market or any other national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Direct Transfer, Raleigh, North Carolina.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our bylaws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

 LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, as our counsel, will pass upon the validity of the issuance of the shares of our common stock being offered by this prospectus. Manatt, Phelps & Phillips, LLP, Costa Mesa, California, is acting as counsel for the underwriter in connection with this offering.

 EXPERTS

The consolidated financial statements of HF Enterprises Inc. as of December 31, 2019 and 2018 included in this prospectus and in this registration statement have been so included in reliance on the report of Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, appearing elsewhere herein and in this registration statement, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other documents to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement.

Following this offering, we will be subject to the reporting and information requirements of the Exchange Act and, as a result, we will file annual, quarterly and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains periodic and current reports, information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We will provide a copy of our annual report to stockholders, including our audited consolidated financial statements, at no charge upon written request sent to HF Enterprises Inc., 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814. Our corporate website is located at http://www.hfenterp.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

 HF Enterprises Inc. and Subsidiaries

Table of Contents
For the Three Months Ended March 31, 2020 and 2019

HF Enterprises Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
Assets:	( Unaudited)
Current Assets:
Cash	$2,178,577	$2,883,318
Restricted Cash	4,911,068	4,447,678
Account Receivables, Net	53,302	170,442
Other Receivables	355,022	681,677
Note Receivables - Related Party	201,333	-
Prepaid Expenses	218,792	175,886
Inventory	131,261	116,698
Investment in Securities at Fair Value	3,484,299	3,015,698
Investment in Securities at Cost	200,128	200,128
Investment in Securities at Equity Method	2,133	-
Deposits	70,208	70,208
Total Current Assets	11,806,123	11,761,733

Real Estate
Properties under Development	23,900,656	23,884,704
Operating Lease Right-Of-Use Asset	128,436	146,058
Property and Equipment, Net	75,728	80,285
Total Assets	$35,910,943	$35,872,780

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts Payable and Accrued Expenses	$4,198,116	$4,002,022
Accrued Interest - Related Parties	854,170	834,536
Deferred Revenue	308,864	258,594
Builder Deposits	1,073,820	890,069
Operating Lease Liability	109,810	58,865
Note Payable	137,601	157,105
Note Payable- Related Parties	410,000	410,000
Income Tax Payable	420,327	420,327
Total Current Liabilities	7,512,708	7,031,518
Long-Term Liabilities:
Builder Deposits	1,086,439	1,555,200
Operating Lease Liability	20,879	91,330
Notes Payable - Related Parties	4,731,607	4,971,401
Total Liabilities	13,351,633	13,649,449

Stockholders' Equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized, none issued		-
Common Stock, $0.001 par value; 20,000,000 shares authorized; 10,001,000
shares issued and outstanding on March 31, 2020 and December 31, 2019, respectively	10,001	10,001
Additional Paid In Capital	54,266,987	54,263,717
Accumulated Deficit	(38,922,255)	(40,494,115)
Accumulated Other Comprehensive Income	365,219	1,468,269
Total Stockholders' Equity	15,719,952	15,247,872
Non-controlling Interests	6,839,358	6,975,459
Total Stockholders' Equity	22,559,310	22,223,331

Total Liabilities and Stockholders' Equity	$35,910,943	$35,872,780

See accompanying notes to condensed consolidated financial statements.

HF Enterprises Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Other Comprehensive Income
For the Three Months Ended March 31, 2020 and 2019
(Unaudited)

	2020	2019
Revenue
Property Sales	$2,954,389	$11,318,595
Biohealth Product Sales	10,782	445,093
Others	-	7,632
	2,965,171	11,771,320
Operating Expenses
Cost of Sales	2,383,703	10,558,801
General and Administrative	920,124	1,462,450
Research and Development	2,009	82,087
	3,305,836	12,103,338

Loss From Operations	(340,665)	(332,018)

Other Income (Expense)
Interest Income	7,810	15,266
Interest Expense	(60,931)	(104,769)
Gain on Disposal of Subsidiary	-	299,255
Foreign Exchange Transaction Gain (Loss)	2,118,952	(211,998)
Unrealized Gain on Securities Investment	484,362	734,599
Loss on Investment on Security by Equity Method	-	(3,206)
Other Income	5,471	1,500
	2,555,664	730,647

Net Income from Continuing Operations Before Income Taxes	2,214,999	398,629

Income Tax Benefit (Expense)	-	-

Net Income from Continuing Operations	2,214,999	398,629

Loss from Discontinued Operations, Net of Tax	-	(3,712)
Net Income	2,214,999	394,917

Net Income Attributable to Non-Controlling Interest	643,139	50,766

Net Income Attributable to Common Stockholders	$1,571,860	$344,151

Other Comprehensive Income (Loss), Net
Unrealized Gain (Loss) on Securities Investment	(12,599)	16,902
Foreign Currency Translation Adjustment	(1,674,021)	107,456
Comprehensive Income	528,379	519,275

Comprehensive Income Attributable to Non-controlling Interests	59,569	89,180

Comprehensive Income Attributable to Common Stockholders	$468,810	$430,095

Net Income (Loss) Per Share - Basic and Diluted
Continuing Operations	$0.16	$0.03
Discontinued Operations	$-	$(0.00)
Net Income Per Share	$0.16	$0.03

Weighted Average Common Shares Outstanding - Basic and Diluted	10,001,000	10,001,000

See accompanying notes to condensed consolidated financial statements.

HF Enterprises Inc. and Subsidiaries
Condensed Consolidated Statements of Stockholders’ Equity
For the Three Months Ended March 31, 2020 and 2019
 (Unaudited)

Preferred Stock		Common Stock
Shares	Par Value $0.001	Shares	Par Value $0.001	Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non-controlling Interests	Total Stockholders Equity

Balance at January 1, 2020		10,001,000	$10,001	$54,263,717	$1,468,269	$(40,494,115)	$6,975,459	$22,223,331

Proceeds from Selling Subsidiary Equity				3,270			1,730	5,000

Change in Unrealized Loss on Investment					(8,240)		(4,359)	(12,599)

Foreign Currency Translations					(1,094,810)		(579,211)	(1,674,021)

Cash Dividend Distribution							(197,400)	(197,400)

Net Income						1,571,860	643,139	2,214,999

Balance at March 31, 2020		10,001,000	$10,001	$54,266,987	$365,219	$(38,922,255)	$6,839,358	$22,559,310

Preferred Stock		Common Stock
Shares	Par Value $0.001	Shares	Par Value $0.001	Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non-controlling Interests	Total Stockholders Equity
Balance at January 1, 2019		10,001,000	$10,001	$53,717,424	$1,582,788	$(35,263,650)	$9,155,051	$29,201,614

Proceeds from Selling Subsidiary Equity				127,508			56,992	184,500

Change in Unrealized Gain on Investment					11,681		5,221	16,902

Foreign Currency Translations					74,263		33,193	107,456

Net Income						344,151	50,766	394,917

Balance at March 31, 2019		10,001,000	$10,001	$53,844,932	$1,668,732	$(34,919,499)	$9,301,223	$29,905,389

See accompanying notes to condensed consolidated financial statements.

HF Enterprises Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2020 and 2019
(Unaudited)

	2020	2019

Cash Flows From Operating Activities
Net Income from Continuing Operations	$2,214,999	$398,629
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,942	7,149
Amortization of Right -Of - Use Asset	70,671	18,790
Gain on Disposal of Subsidiary	-	(299,255)
Foreign Exchange Transaction (Gain) Loss	(2,118,952)	211,998
Unrealized Loss on Security Investment	(484,362)	(734,599)
Changes in Operating Assets and Liabilities
Real Estate	15,952	8,141,988
Trade Receivables	349,175	15,664
Prepaid Expense	(40,805)	(28,702)
Deferred Revenue	50,270	(20,995)
Inventory	(20,590)	86,498
Accounts Payable and Accrued Expenses	167,740	(1,579,005)
Accrued Interest - Related Parties	19,634	104,769
Operating Lease Liability	(73,668)	(20,903)
Builder Deposits	(285,010)	(388,938)
Net Cash (Used in) Provided by Continuing Operating Activities	(129,004)	5,913,088
Net Cash Provided by Discontinued Operating Activities	-	24,493
Net Cash (Used in) Provided by Operating Activities	(129,004)	5,937,581

Cash Flows From Investing Activities
Purchase of Fixed Assets	(1,386)	-
Proceeds from Global Opportunity Fund Liquidation	303,349	-
Promissory Note from Related Party	(200,000)	-
Net Cash Provided by Continuing Investing Activities	101,963	-
Net Cash Used in Discontinued Investing Activities	-	-
Net Cash Provided by Investing Activities	101,963	-

Cash Flows From Financing Activities
Proceeds from Sale of Subsidiary Shares	5,000	184,500
Repayments of Note Payable	-	(13,899)
Distribution to Minority Shareholder	(197,400)	-
Net Proceeds from (Repayment to) Notes Payable - Related Parties	17,501	(1,989,481)
Net Cash Used in Continuing Financing Activities	(174,899)	(1,818,880)
Net Cash Provided by Discontinued Financing Activities	-	-
Net Cash Used in Financing Activities	(174,899)	(1,818,880)

Net (Decrease) Increase in Cash and Restricted Cash	(201,940)	4,118,701
Effects of Foreign Exchange Rates on Cash	(39,411)	(15,028)

Cash and Restricted Cash - Beginning of Year	7,330,996	5,508,198
Cash and Restricted Cash- End of Period	$7,089,645	$9,611,871

Supplementary Cash Flow Information
Cash Paid For Interest	$4,181	$2,705
See accompanying notes to condensed consolidated financial statements.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

HF Enterprises Inc. (the “Company” or “HFE”) was incorporated in the State of Delaware on March 7, 2018 and 1,000 shares of common stock was issued to Chan Heng Fai, the founder, Chairman and Chief Executive Officer of the Company. HFE is a diversified holding company principally engaged in property development, digital transformation technology, biohealth and other related business activities with operations in the United States, Singapore, Hong Kong, and Australia. The Company manages its principal businesses primarily through its subsidiary, Singapore eDevelopment Ltd. (“SeD Ltd”), a company publicly traded on the Singapore Stock Exchange.

On October 1, 2018, Chan Heng Fai transferred his 100% interest in Hengfai International Pte. Ltd. (“Hengfai International”) to HF Enterprises Inc. in exchange for 8,500,000 shares of the Company’s common stock. Hengfai International holds a 100% interest in Hengfai Business Development Pte. Ltd. (“Hengfai Business Development”). Both Hengfai International and Hengfai Business Development are holding companies with no business operations. Hengfai Business Development holds 761,185,294 shares and 359,834,471 warrants of SeD Ltd, or 65.4% as of March 31, 2020 and December 31, 2019, of the outstanding shares of SeD Ltd, which is the primary operating company of HFE.

Also, on October 1, 2018, Chan Heng Fai transferred his 100% ownership interest in Heng Fai Enterprises Pte. Ltd. (“Heng Fai Enterprises”) and Global eHealth Limited (“Global eHealth”) to HF Enterprises Inc. in exchange for 500,000 and 1,000,000 shares of the Company’s common stock, respectively. Both Heng Fai Enterprises and Global eHealth are holding companies with no business operations.

The contributions to HFE on October 1, 2018 of Hengfai International, Heng Fai Enterprises, and Global eHealth from Chan Heng Fai represented transactions under common control.

The Company has four operating segments based on the products and services offered. These include our three principal businesses – property development, digital transformation technology and biohealth – as well as a fourth category consisting of certain other business activities.

Property Development

The Company’s property development segment is comprised of SeD Intelligent Home Inc. (“SeD Intelligent Home”) and SeD Perth Pty Ltd.

In 2014, Singapore eDevelopment Ltd. commenced operations developing property projects and participating in third-party property development projects. SeD Intelligent Home Inc., a 99.9%-owned subsidiary of Singapore eDevelopment, owns, operates and manages real estate development projects with a focus on land subdivision developments.

Development activities are generally contracted out, including planning, design and construction, as well as other work with engineers, surveyors, architects and general contractors. The developed lots are then sold to builders for the construction of new homes. SeD Intelligent Home’s main assets are two subdivision development projects, one near Houston, Texas, known as Black Oak, consisting of 162 acres and currently projected to have approximately 512 units, and one in Frederick, Maryland, known as Ballenger Run, consisting of 197 acres and currently projected to have approximately 689 units.

Digital Transformation Technology

The Company’s digital transformation technology segment is comprised of HotApp Blockchain Inc. and its subsidiaries.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

The Company’s digital transformation technology business is involved in mobile application product development and other businesses, providing information technology services to end-users, service providers and other commercial users through multiple platforms. This technology platform consists of instant messaging systems, social media, e-commerce and payment systems, direct marketing platforms, e-real estate, brand protection and counterfeit and fraud detection. HotApp Blockchain Inc. (“HotApp Blockchain" or “HotApp”), a 99.9%-owned subsidiary of Singapore eDevelopment, focuses on business-to- business solutions such as enterprise messaging and workflow. Through HotApp, the Company has successfully implemented several strategic platform developments for clients, including a mobile front-end solution for network marketing, a hotel e-commerce platform for Asia and a real estate agent management platform in China.

On October 25, 2018, HotApps International Pte. Ltd. (“HIP”) entered into an Equity Purchase Agreement with DSS Asia Limited (“DSS Asia”), a Hong Kong subsidiary of DSS International Inc. (“DSS International”), pursuant to which HIP agreed to sell to DSS Asia all of the issued and outstanding shares of HotApps Information Technology Co. Ltd., also known as Guangzhou HotApps Technology Ltd. (“Guangzhou HotApps”). The transaction closed on January 14, 2019. Chan Heng Fai is the CEO of DSS Asia and DSS International. See Note 13 – Discontinued Operations and Note 10 – Related Party Transactions.

Biohealth

The Company’s biohealth segment is comprised of Singapore BioMedical Pte. Ltd. and Health Wealth Happiness Pte. Ltd.

The Company’s biohealth business is committed to both funding research and developing and selling products that promote a healthy lifestyle. The entities within this segment are focusing on research in three main areas: (i) development of a universal therapeutic drug platform; (ii) a new sugar substitute; and (iii) a multi-use fragrance. Global BioLife established a joint venture, Sweet Sense, Inc., with Quality Ingredients, LLC for the development, manufacture, and global distribution of the new sugar substitute. On November 8, 2019, Impact BioMedical Inc., a subsidiary of the Company, purchased 50% of Sweet Sense Inc. from Quality Ingredients, LLC for $91,000. Sweet Sense Inc. is now an 81.8% owned subsidiary of Singapore eDevelopment.

Currently, all revenues from our biohealth segment come from the direct sales by iGalen Inc. (formerly known as iGalen USA, LLC), which is 100% owned by iGalen International Inc., Singapore eDevelopment’s 53%-owned subsidiary. During the three months ended March 31, 2020 and 2019, the revenues from iGalen Inc. were $10,782 and $445,093, respectively.

In October 2019, the Company expanded its biohealth segment to Korean market through one of the subsidiaries of Health Wealth Happiness Pte. Ltd., HWH World Inc. (“HWH World”). HWH World, similarly to iGalen Inc., operates based on a direct sale model of health supplements. HWH World is at the beginning stage of operations and didn’t recognize any revenue during the three months ended March 31, 2020.

Other Business Activities

In addition to the segments identified above, the Company provides corporate strategy and business development services, asset management services, corporate restructuring and leveraged buy-out expertise. These service offerings build relationships with promising companies for potential future collaboration and expansion. We believe that our other business activities complement our three principal businesses.

The Company’s other business activities segment is primarily comprised of Singapore eDevelopment Ltd, SeD Capital Pte. Ltd., BMI Capital Partners International Limited and Singapore Construction & Development Pte. Ltd.

2.	GOING CONCERN

The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced net losses over the past three months. As of and for the three months ended March 31, 2020, the Company had an accumulated deficit of $38,922,255 and a loss of $340,665 from operations, and net cash used in operating activities of $129,004.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

As a result, these conditions may raise substantial doubt regarding our ability to continue as a going concern twelve months from the date of issuance of our financial statements. However, the Company expects to have high volume of cash in hand and strong operating cash inflows for at least the next twelve months. As of March 31, 2020, the Company had cash and restricted cash of $7,089,645 compared to $7,330,996 as of December 31, 2019. Approximately 40% of the restricted cash is available to use for the Company’s operations. The Company has an $8 million credit line from Manufacturers and Traders Trust Company (“M&T Bank”) and the loan balance with M&T Bank was $0 as of March 31, 2020. Management has evaluated the conditions in relation to the Company’s ability to meet its obligations and plans to continue borrowing funds from third party financial institutions in order to meet the operating cash requirements. Funding the Company’s operations is our first priority, before repaying related party debtors. Therefore, available cash will be used to fund the Company’s operations before related party debtor repayments. At same time management will concurrently work with the related party debtors on a plan to repay the related party loans, which are repayable on demand.

During the three months ended March 31, 2020, the revenue from lot sales was approximately $3 million. Furthermore, the Company had not defaulted on any principal and interest repayment on its loans and borrowings and had repaid its floating rate loan during the year. The Company had obtained a letter of financial support from Chan Heng Fai, the chairman and CEO of the Company. He committed to provide any additional funding required by the Company and would not demand repayment within the next twelve months from the date of issuance of our 2020 interim financial statements.

As a result of management’s plans, high volume cash in bank accounts, cash receipts from the sale of properties in three months ended on March 31, 2020, availability of $8 million line of credit under M&T Bank loan agreement and the support from the director, the Company believes the initial conditions which raised substantial doubt regarding the ability to continue as a going concern have been alleviated. Therefore, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The Company’s condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and following the requirements of the Securities and Exchange Commission ("SEC") for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These interim financial statements have been prepared on the same basis as the Company's annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair statement of the Company's financial information. These interim results are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or any other interim period or for any other future year. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto for the year ended December 31, 2019, as filed with the SEC.

The balance sheet as of December 31, 2019 has been derived from audited financial statements at that date but does not include all of the information required by U.S. GAAP for complete financial statements.

The condensed consolidated financial statements include all accounts of the Company and its majority owned and controlled subsidiaries. The Company consolidates entities in which it owns more than 50% of the voting common stock and controls operations. All intercompany transactions and balances among consolidated subsidiaries have been eliminated.

The Company's condensed consolidated financial statements include the financial position, results of operations and cash flows of the following entities as of March 31, 2020 and December 31, 2019, and for the three months periods ended March 31, 2020 and 2019 as follows:

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

		Attributable interest
		as of,
Name of subsidiary consolidated under HFE	State or other jurisdiction of incorporation or organization	March 31, 2020		December 31, 2019
		%		%
Hengfai International Pte. Ltd	Singapore	100		100
Hengfai Business Development Pte. Ltd	Singapore	100		100
Heng Fai Enterprises Pte. Ltd.	Singapore	100		100
Global eHealth Limited	Hong Kong	100		100
Singapore eDevelopment Limited	Singapore	65.4		65.4
Singapore Construction & Development Pte. Ltd.	Singapore	65.4		65.4
Art eStudio Pte. Ltd.	Singapore	33.36	*	33.36	*
Singapore Construction Pte. Ltd.	Singapore	65.4		65.4
Global BioMedical Pte. Ltd.	Singapore	65.4		65.4
SeD BioLife International, Inc.	United States of America	65.4		65.4
SeD BioMedical International, Inc.	United States of America	65.4		65.4
Global BioMedical, Inc.	United States of America	59.45		59.45
Global BioLife, Inc.	United States of America	41.62	*	41.62	*
SeD Investment Pte. Ltd.	Singapore	65.4		65.4
Health Wealth Happiness Pte. Ltd.	Singapore	65.4		65.4
iGalen International Inc.	United States of America	34.38	*	34.38	*
iGalen Inc. (f.k.a iGalen USA LLC)	United States of America	34.38	*	34.38	*
SeD Capital Pte. Ltd.	Singapore	65.4		65.4
LiquidValue Asset Management Pte. Ltd. (f.k.a. HengFai Asset Management Pte. Ltd.)	Singapore	53.6		53.6
SeD Home Limited	Hong Kong	65.4		65.4
SeD Reits Management Pte. Ltd.	Singapore	65.4		65.4
Global TechFund of Fund Pte. Ltd.	Singapore	65.4		65.4
Singapore eChainLogistic Pte. Ltd.	Singapore	65.4		65.4
BMI Capital Partners International Limited	Hong Kong	65.4		65.4
SeD Perth Pty. Ltd.	Australia	65.4		65.4
SeD Home International, Inc.	United States of America	65.4		65.4
SeD Intelligent Home Inc.	United States of America	65.39		65.39
SeD Home & REITs Inc. (f.k.a. SeD Home Inc.)	United States of America	65.39		65.39
SeD USA, LLC	United States of America	65.39		65.39
150 Black Oak GP, Inc.	United States of America	65.39		65.39
SeD Development USA Inc.	United States of America	65.39		65.39
150 CCM Black Oak, Ltd.	United States of America	65.39		65.39
SeD Texas Home, LLC	United States of America	65.39		65.39
SeD Ballenger, LLC	United States of America	65.39		65.39
SeD Maryland Development, LLC	United States of America	54.63		54.63
SeD Development Management, LLC	United States of America	55.58		55.58
SeD Builder, LLC	United States of America	65.39		65.39
HotApp Blockchain Inc.	United States of America	65.39		65.39
HotApps International Pte. Ltd.	Singapore	65.39		65.39
HotApp International Limited	Hong Kong	65.39		65.39
HWH International, Inc.	United States of America	65.4		65.4
Health Wealth & Happiness Inc.	United States of America	65.4		65.4
HWH Multi-Strategy Investment, Inc.	United States of America	65.4		65.4
Impact BioMedical Inc	United States of America	65.4		65.4
Biolife Sugar, Inc.	United States of America	41.16	*	41.16	*
Happy Sugar, Inc.	United States of America	41.16	*	41.16	*
Sweet Sense Inc.	United States of America	53.5		53.5
SeDHome Rental Inc.	United States of America	65.39		65.39
SeD REIT Inc.	United States of America	65.39		65.39
Crypto Exchange Inc.	United States of America	65.39		65.39
HWH World Inc.	United States of America	65.39		65.39
HWH World Pte. Ltd.	Singapore	65.39		65.39
UBeauty Limited	Hong Kong	65.4		65.4
WeBeauty Korea Inc.	Korea	65.4		65.4
HWH World Limited	Hong Kong	65.4		65.4
HWH World Inc.	Korea	65.4		65.4
Global Sugar Solutions Inc.	United States of America	52.3		52.3

*Although the Company indirectly holds percentage of shares of these entities less than 50%, the subsidiaries of the Company directly hold more than 50% of shares of these entities. They are still consolidated into the Company.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, allowance for doubtful accounts, valuation of real estate assets, allocation of development costs and capitalized interest to sold lots, fair value of the investments, the valuation allowance of deferred taxes, and contingencies. Actual results could differ from those estimates.

In our property development business, land acquisition costs are allocated to each lot based on the area method, the size of the lot comparing to the total size of all lots in the project. Development costs and capitalized interest are allocated to lots sold based on the total expected development and interest costs of the completed project and allocating a percentage of those costs based on the selling price of the sold lot compared to the expected sales values of all lots in the project.

If allocation of development costs and capitalized interest based on the projection and relative expected sales value is impracticable, those costs could also be allocated based on area method, the size of the lot comparing to the total size of all lots in the project.

Cash

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. Cash and cash equivalents include cash on hand and at the bank and short-term deposits with financial institutions that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in values. There were no cash equivalents as of March 31, 2020 and December 31, 2019.

Restricted Cash

As a condition to the loan agreement with the Manufacturers and Traders Trust Company (“M&T Bank”), the Company is required to maintain a minimum of $2,600,000 in an interest-bearing account maintained by the lender as additional security for the loans. The fund is required to remain as collateral for the loan until the loan is paid off in full and the loan agreement terminated. The Company also has an escrow account with M&T Bank to deposit partial revenue from lot sales. The fund in the escrow account is specifically used for the payment of the loan from M&T Bank. The fund is required to remain in the escrow account for the loan payment until the loan agreement terminates. As of March 31, 2020 and December 31, 2019, the total balance of these two accounts was $4,787,284 and $4,229,149, respectively.

As a condition to the loan agreement with National Australian Bank Limited in conjunction with the Perth project, an Australian real estate development project, the Company is required to maintain Australian Dollar 50,000, in a non-interest-bearing account. As of March 31, 2020 and December 31, 2019, the account balance was $30,717 and $35,068, respectively. These funds will remain as collateral for the loans until paid in full.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

On July 20, 2018, 150 CCM Black Oak Ltd received $4,592,079 in district reimbursement payments for previous construction costs incurred in land development. Of this amount, $1,650,000 will remain on deposit in the District’s Capital Projects Fund for the benefit of 150 CCM Black Oak Ltd and will be released upon receipt of the evidence of: (a) the execution of a purchase agreement between 150 CCM Black Oak Ltd and a home builder with respect to the Black Oak development and (b) the completion, finishing and readying for home construction of at least 105 unfinished lots in the Black Oak development. After entering the purchase agreement with Houston LD, LLC, the above requirements were met. The amount of the deposit will be released to the Company by presenting the invoices paid for land development. After releasing funds to the Company, the amount on deposit was $0 and $90,394 on March 31, 2020 and December 31, 2019, respectively.

As a condition to use the credit card services for the Company’s bio product direct sale business, provided by Global Payroll Gateway, Ltd. (“GPG”), a financial service company, the Company is required to deposit 10% revenue from the direct sales to a non-interest-bearing GPG reserve account with a maximum amount of $200,000. The Company is allowed to temporarily use the money in this deposit account upon request and pay back on a short-term basis. As of both, March 31, 2020 and December 31, 2019, the balance in the reserve account was $93,067. The fund will not be fully refunded to the Company until the service agreement with GPG terminates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at amounts due from buyers, contractors, and all third parties, net of an allowance for doubtful accounts. The Company monitors its accounts receivable balances on a monthly basis to ensure that they are collectible. On a quarterly basis, the Company uses its historical experience to estimate its allowance for doubtful accounts receivable. The Company’s allowance for doubtful accounts represents an estimate of the losses expected to be incurred based on specifically identified accounts as well as nonspecific amount, when determined appropriate. Generally, the amount of the allowance is primarily decided by division management’s historical experience, the delinquency trends, the resolution rates, the aging of receivables, the credit quality indicators and financial health of specific customers. As of March 31, 2020 and December 31, 2019, the allowance was $0.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method and includes all costs in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale. As of March 31, 2020 and December 31, 2019, inventory consisted of finished goods from both HWH World Inc. and iGalen. The Company continuously evaluates the need for reserve for obsolescence and possible price concessions required to write-down inventories to net realizable value.

Investment Securities

Investment Securities at Fair Value

The Company holds investments in equity securities with readily determinable fair values, equity investments without readily determinable fair values, investments accounted for under the equity method, and investments at cost.

Prior to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, investments in equity securities were classified as either 1) available-for-sale securities, stated at fair value, and unrealized holding gains and losses, net of related tax effects, were recorded directly to accumulated other comprehensive income (loss) or 2) trading securities, stated at fair value, and unrealized holding gains and losses, net of related tax benefits, were recorded directly to net income (loss). With the adoption of ASU 2016-01 on January 1, 2018, investments in equity securities are still stated at fair value, quoted by market prices, but all unrealized holding gains and losses are credited or charged to net income (loss) based on fair value measurement as the respective reporting date.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

The Company accounts for certain of its investments in equity securities in accordance with ASU 2016-01 Financial Instruments—Overall (Subtopic 825- 10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). In accordance with ASU 2016-01, the Company records all equity investments with readily determinable fair values at fair value and has elected the Fair Value Option (“FVO”) for certain of its equity investments without readily determinable fair values, utilizing a Black Scholes model for valuation. Unrealized holding gains and losses in fair value are recognized as Other Non-Operating Income, net in the Company’s Consolidated Statements of Operation and Comprehensive Income.

Determining the appropriate fair-value model and calculating the fair values of the Company’s investments in equity securities requires considerable judgment. Any change in the estimates used may cause their values to be higher or lower than that reported. The assumptions used in the model require significant judgment by management and include the following: volatility, expected term, risk-free interest rate, and dividends. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

The Company has elected the fair value option for the equity securities noted below that would otherwise be accounted for under the equity method of accounting. Amarantus BioScience Holdings (“AMBS”), Holista CollTech Limited (“Holista”), and Document Securities Systems Inc. (“DSS”) are publicly traded companies and fair value is determined by quoted stock prices. The Company has significant influence but does not have a controlling interest in these investments, and therefore, the Company’s investment could be accounted for under the equity method of accounting or elect fair value accounting.

●
The Company has significant influence over DSS as our CEO is the beneficial owner of approximately 39.1% of the outstanding shares of DSS and is a member of the Board of Directors of DSS.

●
The Company has significant influence over AMBS as the Company is the beneficial owner of approximately 19.5% of the common shares of AMBS.

●
The Company has significant influence over Holista as the Company and its CEO are the beneficial owner of approximately 18.8% of the outstanding shares of Holista, and our CEO holds a position on Holista's Board of Directors.

The Company accounts for certain of its investments in real estate funds without readily determinable fair values in accordance with ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (“ASC 820”). As of March 31, 2020 and December 31, 2019 the Company maintains an investment in a real estate fund, The Global Opportunity Fund. This fund invests primarily in the U.S. and met the criteria within ASC 820. Chan Heng Fai, the Chairman and CEO of the Company, is also one of the directors of the Global Opportunity Fund. The fair values of the investments in this class have been estimated using the net asset value of the Company’s ownership interest in Global Opportunity Fund. The fund was closed during November 2019 and is being liquidated. As of December 31, 2019, the Company recorded a receivable $307,944 from the Global Opportunity Fund. These monies were received on January 23, 2020.

The Company invested $50,000 in a convertible promissory note of Sharing Services, Inc. (“Sharing Services Convertible Note”), a company quoted on the US OTC market. The value of the convertible note was estimated by management using a Black-Scholes valuation model.

On March 2, 2020, the Company received warrants to purchase shares of American Medical REIT Inc. (“AMRE”), a related party private startup company, after lent $200,000 loan by a promissory note. See details at Note 10 - Related Party Transactions, Note Receivable from a Related Party Company. The Company holds a stock option to purchase 250,000 shares of Vivacitas’ common stock at $1 per share at any time prior to the date of public offering. As of March 31, 2020 and December 31, 2019, both AMRE and Vivacitas were private companies. Based on the management’s analysis, the fair value of the warrants and the stock option was de minimis as of March 31, 2020 and December 31, 2020.

The changes in the fair values of the investment were recorded directly to accumulated other comprehensive income (loss). Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Investment Securities at Cost

The Company has an equity holding in Vivacitas Oncology Inc. (“Vivacitas”), a private company that is currently not listed on an exchange. Vivacitas was acquired after the adoption of ASU 2016-01. The Company applied ASC 321 and elected the measurement alternative for equity investments that do not have readily determinable fair values and do not qualify for the practical expedient in ASC 820 to estimate fair value using the NAV per share. Under the alternative, we measure Vivacitas at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer.

There has been no indication of impairment or changes in observable prices via transactions of similar securities and investment is still carried at cost as of March 31, 2020.

Investment Securities under Equity Method Accounting

Sweet Sense Inc.

BioLife Sugar, Inc. (“BioLife’), a subsidiary consolidated under SeD Ltd., entered into a joint venture agreement on April 25, 2018 with Quality Ingredients, LLC (“QI”). The agreement created an entity called Sweet Sense, Inc. (“Sweet Sense”) which was 50% owned by BioLife and 50% owned by QI. Management believed that we had significant influence over Sweet Sense and it was appropriate to account for this investment under the equity method accounting.

On November 8, 2019, Impact BioMedical Inc., a subsidiary of the Company, purchased 50% of Sweet Sense from QI for $91,000 and recorded a loss from acquisition $90,001. As of November 8, 2019, the total investment in joint venture was equal to $91,000 and the proportionate losses totaled $90,001. The transaction was not in the scope of ASC 805 Business Combinations since the acquisition was accounted for an asset purchase instead of a business combination. As an asset acquisition, the Company recorded the transaction at cost and applied ASC 730 to expense in-process research and development cost, the major cost of Sweet Sense. Consequently, Sweet Sense was an 81.8% owned subsidiary of SeD Ltd, and therefore, was consolidated into the Company’s condensed consolidated financial statements as of March 31, 2020 and December 31, 2019.

VeganBurg International Pte. Ltd.

On February 5, 2020, SeD Capital Pte Ltd, a subsidiary of the Company, invested $2,133 in VeganBurg International Pte. Ltd. (“VeganBurg International”), a related party company, in exchange for 30% ownership of such company. Chan Heng Fai, our founder, Chairman and Chief Executive Officer, is a member of the Board of Directors of VeganBurg International and has significant influence on such company. VeganBurg International is focused on promoting environmentally friendly, healthy plant-based burgers in the Asian market.

Real Estate Assets

Real estate assets are recorded at cost, except when real estate assets are acquired that meet the definition of a business combination in accordance with Financial Accounting Standards Board (“FASB”) ASC 805 - “Business Combinations”, which acquired assets are recorded at fair value. Interest, property taxes, insurance and other incremental costs (including salaries) directly related to a project are capitalized during the construction period of major facilities and land improvements. The capitalization period begins when activities to develop the parcel commence and ends when the asset constructed is completed. The capitalized costs are recorded as part of the asset to which they relate and are reduced when lots are sold.

The Company capitalized interest and finance expenses from third-party borrowings of $0 and $43,454 for the three months ended March 31, 2020 and 2019, respectively. The Company capitalized construction costs of $2,366,908 and $1,206,008 for the three months ended March 31, 2020 and 2019, respectively.

The Company’s policy is to obtain an independent third-party valuation for each major project in the United Sates to identify potential triggering events for impairment. Management may use market comparison method to value other relatively small projects, such as the project in Perth, Australia. In addition to the annual assessment of potential triggering events in accordance with ASC 360 – Property Plant and Equipment (“ASC 360”), the Company applies a fair value based impairment test to the net book value assets on an annual basis and on an interim basis if certain events or circumstances indicate that an impairment loss may have occurred.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

On October 12, 2018, 150 CCM Black Oak, Ltd. entered into an Amended and Restated Purchase and Sale Agreement for 124 lots. Pursuant to the Amended and Restated Purchase and Sale Agreement, the purchase price remained $6,175,000, 150 CCM Black Oak, Ltd. was required to meet certain closing conditions and the timing for the closing was extended. On January 18, 2019, the sale of 124 lots at the Company’s Black Oak project in Magnolia, Texas was completed. After allocating costs of revenue to this sale, the Company incurred a loss of approximately $1.5 million from this sale and recognized a real estate impairment of approximately $1.5 million for the year ended December 31, 2018.

On June 30, 2019, the Company recorded approximately $3.9 million of impairment on the Black Oak project based on discounted estimated future cash flows after updating the projection of market value of the project.

On December 31, 2019, the Company recorded approximately $1.3 million of additional impairment on the Black Oak project based on discounted estimated future cash flows after updating the projected cost of the project.

Properties under development

Properties under development are properties being constructed for sale in the ordinary course of business, rather than to be held for the Company’s own use, rental or capital appreciation.

Equipment

Property and equipment are recorded at cost, less depreciation. Repairs and maintenance are expensed as incurred. Expenditures incurred as a consequence of acquiring or using the asset, or that increase the value or productive capacity of assets are capitalized (such as removal, and restoration costs). When property and equipment is retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Depreciation is computed by the straight-line method (after considering their respective estimated residual values) over the estimated useful lives of the respective assets as follows:

Office and computer equipment	3 - 5 years
Furniture and fixtures	3 - 5 years
Vehicles	10 years
Leasehold Improvements	Remaining life of the lease

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Revenue Recognition and Cost of Sales

ASC 606 - Revenue from Contracts with Customers ("ASC 606"), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity's contracts to provide goods or services to customers. The Company adopted this new standard on January 1, 2018 under the modified retrospective method. The adoption of this new standard did not have a material effect on our financial statements.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. The provisions of ASC 606 include a five-step process by which the determination of revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which the Company expects to be entitled in exchange for those goods or services. ASC 606 requires the Company to apply the following steps:

(1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, performance obligations are satisfied.

The following represents the Company’s revenue recognition policies by Segments:

Property Development

Property Sales

The Company's main business is land development. The Company purchases land and develops it into residential communities. The developed lots are sold to builders (customers) for the construction of new homes. The builders enter a sales contract with the Company before they take the lots. The prices and timeline are determined and agreed upon in the contract. The builders do the inspections to make sure all conditions and requirements in contracts are met before purchasing the lots. A detailed breakdown of the five-step process for the revenue recognition of the Ballenger and Black Oak projects, which represented approximately 100% and 96%, respectively, of the Company’s revenue in the three months ended on March 31, 2020 and 2019, is as follows:

●
Identify the contract with a customer.

The Company has signed agreements with the builders for developing the raw land to ready to build lots. The contract has agreed upon prices, timelines, and specifications for what is to be provided.

●
Identify the performance obligations in the contract.

Performance obligations of the Company include delivering developed lots to the customer, which are required to meet certain specifications that are outlined in the contract. The customer inspects all lots prior to accepting title to ensure all specifications are met.

●
Determine the transaction price.

The transaction price per lot is fixed and specified in the contract. Any subsequent change orders or price changes are required to be approved by both parties.

●
Allocate the transaction price to performance obligations in the contract.

Each lot or a group of lots is considered to be a separate performance obligation, for which the specified price in the contract is allocated to.

●
Recognize revenue when (or as) the entity satisfies a performance obligation.

The builders do the inspections to make sure all conditions/requirements are met before taking title of lots. The Company recognizes revenue at a point in time when title is transferred. The Company does not have further performance obligations or continuing involvement once title is transferred.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Sale of the Front Foot Benefit Assessments

We have established a front foot benefit (“FFB”) assessment on all of the lots sold to NVR. This is a 30-year annual assessment allowed in Frederick County which requires homeowners to reimburse the developer for the costs of installing public water and sewer to the lots. These assessments become effective as homes are settled, at which time we can sell the collection rights to investors who will pay an upfront lump sum, enabling us to more quickly realize the revenue. The selling prices range from $3,000 to $4,500 per home depending the type of the home. Our total expected revenue from the front foot benefit assessment is approximately $1 million. To recognize revenue of FFB assessment, both our and NVR’s performance obligation have to be satisfied. Our performance obligation is completed once we complete the construction of water and sewer facility and close the lot sales with NVR, which inspects these water and sewer facility prior to close lot sales to ensure all specifications are met. NVR’s performance obligation is to sell homes they build to homeowners. Our FFB revenue is recognized on quarterly basis after NVR closes sales of homes to homeowners.

Cost of Sales

Land acquisition costs are allocated to each lot based on the area method, the size of the lot comparing to the total size of all lots in the project. Development costs and capitalized interest are allocated to lots sold based on the total expected development and interest costs of the completed project and allocating a percentage of those costs based on the selling price of the sold lot compared to the expected sales values of all lots in the project.

If allocation of development costs and capitalized interest based on the projection and relative expected sales value is impracticable, those costs could also be allocated based on area method, the size of the lot comparing to the total size of all lots in the project.

Biohealth

Product Direct Sales

The Company’s net sales consist of product sales. The Company's performance obligation is to transfer its products to its third-party independent distributors (“Distributors”). The Company generally recognizes revenue when product is shipped to its Distributors.

The Company’s Distributors may receive distributor allowances, which are comprised of discounts, rebates and wholesale commission payments from the Company. Distributor allowances resulting from the Company’s sales of its products to its Distributors are recorded against net sales because the distributor allowances represent discounts from the suggested retail price.

In addition to distributor allowances, the Company compensates its sales leader Distributors with leadership incentives for services rendered, relating to the development, retention, and management of their sales organizations. Leadership Incentives are payable based on achieved sales volume, which are recorded in general and administrative expenses. The Company recognizes revenue when it ships products. The Company receives the net sales price in cash or through credit card payments at the point of sale.

If a Distributor returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. In addition, the Company maintains a buyback program pursuant to which it will repurchase products sold to a Distributor who has decided to leave the business. Allowances for product returns, primarily in connection with the Company’s buyback program, are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale.

Annual Membership

The Company collects an annual membership fee from its Distributors. The fee is fixed, paid in full at the time joining the membership and not refundable. The Company’s performance obligation is to provide members to purchase products, access to certain back office services, receive commissions and attend corporate events. The obligation is satisfied over time. The Company recognizes revenue associated with the membership over the one-year period of the membership. Before the membership fee is recognized as revenue, it is recorded as deferred revenue.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Shipping and Handling

Shipping and handling services relating to product sales are recognized as fulfillment activities. Shipping and handling expenses were $0 and $60,394 for the three months ended March 31, 2020 and 2019, respectively. Shipping and handling costs paid by the Company are included in general and administrative expenses.

Other Businesses

Mutual Fund Management Service Income

Revenue is recognized when (or as) the Company performs services to its customers in amounts that reflect the consideration to which the Company expects to be entitled to in exchange for those services, which occurs when (or as) the Company satisfies its contractual obligations and performs services to its customers.

The Company generates revenue from providing management services for mutual fund customers. In respect to the provision of services, the agreements are less than one year with a cancellable clause and customers are typically billed on a monthly basis.

Remaining performance obligations

As of March 31, 2020 and December 31, 2019, there were no remaining performance obligations or continuing involvement, as all service obligations within the other business activities segment have been completed.

Advertising

Costs incurred for advertising for the Company are charged to operations as incurred. Advertising expenses for the three months ended March 31, 2020 and 2019 were $0 and $44,276, respectively.

Foreign currency

Functional and reporting currency

Items included in the financial statements of each entity in the Company are measured using the currency of the primary economic environment in which the entity operates (“functional currency”). The financial statements of the Company are presented in U.S. dollars (the “reporting currency”).

The functional and reporting currency of the Company is the United States dollar (“U.S. dollar”). The financial records of the Company’s subsidiaries located in Singapore, Hong Kong, Australia and South Korea are maintained in their local currencies, the Singapore Dollar (S$), Hong Kong Dollar (HK$), Australian Dollar (“AUD”) and South Korean Won (“KRW”), which are also the functional currencies of these entities.

Transactions in foreign currencies

Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statement of operations.

The majority of the Company’s foreign currency transaction gains or losses come from the effects of foreign exchange rate changes on the intercompany loans between Singapore entities and U.S. entities. The Company recorded $2,118,952 gain on foreign exchange during the three months ended on March 31, 2020 and a $211,998 loss during the three months ended on March 31, 2019. The foreign currency transactional gains and losses are recorded in operations.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Translation of consolidated entities’ financial statements

Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. The Company’s entities with functional currency of Singapore Dollar, Hong Kong Dollar, AUD and KRW, translate their operating results and financial positions into the U.S. dollar, the Company’s reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenue, expense, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of comprehensive income (loss).

For the three months ended on March 31, 2020, the Company recorded other comprehensive loss from translation of $1,674,021, and a $107,456 gain in the three months ended March 31, 2019, in accumulated other comprehensive loss.

Earnings (loss) per share

The Company presents basic and diluted earnings (loss) per share data for its ordinary shares. Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted-average number of ordinary shares outstanding during the year, adjusted for treasury shares held by the Company.

Diluted earnings (loss) per share is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted-average number of ordinary shares outstanding, adjusted for treasury shares held, for the effects of all dilutive potential ordinary shares, which comprise convertible securities, such as stock options, convertible bonds and warrants. Due to the limited operations of the Company, there are no potentially dilutive securities outstanding on March 31, 2020 and 2019.

Fair Value Measurements

ASC 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that are supported by little or no market activity; therefore, the inputs are developed by the Company using estimates and assumptions that the Company expects a market participant would use, including pricing models, discounted cash flow methodologies, or similar techniques.

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable and accrued expenses approximate fair value because of the short-term maturity of these financial instruments. The liabilities in connection with the conversion and make-whole features included within certain of the Company’s convertible notes payable and warrants are each classified as a level 3 liability.

Non-controlling interests

Non-controlling interests represent the equity in subsidiary not attributable, directly or indirectly, to owners of the Company, and are presented separately in the consolidated statements of operation and comprehensive income, and within equity in the Consolidated Balance Sheets, separately from equity attributable to owners of the Company.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

On March 31, 2020 and December 31, 2019, the aggregate non-controlling interests in the Company were $6,839,358 and $6,975,459 respectively.

Recent Accounting Pronouncements

Accounting pronouncement adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) which supersedes ASC Topic 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and a lease liability on their balance sheets for all the leases with terms greater than twelve months. Based on certain criteria, leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the income statement. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019 for emerging growth companies, and interim periods within those years, with early adoption permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements” that allows entities to apply the provisions of the new standard at the effective date (e.g. January 1, 2019), as opposed to the earliest period presented under the modified retrospective transition approach (January 1, 2017) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The modified retrospective approach includes a number of optional practical expedients primarily focused on leases that commenced before the effective date of Topic 842, including continuing to account for leases that commence before the effective date in accordance with previous guidance, unless the lease is modified. The new leasing standard presents dramatic changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard. The standard had a material impact on the Company’s condensed consolidated balance sheets, but did not have an impact on its condensed consolidated statements of operations. The most significant impact was the recognition of right-of-use assets and lease liabilities for operating leases. As a lessor of one home, this standard does not have material impact on the Company. The balances of operating lease right-of-use assets and operating lease liabilities as of March 31, 2020 were $128,436 and $130,689, respectively. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As our leases do not provide a readily determinable implicit rate, we estimate our incremental borrowing rate to discount the lease payments based on information available at lease commencement. The operating lease right-of-use asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The lease term includes options to extend or terminate when we are reasonably certain the option will be exercised. In general, we are not reasonably certain to exercise such options. We recognize lease expense for minimum lease payments on a straight-line basis over the lease term. We elected the practical expedient to not recognize operating lease right-of-use assets and operating lease liabilities for lease agreements with terms less than 12 months.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 is intended to simplify the accounting for financial instruments with characteristics of liabilities and equity. Among the issues addressed are: (i) determining whether an instrument (or embedded feature) is indexed to an entity’s own stock; (ii) distinguishing liabilities from equity for mandatorily redeemable financial instruments of certain nonpublic entities; and (iii) identifying mandatorily redeemable noncontrolling interests. The Company adopted ASU 2017-11 on January 1, 2019 and determined that this ASU does not have a material impact on the condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 is intended to improve the effectiveness of fair value measurement disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Company determined that ASU 2018-13 has no material impact on its condensed consolidated financial statements.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Accounting pronouncement being evaluated

In December 2019, The FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-04.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this Update apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The Company’s line of credit agreement provides procedures for determining a replacement or alternative rate in the event that LIBOR is unavailable. The amendments in this Update are effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of ASU 2020-04.

4.	CONCENTRATIONS

The Company maintains cash balances at various financial institutions in different countries. These balances are usually secured by the central banks’ insurance companies. At times, these balances may exceed the insurance limits. As of March 31, 2020 and December 31, 2019, uninsured cash and restricted cash balances were $5,870,133 and $5,905,134, respectively.

For the three months ended March 31, 2020, one customer accounted for 100% of the Company’s property and development revenue. For the three months ended March 31, 2019, two customers accounted for approximately 55% and 45% of the Company’s property and development revenue.

For the three months ended March 31, 2020, no revenue was recognized by the Company’s Other Business Segment. One customer accounted for 100% of the Company’s Other Business Segment revenue during three months ended March 31, 2019.

As of March 31, 2020, and December 31, 2019, one customer accounted for 80% of the Company’s Other Business Segment accounts receivable and the second customer accounted for approximately 20%.

During three months ended on March 31, 2019 one related party supplier provided 100% of the biohealth segment raw material. There was no purchase of raw material from this related party during three months ended on March 31, 2020.

5.	SEGMENTS

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision–making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-maker is the CEO. The Company operates in and reports four business segments: property development, digital transformation technology, biohealth, and other business activities. The Company’s reportable segments are determined based on the services they perform and the products they sell, not on the geographic area in which they operate. The Company’s chief operating decision maker evaluates segment performance based on segment revenue. Costs excluded from segment income (loss) before taxes and reported as “Other” consist of corporate general and administrative activities which are not allocable to the four reportable segments.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

The following table summarizes the Company’s segment information for the following balance sheet dates presented, and for the three months ended March 31, 2020 and 2019:

	Property Development	Digital Transformation Technology	Biohealth Business	Other	Total
Three Months Ended March 31, 2020
Revenue	$2,954,389	$-	$10,782	$-	$2,965,171
Cost of Sales	(2,380,820)	-	(2,883)	-	(2,383,703)
Gross Margin	573,569	-	7,899	-	581,468
Operating Expenses	(277,056)	(18,228)	(132,791)	(494,058)	(922,133)
Operating Income (Loss)	296,513	(18,228)	(124,892)	(494,058)	(340,665)
Other Income (Expense)	7,539	(92,477)	193	2,640,409	2,555,664
Net Income (Loss) Before Income Tax	304,052	(110,705)	(124,699)	2,146,351	2,214,999

	Property Development	Digital Transformation Technology	Biohealth Business	Other	Total
Three Months ended March 31, 2019
Revenue	$11,318,595	$-	$445,093	$7,632	$11,771,320
Cost of Sales	(10,438,253)	-	(120,548)	-	(10,558,801)
Gross Margin	880,342	-	324,545	7,632	1,212,519
Operating Expenses	(238,006)	(96,652)	(526,001)	(683,878)	(1,544,537)
Operating Income (Loss)	642,336	(96,652)	(201,456)	(676,246)	(332,018)
Other Income (Expense)	16,688	301,435	(13,535)	426,059	730,647
Net Income (Loss) Before Income Tax	659,024	204,783	(214,991)	(250,187)	398,629

March 31, 2020
Cash and Restricted Cash	$5,231,600	$51,769	$465,320	$1,340,956	$7,089,645
Total Assets	29,537,646	151,872	1,043,404	5,178,021	35,910,943

December 31, 2019
Cash and Restricted Cash	$5,439,318	$55,752	$497,401	$1,338,525	$7,330,996
Total Assets	29,857,615	155,854	1,088,362	4,770,949	35,872,780

6.	REAL ESTATE ASSETS

As of March 31, 2020 and December 31, 2019, real estate assets consisted of the following:

	March 31, 2020	December 31, 2019

Construction in Progress	$10,108,647	$9,601,364
Land Held for Development	13,792,009	14,283,340
Total Real Estate Assets	$23,900,656	$23,884,704

7.	PROPERTY AND EQUIPMENT

As of March 31, 2020 and December 31, 2019, property and equipment consisted of the following:

	March 31, 2020	December 31, 2019

Computer Equipment	$177,377	$175,992
Furniture and Fixtures	52,798	52,798
Vehicles	90,929	90,929
Subtotal	321,104	319,719
Accumulated Depreciation	(245,376)	(239,434)
Total	$75,728	$ 80,285

The Company recorded depreciation expense of $5,942 and $7,149 during the three months ended March 31, 2020 and 2019, respectively.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

8.	BUILDER DEPOSITS

In November 2015, SeD Maryland Development, LLC (“SeD Maryland”) entered into lot purchase agreements with NVR, Inc. (“NVR”) relating to the sale of single-family home and townhome lots to NVR in the Ballenger Run Project. The purchase agreements were amended three times thereafter. Based on the agreements, NVR is entitled to purchase 479 lots for a price of approximately $64,000,000, which escalates 3% annually after June 1, 2018.

As part of the agreements, NVR was required to give a deposit in the amount of $5,600,000. Upon the sale of lots to NVR, 9.9% of the purchase price is taken as payback of the deposit. A violation of the agreements by NVR would cause NVR to forfeit the deposit. On January 3, 2019 NVR gave SeD Maryland Development, LLC another deposit in the amount of $100,000 based on the 3rd Amendment to the Lot Purchase Agreement. As of March 31, 2020 and December 31, 2019, amounts held on deposit from NVR were $2,160,259 and $2,445,269, respectively.

9.	NOTES PAYABLE

As of March 31, 2020 and December 31, 2019, notes payable consisted of the following:

	March 31, 2020	December 31, 2019
Union Bank Loan	-	-
M&T Bank Loan	-	-
Australia Loan	137,601	157,105
Total notes payable	$137,601	$157,105

Union Bank Loan

On November 23, 2015, SeD Maryland entered into a Revolving Credit Note with the Union Bank in the original principal amount of $8,000,000. During the term of the loan, cumulative loan advances may not exceed $26,000,000. The line of credit bears interest at LIBOR plus 3.8% with a floor rate of 4.5%. The interest rate at December 31, 2018 was 6.125%. Beginning December 1, 2015, interest only payments were due on the outstanding principal balance. The entire unpaid principal and interest sum was due and payable on November 22, 2018, with the option of one twelve-month extension period. The loan is secured by a deed of trust on the property, $2,600,000 of collateral cash, and a Limited Guaranty Agreement with SeD Ballenger. The Company also had an $800,000 letter of credit from the Union Bank. The letter of credit was due on November 22, 2018 and bore interest at 15%. In September 2017, SeD Maryland Development LLC and the Union Bank modified the Revolving Credit Note, which increased the original principal amount from $8,000,000 to $11,000,000 and extended the maturity date of the loan and letter of credit to December 31, 2019. Accordingly, this change in terms of the Union Bank Loan was accounted for as a modification in accordance with ASC 470 – Debt.

On April 17, 2019, the Union Bank Loan was paid off and SeD Maryland Development LLC and Union Bank terminated the Revolving Credit Note. After termination, the collateral cash was released and all L/Cs were transferred to the M&T Bank L/C Facility.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

M&T Bank Loan

On April 17, 2019, SeD Maryland Development LLC entered into a Development Loan Agreement with Manufacturers and Traders Trust Company (“M&T Bank”) in the principal amount not to exceed at any one time outstanding the sum of $8,000,000, with a cumulative loan advance amount of $18,500,000. The line of credit bears interest rate on LIBOR plus 375 basis points. SeD Maryland Development LLC was also provided with a Letter of Credit (“L/C”) Facility in an aggregate amount of up to $900,000. The L/C commission will be 1.5% per annum on the face amount of the L/C. Other standard lender fees will apply in the event L/C is drawn down. The loan is a revolving line of credit. The L/C Facility is not a revolving loan, and amounts advanced and repaid may not be re-borrowed. Repayment of the Loan Agreement is secured by $2,600,000 collateral fund and a Deed of Trust issued to the Lender on the property owned by SeD Maryland. As of March 31, 2020, the outstanding balance of the revolving loan was $0. As part of the transaction, the Company incurred loan origination fees and closing fees in the amount of $381,823 and capitalized it into construction in process.

Australia Loan

On January 7, 2017, SeD Perth Pty Ltd (“SeD Perth”) entered into a loan agreement with National Australian Bank Limited (the “Australia Loan”) for the purpose of funding land development. The loan facility provides SeD Perth with access to funding of up to approximately $460,000 and matures on December 31, 2018. The Australia Loan is secured by both the land under development and a pledged deposit of $35,276. This loan is denominated in AUD. Personal guarantees amounting to approximately $500,000 have been provided by our CEO, Chan Heng Fai and by Rajen Manicka, the CEO of Holista CollTech and Co-founder of iGalen Inc. The interest rate on the Australia Loan is based on the weighted average interest rates applicable to each of the business markets facility components as defined within the loan agreement, ranging from 4.85% to 5.57% per annum for the three months ended March 31, 2020 and from 5.97% to 6.64% per annum for the months ended March 31, 2019. On September 7, 2017 the Australia Loan was amended to reduce the maximum borrowing capacity to approximately $179,000. On February 6, 2019 and March 24, 2020, the terms of the Australia Loan were further amended to reflect an extended maturity date of March 31, 2020 and September 30, 2020, respectively. This was accounted for as a debt modification. The Company did not pay fees to the National Australian Bank Limited for the modification of the loan agreement.

10.	RELATED PARTY TRANSACTIONS

Personal Guarantees by Directors

As of both March 31, 2020 and December 31, 2019, a director of the Company had provided personal guarantees amounting to approximately $5,500,000 to secure external loans from financial institutions for HFE and the consolidated entities.

Sale of HotApp Blockchain to DSS Asia

On October 25, 2018, HIP, a wholly-owned subsidiary of HotApp Blockchain, Inc., entered into an equity purchase agreement (the “HotApps Purchase Agreement”) with DSS Asia, a Hong Kong subsidiary of DSS International, pursuant to which HIP agreed to sell to DSS Asia all of the issued and outstanding shares of HotApps Information Technology Co. Ltd., also known as Guangzhou HotApps, a wholly-owned subsidiary of HIP. Guangzhou HotApps is primarily engaged in engineering work for software development, as well as, a number of outsourcing projects related to real estate and lighting. Chan Heng Fai is the CEO of DSS Asia and DSS International. For further details on this transaction, refer to Note 14 – Discontinued Operations.

Sale of 18% of LiquidValue Asset Management Pte. Ltd.

On May 8, 2019, SeD Capital Pte. Ltd. entered into a sale and purchase agreement to sell 522,000 ordinary shares (representing approximately 18% of the ownership) in LiquidValue Asset Management Pte. Ltd. to LiquidValue Development Pte. Ltd. (“LVD”) for a cash of $46,190. Chan Heng Fai is the owner of LVD.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Notes Payable

During the year ended on December 31, 2017, a director of the Company lent non-interest loans of $7,156,680, for the general operations of the Company. The loans are interest free, not tradable, unsecured, and repayable on demand. On October 15, 2018, a formal lending agreement between the Singapore eDevelopment Limited and Chan Heng Fai was executed. Under the agreement, Chan Heng Fai provides a lending credit limit of approximately $10 million for Singapore eDevelopment Limited with interest rate 6% per annum for the outstanding borrowed amount, which commenced retroactively from January 1, 2018. The loans are still not tradable, unsecured and repayable on demand. As of March 31, 2020 and December 31, 2019 the outstanding principal balance of the loan is $4,006,810 and $4,246,604, respectively. Chan Heng Fai confirmed through a letter that he would not demand the repayment within a year. Interest started to accrue on January 1, 2018 at 6% per annum. During the three months ended on March 31, 2020 and 2019, the interest expenses were $61,841 and $104,769, respectively. As of March 31, 2020 and December 31, 2019, the accrued interest total was $831,816 and $822,405, respectively.

Chan Heng Fai provided interest-free due on demand advance to HF Enterprise for the general operations. On March 31, 2020 and December 31, 2019, the outstanding balance was $178,400 and $178,400, respectively.

On May 1, 2018, Rajen Manicka, CEO and one of the directors of iGalen International Inc., which holds 100% of iGalen Inc., provided a loan of approximately $367,246 to iGalen Inc. (the “2018 Rajen Loan”). The term of this loan is ten years. The Loan has an interest rate of 4.7% per annum. On March 8, March 27 and April 23, 2019, iGalen borrowed additional monies of $150,000, $30,000 and $50,000, respectively, from Rajen Manicka, total $230,000 (the “2019 Rajen Loan”). The 2019 Rajen Loan is interest free, not tradable, unsecured, and repayable on demand. As of March 31, 2020 and December 31, 2019, the total outstanding principal balance of the loans was $546,397 and $546,397, respectively, and was included in the Notes Payable – Related Parties balance on the Company’s Condensed Consolidated Balance Sheets. During the three months ended March 31, 2020 and 2019, the Company incurred $3,850 and $4,086 of interest expense, respectively.

On August 13, 2019, iGalen International Inc., which holds 100% of iGalen Inc., borrowed $250,000 from Decentralized Sharing Services, Inc., a company whose sole shareholder and director is Chan Heng Fai, our CEO. The term of the loan is 12 months, with an interest rate of 10% per annum. In addition, Decentralized Sharing Services, Inc. received the right to receive 3% of any revenue received by iGalen International Inc. for 99 years. During the three months ended March 31, 2020 the Company incurred $6,164 of interest expense and $0 from the right to receive 3% of revenue. The amount outstanding on the loan as of March 31, 2020 and December 31, 2019 was $250,000 and $250,000, respectively. The accrued interest was $15,822 and $9,589 as of March 31, 2020 and December 31, 2019. The principal of loan $250, 000 was paid off in June 2020.

On November 3, 2019, iGalen Inc. borrowed $160,000 from iGalen Funding Inc., a company whose directors and shareholders include two members of the Board of iGalen Inc. The term of the loan is 6 months, with an interest rate of 10% per annum. During the three months ended March 31, 2020 the Company incurred $3,945 of interest expense. The amount outstanding on the loan as of March 31, 2020 and December 31, 2019 was $160,000 and $160,000, respectively. The accrued interest was $6,532 and $2,542 as of March 31, 2020 and December 31, 2019. The expiration date was extended November 3, 2020 after 6 months.

Shares issued in exchange agreement with Chairman and CEO

Hengfai International Pte. Ltd

On October 1, 2018, 100% of the ownership interest in Hengfai International Pte. Ltd. (“Hengfai International”) was transferred from Chan Heng Fai, our founder, Chairman and CEO to HF Enterprises Inc. in exchange for 8.5 million shares of the Company. Hengfai International holds 100% of Hengfai Business Development Pte. Ltd. (“Hengfai Business Development”), which holds 761,185,294 shares of SeD Ltd and 359,834,471 warrants. Both Hengfai International and Hengfai Business Development are holding companies without any business operations.

Heng Fai Enterprises Pte. Ltd.

On October 1, 2018, 100% of the ownership interest in Heng Fai Enterprises Pte. Ltd. (“Heng Fai Enterprises”) was transferred from Chan Heng Fai, our founder, Chairman and CEO to HF Enterprises Inc. in exchange for 500,000 shares of the Company. Heng Fai Enterprises holds 2,730,000 shares (13.72% as of September 30, 2019 and 14.2% as of December 31, 2018). Of Vivacitas Oncology Inc., a U.S.-based biopharmaceutical company. Heng Fai Enterprises cost to purchase these Vivacitas shares was $200,128, which is recorded at cost by the Company because it does not have a readily determinable fair value as it is a private US company. Heng Fai Enterprises is a holding company without any business operations.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Global eHealth Limited

On October 1, 2018, 100% of Global eHealth Limited (“Global eHealth”) was transferred from Chan Heng Fai, a director of the Company, to the Company in exchange for 1,000,000 shares of the Company. There was no other consideration exchange in conjunction with this transaction. Global eHealth holds 46,226,673 shares (19.8%) of Holista CollTech Limited, a public Australian company that produces natural food ingredients. Global eHealth is a holding company without any business operations.

Management Fees

MacKenzie Equity Partners, owned by Charles MacKenzie, a Director of the Company's subsidiary SeD Intelligent Home Inc., has had a consulting agreement with the Company since 2015. Per the terms of the agreement, as amended on January 1, 2018, the Company pays a monthly fee of $15,000 with an additional $5,000 per month due upon the close of the sale to Houston LD, LLC. Since January of 2019, the Company has paid a monthly fee of $20,000 for these consulting services. The Company incurred expenses of $60,000 and $60,000 for the three months ended March 31, 2020 and 2019, respectively, which were capitalized as part of Real Estate on the Company’s Consolidated Balance Sheet as the services relate to property and project management. As of March 31, 2020, and December 31, 2019 there was no outstanding balance due to this entity.

Consulting Services

A law firm owned by Conn Flanigan, a Director of SeD Intelligent Home, performs consulting services for SeD Intelligent Home and some subsidiaries of the Company. The Company incurred expenses of $0 and $5,799 for the three months ended March 31, 2020 and 2019, respectively. As of March 31, 2020, and December 31, 2019 there was no outstanding balance due to this entity.

Rajen Manicka, the CEO of Holista CollTech and Co-founder of iGalen International Inc., performs consulting services for iGalen Inc. iGalen Inc. incurred expenses of $0 and $60,000 for the three months ended March 31, 2020 and 2019, respectively. On both, March 31, 2020 and December 31, 2019, iGalen owed this related party fees for consulting services in the amount of $671,403. The consulting agreement with Rajen Manicka was terminated on January 1, 2020.

iGalen Inc. Affiliates

iGalen Philippines and iGalen SDN are related party entities which are owned by Dr. Rajen Manicka and are not owned by the Company. iGalen Inc. provides use of its platform to collect sale revenue and payment of expenses for these entities without service fees. iGalen SDN has a consulting agreement to provide accounting, administration and other logistic services to iGalen with a monthly fee of $4,000. The Company incurred expenses of $12,000 for the three months ended March 31, 2020 and 2019. On March 31, 2020 and December 31, 2019, iGalen owed $375,548 and $416,812, respectively to iGalen Philippines and iGalen SDN.

Medi Botanics Sdn Bhd, a subsidiary of Holista CollTech, is only raw material and product suppliers of iGalen. Dr. Rajen Manicka is the controlling shareholder and a director of both Medi Botanics Sdn Bhd and Holista CollTech. Medi Botanics Sdn Bhd supplied $0 and $31,886 raw materials and products to iGalen in the three months ended March 31, 2020 and 2019, respectively. On both, March 31, 2020 and December 31, 2019, iGalen owed $956,300 to this entity.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Investment in the Global Opportunity Fund

On February 1, 2017, the Company invested $300,000 in Global Opportunity Fund (“Fund”), a mutual fund registered in the Cayman Islands and Chan Heng Fai is one of the directors of this fund. This Fund was closed during November 2019 and is being liquidated. LiquidValue Asset Management Pte. Ltd., one of the subsidiaries of the Company, is the investment manager of the Fund and receives a management fee from the Fund at 2% per annum of the aggregated net asset value of the investments and a performance fee of 20%. As of December 31, 2019, the Company recorded a receivable $307,944 from the Global Opportunity Fund. In the three months ended on March 31, 2020 and 2019, the management fee and performance fee charged to the Fund were $0 and $3,150, respectively. On March 31, 2020 and December 31, 2019, the Fund owed accrued management and performance fee receivable $0 and $15,484 respectively.  On January 23, 2020, the Company received $307,944 as a result of the liquidation of Global Opportunity Fund.

Investment in VeganBurg International Pte. Ltd.

On February 5, 2020, SeD Capital Pte Ltd, a subsidiary of the Company, invested $2,133 in VeganBurg International Pte. Ltd. (“VeganBurg International”), a related party company, in exchange for 30% ownership of such company. Chan Heng Fai, our founder, Chairman and Chief Executive Officer, is a member of the Board of Directors of VeganBurg International and has significant influence on such company. VeganBurg International is focused on promoting environmentally friendly, healthy plant-based burgers in the Asian market.

Note Receivable from a related party company

On March 2, 2020 LiquivdValue Asset Management Pte. Ltd. (“LiquidValue”) received a $200,000 Promissory Note from American Medical REIT Inc. (“AMRE”), a company which is 36.1% owned by LiquidValue. Chan Heng Fai and Alan Lui from Singapore eDevelopment Limited are directors of American Medical REIT Inc. The note carries interests of 8% and is payable in two years. LiquidValue also received warrants to purchase AMRE shares at the Exercise Price $5.00 per share. The amount of the warrants equals to the note principle divided by the Exercise Price. If AMRE goes to IPO in the future and IPO price is less than $10.00 per share, the Exercise Price shall be adjusted downward to fifty percent (50%) of the IPO price. As of March 31, 2020, the fair market value of the warrants was $0.

11.	EQUITY

The Company is authorized to issue 20,000,000 common shares and 5,000,000 preferred shares, both at a par value $0.001 per share. At March 31, 2020 and December 31, 2019, there were 10,001,000 common shares issued and outstanding.

HotApp Blockchain, Inc. Sale of Shares

From January to March, 2020, the Company sold 10,000 shares of HotApp Blockchain to international investors with the amount of $5,000, which was booked as addition paid-in capital. The Company held 500,821,889 shares of the total outstanding shares 506,898,576 before the sale. After the sale, the Company still owns approximately 99% of HotApp Blockchain’s total outstanding shares.

From January to March, 2019, the Company sold 301,500 shares of HotApp Blockchain to international investors with the amount of $184,500, which was booked as addition paid-in capital. The Company held 500,821,889 shares of the total outstanding shares 506,898,576 before the sale. After the sale, the Company still owns approximately 99% of HotApp Blockchain’s total outstanding shares.

Distribution to Minority Shareholders

From January to March, 2020, SeD Maryland Development LLC Board approved the payment distribution plan to members and paid $197,400 in distribution to the minority shareholder.  There was no distribution to members during the three months ended on March 31, 2019.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

12.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Following is a summary of the changes in the balances of accumulated other comprehensive income, net of tax:

	Unrealized Gains and Losses on Security Investment	Foreign Currency Translations	Change in Minority Interest	Total
Balance at January 1, 2020	$(59,888)	$1,613,125	$(84,968)	$1,468,269

Other Comprehensive Income	(8,240)	(1,094,810)		(1,103,049)

Balance at March 31, 2020	$(68,128)	$518,315	$(84,968)	$365,219

	Unrealized Gains and Losses on Security Investment	Foreign Currency Translations	Total
Balance at January 1, 2019	$(23,779)	$1,606,567	$1,582,788

Other Comprehensive Income	11,681	74,263	85,944

Balance at March 31, 2019	$(12,098)	$1,680,830	$1,668,732

13.	DISCONTINUED OPERATIONS

On October 25, 2018, HotApps International Pte. Ltd. (“HIP”) entered into an Equity Purchase Agreement with DSS Asia Limited (“DSS Asia”), a Hong Kong subsidiary of DSS International Inc. (“DSS International”), pursuant to which HIP agreed to sell to DSS Asia all of the issued and outstanding shares of HotApps Information Technology Co. Ltd., also known as Guangzhou HotApps Technology Ltd. (“Guangzhou HotApps”). Guangzhou HotApps was a wholly owned subsidiary of HIP, which was primarily engaged in engineering work for software development, mainly voice over internet protocol. Guangzhou HotApps was also involved in a number of outsourcing projects, including projects related to real estate and lighting.

The parties to the Equity Purchase Agreement agreed that the purchase price for this transaction would be $100,000, which would be paid in the form of a two-year, interest free, unsecured, demand promissory note in the principal amount of $100,000, and that such note would be due and payable in full in two years. As of March 31, 2020 and December 31, 2019, the outstanding receivable of this promissory note was $100,000. The closing of the Equity Purchase Agreement was subject to certain conditions; these conditions were met and the transaction closed on January 14, 2019.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

The composition of assets and liabilities included in discontinued operations was as follows:

	March 31, 2020	January 14, 2019
Assets
Current Assets
Cash	$-	$31,060
Deposit and other receivable	-	5,136
Total Current Assets	-	36,196

Fixed assets, net	-	1,717
Total Assets	$-	$37,913

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable and accrued expenses	$-	$202,848
Total Current Liabilities	-	202,848

Total Liabilities	$-	$202,848

 The aggregate financial results of discontinued operations were as follows:

	Three Months	Period
	Ended	Ended
	March 31, 2020	January 14, 2019
Revenues:
Project fee-others	$-	$-
	-	-

Cost of revenues	-	-
Gross profit	$-	$-

Operating expenses:
Depreciation	-	48
General and administrative	-	3,662
Total operating expenses	-	3,710

Loss from operations	-	(3,710)

Other income (expenses):
Other sundry income	-
Foreign exchange (loss) gain	-	(2)
Total other expenses	-	(2)
Loss from discontinued operations	$-	$(3,712)

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

The cash flows attributable to the discontinued operations are as follows:

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Operating	$-	$24,493
Investing	-	-
Financing	-	-
Net cash (outflows)/inflows	$-	$24,493

14.	INVESTMENTS MEASURED AT FAIR VALUE

Financial assets measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of March 31, 2020 and December 31, 2019:

		Fair Value Measurement Using
	Amount at Cost	Level 1	Level 2	Level 3	Amount at Fair Value
March 31, 2020
Assets
Investment securities- Fair Value Option	$3,457,056	$3,455,658	$-	$-	$3,455,658
Investment securities- Trading	16,016	15,035	-	-	15,035
Convertible note receivable	50,000	-	-	13,606	13,606
Warrants - AMRE	-	-	-	-	-
Stock Option - Vivacitas	-	-	-	-	-
Total Investment in securities at Fair Value	$3,523,072	$3,470,693	$-	$13,606	$3,484,299

		Fair Value Measurement Using
	Amount at Cost	Level 1	Level 2	Level 3	Amount at Fair Value
December 31, 2019
Assets
Investment securities- Fair Value Option	$3,457,056	$2,973,582	$-	$-	$2,973,582
Investment securities- Trading	16,016	15,907	-	-	15,907
Convertible note receivable	50,000	-	-	26,209	26,209
Stock Option - Vivacitas	-	-	-	-	-
Total Investment in securities at Fair Value	$3,523,072	$2,989,489	$-	$26,209	$3,015,698

Unrealized gain on investment securities for the three months ended March 31, 2020 and 2019 was $484,362 and $734,599, respectively.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

For U.S. trading stocks, we use Bloomberg Market stock prices as the share prices to calculate fair value. For overseas stock, we use the stock price from local stock exchange to calculate fair value. The following chart shows details of the fair value of equity security investment at March 31, 2020 and December 31, 2019, respectively.

	Share price	Shares	Market Value
	3/31/2020		3/31/2020	Valuation

DSS (Related Party)	0.198	500,000	99,000	Investment in Securities at Fair Value

AMBS (Related Party)	0.012	20,000,000	234,000	Investment in Securities at Fair Value

Holista (Related Party)	0.068	46,226,673	3,122,658	Investment in Securities at Fair Value

Others			15,035	Investment in Securities at Fair Value

		Total Level 1 Equity Securities	3,470,693

Vivacitus (Related Party)	N/A	2,480,000	200,128	Investment in Securities at Cost

		Total Equity Securities	3,670,821

	Share price	Shares	Market Value
	12/31/2019		12/31/2019	Valuation

DSS (Related Party)	0.301	500,000	150,500	Investment in Securities at Fair Value

AMBS (Related Party)	0.013	20,000,000	262,000	Investment in Securities at Fair Value

Holista (Related Party)	0.055	46,226,673	2,561,082	Investment in Securities at Fair Value

Others			15,907	Investment in Securities at Fair Value

		Total Level 1 Equity Securities	2,989,489

Vivacitus (Related Party)	N/A	2,480,000	200,128	Investment in Securities at Cost

		Total Equity Securities	3,189,617

Other investments consist of a $50,000 investment in a convertible promissory note of Sharing Services, Inc. (“Sharing Services Convertible Note”), a company quoted on the US OTC market. The value of the convertible note was estimated by management using a Black-Scholes valuation model.

The table below provides a summary of the changes in fair value, including net transfers in and/or out of all financial assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three months ended March 31, 2020 and 2019:

Total
Balance at January 1, 2020	$26,209
Total losses	(12,603)
Purchases, sales, and settlements	-
Balance at March 31, 2020	$13,606

Total
Balance at January 1, 2019	$78,723
Total losses	(5,439)
Purchases, sales, and settlements	-
Balance at March 31, 2019	$73,284

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

The fair value of the Sharing Services Convertible Note as of March 31, 2020 and December 31, 2019 was calculated using a Black-Scholes valuation model valued with the following weighted average assumptions:

	March 31, 2020	December 31, 2019

Dividend yield	0.00%	0.00%
Expected volatility	191.21%	159.88%
Risk free interest rate	1.51%	1.61%
Contractual term (in years)	2.51	2.76
Exercise price	$0.15	$0.15

Changes in the observable input values would likely cause material changes in the fair value of the Company’s Level 3 financial instruments. A significant increase (decrease) in this likelihood would result in a higher (lower) fair value measurement.

On March 2, 2020, the Company received warrants to purchase shares of AMRE, a related party private startup company, after lent $200,000 loan by a promissory note. See details at Note 10 - Related Party Transactions, Note Receivable from a Related Party Company. The Company holds a stock option to purchase 250,000 shares of Vivacitas’ common stock at $1 per share at any time prior to the date of public offering. As of March 31, 2020 and December 31, 2019, both AMRE and Vivacitas were private companies. Based the management’s analysis, the fair value of the warrants and the stock option were $0 as of March 31, 2020; the fair value of the stock option was $0 as of December 31, 2019.

15.	COMMITMENTS AND CONTINGENCIES

Lots Sales Agreement

On November 23, 2015, SeD Maryland Development LLC completed the $15,700,000 acquisition of Ballenger Run, a 197-acre land sub-division development located in Frederick County, Maryland. Previously, on May 28, 2014, the RBG Family, LLC entered into a $15,000,000 assignable real estate sales contract with NVR, by which RBG Family, LLC would facilitate the sale of the 197 acres of Ballenger Run to NVR. On December 10, 2014, NVR assigned this contract to SeD Maryland Development, LLC through execution of an assignment and assumption agreement and entered into a series of lot purchase agreements by which NVR would purchase 443 subdivided residential lots from SeD Maryland Development, LLC. Through December 31, 2019, NVR has purchased 123 lots. In the three months ended on March 31, 2020, NVR purchased 27 additional lots.

On July 20, 2016, SeD Maryland entered into a lot purchase agreement with Orchard Development Corporation relating to the sale of 210 multifamily units in the Ballenger Run Project for a total purchase price of $5,250,000, which closed on August 7, 2018.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

On February 19, 2018, SeD Maryland entered into a contract to sell the Continuing Care Retirement Community Assisted Independent Living parcel to Orchard Development Corporation. It was agreed that the purchase price for the 5.9 acre lot would be $2,900,000 with a $50,000 deposit. It was also agreed that Orchard Development Corporation would have the right to terminate the transaction during the feasibility study period, which would last through May 30, 2018, and receive a refund of its deposit. On April 13, 2018, Orchard Development Corporation indicated that it would not be proceeding with the purchase of the CCRC parcel. On December 31, 2018, SeD Maryland entered into the Third Amendment to the Lot Purchase Agreement for Ballenger Run with NVR. Pursuant to the Third Amendment, SeD Maryland will convert the 5.9 acre CCRC parcel to 36 lots (the 28 feet wide villa lot) and sell to NVR. SeD Maryland pursued the required zoning approval to change the number of such lots from 85 to 121, which was approved in July 2019.

On July 3, 2018, 150 CCM Black Oak entered into a Purchase and Sale Agreement with Houston LD, LLC for the sale of 124 lots located at its Black Oak project. Pursuant to the Purchase and Sale Agreement, it was agreed that 124 lots would be sold for a range of prices based on the lot type. In addition, Houston LD, LLC agreed to contribute a “community enhancement fee” for each lot, collectively totaling $310,000, which is currently held in escrow. 150 CCM Black Oak will apply these funds exclusively towards an amenity package on the property. The closing of the transactions contemplated by the Purchase and Sale Agreement was subject to Houston LD, LLC completing due diligence to its satisfaction. On October 12, 2018, 150 CCM Black Oak Ltd entered into an Amended and Restated Purchase and Sale Agreement (the “Amended and Restated Purchase and Sale Agreement”) for these 124 lots. Pursuant to the Amended and Restated Purchase and Sale Agreement, the purchase price remained $6,175,000, 150 CCM Black Oak Ltd was required to meet certain closing conditions and the timing for the closing was extended.

On January 18, 2019, the sale of 124 lots in Magnolia, Texas was completed.

Royalty Fees

The Company has royalty commitments for the license and sale rights of certain nutraceutical products that include both fixed and variable royalty payments through 2022. The fixed royalty commitments are $15,000 per month. Variable royalty payments vary from $1.00 per unit sold to $0.20 per unit sold depending on sales volume. The Exclusive Sublicensing Agreement was terminated on January 8, 2019.

Litigation with Gara Group

On September 27, 2019, iGalen International Inc., one of our majority-owned subsidiaries, and iGalen Inc., its wholly-owned subsidiary, filed a complaint in the Superior Court of the State of California, County of San Diego, Central Division, against Gara Group, Inc., a Delaware corporation, and certain affiliated or related entities, including the Chief Executive Officer of the Gara Group (collectively these entities are referred to herein as the “Gara Group”). A similar complaint had been filed in Utah on September 26, 2019, but subsequently re-filed in California. The complaint, as amended on October 24, 2019, enumerates causes of action for breach of contract, breach of covenant of good faith and fair dealing and intentional interference with economic relations.

iGalen Inc. and Gara Group are parties to a Specialized Services Agreement, dated March 29, 2017 (the “Specialized Services Agreement”). iGalen Inc. contracted with Gara Group to provide for services that include, among other things, (i) product fulfillment; (ii) software development and maintenance of an onsite “Platform,” which includes a company website and interactive portal referred to as the “Back Office”; and (iii) managing iGalen’s social media sites. The Gara Group had previously claimed that iGalen Inc. owed Gara Group certain amounts, including (i) $125,000 for “Back Office Fees”; (ii) $150,000 for “Speaking Fees”; and (iii) $67,299 for services related to iGalen’s merchant account, back office, and shipping fulfillment, invoiced on August 28 and 31, and September 15, 2019. iGalen Inc.’s amended complaint notes that no provision in the Specialized Services Agreement allows for the particular “Back Office Fees” of $125,000 and that no provision in the Specialized Services Agreement allows for the so-called “Speaking Fees” of $150,000. Gara Group cut off services to iGalen following iGalen’s indication that it was disputing the amounts owed. iGalen’s amended complaint notes that the actions of Gara Group and Mr. Gara have caused, and continue to cause, iGalen to suffer substantial harm by, among other things, making it so iGalen was unable to communicate with distributors via its website and Back Office, fulfill orders made by distributors, or pay commission to distributors. iGalen is seeking damages.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

On October 10, 2019, Gara Group filed a complaint in the Superior Court of the State of California, County of San Diego, Central Division against iGalen International Inc., iGalen Inc., Singapore eDevelopment Limited, Chan Heng Fai, Dr. Rajen Manicka and David Price, an executive of iGalen Inc. Gara Group’s complaint for damages asserts that the Gara Group is entitled to general damages of $9,000,000 and liquidated damages of $50,000,000. iGalen Inc. intends to vigorously contest this matter. No trial date has been set. The Company is unable to assess the risk of loss at this time, but does not believe the outcome will have a material effect on our financial statements.

In addition, from time to time, during the normal course of our businesses, we may be subject to various litigation claims and legal disputes, including in the area of intellectual property (e.g., trademarks, copyrights and patents). Our intellectual property rights extend to our technology, business processes and the content on our website. We use the intellectual property of third parties in marketing and providing our services through contractual and other rights. Despite our efforts, from time to time, third parties may allege that we have violated their intellectual property rights.

Although the results of claims, lawsuits and proceedings in which we may be involved cannot be predicted with certainty, we do not currently believe that the final outcome of the matters discussed above will have a material adverse effect on our business, financial condition or results of operations. However, defending and prosecuting any such claims is costly and may impose a significant burden on our management and employees. In addition, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. With regard to intellectual property matters which may arise, if we are unable to obtain an outcome which sufficiently protects our rights, successfully defends our use or allows us time to develop non-infringing technology and content or to otherwise alter our business practices on a timely basis in response to the claims against us, our business, prospects and competitive position may be adversely affected.

Promissory Note from Azure

Pursuant to a Secured Promissory Note dated as of August 13, 2018, on October 13, 2019 Azure Holdings, LLC, was obligated to pay our subsidiary, 150 CCM Black Oak Ltd, $140,000 in principal, plus accrued interest at the rate of 2.5% per annum through October 13, 2019. Azure Holdings, LLC failed to pay the amount due. Effective as of October 13, 2019, the interest rate increased to a default rate of 18% per annum. The Company has subsequently had numerous communications with Azure Holdings, LLC regarding the payment of this Secured Promissory Note, and attempts to set a schedule for Azure Holdings, LLC to repay the amount due. We have not yet commenced litigation against either Azure Holdings, LLC or the guarantor of this Secured Promissory Note, but may do so in the immediate future.  Based on current situation, the management has not believed that the collection from Azure is probable. As of March 31, 2020 and December 31, 2019, $156,163 and $149,697 were due to 150 CCM Black Oak Ltd, respectively.

16.	DIRECTORS AND EMPLOYEES’ BENEFITS

HFE Stock Option Plans

The Company reserves 500,000 shares of common stock under the Incentive Compensation Plan for high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its related entities. This plan is meant to enable such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expand their maximum efforts in the creation of shareholder value. As of March 31, 2020 and December 31, 2019, there have been no options granted.

Singapore eDevelopment Stock Option Plans

On November 20, 2013, SeD Ltd approved a Stock Option Plan (the “2013 Plan”). Employees, executive directors, and non-executive directors (including the independent directors) are eligible to participate in the 2013 Plan.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

The following tables summarize stock option activity under the 2013 Plan for the three months ended March 31, 2020:

		Weighted Average
	Options for			Remaining	Aggregate
	Common Shares	Exercise Price	Grant-Date Fair Value	Contractual Term	Intrinsic Value
Outstanding as of December 31, 2019	1,061,333	$0.09		$4.00	$-
Granted	-	-
Exercised	-	-
Forfeited, cancelled, expired	-	-
Outstanding as of March 31, 2020	1,061,333	$0.09		3.75	$-
Vested and exercisable at March 31, 2020	1,061,333	$0.09		3.75	$-

17.	SUBSEQUENT EVENTS

The Company evaluated the events and transactions subsequent to March 31, 2020, the balance sheet date, through July 30, 2020, the date the consolidated financial statements were available to be issued.

NVR deposit

Based on the Agreement between SeD Maryland Development LLC and NVR, Inc. dated December 10, 2014 and subsequently amended on December 31, 2018, SeD Maryland Development LLC was obliged to provide NVR Inc. with a notice of approval of improvement plans for CCRC parcel. The notice was sent in April 2020 and SeD Maryland Development, LLC received a deposit of $220,000.

M&T Bank Loan

On June 18, 2020, SeD Home & REITs Inc. (“SeD Home”), a wholly-owned subsidiary of SeD Intelligent Home Inc. (the “Company”), entered into a Loan Agreement with Manufacturers and Traders Trust Company (“M&T Bank”), a New York banking corporation (the “Lender”).

Pursuant to the Loan Agreement, the Lender provided a non-revolving loan to SeD Home in an aggregate amount of up to $2,990,000 (the “Loan”). The line of credit bears interest rate on LIBOR plus 375 basis points. Repayment of the Loan is secured by a Deed of Trust issued to the Lender on the property owned by certain subsidiaries of SeD Home. The maturity date of this Loan is July 1, 2022. The Company and one of its subsidiaries are guarantors of this Loan.

Paycheck Protection Program Loan

On April 6, 2020, the Company entered into a term note with M&T Bank with a principal amount of $68,502 pursuant to the Paycheck Protection Program (“PPP Term Note”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan is evidenced by a promissory note. The PPP Term Note bears interest at a fixed annual rate of 1.00%, with the first six months of principal and interest deferred. Beginning in November 2020, the Company will make 18 equal monthly payments of principal and interest with the final payment due in April 2022. The PPP Term Note may be accelerated upon the occurrence of an event of default.

The PPP Term Note is unsecured and guaranteed by the United States Small Business Administration. The Company may apply to M&T Bank for forgiveness of the PPP Term Note, with the amount which may be forgiven equal to the sum of payroll costs, covered rent and mortgage obligations, and covered utility payments incurred by the Company during the eight-week period beginning upon receipt of PPP Term Note funds, calculated in accordance with the terms of the CARES Act. At this time, we are not in a position to quantify the portion of the PPP Term Note that will be forgiven.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

COVID-19

Since the beginning of 2020 there is an outbreak of the novel strain of coronavirus (“COVID-19”), which has spread to over 200 countries, including United States. COVID-19 was declared a global pandemic in March, 2020 and worldwide mitigation and measures were recommended.  The impact of the outbreak is evolving and is adversely affecting global economic activities and contributes to significant instability in financial markets. While the impact related to current situation cannot be estimated at this time, it is possible that changes in the fair values of various investments could materially adversely affect our future financial statements.

Cancellation of Outstanding Stocks

On June 24, 2020, HFE Holdings Limited, a Hong Kong company and the shareholder of the Company, agreed that 3,600,000 of the common shares of the Company it owned was cancelled and returned to the treasury of the Company. Chan Heng Fai agreed that 1,000 of the common shares of the Company he owned was cancelled and returned to the treasury of the Company. After these cancellations, the sole issued and outstanding of the common stock of the Company is 6,400,000 shares, held by HFE Holdings Limited.

Name Changes of Certain Subsidiaries

Boards of Directors and Stockholders of certain subsidiaries of the Company approved recent changes of those subsidiaries’ names. On July 7, 2020 SeD Home & REITs Inc. changed its name to Alset iHome Inc. and on July 8, 2020 SeD Intelligent Home Inc. changed its name to LiquidValue Development Inc. Boards of Directors of both companies believe that these new names better reflect the nature of the anticipated operations of those entities.

Changes of ownership percentage of SeD Ltd

From May 11, 2020 to July 13, 2020, SeD Ltd issued 385,575,662 common shares. 42,778,600 common shares were granted to employees under SeD Ltd Performance Share Plan and 342,797,062 common shares were issued by exercising warrants. The Company’s ownership changed from 65.4% as of March 31, 2020 to 49.1% as of July 30, 2020.

Planned Reorganization of Certain Biohealth Activities

On March 12, 2020, two of Singapore eDevelopment’s subsidiaries, Global BioMedical Pte Ltd, a Singapore corporation (“GBM”), and Impact BioMedical Inc., a Nevada corporation and wholly owned subsidiary of GBM (“Impact BioMedical”) entered into a binding term sheet (the “Impact Term Sheet”) with Document Security Systems, Inc. (“DSS”) and DSS BioHealth Security, Inc., a wholly owned subsidiary of DSS (“DBHS”). Pursuant to the Impact Term Sheet, DBHS will acquire Impact BioMedical.  Impact BioMedical owns 90.9% of Global BioMedical, Inc., which in turn owns 70% of Global BioLife Inc., our main biohealth entity, which holds our company’s interests in the Linebacker, 3F and Laetose projects.  Upon the completion of this transaction, our ownership interest in these biohealth projects will be diluted, and our ownership interest in DSS will be increased.

On April 27, 2020, Singapore eDevelopment, GBM, DSS and DBHS entered into a share exchange agreement (the “DSS Share Exchange Agreement”) that provided further details regarding this planned transaction in which DBHS will acquire of all of the outstanding capital stock of Impact BioMedical (the “Impact Shares”) through a share exchange, with Impact BioMedical becoming a direct wholly owned subsidiary of DBHS.

The aggregate consideration for the Impact Shares will be the following to be issued to GBM by DSS: (i) 14,500,000 newly issued shares of the common stock of DSS (the “DSS Common Stock”), nominally valued at $3,132,000, or $0.216 per share; and (ii) 46,868 newly issued shares of the convertible preferred stock of DSS (“DSS Convertible Preferred Stock”) with a stated value of $46,868,000, or $1,000 per share, for a total consideration valued at $50 million. The DSS Convertible Preferred Stock will be convertible into shares of common stock of DSS, subject to a 19.9% beneficial ownership conversion limitation (“blocker”) based on the total issued outstanding shares of common stock of DSS beneficially owned by GBM. Holders of the DSS Convertible Preferred Stock will have no voting rights, except as required by applicable law or regulation, and no dividends will accrue or be payable on the DSS Convertible Preferred Stock. The Holders of DSS Convertible Preferred Stock will be entitled to a liquidation preference at a liquidation value of $1,000 per share, and DSS will have the right to redeem all or any portion of the then outstanding shares of DSS Convertible Preferred Stock, pro rata among all holders, at a redemption price per share equal to such liquidation value per share.

HF Enterprises Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Prior to the execution of the Share Exchange Agreement, Impact BioMedical’s ownership of a suite of antiviral and medical technologies was valued through a required independent valuation that was completed by Destum Partners. Because the valuation was higher than the previously agreed value, the Purchase Price was capped at a value of $50 million.

The closing of the purchase and sale of the Impact Shares contemplated under the DSS Share Exchange Agreement is subject to a number of conditions, including both DSS and Singapore eDevelopment having obtained approvals from their respective shareholders and receipt by DSS of audited financial statements of Impact BioMedical, which will be included in DSS’s proxy statement soliciting the vote of its shareholders.

On June 26, 2020, the shareholders of Singapore eDevelopment approved this transaction.

A special meeting of the stockholders of DSS will be held on August 10, 2020 to approve the issuance of shares of DSS Common Stock and DSS Convertible Preferred Stock in connection with the acquisition of Impact BioMedical, pursuant to the DSS Share Exchange Agreement.

The Share Exchange Agreement contains customary representations, warranties and covenants of the parties as well as certain indemnification provisions.

The Share Exchange Agreement may be terminated prior to the closing on certain conditions, including by mutual written consent of the parties; by one party in the event of breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the counterparties that would give rise to the failure of the conditions precedent to closing that has not been cured after written notice to the counterparties; or if certain other conditions as set forth in the Share Exchange Agreement shall not have been, or it becomes apparent that any of such conditions will not be, fulfilled by the date that is 180 days after the date of the Share Exchange Agreement; or in the event that (i) any law that makes consummation of the transactions contemplated by Share Exchange Agreement illegal or otherwise prohibited or (ii) a government authority issues an order restraining or enjoining the transactions contemplated by the Share Exchange Agreement, and such order becomes final and non-appealable.

DSS owns 9.25% of the issued and outstanding stock of Singapore eDevelopment.

Loan from Chan Heng Fai

On July 27, 2020, our founder, Chairman, and Chief Executive Officer, Chan Heng Fai, agreed to loan the Company $1,200,000 Singapore Dollars (approximately $900,000 U.S. Dollars), which we will use to exercise warrants to purchase 30,000,000 shares of Singapore eDevelopment. We will issue our founder a two-year, interest-free promissory note for such loan.

 HF Enterprises Inc. and Subsidiaries

Table of Contents
For the Years Ended December 31, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of HF Enterprises Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of HF Enterprises Inc. (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations and other comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman P.A.

July 30, 2020

We have served as the Company’s auditor since 2018.
Somerset, New Jersey

HF Enterprises Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2019	2018
Assets:
Current Assets:
Cash	$2,883,318	$1,387,209
Restricted Cash	4,447,678	4,120,989
Account Receivables, Net	170,442	564,759
Other Receivables	681,677	-
Prepaid Expenses	175,886	140,442
Inventory	116,698	198,817
Investment in Securities at Fair Value	3,015,698	3,026,766
Investment in Securities at Cost	200,128	200,128
Investment in Securities by Equity Method	-	9,052
Deposits	70,208	23,603
Current Assets of Discontinued Operations	-	14,317
Total Current Assets	11,761,733	9,686,082

Real Estate
Properties under Development	23,884,704	38,774,936
Real Estate Held For Sale	-	136,248
Total Real Estate	23,884,704	38,911,184

Operating Lease Right-Of-Use Asset	146,058	-

Property and Equipment, Net	80,285	103,425
Non-Current Assets of Discontinued Operations	-	1,765
Total Assets	$35,872,780	$48,702,456

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts Payable and Accrued Expenses	$4,002,022	$4,394,853
Accrued Interest - Related Parties	834,536	476,063
Deferred Revenue	258,594	84,998
Builder Deposits	890,069	1,296,062
Operating Lease Liability	58,865	-
Note Payable	157,105	13,899
Note Payable- Related Parties	410,000	-
Income Tax Payable	420,327	-
Bonds Payable, Net of Debt Discount of $43,651 on December 31, 2018	-	1,456,349
Current Liabilities of Discontinued Operations	-	174,606
Total Current Liabilities	7,031,518	7,896,830
Long-Term Liabilities:
Builder Deposits	1,555,200	2,582,780
Note Payable	-	158,036
Operating Lease Liability	91,330
Notes Payable - Related Parties	4,971,401	8,863,196
Total Liabilities	13,649,449	19,500,842

Stockholders' Equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized, none issued	-	-
Common Stock, $0.001 par value; 20,000,000 shares authorized; 10,001,000
shares issued and outstanding on December 31, 2019 and 2018, respectively	10,001	10,001
Additional Paid In Capital	54,263,717	53,717,424
Accumulated Deficit	(40,494,115)	(35,263,650)
Accumulated Other Comprehensive Income	1,468,269	1,582,788
Total Stockholders' Equity	15,247,872	20,046,563
Non-controlling Interests	6,975,459	9,155,051
Total Stockholders' Equity	22,223,331	29,201,614

Total Liabilities and Stockholders' Equity	$35,872,780	$48,702,456

See accompanying notes to consolidated financial statements.

HF Enterprises Inc. and Subsidiaries
Consolidated Statements of Operations and Other Comprehensive Loss
For the Years Ended December 31, 2019 and 2018

	2019	2018
Revenue
Property Sales	$22,855,446	$17,675,034
Biohealth Product Sales	1,371,298	2,532,852
Digital Transformation Technology	-	140,652
Others	31,209	32,402
	24,257,953	20,380,940
Operating Expenses
Cost of Sales	19,968,757	15,533,701
General and Administrative	6,274,911	7,160,473
Research and Development	108,394	461,752
Inventory Written Off	141,265	-
Impairment of Real Estate	5,230,828	1,455,326
	31,724,155	24,611,252

Loss From Operations	(7,466,202)	(4,230,312)

Other Income (Expense)
Interest Income	52,145	59,346
Interest Expense	(372,902)	(509,208)
Gain on Disposal of Subsidiary	299,255	-
Foreign Exchange Transaction (Loss) Gain	(341,415)	691,099
Unrealized Gain (Loss) on Securities Investment	320,032	(3,366,958)
Realized Gain on Security Investment	7,944	-
Loss on Investment on Security by Equity Method	(44,053)	(45,948)
Loss on Acquisition	(90,001)	-
Other Income	16,869	8,162
	(152,126)	(3,163,507)

Net Loss from Continuing Operations Before Income Taxes	(7,618,328)	(7,393,819)

Income Tax Expense	(431,388)	-

Net Loss from Continuing Operations	(8,049,716)	(7,393,819)

Loss from Discontinued Operations, Net of Tax	(3,712)	(96,749)
Net Loss	(8,053,428)	(7,490,568)

Net Loss Attributable to Non-Controlling Interest	(2,822,963)	(2,500,698)

Net Loss Attributable to Common Stockholders	$(5,230,465)	$(4,989,870)

Other Comprehensive Income (Loss), Net
Unrealized Loss on Securities Investment	(55,213)	(34,408)
Foreign Currency Translation Adjustment	10,028	(513,435)
Comprehensive Loss	(8,098,613)	(8,038,411)

Comprehensive Loss Attributable to Non-controlling Interests	(2,836,998)	(2,669,927)

Comprehensive Loss Attributable to Common Stockholders	$(5,261,615)	$(5,368,484)

Net Loss Per Share - Basic and Diluted
Continuing Operations	$(0.52)	$(0.50)
Discontinued Operations	$(0.00)	$(0.01)
Net Loss Per Share	$(0.52)	$(0.51)

Weighted Average Common Shares Outstanding - Basic and Diluted	10,001,000	10,001,000

See accompanying notes to consolidated financial statements.

HF Enterprises Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2019 and 2018

Preferred Stock		Common Stock
Shares	Par Value $0.001	Shares	Par Value $0.001	Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non-controlling Interests	Total Stockholders Equity
Balance at January 1, 2018		10,001,000	$10,001	$51,324,448	$3,923,236	$(32,235,615)	$11,723,524	$34,745,594

Acquisition of Minority Interest				(135,661)			75,661	(60,000)

Proceeds from Selling Subsidiary Equity				57,707			25,793	83,500

Foreign Currency Translations					(354,834)		(158,600)	(513,434)

Unrealized Gains Reclassification					(1,961,835)	1,961,835		-

Unrealized Loss on Investment					(23,779)		(10,629)	(34,408)

Shares Issued in Exchange Agreements				2,470,930				2,470,930

Net loss						(4,989,870)	(2,500,698)	(7,490,568)

Balance at January 1, 2019		10,001,000	$10,001	$53,717,424	$1,582,788	$(35,263,650)	$9,155,051	$29,201,614

Subsidiary's Issuance of Stock				1,214,184			642,367	1,856,551

Change in Minority Interest				(885,693)	(84,968)		970,660	-

Proceeds from Selling Subsidiary Equity				217,801			115,228	333,029

Change in Unrealized Loss on Investment					(36,109)		(19,104)	(55,213)

Foreign Currency Translations					6,558		3,470	10,028

Cash Dividend Distribution							(1,069,250)	(1,069,250)

Net Loss						(5,230,465)	(2,822,963)	(8,053,428)

Balance at December 31, 2019		10,001,000	$10,001	$54,263,717	$1,468,269	$(40,494,115)	$6,975,459	$22,223,331

See accompanying notes to consolidated financial statements.

 HF Enterprises Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2019 and 2018

	2019	2018

Cash Flows From Operating Activities
Net Loss from Continuing Operations	$(8,049,716)	$(7,393,819)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	23,140	41,197
Loss on Disposal of PP&E	-	8,303
Amortization of Right -Of - Use Asset	73,872	-
Gain on Disposal of Subsidiary	(299,255)	-
Loss on Acquisition	90,001	-
Inventory Written Off	141,265
Foreign Exchange Transaction Gain (Loss)	341,415	(691,099)
Unrealized Loss on Security Investment	(320,032)	3,366,958
Impairment of Real Estate	5,230,828	1,455,326
Changes in Operating Assets and Liabilities
Real Estate	9,996,644	10,152,944
Trade Receivables	(294,954)	321,325
Prepaid Expense	16,043	19,610
Deferred Revenue	173,596	(29,112)
Inventory	(56,809)	(134,964)
Accounts Payable and Accrued Expenses	(393,712)	2,474,888
Accrued Interest - Related Parties	358,473	-
Accrued Income Tax	420,327	-
Operating Lease Liability	(83,610)	-
Tenant Security Deposits	-	(1,400)
Builder Deposits	(1,433,573)	(1,477,876)
Net Cash Provided by Continuing Operating Activities	5,933,943	8,112,281
Net Cash Provided by (Used in) Discontinued Operating Activities	24,491	(86,641)
Net Cash Provided by Operating Activities	5,958,434	8,025,640

Cash Flows From Investing Activities
Purchase of Fixed Assets	(3,632)	(30,645)
Acquisition of Joint Venture	(91,000)	-
Equity Method Investment Contributions	(36,000)	(55,000)
Net Cash Used in Continuing Investing Activities	(130,632)	(85,645)
Net Cash Used in Discontinued Investing Activities	-	-
Net Cash Used in Investing Activities	(130,632)	(85,645)

Cash Flows From Financing Activities
Proceeds from Issuance Common Shares	1,856,551	-
Proceeds from Sale of Subsidiary Shares	333,029	83,500
Repayment of Bond	(1,500,000)	-
Repayments of Note Payable	(13,899)	(8,258,398)
Acquisition of Minority Interest	-	(60,000)
Distribution to Minority Shareholder	(1,069,250)	-
Net Proceeds (Repayment to) from Notes Payable - Related Parties	(3,593,288)	1,640,966
Net Cash Used in Continuing Financing Activities	(3,986,857)	(6,593,932)
Net Cash Provided by Discontinued Financing Activities	-	-
Net Cash Used in Financing Activities	(3,986,857)	(6,593,932)

Net Increase in Cash and Restricted Cash	1,840,945	1,346,063
Effects of Foreign Exchange Rates on Cash	(18,147)	25,094

Cash and Restricted Cash - Beginning of Year	5,508,198	4,137,041
Cash and Restricted Cash- End of Year	$7,330,996	$5,508,198

Supplementary Cash Flow Information
Cash Paid For Interest	$16,893	$418,067
Cash Paid For Taxes	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Amortization of Debt Discount Capitalized	$381,823	$190,277
Stock Capital Contribution	$-	$2,470,930
See accompanying notes to consolidated financial statements.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

HF Enterprises Inc. (the “Company” or “HFE”) was incorporated in the State of Delaware on March 7, 2018 and 1,000 shares of common stock was issued to Chan Heng Fai, the founder, Chairman and Chief Executive Officer (“CEO”) of the Company. HFE is a diversified holding company principally engaged in property development, digital transformation technology, biohealth and other related business activities with operations in the United States, Singapore, Hong Kong, and Australia. The Company manages its principal businesses primarily through its subsidiary, Singapore eDevelopment Limited (“SeD Ltd”), a company publicly traded on the Singapore Stock Exchange which is 65.4% and 69.11% owned at December 31, 2019 and 2018, respectively

On October 1, 2018, Chan Heng Fai transferred his 100% interest in Hengfai International Pte. Ltd. (“Hengfai International”) to HF Enterprises Inc. in exchange for 8,500,000 shares of the Company’s common stock. Hengfai International holds a 100% interest in Hengfai Business Development Pte. Ltd. (“Hengfai Business Development”). Both Hengfai International and Hengfai Business Development are holding companies with no business operations. Hengfai Business Development holds 761,185,294 shares and 359,834,471 warrants of SeD Ltd, or 65.4% and 69.11% as of December 31, 2019 and 2018, respectively, of the outstanding shares of SeD Ltd, which is the primary operating company of HFE.

Also, on October 1, 2018, Chan Heng Fai transferred his 100% ownership interest in Heng Fai Enterprises Pte. Ltd. (“Heng Fai Enterprises”) and Global eHealth Limited (“Global eHealth”) to HF Enterprises Inc. in exchange for 500,000 and 1,000,000 shares of the Company’s common stock, respectively. Both Heng Fai Enterprises and Global eHealth are holding companies with no business operations.

The contributions to HFE on October 1, 2018 of Hengfai International, Heng Fai Enterprises, and Global eHealth from Chan Heng Fai represented transactions under common control.

The Company has four operating segments based on the products and services offered. These include our three principal businesses – property development, digital transformation technology, and biohealth – as well as a fourth category consisting of certain other business activities.

Property Development

The Company’s property development segment is comprised of SeD Intelligent Home Inc. (“SeD Intelligent Home”) and SeD Perth Pty Ltd.

In 2014, SeD Ltd commenced operations developing property projects and participating in third-party property development projects. SeD Intelligent Home, a 99.9%-owned subsidiary of SeD Ltd, owns, operates and manages real estate development projects with a focus on land subdivision developments.

Development activities are generally contracted out, including planning, design and construction, as well as other work with engineers, surveyors, architects and general contractors. The developed lots are then sold to builders for the construction of new homes. SeD Intelligent Home’s main assets are two subdivision development projects, one near Houston, Texas, known as Black Oak, consisting of 162 acres and currently projected to have approximately 550-600 units, and one in Frederick, Maryland, known as Ballenger Run, consisting of 197 acres and currently projected to have approximately 689 units.

Digital Transformation Technology

The Company’s digital transformation technology segment is comprised of HotApp Blockchain Inc. (“HotApp”) and its subsidiaries.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company’s digital transformation technology business is involved in mobile application product development and other businesses, providing information technology services to end-users, service providers and other commercial users through multiple platforms. This technology platform consists of instant messaging systems, social media, e-commerce and payment systems, direct marketing platforms, e-real estate, brand protection and counterfeit and fraud detection. HotApp Blockchain, a 99.9%-owned subsidiary of SeD Ltd, focuses on business-to-business solutions such as enterprise messaging and workflow. Through HotApp, the Company has successfully implemented several strategic platform developments for clients, including a mobile front-end solution for network marketing, a hotel e-commerce platform and a real estate agent management platform.

On October 25, 2018, HotApps International Pte. Ltd. (“HIP”), a wholly-owned subsidiary of HotApp, entered into an Equity Purchase Agreement with DSS Asia Limited (“DSS Asia”), a Hong Kong subsidiary of DSS International Inc. (“DSS International”), pursuant to which HIP agreed to sell to DSS Asia all of the issued and outstanding shares of HotApps Information Technology Co. Ltd., also known as Guangzhou HotApps Technology Ltd. (“Guangzhou HotApps”). The transaction closed on January 14, 2019. Chan Heng Fai is the CEO of DSS Asia and DSS International. See Note 14 – Discontinued Operations and Note 11 – Related Party Transactions.

Biohealth

The Company’s biohealth segment is comprised of Global BioMedical Pte. Ltd. and Health Wealth Happiness Pte. Ltd.

The Company’s biohealth business is committed to both funding research and developing and selling products that promote a healthy lifestyle. The entities within this segment are focusing on research in three main areas: (i) development of a universal therapeutic drug platform; (ii) a new sugar substitute; and (iii) a multi-use fragrance. Global BioLife, Inc. a 63.6% owned subsidiary of SeD Ltd, established a joint venture, Sweet Sense, Inc., with Quality Ingredients, LLC for the development, manufacture, and global distribution of the new sugar substitute. On November 8, 2019, Impact BioMedical Inc., a 100% owned subsidiary of SeD Ltd, purchased 50% of Sweet Sense, Inc. from Quality Ingredients, LLC for $91,000. Sweet Sense, Inc. is now an 81.8% owned subsidiary of SeD Ltd.

Currently, more than 90% revenue from our biohealth segment come from the direct sales by iGalen Inc. (formerly known as iGalen USA, LLC), which is 100% owned by iGalen International Inc., SeD Ltd’s 53% owned subsidiary. During the years ended December 31, 2019 and 2018, the revenue from iGalen Inc. was $1,371,298 and $2,532,852, respectively.

In October 2019, the Company expanded its biohealth segment to Korean market through one of the subsidiaries of Health Wealth Happiness Pte. Ltd., HWH World Inc (“HWH World”). HWH World, similarly to iGalen Inc., operates based on a direct sale model of health supplements. HWH World is at the beginning stage of operations and didn’t recognize any revenue during year ended December 31, 2019.

Other Business Activities

In addition to the segments identified above, the Company provides corporate strategy and business development services, asset management services, corporate restructuring and leveraged buy-out expertise. These service offerings build relationships with promising companies for potential future collaboration and expansion. We believe that our other business activities complement our three principal businesses.

The Company’s other business activities segment is primarily comprised of Singapore eDevelopment Limited, SeD Capital Pte. Ltd., BMI Capital Partners International Limited and Singapore Construction & Development Pte. Ltd.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

2.	GOING CONCERN

The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced net losses over the past 12 months. As of and for the year ended December 31, 2019, the Company had an accumulated deficit of $40,494,115, a comprehensive loss of $8,098,613.

As a result, these conditions may raise substantial doubt regarding our ability to continue as a going concern for twelve months from the date of issuance of our financial statements. However, the Company expects to have a high volume of cash on hand and strong operating cash inflows for at least the next twelve months. As of December 31, 2019, the Company had cash and restricted cash of $7,330,996, compared to $5,508,198 as of December 31, 2018. Approximately 40% of the restricted cash is available to use for the Company’s operations. The Company has $8 million credit line from Manufacturers and Traders Trust Company (“M&T Bank”) and the loan balance with M&T Bank was $0 as of December 31, 2019. Management has evaluated the conditions in relation to the Company’s ability to meet its obligations and plans to continue borrowing funds from third party financial institutions in order to meet the operating cash requirements. Funding the Company’s operations is our first priority, before repaying related party debtors. Therefore, available cash will be used to fund the Company’s operations before related party debtor repayments. At same time management is concurrently working with the related party debtors on a plan to repay the related party loans, which are repayable on demand.

During the year ended December 31, 2019, the revenue from property sales was approximately $22.9 million and cash flows provided by operating activities from property development was approximately $7.6 million. Furthermore, the Company has not defaulted on any principal and interest repayment on its loans and borrowings and has repaid its floating rate loan during the year. The Company had obtained a letter of financial support from Chan Heng Fai, the chairman and CEO of the Company. If the need arises, he committed to provide any additional funding required by the Company and would not demand repayment within the next 12 months from the date of issuance of our 2019 financial statements.

As a result of management’s plans, the significant amount of cash in the Company’s bank accounts, availability of $8 million line of credit under M&T Bank loan agreement, favorable operating cash flow from operations in the year ended on December 31, 2019 and the support from the chairman and CEO, the Company believes that the initial conditions which raised substantial doubt regarding the ability to continue as a going concern have been alleviated. Therefore, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and following the requirements of the Securities and Exchange Commission ("SEC"). The consolidated financial statements include all accounts of the Company and its majority owned and controlled subsidiaries. The Company consolidates entities in which it owns more than 50% of the voting common stock and controls operations. All intercompany transactions and balances among consolidated subsidiaries have been eliminated.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company's consolidated financial statements include the financial position, results of operations and cash flows of the following entities for the years ended on December 31, 2019 and 2018 as follows:

		Attributable interest
		as of,
Name of subsidiary consolidated under HFE	State or other jurisdiction of incorporation or organization	December 31, 2019		December 31, 2018
		%		%

Hengfai International Pte. Ltd	Singapore	100		100
Hengfai Business Development Pte. Ltd	Singapore	100		100
Heng Fai Enterprises Pte. Ltd.	Singapore	100		100
Global eHealth Limited	Hong Kong	100		100
Singapore eDevelopment Limited	Singapore	65.4		69.11
Singapore Construction & Development Pte. Ltd.	Singapore	65.4		69.11
Art eStudio Pte. Ltd.	Singapore	33.36	*	35.25	*
Singapore Construction Pte. Ltd.	Singapore	65.4		69.11
Global BioMedical Pte. Ltd.	Singapore	65.4		69.11
SeD BioLife International, Inc.	United States of America	65.4		69.11
SeD BioMedical International, Inc.	United States of America	65.4		69.11
Global BioMedical, Inc.	United States of America	59.45		62.83
Global BioLife, Inc.	United States of America	41.62	*	43.98	*
SeD Investment Pte. Ltd.	Singapore	65.4		69.11
Health Wealth Happiness Pte. Ltd.	Singapore	65.4		69.11
iGalen International Inc.	United States of America	34.38	*	36.63	*
iGalen Inc. (f.k.a iGalen USA LLC)	United States of America	34.38	*	36.63	*
SeD Capital Pte. Ltd.	Singapore	65.4		69.11
LiquidValue Asset Management Pte. Ltd. (f.k.a. HengFai Asset Management Pte. Ltd.)	Singapore	53.6		69.11
SeD Home Limited	Hong Kong	65.4		69.11
SeD Reits Management Pte. Ltd.	Singapore	65.4		69.11
Global TechFund of Fund Pte. Ltd.	Singapore	65.4		69.11
Singapore eChainLogistic Pte. Ltd.	Singapore	65.4		69.11
BMI Capital Partners International Limited	Hong Kong	65.4		69.11
SeD Perth Pty. Ltd.	Australia	65.4		69.11
SeD Home International, Inc.	United States of America	65.4		69.11
SeD Intelligent Home Inc.	United States of America	65.39		69.10
SeD Home, Inc.	United States of America	65.39		69.10
SeD USA, LLC	United States of America	65.39		69.10
150 Black Oak GP, Inc.	United States of America	65.39		69.10
SeD Development USA Inc.	United States of America	65.39		69.10
150 CCM Black Oak, Ltd.	United States of America	65.39		69.10
SeD Texas Home, LLC	United States of America	65.39		69.10
SeD Ballenger, LLC	United States of America	65.39		69.10
SeD Maryland Development, LLC	United States of America	54.63		57.73
SeD Development Management, LLC	United States of America	55.58		58.74
SeD Builder, LLC	United States of America	65.39		69.10
HotApp Blockchain Inc.	United States of America	65.39		69.10
HotApps International Pte. Ltd.	Singapore	65.39		69.10
Guangzhou HotApps Technology Ltd.	China	0		69.10
HotApp International Limited	Hong Kong	65.39		69.10
HWH International, Inc.	United States of America	65.4		69.11
Health Wealth & Happiness Inc.	United States of America	65.4		69.11
HWH Multi-Strategy Investment, Inc.	United States of America	65.4		69.11
Impact BioMedical Inc	United States of America	65.4		69.11
Biolife Sugar, Inc.	United States of America	41.16	*	43.91	*
Happy Sugar, Inc.	United States of America	41.16	*	43.91	*
Sweet Sense Inc.	United States of America	53.5		22.99	*
SeDHome Rental Inc.	United States of America	65.39		69.10
SeD REIT Inc.	United States of America	65.39		-
Crypto Exchange Inc.	United States of America	65.39		69.10
HWH World Inc.	United States of America	65.39		69.10
HWH World Pte. Ltd.	Singapore	65.39		69.10
UBeauty Limited	Hong Kong	65.4		-
WeBeauty Korea Inc.	Korea	65.4		-
HWH World Limited	Hong Kong	65.4		-
HWH World Inc.	Korea	65.4		-
Global Sugar Solutions Inc.	United States of America	52.3

*Although the Company indirectly holds percentage of shares of these entities less than 50%, the subsidiaries of the Company directly hold more than 50% of shares of these entities. They are still consolidated into the Company.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expense during the reporting periods. Significant estimates made by management include, but are not limited to, allowance for doubtful accounts, valuation of real estate assets, allocation of development costs and capitalized interest to sold lots, fair value of the investments, the valuation allowance of deferred taxes, and contingencies. Actual results could differ from those estimates.

In our property development business, land acquisition costs are allocated to each lot based on the area method, the size of the lot comparing to the total size of all lots in the project. Development costs and capitalized interest are allocated to lots sold based on the total expected development and interest costs of the completed project and allocating a percentage of those costs based on the selling price of the sold lot compared to the expected sales values of all lots in the project.

If allocation of development costs and capitalized interest based on the projection and relative expected sales value is impracticable, those costs could also be allocated based on area method, the size of the lot comparing to the total size of all lots in the project.

Reclassifications

Certain amounts in the in the prior year financial statements have been reclassified to conform to the current year presentation.

Cash

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. Cash and cash equivalents include cash on hand and at the bank and short-term deposits with financial institutions that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in values. There were no cash equivalents as of December 31, 2019 and 2018.

Restricted Cash

As a condition of the loan agreement entered into in 2019 with the Manufacturers and Traders Trust Company (“M&T Bank”), the Company is required to maintain a minimum of $2,600,000 in an interest-bearing account maintained by the lender as additional security for the loans. This is required to remain as collateral for the loan until the loan is repaid in full and the loan agreement is terminated. The Company also has a required escrow account with M&T Bank to deposit partial revenue from lot sales. The funds in the escrow account are specifically to be used to repay line of credit draws, when the escrowed funds are available. The escrow account funds are required until the loan agreement terminates. As of December 31, 2019 the total balance of these two accounts was $4,229,149 which is a component of Restricted Cash.

As a condition of the loan agreement with National Australian Bank Limited in conjunction with the Perth project, an Australian real estate development project, the Company is required to maintain $35,068 in a non-interest-bearing account. As of December 31, 2019 and 2018, the account balance was $35,068 and $35,148, respectively. These funds will remain as collateral for the loan until paid in full.

On July 20, 2018, 150 CCM Black Oak Ltd received $4,592,079 in reimbursements for previous construction costs incurred in land development. Of this amount, $1,650,000 will remain on deposit in the District’s Capital Projects Fund for the benefit of 150 CCM Black Oak Ltd and will be released upon receipt of the evidence of: (a) the execution of a purchase agreement between 150 CCM Black Oak Ltd and a home builder with respect to the Black Oak development and (b) the completion, finishing and readying for home construction of at least 105 unfinished lots in the Black Oak development. After entering the purchase agreement with home builder, Houston LD, LLC, the above requirements were met. The amount of the deposit is released to the Company by presenting the invoices paid for land development. After releasing funds to the Company, the amount on deposit was $90,394 and $1,203,256 on December 31, 2019 and 2018, respectively.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

As a condition to use the credit card services for the Company’s bio product direct sale business, provided by Global Payroll Gateway, Ltd. (“GPG”), a financial services company, the Company is required to deposit 10% of the revenue from the direct sales to a non-interest-bearing GPG reserve account with a maximum amount of $200,000. The Company is allowed to temporarily use the money in this deposit account upon request and repay on a short-term basis. As of December 31, 2019 and 2018, the balance in the reserve account was $93,067 and $156,303, respectively. The fund will not be fully refunded to the Company until the service agreement with GPG terminates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at amounts due from buyers, contractors, and third parties, net of an allowance for doubtful accounts. The Company monitors its accounts receivable balances on a monthly basis to ensure that they are collectible. On a quarterly basis, the Company uses its historical experience to estimate its allowance for doubtful accounts receivable. The Company’s allowance for doubtful accounts represents an estimate of the losses expected to be incurred based on specifically identified accounts as well as a nonspecific amount, when determined appropriate. Generally, the amount of the allowance is primarily decided by division management’s historical experience, the delinquency trends, the resolution rates, the aging of receivables, the credit quality indicators, and financial health of specific customers. As of December 31, 2019 and 2018, the allowance was $0.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method and includes all costs in bringing the inventory to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale. As of December 31, 2019 and 2018, inventory consisted of finished goods from both HWH World Inc. and iGalen. The Company continuously evaluates inventory for potential obsolescence and possible price concessions required to write-down inventory to net realizable value. During the year ended December 31, 2019, the Company wrote off $141,265 of iGalen inventory. No inventory was written off during the year ended December 31, 2018.

Investment Securities

The Company holds investments in equity securities with readily determinable fair values, equity investments without readily determinable fair values, investments accounted for under the equity method, and investments at cost.

Prior to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, investments in equity securities were classified as either 1) available-for-sale securities, stated at fair value, and unrealized holding gains and losses, net of related tax effects, were recorded directly to accumulated other comprehensive income (loss) or 2) trading securities, stated at fair value, and unrealized holding gains and losses, net of related tax benefits, were recorded directly to net income (loss). With the adoption of ASU 2016-01, investments in equity securities are still stated at fair value, quoted by market prices, but all unrealized holding gains and losses are credited or charged to net income (loss) based on fair value measurement as the respective reporting date.

Investment in Securities at Fair Value

The Company accounts for certain of its investments in equity securities in accordance with ASU 2016-01 Financial Instruments—Overall (Subtopic 825- 10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). In accordance with ASU 2016-01, the Company records all equity investments with readily determinable fair values at fair value and has elected the Fair Value Option (“FVO”) for certain of its equity investments without readily determinable fair values, utilizing a Black Scholes model for valuation. Unrealized holding gains and losses in fair value are recognized as Other Non-Operating Income, net in the Company’s Consolidated Statements of Operation and Comprehensive Loss.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Determining the appropriate fair-value model and calculating the fair values of the Company’s investments in equity securities requires considerable judgment. Any change in the estimates used may cause their values to be higher or lower than that reported. The assumptions used in the model require significant judgment by management and include the following: volatility, expected term, risk-free interest rate, and dividends. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

The Company has elected the fair value option for the equity securities noted below that would otherwise be accounted for under the equity method of accounting. Amarantus BioScience Holdings (“AMBS”), Holista CollTech Limited (“Holista”), and Document Securities Systems Inc. (“DSS”) are publicly traded companies and fair value is determined by quoted stock prices. The Company has significant influence but does not have a controlling interest in these investments, and therefore, the Company’s investment could be accounted for under the equity method of accounting or elect fair value accounting.

●
The Company has significant influence over DSS as our CEO is the beneficial owner of approximately 39.1% of the outstanding shares of DSS and is a member of the Board of Directors of DSS.

●
The Company has significant influence over AMBS as the Company is the beneficial owner of approximately 19.5% of the common shares of AMBS.

●
The Company has significant influence over Holista as the Company and its CEO are the beneficial owner of approximately 18.8% of the outstanding shares of Holista, and our CEO holds a position on Holista's Board of Directors.

The Company accounts for certain of its investments in real estate funds without readily determinable fair values in accordance with ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (“ASC 820”). As of December 31, 2019 and 2018 the Company maintains an investment in a real estate fund, The Global Opportunity Fund. This fund invested primarily in the U.S. and met the criteria within ASC 820. Chan Heng Fai, the Chairman and CEO of the Company, is also one of the directors of the Global Opportunity Fund. The fair values of the investments in this class have been estimated using the net asset value of the Company’s ownership interest in Global Opportunity Fund. The fund was closed during November 2019 and is being liquidated. As of December 31, 2019, the Company recorded a receivable $303,349 from the Global Opportunity Fund, which represents the monies to be received upon liquidation. These monies were received on January 23, 2020. (See Subsequent Events Note 18.)

The Company invested $50,000 in a convertible promissory note of Sharing Services, Inc. (“Sharing Services Convertible Note”), a company quoted on the US OTC market. The value of the convertible note was estimated by management using a Black-Scholes valuation model.

The Company holds a stock option to purchase 250,000 shares of Vivacitas’ common stock at $1 per share at any time prior to the date of public offering. As of December 31, 2019 and 2018, Vivacitas was a private company. Based on the management’s analysis, the fair value of the stock option was $0 as of December 31, 2019 and 2018, respectively.

The changes in the fair values of the investment were recorded directly to accumulated other comprehensive income (loss). Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

Investment in Securities at Cost

The Company has an equity holding in Vivacitas Oncology Inc. (“Vivacitas”), a private company that is currently not listed on an exchange. Vivacitas was acquired after the adoption of ASU 2016-01. The Company applied ASC 321 and elected the measurement alternative for equity investments that do not have readily determinable fair values and do not qualify for the practical expedient in ASC 820 to estimate fair value using the NAV per share. Under the alternative, we measure Vivacitas at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

There has been no indication of impairment or changes in observable prices via transactions of similar securities, and therefore, Vivacitas is still carried at cost as of December 31, 2019.

Investment in Securities Under Equity Method Accounting

BioLife Sugar, Inc. (“BioLife’), a 63.6% owned subsidiary consolidated under SeD Ltd., entered into a joint venture agreement on April 25, 2018 with Quality Ingredients, LLC (“QI”). The agreement created an entity called Sweet Sense, Inc. (“Sweet Sense”) which is 50% owned by BioLife and 50% owned by QI. Management believes its 50% investment represents significant influence over Sweet Sense and accounts for the investment under the equity method of accounting. As of December 31, 2018, BioLife contributed $55,000 to the joint venture and recorded its proportionate share losses totaling $44,053 recorded as loss on investment in security by equity method in the Consolidated Statements of Operations and Other Comprehensive Loss.

On November 8, 2019, Impact BioMedical Inc., a subsidiary of the Company, purchased 50% of Sweet Sense from QI for $91,000 and recorded a loss from acquisition $90,001. As of November 8, 2019, the total investment in joint venture was equal to $91,000 and the proportionate losses totaled $90,001. The transaction was not in the scope of ASC 805 Business Combinations since the acquisition was accounted for an asset purchase instead of a business combination. As an asset acquisition, the Company recorded the transaction at cost and applied ASC 730 to expense in-process research and development cost, the major cost of Sweet Sense. Consequently, Sweet Sense was an 81.8% owned subsidiary of SeD Ltd, and therefore, was consolidated into the Company’s consolidated financial statements as of December 31, 2019.

Real Estate Assets

Real estate assets are recorded at cost, except when real estate assets are acquired that meet the definition of a business combination in accordance with Financial Accounting Standards Board (“FASB”) ASC 805 - “Business Combinations”, which acquired assets are recorded at fair value. Interest, property taxes, insurance and other incremental costs (including salaries) directly related to a project are capitalized during the construction period of major facilities and land improvements. The capitalization period begins when activities to develop the parcel commence and ends when the asset constructed is completed. The capitalized costs are recorded as part of the asset to which they relate and are reduced when lots are sold.

The Company capitalized interest and finance expenses from third-party borrowings of $526,297 and $415,844 for the year ended December 31, 2019 and 2018, respectively. The Company capitalized construction costs of $8,483,030 and $8,262,297 for the year ended December 31, 2019 and 2018, respectively.

The Company’s policy is to obtain an independent third-party valuation for each major project in the United Sates to identify potential triggering events for impairment. Management may use the market comparison method to value other relatively small projects, such as the project in Perth, Australia. In addition to the annual assessment of potential triggering events in accordance with ASC 360 – Property Plant and Equipment (“ASC 360”), the Company applies a fair value based impairment test to the net book value assets on an annual basis and on an interim basis if certain events or circumstances indicate that an impairment loss may have occurred.

On October 12, 2018, 150 CCM Black Oak, Ltd. entered into an Amended and Restated Purchase and Sale Agreement for 124 lots. Pursuant to the Amended and Restated Purchase and Sale Agreement, the purchase price remained $6,175,000, 150 CCM Black Oak, Ltd. was required to meet certain closing conditions and the timing for the closing was extended. On January 18, 2019, the sale of 124 lots at the Company’s Black Oak project in Magnolia, Texas was completed. After allocating costs of revenue to this sale, the Company incurred a loss of approximately $1.5 million from this sale and recognized a real estate impairment of approximately $1.5 million for the year ended December 31, 2018.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

On June 30, 2019, the Company recorded approximately $3.9 million of impairment on the Black Oak project based on discounted estimated future cash flows after updating the projection of market value of the project.

On December 31, 2019, the Company recorded approximately $1.3 million of additional impairment on the Black Oak project based on discounted estimated future cash flows after updating the projected cost of the project.

Real Estate Held for Sale

Real estate held for sale are acquired with the intention that they will be sold in the ordinary course of business and are therefore stated at the lower of cost or net realizable value. Related acquisition expense, interest, and other related expenditures are capitalized as part of the cost of properties for sale. Net realizable value represents the estimated selling price, less costs to be incurred to sell the property.

A property is classified as “held for sale” when all of the following criteria for a plan of sale have been met:

(1) management, having the authority to approve the action, commits to a plan to sell the property;

(2) the property is available for immediate sale in its present condition, subject only to terms that are usual and customary;

(3) an active program to locate a buyer and other actions required to complete the plan to sell, have been initiated;

(4) the sale of the property is probable and is expected to be completed within one year or the property is under a contract to be sold;

(5) the property is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

(6) actions necessary to complete the plan of sale indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

When all of these criteria are met, the property is classified as “held for sale.” As of December 31, 2018, real estate held for sale represents the El Tesoro project in the amount of $136,248. The property was sold in December of 2019.

Properties Under Development

Properties under development are properties being constructed for sale in the ordinary course of business, rather than to be held for the Company’s own use, rental or capital appreciation.

Equipment

Property and equipment are recorded at cost, less depreciation. Repairs and maintenance are expensed as incurred. Expenditures incurred as a consequence of acquiring or using the asset, or that increase the value or productive capacity of assets are capitalized (such as removal and restoration costs). When property and equipment is retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Depreciation is computed by the straight-line method (after considering their respective estimated residual value) over the estimated useful lives of the respective assets as follows:

Office and computer equipment	3 - 5 years
Furniture and fixtures	3 - 5 years
Vehicles	10 years
Leasehold Improvements	Remaining life of the lease

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Revenue Recognition and Cost of Sales

ASC 606 - Revenue from Contracts with Customers ("ASC 606"), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity's contracts to provide goods or services to customers. The Company adopted this new standard on January 1, 2018 under the modified retrospective method. The adoption of this new standard did not have a material effect on our financial statements.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. The provisions of ASC 606 include a five-step process by which the determination of revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which the Company expects to be entitled in exchange for those goods or services. ASC 606 requires the Company to apply the following steps:

(1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, performance obligations are satisfied.

The following represents the Company’s revenue recognition policies by Segments:

Property Development

Property Sales

The Company's main business is land development. The Company purchases land and develops it into residential communities. The developed lots are sold to builders (customers) for the construction of new homes. The builders enter a sales contract with the Company before they take the lots. The prices and timeline are determined and agreed upon in the contract. The builders do the inspections to make sure all conditions and requirements in contracts are met before purchasing the lots. A detailed breakdown of the five-step process for the revenue recognition of the Ballenger and Black Oak projects, which represented approximately 94% and 85% of the Company’s revenue in the years ended on December 31, 2019 and 2018, respectively, is as follows:

●
Identify the contract with a customer.

The Company has signed agreements with the builders for developing the raw land to ready to build lots. The contract has agreed upon prices, timelines, and specifications for what is to be provided.

●
Identify the performance obligations in the contract.

Performance obligations of the Company include delivering developed lots to the customer, which are required to meet certain specifications that are outlined in the contract. The customer inspects all lots prior to accepting title to ensure all specifications are met.

●
Determine the transaction price.

The transaction price per lot is fixed and specified in the contract. Any subsequent change orders or price changes are required to be approved by both parties.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

●
Allocate the transaction price to performance obligations in the contract.

Each lot is considered to be a separate performance obligation, for which the specified price in the contract is allocated to.

●
Recognize revenue when (or as) the entity satisfies a performance obligation.

The builders do the inspections to make sure all conditions/requirements are met before taking title of lots. The Company recognizes revenue at a point in time when title is transferred. The Company does not have further performance obligations or continuing involvement once title is transferred.

Sale of the Front Foot Benefit Assessments

We have established a front foot benefit (“FFB”) assessment on all of the lots sold to NVR. This is a 30-year annual assessment allowed in Frederick County which requires homeowners to reimburse the developer for the costs of installing public water and sewer to the lots. These assessments become effective as homes are settled, at which time we can sell the collection rights to investors who will pay an upfront lump sum, enabling us to more quickly realize the revenue. The selling prices range from $3,000 to $4,500 per home depending the type of the home. Our total expected revenue from the front foot benefit assessment is approximately $1 million. To recognize revenue of FFB assessment, both our and NVR’s performance obligation have to be satisfied. Our performance obligation is completed once we complete the construction of water and sewer facilities and close the lot sales with NVR, which inspects these water and sewer facilities prior to close lot sales to ensure all specifications are met. NVR’s performance obligation is to sell homes they build to homeowners. Our FFB revenue is recognized upon NVR’s sales of homes to homeowners.

Cost of Sales

Land acquisition costs are allocated to each lot based on the area method, the size of the lot comparing to the total size of all lots in the project. Development costs and capitalized interest are allocated to lots sold based on the total expected development and interest costs of the completed project and allocating a percentage of those costs based on the selling price of the sold lot compared to the expected sales values of all lots in the project.

If allocation of development costs and capitalized interest based on the projection and relative expected sales value is impracticable, those costs could also be allocated based on an area method, which uses the size of the lots compared to the total project area and allocates costs based on their size.

Biohealth

Product Direct Sales

The Company’s net sales consist of product sales. The Company's performance obligation is to transfer its products to its third-party independent distributors (“Distributors”). The Company generally recognizes revenue when product is shipped to its Distributors.

The Company’s Distributors may receive distributor allowances, which are comprised of discounts, rebates and wholesale commission payments from the Company. Distributor allowances resulting from the Company’s sales of its products to its Distributors are recorded against net sales because the distributor allowances represent discounts from the suggested retail price.

In addition to distributor allowances, the Company compensates its sales leader Distributors with leadership incentives for services rendered, relating to the development, retention, and management of their sales organizations. Leadership Incentives are payable based on achieved sales volume, which are recorded in general and administrative expenses. The Company recognizes revenue when it ships products. The Company receives the net sales price in cash or through credit card payments at the point of sale.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

If a Distributor returns a product to the Company on a timely basis, they may obtain a replacement product from the Company for such returned products. In addition, the Company maintains a buyback program pursuant to which it will repurchase products sold to a Distributor who has decided to leave the business. Allowances for product returns, primarily in connection with the Company’s buyback program, are provided at the time the sale is recorded. This accrual is based upon historical return rates for each country and the relevant return pattern, which reflects anticipated returns to be received over a period of up to 12 months following the original sale.

Annual Membership

The Company collects an annual membership fee from its Distributors. The fee is fixed, paid in full at the time joining the membership and not refundable. The Company’s performance obligation is to provide members to purchase products, access to certain back office services, receive commissions and attend corporate events. The obligation is satisfied over time. The Company recognizes revenue associated with the membership over the one-year period of the membership. Before the membership fee is recognized as revenue, it is recorded as deferred revenue.

Shipping and Handling

Shipping and handling services relating to product sales are recognized as fulfillment activities. Shipping and handling expenses were $183,528 and $304,307 for the years ended December 31, 2019 and 2018, respectively, and are included in general and administrative expenses.

Digital Transformation Technology

Software Development Income

Revenue is recognized when (or as) the Company transfers promised goods or services to its customers in amounts that reflect the consideration to which the Company expects to be entitled to in exchange for those goods or services, which occurs when (or as) the Company satisfies its contractual obligations and transfers over control of the promised goods or services to its customers.

The Company generates revenue from a project involving provision of services and web/software development for customers. With respect to the provision of services, the agreements are less than one year with a cancellable clause and customers are typically billed on a monthly basis.

Remaining performance obligations

As of December 31, 2019 and 2018, there are no remaining performance obligations or continuing involvement, as all projects within the information technology segment have been completed.

Other Businesses

Mutual Fund Management Service Income

Revenue is recognized when (or as) the Company performs services to its customers in amounts that reflect the consideration to which the Company expects to be entitled to in exchange for those services, which occurs when (or as) the Company satisfies its contractual obligations and performs services to its customers.

The Company generates revenue from providing management services for mutual fund customers. In respect to the provision of services, the agreements are less than one year with a cancellable clause and customers are typically billed on a monthly basis.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Remaining performance obligations

As of December 31, 2019 and 2018, there were no remaining performance obligations or continuing involvement, as all service obligations within the other business activities segment have been completed.

Advertising

Costs incurred for advertising for the Company are charged to operations as incurred. Advertising expenses for the years ended December 31, 2019 and 2018 were $165,850 and $206,313, respectively.

Foreign currency

Functional and reporting currency

Items included in the financial statements of each entity in the Company are measured using the currency of the primary economic environment in which the entity operates (“functional currency”). The financial statements of the Company are presented in U.S. dollars (the “reporting currency”).

The functional and reporting currency of the Company is the United States dollar (“U.S. dollar”). The financial records of the Company’s subsidiaries located in Singapore, Hong Kong and Australia are maintained in their local currencies, the Singapore Dollar (S$), Hong Kong Dollar (HK$) and Australian Dollar (“AUD”) and South Korean Won (“KRW”), which are also the functional currencies of these entities.

Transactions in foreign currencies

Transactions in currencies other than the functional currency during the year are converted into the functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statement of operations.

The majority of the Company’s foreign currency transaction gains or losses come from the effects of foreign exchange rate changes on the intercompany loans between the Singapore entities and the U.S. entities. The Company recorded a $341,415 loss on foreign exchange during year ended December 31, 2019, compared to a $691,099 gain during year ended December 31, 2018. Foreign currency transactional gains and losses are recorded in operations.

Translation of consolidated entities’ financial statements

Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. The Company’s entities with functional currency of Singapore Dollar, Hong Kong Dollar, AUD and KRW translate their operating results and financial positions into the U.S. dollar, the Company’s reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenue, expense, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of comprehensive income (loss).

For the year ended on December 31, 2019, the Company recorded other comprehensive gain from translation of $10,029 compared to a $513,435 loss in the year ended December 31, 2018, in accumulated other comprehensive loss.

Income Taxes

USA Income Taxes

Income tax expense represents the sum of the current tax expense and deferred tax expense.

Income tax for current and prior periods is recognized at the amount expected to be paid to or recovered from the tax authorities, using the tax rates and tax laws that have been enacted or substantially enacted by the balance sheet date.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Deferred income tax is provided in full, using the liability method, on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred tax assets and liabilities are recognized for all temporary differences, except:

●
Where the deferred tax arises from the initial recognition of an asset or liability in a transaction that is not a business combination and at the time of the transaction affects neither the accounting profit nor taxable profit or loss.

●
In respect of temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be determined and it is probable that the temporary differences will not reverse in the foreseeable future; and

●
In respect of deductible temporary differences and carry-forward of unutilized tax losses, if it is not probable that taxable profits will be available against which those deductible temporary differences and carry-forward of unutilized tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date.

Current and deferred income tax are recognized as income or expense in the profit or loss, except to the extent that the tax arises from a business combination or a transaction which is recognized either in other comprehensive income or directly in equity. Deferred tax arising from a business combination is adjusted against goodwill on acquisition.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same tax authorities on the same taxable entity, or on different tax entities, provided they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carry-forwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The differences relate primarily to net operating loss carryforward from date of acquisition and to the use of the cash basis of accounting for income tax purposes. The Company records an estimated valuation allowance on its deferred income tax assets if it is more likely than not that these deferred income tax assets will not be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company has not recorded any unrecognized tax benefits.

The Company’s 2019 and 2018 tax returns remain open to examination.

Income Taxes in other countries

Significant judgement is involved in determining the income taxes mainly in Singapore. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for expected tax liabilities based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recognized, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Earnings (loss) per share

The Company presents basic and diluted earnings (loss) per share data for its ordinary shares. Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted-average number of ordinary shares outstanding during the year, adjusted for treasury shares held by the Company.

Diluted earnings (loss) per share is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted-average number of ordinary shares outstanding, adjusted for treasury shares held, for the effects of all dilutive potential ordinary shares, which comprise convertible securities, such as stock options, convertible bonds and warrants. Due to the limited operations of the Company, there are no potentially dilutive securities outstanding on December 31, 2019 and 2018.

Fair Value Measurements

ASC 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that are supported by little or no market activity; therefore, the inputs are developed by the Company using estimates and assumptions that the Company expects a market participant would use, including pricing models, discounted cash flow methodologies, or similar techniques.

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable and accrued expenses approximate fair value because of the short-term maturity of these financial instruments. The liabilities in connection with the conversion and make-whole features included within certain of the Company’s convertible notes payable and warrants are each classified as a level 3 liability.

Non-controlling interests

Non-controlling interests represent the equity in subsidiary not attributable, directly or indirectly, to owners of the Company, and are presented separately in the consolidated statements of operation and comprehensive income, and within equity in the Consolidated Balance Sheets, presented separately from equity attributable to owners of the Company.

On December 31, 2019 and 2018, the aggregate non-controlling interests in the Company were $6,975,459 and $9,155,051 respectively, which is separately presented on the Consolidated Balance Sheets.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

Accounting pronouncement adopted

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The new guidance requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) with readily determinable fair values to be measured at fair value with changes in fair value recognized in net income. Equity investments that do not have readily determinable fair values are allowed to be remeasured upon the occurrence of an observable price change or upon identification of an impairment. Along with ASU 2016-01, the Company evaluated the Accounting Standards Update 2018-03, Technical Corrections and Improvements to Financial Instruments Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2018-03”), which was issued in February 2018, and Accounting Standards Update 2018-04, Investments—Debt Securities (Topic 320) and Regulated Operations (Topic 980): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 117 and SEC No. 33-9273 (“ASU 2018-04”), which was issued in March 2018. The Company adopted ASU 2016-01, ASU 2018-03 and ASU 2018-04 as of January 1, 2018. Upon adoption the Company reclassified $1,961,835 of previously recognized unrealized gains from Accumulated Other Comprehensive Income to Accumulated Deficit.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under previous guidance. This may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In July 2015, the FASB approved the proposal to defer the effective date of ASU 2014-09 standard by one year. Early adoption was permitted after December 15, 2016, and the standard became effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. In 2016, the FASB issued final amendments to clarify the implementation guidance for principal versus agent considerations (“ASU No. 2016-08”), accounting for licenses of intellectual property and identifying performance obligations (“ASU No. 2016-10”), narrow-scope improvements and practical expedients (“ASU No. 2016-12”) and technical corrections and improvements to ASU 2014-09 (“ASU No. 2016-20”) in its new revenue standard. The Company has performed a review of the requirements of the new revenue standard and is monitoring the activity of the FASB and the transition resource group as it relates to specific interpretive guidance. The Company reviewed customer contracts, applied the five-step model of the new standard to its contracts, and compared the results to its current accounting practices. The Company adopted this new standard on January 1, 2018 under the modified retrospective method to all contracts not completed as of January 1, 2018 and the adoption did not have a material effect on the Company’s financial statements. The adoption of this standard required increased disclosures related to the disaggregation of revenue.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) which supersedes ASC Topic 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and a lease liability on their balance sheets for all the leases with terms greater than twelve months. Based on certain criteria, leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the income statement. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019 for emerging growth companies, and interim periods within those years, with early adoption permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements” that allows entities to apply the provisions of the new standard at the effective date (e.g. January 1, 2019), as opposed to the earliest period presented under the modified retrospective transition approach (January 1, 2017) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The modified retrospective approach includes a number of optional practical expedients primarily focused on leases that commenced before the effective date of Topic 842, including continuing to account for leases that commence before the effective date in accordance with previous guidance, unless the lease is modified. The new leasing standard presents dramatic changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard. The standard had a material impact on the Company’s consolidated balance sheets, but did not have an impact on its consolidated statements of operations. The most significant impact was the recognition of right-of-use assets and lease liabilities for operating leases. As a lessor of one house, this standard does not have a material impact on the Company. The balances of operating lease right-of-use assets and operating lease liabilities as of December 31, 2019 were $146,058 and $150,195, respectively. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As our leases do not provide a readily determinable implicit rate, we estimate our incremental borrowing rate to discount the lease payments based on information available at lease commencement. The operating lease right-of-use asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The lease term includes options to extend or terminate when we are reasonably certain the option will be exercised. In general, we are not reasonably certain to exercise such options. We recognize lease expense for minimum lease payments on a straight-line basis over the lease term. We elected the practical expedient to not recognize operating lease right-of-use assets and operating lease liabilities for lease agreements with terms less than 12 months.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 is intended to simplify the accounting for financial instruments with characteristics of liabilities and equity. Among the issues addressed are: (i) determining whether an instrument (or embedded feature) is indexed to an entity’s own stock; (ii) distinguishing liabilities from equity for mandatorily redeemable financial instruments of certain nonpublic entities; and (iii) identifying mandatorily redeemable noncontrolling interests. The Company adopted ASU 2017-11 on January 1, 2019 and determined that this ASU did not have a material impact on the consolidated financial statements.

Accounting pronouncement being evaluated

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 is intended to improve the effectiveness of fair value measurement disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Company determined that ASU 2018-13 has no material impact on its consolidated financial statements.

In December 2019, The FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-04 on its future consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this Update apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The Company’s line of credit agreement provides procedures for determining a replacement or alternative rate in the event that LIBOR is unavailable. The amendments in this Update are effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of ASU 2020-04 on its future consolidated financial statements.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

4.	CONCENTRATIONS

The Company maintains cash balances at various financial institutions in different countries. These balances are usually secured by the central banks’ insurance companies. At times, these balances may exceed the insurance limits. As of December 31, 2019 and 2018, uninsured cash and restricted cash balances were $5,905,134 and $4,125,113, respectively.

For the year ended December 31, 2019, two customers accounted for approximately 72% and 27% of the Company’s property and development revenue. For the year ended December 31, 2018, two customers accounted for approximately 70% and 30% of the Company’s property and development revenue.

For the year ended December 31, 2018, one related party customer accounted for 82% of the Company’s digital transformation technology revenue and the second customer accounted for approximately 18%. No revenue was recognized by the Company’s digital transformation technology during the year ended December 31, 2019.

As of December 31, 2018, one related party customer accounted for approximately 100% of Company’s digital transformation technology accounts receivable. As of December 31, 2019, accounts receivable on Company’s digital transformation technology’s Consolidated Balance Sheet was $0.

For the years ended December 31, 2019 and 2018, one customer accounted for approximately 80% of the Company’s Other Business Segment revenue and the second customer accounted for approximately 20%.

As of December 31, 2019, one customer accounted for approximately 94% of the Company’s Other Business Segment accounts and other receivable and the second customer accounted for approximately 6%. As of December 31, 2018, one customer accounted for approximately 76% of the Company’s Other Business segment accounts receivable and the second customer accounted for approximately 24%.

As of December 31, 2019 and 2018, there was only one related party supplier who accounted for 100% of the biohealth segment raw material and product inventory.

5.	SEGMENTS

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision–making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-maker is the CEO. The Company operates in and reports four business segments: property development, digital transformation technology, biohealth, and other business activities. The Company’s reportable segments are determined based on the services they perform and the products they sell, not on the geographic area in which they operate. The Company’s chief operating decision maker evaluates segment performance based on segment revenue. Costs excluded from segment income (loss) before taxes and reported as “Other” consist of corporate general and administrative activities which are not allocable to the four reportable segments.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table summarizes the Company’s segment information for the following balance sheet dates presented, and for the years ended December 31, 2019 and 2018:

	Property Development	Digital Transformation Technology	Biohealth Business	Other	Total
Year ended December 31, 2019
Revenue	$22,855,446	$-	$1,371,298	$31,209	$24,257,953
Cost of Sales	(19,510,275)	-	(458,482)	-	(19,968,757)
Gross Margin	3,345,171	-	912,816	31,209	4,289,196
Operating Expenses	(6,064,563)	(284,158)	(2,791,963)	(2,614,714)	(11,755,398)
Operating Income (Loss)	(2,719,392)	(284,158)	(1,879,147)	(2,583,505)	(7,466,202)
Other Income (Expense)	49,201	333,419	(116,668)	(418,078)	(152,126)
Net Income (Loss) Before Income Tax	(2,670,191)	49,261	(1,995,815)	(3,001,583)	(7,618,328)

Year ended December 31, 2018
Revenue	$17,675,034	$140,652	$2,532,852	$32,402	$20,380,940
Cost of Sales	(14,777,546)	(74,129)	(682,026)	-	(15,533,701)
Gross Margin	2,897,488	66,523	1,850,826	32,402	4,847,239
Operating Expenses	(2,206,093)	(518,175)	(2,846,048)	(3,507,235)	(9,077,551)
Operating Income (Loss)	691,395	(451,652)	(995,222)	(3,474,833)	(4,230,312)
Other Income (Expense)	38,019	(51,508)	(6,283)	(3,143,735)	(3,163,507)
Net Loss Before Income Tax	729,414	(503,160)	(1,001,505)	(6,618,568)	(7,393,819)

December 31, 2019
Cash and Restricted Cash	$5,439,318	$55,752	$497,401	$1,338,525	$7,330,996
Total Assets	29,857,615	155,854	1,088,362	4,770,949	35,872,780

December 31, 2018
Cash and Restricted Cash	$4,683,040	$118,044	$174,183	$532,931	$5,508,198
Total Assets	43,786,046	136,211	753,492	4,026,706	48,702,456

6.	REAL ESTATE ASSETS

As of December 31, 2019 and 2018, real estate assets consisted of the following:

	December 31, 2019	December 31, 2018

Construction in Progress	$9,601,364	$19,097,644
Land Held for Development	14,283,340	19,677,292
Total Properties Under Development	23,884,704	38,774,936

Real Estate Held for Sale	-	136,248
Total Real Estate Assets	$23,884,704	$38,911,184

7.	PROPERTY AND EQUIPMENT

As of December 31, 2019 and 2018, property and equipment consisted of the following:

	December 31, 2019	December 31, 2018

Computer Equipment	$175,992	$175,992
Furniture and Fixtures	52,798	52,798
Vehicles	90,929	90,929
Subtotal	319,719	319,719
Accumulated Depreciation	(239,434)	(216,294)
Total	$80,285	$103,425

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company recorded depreciation expense of $23,140 and $41,197 during the years ended December 31, 2019 and 2018, respectively.

8.	BUILDER DEPOSITS

In November 2015, SeD Maryland Development, LLC (“SeD Maryland”) entered into lot purchase agreements with NVR, Inc. (“NVR”) relating to the sale of single-family home and townhome lots to NVR in the Ballenger Run Project. The purchase agreements were amended three times thereafter. Based on the agreements, NVR is entitled to purchase 479 lots for a price of approximately $64,000,000, which escalates 3% annually after June 1, 2018.

As part of the agreements, NVR was required to give a deposit in the amount of $5,600,000. Upon the sale of lots to NVR, 9.9% of the purchase price is taken as payback of the deposit. A violation of the agreements by NVR would cause NVR to forfeit the deposit. On January 3, 2019 NVR gave SeD Maryland Development, LLC another deposit in the amount of $100,000 based on the 3rd Amendment to the Lot Purchase Agreement. As of December 31, 2019 and 2018, amounts held on deposit from NVR were $2,445,269 and $3,878,842, respectively.

9.	BONDS PAYABLE

As of December 31, 2019 and 2018, bonds payable consisted of the following:

	December 31, 2019	December 31, 2018
SeD Home Ltd Bonds	$-	$1,500,000
Less: Debt Discount	-	(43,651)
Total bonds payable	$-	$1,456,349

On November 29, 2016 SeD Home Ltd entered into three $500,000 bonds for a total transaction price of $1,500,000. These bonds are guaranteed by both SeD Home and Chan Heng Fai who provided approximately $5 million personal guarantee, accrue interest annually at 8%, and mature on November 29, 2019. Upon maturity, the bondholders have the right to propose on the acquisition of a property built by SeD Home. The proposed acquisition purchase price would be at SeD Home's cost. In the event the cost exceeds $1,500,000, the difference is paid by the bondholders, alternatively if the cost price is less than $1,500,000, SeD Home pays the deficit.

As of December 31, 2018, the principal balance was $1,500,000. As part of the transaction, the Company incurred loan origination fees and closing fees, totaling $150,000, which were recorded as debt discount and are amortized over the life of the loan. The unamortized debt discount was $43,651 on December 31, 2018. On November 29, 2019, all three bonds were fully paid by cash and the loan balance was $0 at December 31, 2019.

10.	NOTES PAYABLE

As of December 31, 2019 and 2018, notes payable consisted of the following:

	December 31, 2019	December 31, 2018
Union Bank Loan	$-	$13,899
M&T Bank Loan	-	-
Australia Loan	157,105	158,036
Total notes payable	$157,105	$171,935

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Union Bank Loan

On November 23, 2015, SeD Maryland entered into a Revolving Credit Note with the Union Bank in the original principal amount of $8,000,000. During the term of the loan, cumulative loan advances may not exceed $26,000,000. The line of credit bears interest at LIBOR plus 3.8% with a floor rate of 4.5%. The interest rate at December 31, 2018 was 6.125%. Beginning December 1, 2015, interest only payments were due on the outstanding principal balance. The entire unpaid principal and interest sum was due and payable on November 22, 2018, with the option of one twelve-month extension period. The loan is secured by a deed of trust on the property, $2,600,000 of collateral cash, and a Limited Guaranty Agreement with SeD Ballenger. The Company also had an $800,000 letter of credit from the Union Bank. The letter of credit was due on November 22, 2018 and bore interest at 15%. In September 2017, SeD Maryland Development LLC and the Union Bank modified the Revolving Credit Note, which increased the original principal amount from $8,000,000 to $11,000,000 and extended the maturity date of the loan and letter of credit to December 31, 2019. The Company did not pay fees to Union Bank for this modification. Accordingly, this change in terms of the Union Bank Loan was accounted for as a modification in accordance with ASC 470 – Debt.

On April 17, 2019, the Union Bank Loan was paid off and SeD Maryland Development LLC and Union Bank terminated the Revolving Credit Note. After termination, the collateral cash was released and all L/Cs were transferred to the M&T Bank L/C Facility.

M&T Bank Loan

On April 17, 2019, SeD Maryland Development LLC entered into a Development Loan Agreement with Manufacturers and Traders Trust Company (“M&T Bank”) in the principal amount not to exceed at any one time outstanding the sum of $8,000,000, with a cumulative loan advance amount of $18,500,000. The line of credit bears interest rate on LIBOR plus 375 basis points. SeD Maryland Development LLC was also provided with a Letter of Credit (“L/C”) Facility in an aggregate amount of up to $900,000. The L/C commission will be 1.5% per annum on the face amount of the L/C. Other standard lender fees will apply in the event L/C is drawn down. The loan is a revolving line of credit. The L/C Facility is not a revolving loan, and amounts advanced and repaid may not be re-borrowed. Repayment of the Loan Agreement is secured by $2,600,000 collateral fund and a Deed of Trust issued to the Lender on the property owned by SeD Maryland. As of December 31, 2019, the outstanding balance of the revolving loan was $0. As part of the transaction, the Company incurred loan origination fees and closing fees in the amount of $381,823, which were capitalized into construction in process.

Australia Loan

On January 7, 2017, SeD Perth Pty Ltd (“SeD Perth”) entered into a loan agreement with National Australian Bank Limited (the “Australia Loan”) for the purpose of funding land development. The loan facility provides SeD Perth with access to funding of up to approximately $460,000 and matures on December 31, 2018. The Australia Loan is secured by both the land under development and a pledged deposit of $35,276. This loan is denominated in AUD. Personal guarantees amounting to approximately $500,000 have been provided by our CEO, Chan Heng Fai and by Rajen Manicka, the CEO of Holista CollTech and Co-founder of iGalen Inc. The interest rate on the Australia Loan is based on the weighted average interest rates applicable to each of the business markets facility components as defined within the loan agreement, ranging from 5.14% to 6.64% per annum for the year ended December 31, 2019 and from 6.03% to 6.35% per annum for the year ended December 31, 2018. On September 7, 2017 the Australia Loan was amended to reduce the maximum borrowing capacity to approximately $179,000. On February 6, 2019 and March 24, 2020, the terms of the Australia Loan were further amended to reflect an extended maturity date of March 31, 2020 and September 30, 2020, respectively. This was accounted for as a debt modification. The Company did not pay fees to the National Australian Bank Limited for the modification of the loan agreement.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

11.	RELATED PARTY TRANSACTIONS

Personal Guarantees by Director

As of both December 31, 2019 and 2018, a director of the Company provided personal guarantees amounting to approximately $5,500,000 to secure external loans from financial institutions for HFE and the consolidated entities.

Revenue from a Related Party

On March 1, 2018, the Company’s subsidiary HotApp International Ltd. entered into an Outsource Technology Development Agreement (the “Agreement”) with Document Security Systems, Inc. (“DSS”), which may be terminated by either party on 30-days' notice. The purpose of the Agreement is to facilitate DSS’s development of a software application to be included as part of DSS’s AuthentiGuard® Technology suite. Under this agreement, DSS agreed to pay $23,000 per month for access to HotApp International Ltd.’s software programmers. The agreement was terminated on July 31, 2018. Mr. Chan Heng Fai is a member of HotApp’s Board of Directors and the beneficial owner of a majority of HotApp’s common stock. Chan Heng Fai is also a member of the Board of DSS and a stockholder of DSS. For the years ended December 31, 2019 and 2018, the revenue from DSS was $0 and $92,000, respectively.

Sale of HotApp Blockchain, Inc. to DSS Asia

On October 25, 2018, HIP, a wholly-owned subsidiary of HotApp Blockchain, Inc., entered into an equity purchase agreement (the “HotApps Purchase Agreement”) with DSS Asia, a Hong Kong subsidiary of DSS International, pursuant to which HIP agreed to sell to DSS Asia all of the issued and outstanding shares of HotApps Information Technology Co. Ltd., also known as Guangzhou HotApps, a wholly-owned subsidiary of HIP. Guangzhou HotApps is primarily engaged in engineering work for software development, as well as, a number of outsourcing projects related to real estate and lighting. Chan Heng Fai is the CEO of DSS Asia and DSS International. For further details on this transaction, refer to Note 14 – Discontinued Operations.

Sale of 18% of LiquidValue Asset Management Pte. Ltd.

On May 8, 2019, SeD Capital Pte. Ltd. entered into a sale and purchase agreement to sell 522,000 ordinary shares (representing approximately 18% of the ownership) in LiquidValue Asset Management Pte. Ltd. to LiquidValue Development Pte. Ltd. (“LVD”) for a cash of $46,190. Chan Heng Fai is the owner of LVD.

Notes Payable

During the year ended December 31, 2017, a director of the Company lent non-interest loans of $7,156,680, for the general operations of the Company. The loans are interest free, not tradable, unsecured, and repayable on demand. On October 15, 2018, a formal lending agreement between the Singapore eDevelopment Limited and Chan Heng Fai was executed. Under the agreement, Chan Heng Fai provides a lending credit limit of approximately $10 million for Singapore eDevelopment Limited with interest rate 6% per annum for the outstanding borrowed amount, which commenced retroactively from January 1, 2018. The loans are still not tradable, unsecured and repayable on demand. As of December 31, 2019 and 2018 the outstanding principal balance of the loan is $4,246,604 and $8,517,490, respectively. Chan Heng Fai confirmed through a letter that he would not demand the repayment within a year. Interest started to accrue on January 1, 2018 at 6% per annum. During the years ended December 31, 2019 and 2018, the interest expenses were $358,203 and $357,048, respectively. As of December 31, 2019 and 2018, the accrued interest total was $822,405 and $476,063, respectively.

Chan Heng Fai also provided an interest free, due on demand advance to the Company for general operations. On December 31, 2019 and 2018, the advance outstanding was $178,400 and $125,000, respectively.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

On May 1, 2018, Rajen Manicka, CEO and one of the directors of iGalen International Inc., which holds 100% of iGalen Inc., provided a loan of approximately $367,246 to iGalen Inc. (the “2018 Rajen Loan”). The term of this loan is ten years. The Loan has an interest rate of 4.7% per annum. On March 8, March 27 and April 23, 2019, iGalen borrowed additional monies of $150,000, $30,000 and $50,000, respectively, from Rajen Manicka, a total $230,000 (the “2019 Rajen Loan”). The 2019 Rajen Loan is interest free, not tradable, unsecured, and repayable on demand. As of December 31, 2019 and 2018, the total outstanding principal balance of the loans was $546,397 and $345,706 and was included in the Notes Payable – Related Parties balance on the Company’s Consolidated Balance Sheets. During the years ended December 31, 2019 and 2018, the Company incurred $14,550 and $15,560 of interest expense, respectively.

On August 13, 2019, iGalen International Inc., which holds 100% of iGalen Inc., borrowed $250,000 from Decentralized Sharing Services, Inc., a company whose sole shareholder and director is Chan Heng Fai, our CEO. The term of the loan is 12 months, with an interest rate of 10% per annum. In addition, Decentralized Sharing Services, Inc. received the right to receive 3% of any revenue received by iGalen International Inc. for 99 years. During the year ended December 31, 2019 the Company incurred $9,589 of interest expense and $0 from the right to receive 3% of revenue. Total principal outstanding at December 31, 2019 was $250,000.

On November 3, 2019, iGalen Inc. borrowed $160,000 from iGalen Funding Inc., a company whose directors and shareholders include two members of the Board of iGalen Inc. The term of such loan is 6 months, with an interest rate of 10% per annum. During the year ended December 31, 2019 the Company incurred $2,542 of interest expense and the total principal outstanding at December 31, 2019 was $160,000. The expiration date was extended November 3, 2020 after 6 months.

Shares issued in exchange agreement with Chairman and CEO

Hengfai International Pte. Ltd

On October 1, 2018, 100% of the ownership interest in Hengfai International Pte. Ltd. (“Hengfai International”) was transferred from Chan Heng Fai, our founder, Chairman and CEO to HF Enterprises Inc. in exchange for 8.5 million shares of the Company. Hengfai International holds 100% of Hengfai Business Development Pte. Ltd. (“Hengfai Business Development”), which holds 761,185,294 shares of SeD Ltd and 359,834,471 warrants. Both Hengfai International and Hengfai Business Development are holding companies without any business operations.

Heng Fai Enterprises Pte. Ltd.

On October 1, 2018, 100% of the ownership interest in Heng Fai Enterprises Pte. Ltd. (“Heng Fai Enterprises”) was transferred from Chan Heng Fai, our founder, Chairman and CEO to HF Enterprises Inc. in exchange for 500,000 shares of the Company. Heng Fai Enterprises holds 2,730,000 shares (13.72% as of September 30, 2019 and 14.2% as of December 31, 2018). Of Vivacitas Oncology Inc., a U.S.-based biopharmaceutical company. Heng Fai Enterprises cost to purchase these Vivacitas shares was $200,128, which is recorded at cost by the Company because it does not have a readily determinable fair value as it is a private US company. Heng Fai Enterprises is a holding company without any business operations.

Global eHealth Limited

On October 1, 2018, 100% of Global eHealth Limited (“Global eHealth”) was transferred from Chan Heng Fai, a director of the Company, to the Company in exchange for 1,000,000 shares of the Company. There was no other consideration exchange in conjunction with this transaction. Global eHealth holds 46,226,673 shares (19.8%) of Holista CollTech Limited, a public Australian company that produces natural food ingredients. Global eHealth is a holding company without any business operations.

Management Fees

150 CCM Black Oak Ltd

150 CCM Black Oak Ltd was obligated under the Limited Partnership Agreement (as amended) to pay a $6,500 per month management fee to Arete Real Estate and Development Company (Arete), a related party through common ownership and $2,000 per month to American Real Estate Investments LLC (AREI), a related party through common ownership. Arete is also entitled to a developer fee of 3% of all development costs excluding certain costs. The fees were to be accrued until $1,000,000 is received in revenue and/or builder deposits relating to the Black Oak Project.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

As of January 1, 2018, outstanding management fees payable to Arete and AREI are $314,630 and $48,000, respectively and included in Accounts Payable and Accrued Expenses. On April 26, 2018, SeD Development USA, Arete and AREI reached an agreement to terminate the terms related to management fees and developer fees in the Limited Partnership Agreement. In July 2018, per the terms of the termination agreement, 150 CCM Black Oak Ltd paid Arete $300,000 and AREI $30,000 to fulfil the commitments.

MacKenzie Equity Partners

MacKenzie Equity Partners, owned by Charles MacKenzie, a Director of the Company's subsidiary SeD Intelligent Home Inc., has had a consulting agreement with the Company since 2015. Per the terms of the agreement, as amended on January 1, 2018, the Company pays a monthly fee of $15,000 with an additional $5,000 per month due upon the close of the sale to Houston LD, LLC. Since January of 2019, the Company has paid a monthly fee of $20,000 for these consulting services. The Company incurred expenses of $240,000 and $240,000 for the years ended December 31, 2019 and 2018, respectively, which were capitalized as part of Real Estate on the Company’s Consolidated Balance Sheet as the services relate to property and project management. As of December 31, 2019 and 2018 the outstanding balance of $0 and $60,000, respectively, is included in the Accounts Payable – Related Parties balance on the Company’s Consolidated Balance Sheets.

Purchase of Minority Interest in 150 CCM Black Oak Ltd

On July 23, 2018, SeD Development USA, LLC, a wholly-owned subsidiary of SeD Ltd, entered into two partnership interest purchase agreements (the “Black Oak Purchase Agreements”) through which it purchased an aggregate of 31% of 150 CCM Black Oak Ltd for $60,000. In addition, if and when 150 CCM Black Oak Ltd receives at least $15,000,000 in net reimbursement receivable proceeds from HC17 and/or Aqua Texas, Inc. (net of any expenses Harris County Improvement District 17 and/or Aqua Texas, Inc. may deduct), 150 CCM Black Oak Ltd shall pay Fogarty Family Trust II, one of two previous partners of 150 CCM Black Oak Ltd, an amount equal to 10% of the net reimbursement receivable proceeds received from HC17 and/or Aqua Texas, Inc. that exceeds $15,000,000; provided however, this obligation shall only apply to reimbursement revenue received on or before December 31, 2025. Prior to the Black Oak Purchase Agreements, the Company owned and controlled 150 CCM Black Oak Ltd through its 68.5% limited partnership interest and its ownership of the General Partner, 150 Black Oak GP, Inc, a 0.5% owner in 150 CCM Black Oak Ltd. As a result of the purchase, the Company, through its subsidiaries, now owns 100% of 150 CCM Black Oak Ltd.

Consulting Services

A law firm owned by Conn Flanigan, a Director of SeD Intelligent Home, performs consulting services for SeD Intelligent Home and some subsidiaries of the Company. The Company incurred expenses of $52,723 and $101,979 for the years ended December 31, 2019 and 2018, respectively. On December 31, 2019 and 2018, we owed this related party $0 and $8,000, respectively.

Rajen Manicka, the CEO of Holista CollTech and Co-founder of iGalen International Inc., performs consulting services for iGalen Inc. iGalen Inc. incurred expenses of $240,000 and $240,000 for the years ended December 31, 2019 and 2018, respectively. On December 31, 2019 and 2018, iGalen owed this related party fees for consulting services in the amount of $671,403 and $465,331, respectively. The consulting agreement was terminated on January 1, 2020.

iGalen Inc. Affiliates

iGalen Philippines and iGalen SDN are related party entities which are owned by Dr. Rajen Manicka and are not owned by HFE. iGalen Inc. provides use of its platform to collect sale revenue and payment of expenses for these entities without service fees. iGalen SDN has a consulting agreement to provide accounting, administration and other logistic services to iGalen with a monthly fee of $4,000. The Company incurred expenses of $48,000 for the each year ended December 31, 2019 and 2018. On December 31, 2019 and 2018, iGalen owed total $416,812 and $246,722, respectively to iGalen Philippines and iGalen SDN.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Medi Botanics Sdn Bhd, a subsidiary of Holista CollTech, is the only raw material and product suppliers of iGalen. Dr. Rajen Manicka is the controlling shareholder and a director of both Medi Botanics Sdn Bhd and Holista CollTech. Medi Botanics Sdn Bhd supplied $480,821 and $758,888 raw materials and products to iGalen in the years ended December 31, 2019 and 2018, respectively. On December 31, 2019 and 2018, iGalen owed $956,300 and $719,395, respectively.

Investment in the Global Opportunity Fund

On February 1, 2017, the Company invested $300,000 in Global Opportunity Fund (“Fund”), a mutual fund registered in the Cayman Islands and Chan Heng Fai is one of the directors of this fund. This Fund was closed during November 2019 and is being liquidated. LiquidValue Asset Management Pte. Ltd., one of the subsidiaries of the Company, is the investment manager of the Fund and receives a management fee from the Fund at 2% per annum of the aggregated net asset value of the investments and a performance fee of 20%. The fund was closed during November 2019 and is being liquidated. As of December 31, 2019, the Company recorded a receivable $307,944 from the Global Opportunity Fund. For the years ended December 31, 2019 and 2018, the management fee and performance fee charged to the Fund were $4,894 and $5,709, respectively. On December 31, 2019 and 2018, the Fund owed accrued management and performance fee receivable $15,484 and $69,478 respectively.

Exercised Warrants

On December 19, 2019, Document Security Systems, Inc. exercised warrants to acquire 61,977,577 shares of Singapore eDevelopment Limited at a price approximately $0.03 per share. Singapore eDevelopment Limited received $1,841,693. Fai Heng Chan, our CEO, Chairman of our Board and controlling shareholder, is also Chairman of the Board of Document Security Systems, Inc. and a significant shareholder of Document Security Systems, Inc.

12.	EQUITY

The Company is authorized to issue 20,000,000 common shares and 5,000,000 preferred shares, both at a par value $0.001 per share. At December 31, 2019 and 2018, there were 10,001,000 common shares issued and outstanding.

HotApp Blockchain, Inc. Sale of Shares

From January to December, 2019, the Company sold 439,900 shares of HotApp Blockchain, Inc. to international investors for $303,700, which was recorded as addition paid-in capital. The Company held 500,821,889 shares of the total outstanding shares 506,898,576 before the sale. After the sale, the Company still owns approximately 99% of HotApp Blockchain, Inc.’s total outstanding shares.

LiquidValue Asset Management Pte. Ltd. Sale of Shares

On May 8, 2019, SeD Capital Pte. Ltd. entered into a sale and purchase agreement to sell 522,000 ordinary shares (representing approximately 18% of the ownership) in LiquidValue Asset Management Pte. Ltd. to LiquidValue Development Pte. Ltd. (“LVD”) for a cash of $46,190. Chan Heng Fai is the owner of LVD. $29,329 was recorded as additional paid-in-capital.

Distribution to Minority Shareholders

From January to December, 2019, SeD Maryland Development LLC (the 83.55% owned subsidiary of the Company which owns the Company’s Ballenger Project) Board approved four payment distribution plans to members and paid a total of $1,069,250 in distributions to the minority shareholder.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Exercised Warrants of Singapore eDevelopment Limited

On July 31, 2019 500,000 warrants of Singapore eDevelopment Limited were exercised by an unrelated shareholder at a price approximately $0.03 per share. Singapore eDevelopment Limited received $14,858. After these 500,000 warrants were exercised, the total number of outstanding ordinary shares of Singapore eDevelopment Limited was 1,101,956,707. The Company’s ownership percentage of Singapore eDevelopment Limited has changed from 69.11% to 69.08%.

On December 19, 2019, Document Security Systems, Inc. exercised warrants to acquire 61,977,577 shares of Singapore eDevelopment Limited at a price approximately $0.03 per share. Singapore eDevelopment Limited received $1,841,693. Fai Heng Chan, our CEO, Chairman of our Board and controlling shareholder, is also Chairman of the Board of Document Security Systems, Inc. and a significant shareholder of Document Security Systems, Inc. As a result of the exercise of these warrants, the percent of Singapore eDevelopment Limited that our company owns has been reduced from 69.08% to 65.4%.

The Company has applied ASC 810 as the accounting guidance for the increase in the noncontrolling interest resulting from the warrant exercises. With the Company’s ownership of Singapore eDevelopmnet Limited going down, the Company’s additional paid in capital and accumulated other comprehensive income decreased by $885,693 and $84,968, and the minority interest increased by $970,660.

13.	ACCUMULATED OTHER COMPREHENSIVE INCOME

Following is a summary of the changes in the balances of accumulated other comprehensive income, net of tax:

Changes in Accumulated Other Comprehensive Income by Component
For Year Ended on December 31, 2019

	Unrealized Gains and Losses on Security Investment	Foreign Currency Translations	Change in Minority Interest	Total
Balance at January 1, 2019	$(23,779)	$1,606,567	$-	$1,582,788

Other Comprehensive Income	(36,109)	6,558	(84,968)	(114,519)

Balance at December 31, 2019	$(59,888)	$1,613,125	$(84,968)	$1,468,269

Changes in Accumulated Other Comprehensive Income by Component
For Year Ended on December 31, 2018

	Unrealized Gains and Losses on Security Investment	Foreign Currency Translations	Total
Balance at January 1, 2018	$1,961,835	$1,961,401	$3,923,236

Other Comprehensive Income	(23,779)	(354,834)	(378,613)

Amount Reclassified From Accumulated Other Comprehensive Income	(1,961,835)		(1,961,835)

Balance at December 31, 2018	$(23,779)	$1,606,567	$1,582,788

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

14.	DISCONTINUED OPERATIONS

On October 25, 2018, HotApps International Pte. Ltd. (“HIP”) entered into an Equity Purchase Agreement with DSS Asia Limited (“DSS Asia”), a Hong Kong subsidiary of DSS International Inc. (“DSS International”), pursuant to which HIP agreed to sell to DSS Asia all of the issued and outstanding shares of HotApps Information Technology Co. Ltd., also known as Guangzhou HotApps Technology Ltd. (“Guangzhou HotApps”). Guangzhou HotApps was a wholly-owned subsidiary of HIP, which was primarily engaged in engineering work for software development, mainly voice over internet protocol. Guangzhou HotApps was also involved in a number of outsourcing projects, including projects related to real estate and lighting.

The parties to the Equity Purchase Agreement agreed that the purchase price for this transaction would be $100,000, which would be paid in the form of a two-year, interest free, unsecured, demand promissory note in the principal amount of $100,000, and that such note would be due and payable in full in two years. The closing of the Equity Purchase Agreement was subject to certain conditions; these conditions were met and the transaction closed on January 14, 2019. As of December 31, 2019, the promissory note had not been paid and outstanding balance was $100,000.

The composition of assets and liabilities included in discontinued operations was as follows:

	January 14, 2019	December 31, 2018
Assets
Current Assets
Cash	$31,060	$9,268
Deposit and other receivable	5,136	5,049
Total Current Assets	36,196	14,317

Fixed assets, net	1,717	1,765
Total Assets	$37,913	$16,082

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable and accrued expenses	$202,848	$174,606
Total Current Liabilities	202,848	174,606

Total Liabilities	$202,848	$174,606

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The aggregate financial results of discontinued operations were as follows:

	Period Ended January 14, 2019	Year Ended December 31, 2018
Revenues:
Project fee-others	$-	$7,325
	-	7,325

Cost of revenues	-	4,527

Gross profit	$-	$2,798

Operating expenses:
Depreciation	48	6,544
General and administrative	3,662	93,182
Total operating expenses	3,710	99,726

Loss from operations	(3,710)	(96,928)

Other income (expenses):
Other sundry income	-	415
Foreign exchange (loss)	(2)	(236)
Total other (expenses) income	(2)	179

Loss from discontinued operations	$(3,712)	$(96,749)

The cash flows attributable to the discontinued operations are as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Operating	$24,493	$(74,866)
Investing	-	-
Financing	-	28,502
Net cash (outflows)/inflows	$24,493	$(46,364)

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

15.	INVESTMENTS MEASURED AT FAIR VALUE

Financial assets measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of December 31, 2019 and 2018:

		Fair Value Measurement Using
	Amount at Cost	Level 1	Level 2	Level 3	Amount at Fair Value
December 31, 2019
Assets
Investment securities- Fair Value Option	$3,457,056	$2,973,582	$-	$-	$2,973,582
Investment securities- Trading	16,016	15,907	-	-	15,907
Convertible note receivable	50,000	-	-	26,209	26,209
Stock Option - Vivacitas	-	-	-	-	-
Total Investment in securities at Fair Value	$3,523,072	$2,989,489	$-	$26,209	$3,015,698

December 31, 2018
Assets
Investment securities- Fair Value Option	$3,457,056	$2,656,240	$-	$-	$2,656,240
Investment securities- Trading	16,016	15,701	-	-	15,701
Convertible note receivable	50,000	-	-	78,723	78,723
Stock Option - Vivacitas	-	-	-	-	-
Total	$3,523,072	$2,671,941	$-	$78,723	$2,750,664
Investment securities- Fair Value NAV as practical expedient					276,102
Total Investment in securities at Fair Value					$3,026,766

Unrealized gain on investment securities for the year ended December 31, 2019 was $320,032 compared to a loss of $3,366,958 for the year ended December 31, 2018.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

For U.S. trading stocks, we use Bloomberg Market stock prices as the share prices to calculate fair value. For overseas stock, we use the stock price from local stock exchange to calculate fair value. The following chart shows details of the fair value of equity security investment at December 31, 2019 and 2018, respectively.

	Share price	Shares	Market Value
	12/31/2019		12/31/2019	Valuation

DSS (Related Party)	0.301	500,000	150,500	Investment in Securities at Fair Value

AMBS (Related Party)	0.013	20,000,000	262,000	Investment in Securities at Fair Value

Holista (Related Party)	0.055	46,226,673	2,561,082	Investment in Securities at Fair Value

Others			15,907	Investment in Securities at Fair Value

		Total Level 1 Equity Securities	2,989,489

Vivacitus (Related Party)	N/A	2,480,000	200,128	Investment in Securities at Cost

		Total Equity Securities	3,189,617

	Share price	Shares	Market Value
	12/31/2018		12/31/2018	Valuaion

DSS (Related Party)	0.733	500,000	366,300	Investment in Securities at Fair Value

AMBS (Related Party)	0.020	20,000,000	400,000	Investment in Securities at Fair Value

Holista (Related Party)	0.041	46,226,673	1,889,940	Investment in Securities at Fair Value

Others			15,701	Investment in Securities at Fair Value

		Total Level 1 Equity Securities	2,671,941

Vivacitus (Related Party)	N/A	2,480,000	200,128	Investment in Securities at Cost

		Total Equity Securities	2,872,069

Other investments consist of a $50,000 investment in a convertible promissory note of Sharing Services, Inc. (“Sharing Services Convertible Note”), a company quoted on the US OTC market. The value of the convertible note was estimated by management using a Black-Scholes valuation model.

The table below provides a summary of the changes in fair value, including net transfers in and/or out of all financial assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2019 and 2018:

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Total
Balance at January 1, 2018	$50,000
Total gains	28,723
Purchases, sales, and settlements	-
Balance at December 31, 2018	$78,723
Total losses	(52,514)
Purchases, sales, and settlements	-
Balance at December 31, 2019	$26,209

The fair value of the Sharing Services Convertible Note as of December 31, 2019 and 2018 was calculated using a Black-Scholes valuation model valued with the following assumptions:

	December 31, 2019	December 31, 2018

Dividend yield	0.00%	0.00%
Expected volatility	159.88%	162.68%
Risk free interest rate	1.61%	1.98%
Contractual term (in years)	2.76	3.76
Exercise price	$0.15	$0.15

Changes in the observable input values would likely cause material changes in the fair value of the Company’s Level 3 financial instruments. A significant increase (decrease) in this likelihood would result in a higher (lower) fair value measurement.

The Company holds a stock option to purchase 250,000 shares of Vivacitas’ common stock at $1 per share at any time prior to the date of public offering. As of December 31, 2019 and 2018, Vivacitas was a private companies. Based the management’s analysis, the fair value of the stock option was $0 as of December 31, 2019 and 2018, respectively.

Additionally, the Company maintained an investment in mutual funds which was measured at fair value on a recurring basis using net asset value per share as a practical expedient. As of December 31, 2019 and 2018, the balance of this investment was $0 and $276,102, respectively, and was included as part of Investment Securities at Fair Value on the Company’s consolidated balance sheet.

The following table presents summarized financial information for our investments that we elected the fair value option that would otherwise be accounted for under the equity method of accounting.

	Summarized Financial Information
	Assets	Liabilities	Net Income (Loss)
December 31, 2019
AMBS (Unaudited)	$4,758,504	$33,647,816	$(1,623,051)
Holista	$5,559,362	$3,055,783	$(629,112)
DSS	$20,144,759	$7,841,942	$(2,889,147)

December 31, 2018	$3,480,000	$31,216,000	$(3,767,000)
AMBS (Unaudited)	$5,240,181	$2,020,432	$(1,638,673)
Holista	$15,279,786	$7,705,453	$1,464,969
DSS

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

16.	INCOME TAXES

US Income Taxes

On December 22, 2017, the “Tax Cuts and Jobs Act” (“TCJA”) was signed into legislation, lowering the corporate tax rate to 21 percent beginning with years starting January 1, 2018. Because a change in tax law is accounted for in the period of enactment, the deferred tax assets and liabilities have been adjusted to the newly enacted U.S. corporate rate, and the related impact to the tax expense has been recognized in the current year.

The components of income tax expense and the effective tax rates for the years ended December 31, 2019 and 2018 are as follows:

	Year Ended December 31,
	2019	2018
Current:
Federal	$251,266	$(23,471)
State	180,122	18,924
Total Current	431,388	(4,547)
Deferred:
Federal	(2,968,674)	(1,212,160)
State	(618,108)	(128,601)
Total Deferred	(3,586,782)	(1,340,761)
Valuation Allowance	3,586,782	1,345,308
Total Income Tax Expense	$431,388	$-

Pre-tax Loss	$(7,618,328)	$(7,393,819)

Effective Income Tax Rate	-6%	0%

A reconciliation of our income tax expense at federal statutory income tax rate of 21% to our income tax expense at the effective tax rate is as follows:

	Year Ended December 31,
	2019	2018
Tax at the Statutory Federal Rate	$(1,481,777)	$170,980
State Income Taxes (Net of Federal Benefit)	(328,309)	290,271
Changes in Valuation Allowance, Net	2,241,474	(461,251)
Total Income Tax Expense	$431,388	$-

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Deferred tax assets consist of the following at December 31, 2019 and 2018:

	2019	2018
Interest Income	$(4,574,401)	$(4,023,599)
Interest Expense	4,327,741	3,928,264
Depreciation and Amortization	(5,802)	6,302
Management Fees	531,968	404,342
Impairment	1,924,305	114,433
Accrued Expense	105,175	105,175
Partnership Loss	(263,152)	(144,723)
Others	15,839	38,748
Net Operating Loss	1,525,109	916,366
Total Deferred Tax Asset	$3,586,782	$1,345,308
Valuation Allowance	(3,586,782)	(1,345,308)
Net Deferred Tax Asset	-	-

As of December 31, 2019, the Company has federal net operating loss carry-forwards of approximately $6.5 million which will begin to expire in 2039. The full utilization of the deferred tax assets in the future is dependent upon the Company’s ability to generate taxable income. Accordingly, a valuation allowance of an equal amount has been established. During the years ended December 31, 2019, the valuation allowance increased by $2,241,474.

As of December 31, 2019, the Company’s total current tax liability is $420,327, including federal income tax liability $251,266 and Maryland state income tax liability $169,061. The deferred tax asset cannot be used to offset the current tax liability. As of December 31, 2018, no tax liability was recorded.

On December 31, 2018, the Company’s US subsidiaries have federal net operating loss carry-forwards of approximately $3.8 million, which will begin to expire in 2038. The full utilization of the deferred tax assets in the future is dependent upon the Company’s ability to generate taxable income; accordingly, a valuation allowance of an equal amount has been established. During the year ended December 31, 2018, the valuation allowance decreased by $461,251.

The federal income tax returns of the Company are subject to examination by the IRS, generally for three years after they are filed.

Income taxes – Other Countries

On December 31, 2019 and 2018, foreign subsidiaries have tax losses of approximately $2.7 million and $2.4 million, respectively, which are available for offset against future taxable profits, subject to the agreement of the tax authorities and compliance with the relevant provisions. The deferred tax assets arising from these tax losses have not been recognized because it is not probable that future taxable profits will be available to use these tax assets. The following charts show the details in different regions as of December 31, 2019 and 2018.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

As of December 31, 2019:

	SG Companies	AU Companies	HK Companies	Total
Cumulative loss & other deferred tax assets before tax	$(12,618,524)	$(274,945)	$(2,729,852)	$(15,623,321)
Effective tax rates	17.00%	30.00%	16.50%
Tax at the domestic tax rates applicable to profits in the countries where the Company operates	$(2,145,149)	$(82,484)	$(450,426)	$(2,678,058)

Adjustments:
Deferred tax assets not recognized	$2,145,149	$82,484	$450,426	$2,678,058

Income tax expenses recognized in profit or loss	$-	$-	$-	$-

As of December 31, 2018:

	SG Companies	AU Companies	HK Companies	Total
Cumulative loss & other deferred tax assets before tax	$(10,894,198)	$(274,945)	$(2,729,852)	$(13,898,996)
Effective tax rates	17.00%	30.00%	16.50%
Tax at the domestic tax rates applicable to profits in the countries where the Company operates	$(1,852,014)	$(82,484)	$(450,426)	$(2,384,923)

Adjustments:
Deferred tax assets not recognized	$1,852,014	$82,484	$450,426	$2,384,923

Income tax expenses recognized in profit or loss	$-	$-	$-	$-

17.	COMMITMENTS AND CONTINGENCIES

Commercial leases

The Company has entered into 5 commercial leases in Bethesda, Maryland, Magnolia, Texas, Singapore, Hong Kong and South Korea, relating to the rental of office premises. These leases have expiration dates through 2021. The Company is restricted from subleasing the office premises to third parties without prior written consent of the landlord. The rents are paid on monthly basis and the rates usually are escalating about 3% annually.

Annual future minimum lease payments under these long-term building leases as follows:

2020	$290,152
2021	52,839
$342,991
Less Present Value Discount	(192,796)
$150,195

The components of rent expense for the year ended December 31, 2019 was as follows:

Year Ended
December 31, 2019

Operating Leases	$163,064
Short -term Leases	130,422
Total	$293,486

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company’s leases are accounted for as operating leases except for short-term leases less than 12 months. Operating lease right-of-use assets and operating lease liability is included on the face of the consolidated balance sheet. The Company elected the practical expedient to not recognize operating lease right-of-use assets and operating lease liabilities for lease agreements with terms less than 12 months or de minimis.

The balance of the operating lease right-of-use asset and operating lease liability as of December 31, 2019 were $146,058 and $150,195, respectively.

Supplemental Cash Flow and Other Information Related to Operating Leases as follows:

Year Ended December 31, 2019
Operating Cash Flows	$292,950
Weighted Average Remaining Operating Lease Term (in years)	1.1
Weighted Average Operating Lease Discount Rate	6.1%

The incremental borrowing rate (proximately average 6.1% during the year in 2019) is based on our incremental borrowing rate current M&T Bank loan as the discount rate.

Lots Sales Agreement

On November 23, 2015, SeD Maryland Development LLC completed the $15,700,000 acquisition of Ballenger Run, a 197-acre land sub-division development located in Frederick County, Maryland. Previously, on May 28, 2014, the RBG Family, LLC entered into a $15,000,000 assignable real estate sales contract with NVR, by which RBG Family, LLC would facilitate the sale of the 197 acres of Ballenger Run to NVR. On December 10, 2014, NVR assigned this contract to SeD Maryland Development, LLC through execution of an assignment and assumption agreement and entered into a series of lot purchase agreements by which NVR would purchase 443 subdivided residential lots from SeD Maryland Development, LLC. Through December 31, 2018, NVR has purchased 144 lots. In the year ended on December 31, 2019, NVR purchased 123 additional lots.

On July 20, 2016, SeD Maryland entered into a lot purchase agreement with Orchard Development Corporation relating to the sale of 210 multifamily units in the Ballenger Run Project for a total purchase price of $5,250,000, which closed on August 7, 2018.

On February 19, 2018, SeD Maryland entered into a contract to sell the Continuing Care Retirement Community Assisted Independent Living parcel to Orchard Development Corporation. It was agreed that the purchase price for the 5.9 acre lot would be $2,900,000 with a $50,000 deposit. It was also agreed that Orchard Development Corporation would have the right to terminate the transaction during the feasibility study period, which would last through May 30, 2018, and receive a refund of its deposit. On April 13, 2018, Orchard Development Corporation indicated that it would not be proceeding with the purchase of the CCRC parcel. On December 31, 2018, SeD Maryland entered into the Third Amendment to the Lot Purchase Agreement for Ballenger Run with NVR. Pursuant to the Third Amendment, SeD Maryland will convert the 5.9 acre CCRC parcel to 36 lots (the 28 feet wide villa lot) and sell to NVR. SeD Maryland pursued the required zoning approval to change the number of such lots from 85 to 121, which was approved in July 2019.

On July 3, 2018, 150 CCM Black Oak entered into a Purchase and Sale Agreement with Houston LD, LLC for the sale of 124 lots located at its Black Oak project. Pursuant to the Purchase and Sale Agreement, it was agreed that 124 lots would be sold for a range of prices based on the lot type. In addition, Houston LD, LLC agreed to contribute a “community enhancement fee” for each lot, collectively totaling $310,000, which is currently held in escrow. 150 CCM Black Oak will apply these funds exclusively towards an amenity package on the property. The closing of the transactions contemplated by the Purchase and Sale Agreement was subject to Houston LD, LLC completing due diligence to its satisfaction. On October 12, 2018, 150 CCM Black Oak, Ltd. entered into an Amended and Restated Purchase and Sale Agreement (the “Amended and Restated Purchase and Sale Agreement”) for these 124 lots. Pursuant to the Amended and Restated Purchase and Sale Agreement, the purchase price remained $6,175,000, 150 CCM Black Oak, Ltd. was required to meet certain closing conditions and the timing for the closing was extended.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

On January 18, 2019, the sale of 124 lots in Magnolia, Texas was completed.

Royalty Fees

The Company has royalty commitments for the license and sale rights of certain nutraceutical products that include both fixed and variable royalty payments through 2022. The fixed royalty commitments are $15,000 per month. Variable royalty payments vary from $1.00 per unit sold to $0.20 per unit sold depending on sales volume. The Exclusive Sublicensing Agreement was terminated on January 8, 2019. During the years ended December 31, 2019 and 2018, the Company incurred royalty expenses of $0 and $223,632, respectively.

Litigation with Gara Group

On September 27, 2019, iGalen International Inc., one of our majority-owned subsidiaries, and iGalen Inc., its wholly-owned subsidiary, filed a complaint in the Superior Court of the State of California, County of San Diego, Central Division, against Gara Group, Inc., a Delaware corporation, and certain affiliated or related entities, including the Chief Executive Officer of the Gara Group (collectively these entities are referred to herein as the “Gara Group”). A similar complaint had been filed in Utah on September 26, 2019, but subsequently re-filed in California. The complaint, as amended on October 24, 2019, enumerates causes of action for breach of contract, breach of covenant of good faith and fair dealing and intentional interference with economic relations.

iGalen Inc. and Gara Group are parties to a Specialized Services Agreement, dated March 29, 2017 (the “Specialized Services Agreement”). iGalen Inc. contracted with Gara Group to provide for services that include, among other things, (i) product fulfillment; (ii) software development and maintenance of an onsite “Platform,” which includes a company website and interactive portal referred to as the “Back Office”; and (iii) managing iGalen’s social media sites. The Gara Group had previously claimed that iGalen Inc. owed Gara Group certain amounts, including (i) $125,000 for “Back Office Fees”; (ii) $150,000 for “Speaking Fees”; and (iii) $67,299 for services related to iGalen’s merchant account, back office, and shipping fulfillment, invoiced on August 28 and 31, and September 15, 2019. iGalen Inc.’s amended complaint notes that no provision in the Specialized Services Agreement allows for the particular “Back Office Fees” of $125,000 and that no provision in the Specialized Services Agreement allows for the so-called “Speaking Fees” of $150,000. Gara Group cut off services to iGalen following iGalen’s indication that it was disputing the amounts owed. iGalen’s amended complaint notes that the actions of Gara Group and Mr. Gara have caused, and continue to cause, iGalen to suffer substantial harm by, among other things, making it so iGalen was unable to communicate with distributors via its website and Back Office, fulfill orders made by distributors, or pay commission to distributors. iGalen is seeking damages.

On October 10, 2019, Gara Group filed a complaint in the Superior Court of the State of California, County of San Diego, Central Division against iGalen International Inc., iGalen Inc., Singapore eDevelopment Limited, Chan Heng Fai, Dr. Rajen Manicka and David Price, an executive of iGalen Inc. Gara Group’s complaint for damages asserts that the Gara Group is entitled to general damages of $9,000,000 and liquidated damages of $50,000,000. iGalen Inc. intends to vigorously contest this matter. No trial date has been set. The Company is unable to assess the risk of loss at this time, but does not believe the outcome will have a material effect on our financial statements.

In addition, from time to time, during the normal course of our businesses, we may be subject to various litigation claims and legal disputes, including in the area of intellectual property (e.g., trademarks, copyrights and patents). Our intellectual property rights extend to our technology, business processes and the content on our website. We use the intellectual property of third parties in marketing and providing our services through contractual and other rights. Despite our efforts, from time to time, third parties may allege that we have violated their intellectual property rights.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Although the results of claims, lawsuits and proceedings in which we may be involved cannot be predicted with certainty, we do not currently believe that the final outcome of the matters discussed above will have a material adverse effect on our business, financial condition or results of operations. However, defending and prosecuting any such claims is costly and may impose a significant burden on our management and employees. In addition, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. With regard to intellectual property matters which may arise, if we are unable to obtain an outcome which sufficiently protects our rights, successfully defends our use or allows us time to develop non-infringing technology and content or to otherwise alter our business practices on a timely basis in response to the claims against us, our business, prospects and competitive position may be adversely affected.

Promissory Note from Azure

Pursuant to a Secured Promissory Note dated as of August 13, 2018, on October 13, 2019 Azure Holdings, LLC, was obligated to pay our subsidiary, 150 CCM Black Oak Ltd, $140,000 in principal, plus accrued interest at the rate of 2.5% per annum through October 13, 2019. Azure Holdings, LLC failed to pay the amount due. Effective as of October 13, 2019, the interest rate increased to a default rate of 18% per annum. The Company has subsequently had numerous communications with Azure Holdings, LLC regarding the payment of this Secured Promissory Note, and attempts to set a schedule for Azure Holdings, LLC to repay the amount due. We have not yet commenced litigation against either Azure Holdings, LLC or the guarantor of this Secured Promissory Note, but may do so in the immediate future.  Based on current situation, the management has not believed that the collection from Azure is probable. As of December 31, 2019, $149,697 was due to 150 CCM Black Oak Ltd.

18.	DIRECTORS AND EMPLOYEES’ BENEFITS

HFE Stock Option Plans

The Company reserves 500,000 shares of common stock under the Incentive Compensation Plan for high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its related entities. This plan is meant to enable such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expand their maximum efforts in the creation of shareholder value. As of December 31, 2019 and 2018, there have been no options granted.

Singapore eDevelopment Limited Stock Option Plans

On November 20, 2013, SeD Ltd approved a Stock Option Plan (the “2013 Plan”). Employees, executive directors, and non-executive directors (including the independent directors) are eligible to participate in the 2013 Plan.

The following tables summarize stock option activity under the 2013 Plan for the years ended December 31, 2019 and 2018:

		Weighted Average
	Options for		Remaining	Aggregate
	Common Shares	Exercise Price	Contractual Term (Years)	Intrinsic Value
Outstanding as of January 1, 2018	1,592,000	$0.09	6.00	$-
Granted	-	-
Exercised	-	-
Forfeited, cancelled, expired	(530,667)	$0.09
Outstanding as of December 31, 2018	1,061,333	$0.09	5.00	$-
Vested and exercisable at December 31, 2018	1,061,333	$0.09		$-
Granted	-	-
Exercised	-	-
Forfeited, cancelled, expired	-	-
Outstanding as of December 31, 2019	1,061,333	$0.09	4.00	$-
Vested and exercisable at December 31, 2019	1,061,333	$0.09		$-

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

19.	SUBSEQUENT EVENTS

The Company evaluated the events and transactions subsequent to December 31, 2019, the balance sheet date, through July 30, 2020, the date the consolidated financial statements were available to be issued.

Liquidation of Global Opportunity Fund

On January 23, 2020, the Company received cash of $303,349 as a result of the liquidation of Global Opportunity Fund.

Distribution to Minority Shareholders

On February 21, 2020, the Board of Managers of SeD Maryland Development, LLC (“SeD Maryland”) authorized the payment of distributions to its members in the amount of $1,200,000.  Accordingly, the minority member of SeD Maryland received a distribution in the amount of $197,400, with the remainder being distributed to a subsidiary of the Company, which is eliminated upon consolidation.

Note Receivable from a related party company

On March 2, 2020 LiquivdValue Asset Management Pte. Ltd. (“LiquidValue”) received a $200,000 Promissory Note from American Medical REIT Inc. (“AMRE”), a company which is 36.1% owned by LiquidValue. Chan Heng Fai and Alan Lui from Singapore eDevelopment Limited are directors of American Medical REIT Inc. The note carries interests of 8% and is payable in two years. LiquidValue also received warrants to purchase AMRE shares at the Exercise Price $5.00 per share. The amount of the warrants equals to the note principle divided by the Exercise Price. If AMRE goes to IPO in the future and IPO price is less than $10.00 per share, the Exercise price shall be adjusted downward to fifty percent (50%) of the IPO price.

Paycheck Protection Program Loan

On April 6, 2020 SeD Development Management, LLC (“SeD Development”) entered into a term note with M&T Bank with a principal amount of $68,502 pursuant to the Paycheck Protection Program (“PPP Term Note”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan is evidenced by a promissory note. The PPP Term Note bears interest at a fixed annual rate of 1.00%, with the first six months of principal and interest deferred. Beginning in November 2020, SeD Development will make 18 equal monthly payments of principal and interest with the final payment due in April 2022. The PPP Term Note may be accelerated upon the occurrence of an event of default.

The PPP Term Note is unsecured and guaranteed by the United States Small Business Administration. SeD Development may apply to M&T Bank for forgiveness of the PPP Term Note, with the amount which may be forgiven equal to the sum of payroll costs, covered rent and mortgage obligations, and covered utility payments incurred by SeD Development during the eight-week period beginning upon receipt of PPP Term Note funds, calculated in accordance with the terms of the CARES Act. At this time, we are not in a position to quantify the portion of the PPP Term Note that will be forgiven.

NVR deposit

Based on the Agreement between SeD Maryland Development LLC and NVR, Inc. dated December 10, 2014 and subsequently amended on December 31, 2018, SeD Maryland Development LLC was obliged to provide NVR Inc. with a notice of approval of improvement plans for CCRC parcel. The notice was sent in April 2020 and SeD Maryland Development, LLC received a deposit of $220,000.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

M&T Bank Loan

On June 18, 2020, SeD Home & REITs Inc. (“SeD Home”), a wholly-owned subsidiary of SeD Intelligent Home Inc. (the “Company”), entered into a Loan Agreement with Manufacturers and Traders Trust Company (“M&T Bank”), a New York banking corporation (the “Lender”).

Pursuant to the Loan Agreement, the Lender provided a non-revolving loan to SeD Home in an aggregate amount of up to $2,990,000 (the “Loan”). The line of credit bears interest rate on LIBOR plus 375 basis points. Repayment of the Loan is secured by a Deed of Trust issued to the Lender on the property owned by certain subsidiaries of SeD Home. The maturity date of this Loan is July 1, 2022. The Company and one of its subsidiaries are guarantors of this Loan.

COVID-19

Since the beginning of 2020 there is an outbreak of the novel strain of coronavirus (“COVID-19”), which has spread to over 200 countries, including United States. COVID-19 was declared a global pandemic in March, 2020 and worldwide mitigation and measures were recommended.  The impact of the outbreak is evolving and is adversely affecting global economic activities and contributes to significant instability in financial markets. While the impact related to current situation cannot be estimated at this time, it is possible that changes in the fair values of various investments could materially adversely affect our future financial statements.

Termination of Consulting Agreement with Rajen Manicka

On January 1, 2020, iGalen terminated consulting agreement with Rajen Manicka. See details in Consulting Services, Note 11.

Cancellation of Outstanding Stocks

On June 24, 2020, HFE Holdings Limited, a Hong Kong company and the shareholder of the Company, agreed that 3,600,000 of the common shares of the Company it owned was cancelled and returned to the treasury of the Company. Chan Heng Fai agreed that 1,000 of the common shares of the Company he owned was cancelled and returned to the treasury of the Company. After these cancellations, the sole issued and outstanding of the common stock of the Company is 6,400,000 shares, held by HFE Holdings Limited.

Name Changes of Certain Subsidiaries

Boards of Directors and Stockholders of certain subsidiaries of the Company approved recent changes of those subsidiaries’ names. On February 6, 2020 SeD Home Inc. changed its name to SeD Home & REITs Inc. and then again on July 7, 2020 it changed its name to Alset iHome Inc. On July 8, 2020 SeD Intelligent Home Inc. changed its name to LiquidValue Development Inc. Boards of Directors of both companies believe that these new names better reflect the nature of the anticipated operations of those entities.

Changes of ownership percentage of SeD Ltd

From May 11 to July13, 2020, SeD Ltd issued 385,575,662 common shares. 42,778,600 common shares were granted to employees under SeD Ltd Performance Share Plan and 342,797,062 common shares were issued by exercising warrants. The Company’s ownership changed from 65.4% as of March 31, 2020 to 49.1% as of July 30, 2020.

Planned Reorganization of Certain Biohealth Activities

On March 12, 2020, two of Singapore eDevelopment’s subsidiaries, Global BioMedical Pte Ltd, a Singapore corporation (“GBM”), and Impact BioMedical Inc., a Nevada corporation and wholly owned subsidiary of GBM (“Impact BioMedical”) entered into a binding term sheet (the “Impact Term Sheet”) with Document Security Systems, Inc. (“DSS”) and DSS BioHealth Security, Inc., a wholly owned subsidiary of DSS (“DBHS”). Pursuant to the Impact Term Sheet, DBHS will acquire Impact BioMedical.  Impact BioMedical owns 90.9% of Global BioMedical, Inc., which in turn owns 70% of Global BioLife Inc., our main biohealth entity, which holds our company’s interests in the Linebacker, 3F and Laetose projects.  Upon the completion of this transaction, our ownership interest in these biohealth projects will be diluted, and our ownership interest in DSS will be increased.

HF Enterprises Inc. and Subsidiaries
Notes to Consolidated Financial Statements

On April 27, 2020, Singapore eDevelopment, GBM, DSS and DBHS entered into a share exchange agreement (the “DSS Share Exchange Agreement”) that provided further details regarding this planned transaction in which DBHS will acquire of all of the outstanding capital stock of Impact BioMedical (the “Impact Shares”) through a share exchange, with Impact BioMedical becoming a direct wholly owned subsidiary of DBHS.

The aggregate consideration for the Impact Shares will be the following to be issued to GBM by DSS: (i) 14,500,000 newly issued shares of the common stock of DSS (the “DSS Common Stock”), nominally valued at $3,132,000, or $0.216 per share; and (ii) 46,868 newly issued shares of the convertible preferred stock of DSS (“DSS Convertible Preferred Stock”) with a stated value of $46,868,000, or $1,000 per share, for a total consideration valued at $50 million. The DSS Convertible Preferred Stock will be convertible into shares of common stock of DSS, subject to a 19.9% beneficial ownership conversion limitation (“blocker”) based on the total issued outstanding shares of common stock of DSS beneficially owned by GBM. Holders of the DSS Convertible Preferred Stock will have no voting rights, except as required by applicable law or regulation, and no dividends will accrue or be payable on the DSS Convertible Preferred Stock. The Holders of DSS Convertible Preferred Stock will be entitled to a liquidation preference at a liquidation value of $1,000 per share, and DSS will have the right to redeem all or any portion of the then outstanding shares of DSS Convertible Preferred Stock, pro rata among all holders, at a redemption price per share equal to such liquidation value per share.

Prior to the execution of the Share Exchange Agreement, Impact BioMedical’s ownership of a suite of antiviral and medical technologies was valued through a required independent valuation that was completed by Destum Partners. Because the valuation was higher than the previously agreed value, the Purchase Price was capped at a value of $50 million.

The closing of the purchase and sale of the Impact Shares contemplated under the DSS Share Exchange Agreement is subject to a number of conditions, including both DSS and Singapore eDevelopment having obtained approvals from their respective shareholders and receipt by DSS of audited financial statements of Impact BioMedical, which were included in DSS’s proxy statement soliciting the vote of its shareholders.

On June 26, 2020, the shareholders of Singapore eDevelopment approved this transaction.

A special meeting of the stockholders of DSS will be held on August 10, 2020 to approve the issuance of shares of DSS Common Stock and DSS Convertible Preferred Stock in connection with the acquisition of Impact BioMedical, pursuant to the DSS Share Exchange Agreement.

The Share Exchange Agreement contains customary representations, warranties and covenants of the parties as well as certain indemnification provisions.

The Share Exchange Agreement may be terminated prior to the closing on certain conditions, including by mutual written consent of the parties; by one party in the event of breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the counterparties that would give rise to the failure of the conditions precedent to closing that has not been cured after written notice to the counterparties; or if certain other conditions as set forth in the Share Exchange Agreement shall not have been, or it becomes apparent that any of such conditions will not be, fulfilled by the date that is 180 days after the date of the Share Exchange Agreement; or in the event that (i) any law that makes consummation of the transactions contemplated by Share Exchange Agreement illegal or otherwise prohibited or (ii) a government authority issues an order restraining or enjoining the transactions contemplated by the Share Exchange Agreement, and such order becomes final and non-appealable.

DSS owns 9.25% of the issued and outstanding stock of Singapore eDevelopment.

Loan from Chan Heng Fai

On July 27, 2020, our founder, Chairman, and Chief Executive Officer, Chan Heng Fai, agreed to loan the Company $1,200,000 Singapore Dollars (approximately $900,000 U.S. Dollars), which we will use to exercise warrants to purchase 30,000,000 shares of Singapore eDevelopment. We will issue our founder a two-year, interest-free promissory note for such loan.

2,600,000 Shares

HF ENTERPRISES INC.

Common Stock

PROSPECTUS

                 , 2020

 WestPark Capital Inc.

Until _____, 2020 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting commissions and the underwriter's unaccountable expense allowance, to be paid in connection with the sale of the shares of common stock being registered, all of which we will pay. All amounts, other than the SEC registration fee, the Nasdaq Capital Market listing application fee and the FINRA filing fee are estimates.

SEC registration fee	$ 3,000
Nasdaq Capital Market listing application fee	5,000
Printing/EDGAR expenses	20,000
FINRA filing fee	5,200
Blue sky legal and filing fees	-
Underwriter expenses	200,000
Legal fees and expenses	250,000
Accounting fees and expenses	250,000
Transfer agent fees	10,000
Miscellaneous	1,200
Total	$ 744,400

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Our Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of our company shall not be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Our bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of our company or is or was serving at the request of our company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent, or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by our company to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of his or her heirs, executors, and administrators.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933; however, we are in the process of obtaining such insurance.

Item 15. Recent Sales of Unregistered Securities

On October 1, 2018, we issued a total of 10,000,000 shares of our common stock as follows:

●
100% of the ownership interest in Hengfai International Pte. Ltd. was transferred from Chan Heng Fai (an officer and director of our company) to HF Enterprises Inc. in exchange for 8,500,000 shares of our common stock to be held by HFE Holdings Limited. Hengfai International Pte. Ltd., a Singapore limited company, is the sole stockholder of Hengfai Business Development Pte. Ltd., which is the owner of 761,150,294 ordinary shares of Singapore eDevelopment Limited and warrants to purchase 359,834,471 ordinary shares of Singapore eDevelopment Limited.

●
100% of the ownership interest in Global eHealth Limited was transferred from Chan Heng Fai to HF Enterprises Inc. in exchange for 1,000,000 shares of our common stock to be held by HFE Holdings Limited. Global eHealth Limited, a Hong Kong company, is the owner of 46,226,673 ordinary shares of Holista CollTech Limited.

●
100% of the ownership interest in Heng Fai Enterprises Pte. Ltd. was transferred from Chan Heng Fai to HF Enterprises Inc. in exchange for 500,000 shares of our common stock to be held by HFE Holdings Limited. Heng Fai Enterprises Pte. Ltd., a Singapore limited company, owns 2,480,000 shares of the common stock of Vivacitas Oncology Inc.

The shares of our common stock issued in the foregoing transactions were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
1.2**	Form of Underwriter Warrant.
3.1	Certificate of Incorporation of HF Enterprises Inc.
3.2	Bylaws of HF Enterprises Inc.
3.3	Second Amended and Restated Certificate of Incorporation of HF Enterprises Inc.
3.4**	Third Amended and Restated Certificate of Incorporation of HF Enterprises Inc.
4.1	Specimen Common Stock Certificate.
5.1	Opinion of Olshan Frome Wolosky LLP, as to the legality of the common stock.
10.1	HF Enterprises Inc. 2018 Incentive Compensation Plan.
10.2	Office Lease (Full-Service Gross), dated as of July 21, 2015, by and between Hampden Square Corporation and SeD Home, Inc.
10.3
Agreement of Limited Partnership of 150 CCM Black Oak, Ltd., dated as of March 20, 2014, by and among 150 Black Oak GP, Inc. and CCM Development USA Corporation, American Real Estate Investments, LLC and the Fogarty Family Trust II.

10.4
Amendment of Agreement of Limited Partnership of 150 CCM Black Oak, Ltd., dated as of November 7, 2014, by and among 150 Black Oak GP, Inc. and CCM Development USA Corporation, American Real Estate Investments, LLC and the Fogarty Family Trust II.

10.5
Amendment No. 2 to Agreement of Limited Partnership of 150 CCM Black Oak, Ltd., dated as of February 24, 2015, by and among 150 Black Oak GP, Inc. and CCM Development USA Corporation, American Real Estate Investments, LLC and the Fogarty Family Trust II.

10.6
Amendment to Agreement of Limited Partnership of 150 CCM Black Oak, Ltd., dated as of September 25, 2014, by and among 150 Black Oak GP, Inc. and CCM Development USA Corporation, American Real Estate Investments, LLC and the Fogarty Family Trust II.

10.7	Form of Lot Purchase Agreement for Ballenger Run, by and between SeD Maryland Development, LLC and NVR, Inc. d/b/a Ryan Homes.
10.8	Management Agreement, entered into as of July 15, 2015, by and between SeD Maryland Development, LLC and SeD Development Management, LLC.
10.9	Amended and Restated Limited Liability Company Agreement of SeD Maryland Development, LLC, dated as of September 16, 2015, by and between SeD Ballenger, LLC and CNQC Maryland Development LLC.
10.10	Consulting Services Agreement, dated as of May 1, 2017, by and between SeD Development Management LLC and MacKenzie Equity Partners LLC.
10.11	Project Development and Management Agreement, dated as of February 25, 2015, by and among MacKenzie Development Company, LLC, Cavalier Development Group, LLC and SeD Maryland Development, LLC.
10.12	Assignment and Assumption Agreement, dated as of September 15, 2017, by and between MacKenzie Development Company, LLC and Adams-Aumiller Properties, LLC.
10.13	Acquisition Agreement and Plan of Merger, dated as of December 29, 2017, by and among SeD Intelligent Home Inc., SeD Acquisition Corp., SeD Home, Inc. and SeD Home International, Inc.
10.14	Intentionally Omitted.
10.15	Lot Purchase Agreement, dated as of July 20, 2016, by and between SeD Maryland Development, LLC and Orchard Development Corporation.
10.16	Partnership Interest Purchase Agreement, dated as of July 23, 2018, by and between SeD Development USA, Inc and 150 CCM Black Oak, Ltd.
10.17	Partnership Interest Purchase Agreement, dated as of July 23, 2018, by and between SeD Development USA, Inc and 150 CCM Black Oak, Ltd.
10.18	Loan Conversion Agreement, dated as of July 13, 2015, by and between HotApp International Inc. and Singapore eDevelopment Limited.
10.19	Agreement for Services, dated as of January 25, 2017, by and between HotApp International Inc. and IGalen International Inc.

10.20	Loan Conversion Agreement, dated as of March 27, 2017, by and between HotApp International Inc. and Singapore eDevelopment Limited.
10.21	Preferred Stock Cancellation Agreement, dated as of March 27, 2017, by and between HotApp International Inc. and Singapore eDevelopment Limited.
10.22	Outsource Technology Development Agreement, dated as of March 1, 2018, by and between Document Security Systems, Inc. and HotApp International Ltd.
10.23	Term Sheet, dated as of September 14, 2018, by and between HotApps International Pte Ltd and The Alpha Mind Pte Ltd.
10.24	Construction Loan Agreement, dated as of November 23, 2015, by and between SeD Maryland Development, LLC and The Bank of Hampton Roads.
10.25	Loan Modification Commitment Letter, dated as of July 27, 2017, from Xenith Bank, f/k/a The Bank of Hampton Roads to SeD Maryland Development, LLC.
10.26	Loan Modification Commitment Letter, dated as of August 30, 2017, from Xenith Bank, f/k/a The Bank of Hampton Roads to SeD Maryland Development, LLC.
10.27	Third Loan Modification Agreement, dated as of September 18, 2017, by and among SeD Maryland Development, LLC, SeD Ballenger, LLC, and Xenith Bank, f/k/a The Bank of Hampton Roads.
10.28	Stock Purchase Agreement, dated as of October 1, 2018, by and between HF Enterprises Inc. and Heng Fai Chan as the sole shareholder of Hengfai International Pte. Ltd.
10.29	Stock Purchase Agreement, dated as of October 1, 2018, by and between HF Enterprises Inc. and Heng Fai Chan as the sole shareholder of Global eHealth Limited.
10.30	Stock Purchase Agreement, dated as of October 1, 2018, by and between HF Enterprises Inc. and Heng Fai Chan as the sole shareholder of Heng Fai Enterprises Pte. Ltd.
10.31	Purchase and Sale Agreement, by and among 150 CCM Black Oak, Ltd. and Houston LD, LLC, dated as of July 3, 2018.
10.32	Amended and Restated Purchase and Sale Agreement, by and among 150 CCM Black Oak, Ltd. and Houston LD, LLC, dated as of October 12, 2018.
10.33	Amendment to Project Development and Management Agreement for Ballenger Run PUD, dated as of October 16, 2019 by and between Adams-Aumiller Properties, LLC and Cavalier Development Group, LLC.
10.34	Development Loan Agreement, dated as of April 17, 2019, by and between SeD Maryland Development, LLC and Manufacturers and Traders Trust Company.
10.35**	Term Sheet, dated as of March 3, 2020, by and among DSS Securities, Inc., LiquidValue Asset Management Pte Ltd., AMRE Asset Management Inc. and American Medical REIT Inc.
10.36**	Stockholders’ Agreement, dated as of March 3, 2020, by and among AMRE Asset Management Inc., AMRE Tennessee, LLC, LiquidValue Asset Management Pte Ltd., and DSS Securities, Inc.
10.37**	Term Sheet, dated as of March 12, 2020, by and between Document Security Systems, Inc., DSS BioHealth Security Inc., Global BioMedical Pte Ltd and Impact BioMedical Inc.
10.38**	Share Exchange Agreement among Singapore eDevelopment Ltd., Global BioMedical Pte Ltd., Document Security Systems, Inc. and DSS BioHealth Security Inc. dated as of April 27, 2020.
10.39**	Loan Agreement, dated as of June 18, 2020, by and between SeD Home & REITs Inc. and Manufacturers and Traders Trust Company.
14.1	Code of Conduct.
14.2	Code of Ethics for the CEO and Senior Financial Officers.
21.1**	Subsidiaries of HF Enterprises Inc.
23.1	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).
23.2**	Consent of Rosenberg Rich Baker Berman, P.A.
23.3	Consent of Wong Tat Keung.
23.4	Consent of Robert Trapp.
23.5	Consent of John Thatch.
23.6	Consent of Charles MacKenzie.
24.1	Power of Attorney (contained on signature page).

** Filed herewith.
Unless otherwise indicated, each exhibit set forth above has been previously filed.

 (b) Financial Statement Schedules

None.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on July 30, 2020.

HF ENTERPRISES INC.

By:	/s/ Chan Heng Fai
Chan Heng Fai
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chan Heng Fai	Chairman of the Board and	July 30, 2020
Chan Heng Fai	Chief Executive Officer (principal executive officer)

/s/ Lui Wai Leung Alan	Co-Chief Financial Officer	July 30, 2020
Lui Wai Leung Alan	(co-principal financial and accounting officer)

/s/ Rongguo Wei	Co-Chief Financial Officer	July 30, 2020
Rongguo Wei	(co-principal financial and accounting officer)

/s/ Ang Hay Kim Aileen	Director	July 30, 2020
Ang Hay Kim Aileen